EXHIBIT 2.1

EXECUTION VERSION

INVESTMENT AGREEMENT

BY AND BETWEEN

NCI BUILDING SYSTEMS, INC.

AND

CLAYTON, DUBILIER & RICE FUND VIII, L.P.

DATED AS OF AUGUST 14, 2009

SCHEDULES AND EXHIBITS

Exhibit A	Form of Amended Credit Agreement
Exhibit B	Form of Certificate of Designations, Preferences and Rights of the Series B
Preferred Stock
Exhibit C	Form of Stockholders Agreement
Exhibit D	Form of Indemnification Agreement
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Form of Press Release
Exhibit G	Employee Benefits Covenants
Exhibit H	ABL Term Sheet
Exhibit I	Prepackaged Plan Term Sheet

Annex A	Terms and Conditions of the Offer

Disclosure Letter

Investment Agreement

     THIS INVESTMENT AGREEMENT (this “Agreement”), dated as of August 14, 2009, is made by and among NCI BUILDING SYSTEMS, INC., a Delaware corporation, and CLAYTON, DUBILIER & RICE FUND VIII, L.P., a Cayman exempted limited partnership (the “Investor”).

W I T N E S S E T H:

     WHEREAS, the Board of Directors (the “Board”) of the Company (as defined herein) has determined that it is in the best interests of the Company and its stockholders to restructure the Company’s ownership and capital structure through a series of transactions as contemplated in this Agreement and the Transaction Documents (as defined herein) (the “Restructuring”);

     WHEREAS, in connection with the Restructuring, the Company intends to enter into an amendment and restatement of its Credit Agreement, dated June 18, 2004 (as amended prior to the date hereof, the “Credit Agreement”), by and among the Company, certain of its Subsidiaries (as defined herein), Wachovia Bank, National Association, as administrative agent, Bank of America, N.A., as syndication agent, and the lenders party thereto (the “Term Lenders”) pursuant to which, among other things, the Company would agree to pay $143 million of the principal amount of the term loans outstanding thereunder and the Term Lenders would agree to extend the maturity of the remaining term loans outstanding thereunder, upon the terms and subject to the conditions set forth in the Form of Amended Credit Agreement (as defined herein) (the “Term Loan Refinancing”);

     WHEREAS, in connection with the Restructuring, the Company has received an expression of interest from certain lenders (the “ABL Lenders”) regarding the provision to the Company and certain of its Subsidiaries of revolving credit commitments for general corporate purposes, upon the terms and subject to the conditions summarized in the term sheet attached hereto as Exhibit H (the “ABL Term Sheet”);

     WHEREAS, in connection with the Restructuring, the Company intends to conduct an exchange offer to exchange all of the Company’s outstanding 2.125% Convertible Senior Subordinated Notes due 2024 (the “Convertible Notes”) issued under that Indenture, dated as of November 16, 2004, between the Company and The Bank of New York, as trustee (the “Indenture”), upon the terms and subject to the conditions set forth in this Agreement (such exchange offer, the “Offer”);

     WHEREAS, in connection with the Restructuring, each of the Investor and the Company desires that, concurrent with the consummation of the Term Loan Refinancing (or the Alternative Term Loan Refinancing (as defined herein)), the ABL Financing (or the Alternative ABL Financing (each as defined herein)) and the consummation of the Offer, the Company will issue and sell to the Investor, and the Investor will purchase and acquire from the Company, 250,000 shares (the “Series B Preferred Shares”) of a newly created series of preferred stock designated the Series B Cumulative Convertible Participating Preferred Stock, par value $1.00 per share (the “Series B Preferred Stock”), of the Company having the terms, rights, obligations and preferences set forth in the Certificate of Designations (the “Series B Preferred Stock CoD”) attached as Exhibit B hereto, upon the terms and subject to the conditions set forth herein (such purchase and sale, the “Investment”);

     WHEREAS, in the event that the Offer Conditions are not satisfied or waived by the Restructuring Deadline, but the Requisite Acceptances (as defined herein) have been received and all other conditions to the Investment have been satisfied (or in the Company’s judgment, there is no reason to believe that any such condition is unlikely to be satisfied by the Outside Date), the Company and the Investor intend to effectuate the Restructuring through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding (each as defined herein) and in connection therewith, to prepare the Prepackaged Plan and a disclosure statement reflecting the Prepackaged Plan (which disclosure statement shall be incorporated into the applicable Offer Document (as defined herein)) (the “Disclosure Statement”) and all related documents, including bankruptcy ballots (collectively with the Disclosure Statement, the “Solicitation Materials”), necessary to solicit acceptances of the Prepackaged Plan from the creditors of the Company whose claims are impaired by the Prepackaged Plan and to solicit (the “Solicitation”) acceptances of the Prepackaged Plan from such creditors pursuant to Section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b) and to commence a case under the Bankruptcy Code in the United States Bankruptcy Court in the District of Delaware (the “Bankruptcy Court”);

     WHEREAS, in connection with the Investment, (i) the Company is willing to make certain representations and warranties and to agree to observe certain covenants set forth herein for the benefit of the Investor, and the Investor will rely on such representations, warranties and covenants as a material inducement to its purchase of the Series B Preferred Shares and (ii) the Investor is willing to make certain representations and warranties and to agree to observe certain covenants set forth herein for the benefit of the Company, and the Company will rely on such representations, warranties and covenants as a material inducement to its sale of the Series B Preferred Shares; and

     WHEREAS, in connection with the Investment, the Investor and the Company have agreed to enter into a Stockholders Agreement to set forth certain terms and conditions regarding the Investment and the ownership of the shares of the Series B Preferred Stock, including certain restrictions on the transfer of the Series B Preferred Stock and the Common Stock issuable upon conversion thereof and on certain actions of the Investor and its controlled Affiliates with respect to the Company, and to provide for, among other things, preemptive rights, corporate governance rights and consent rights and other obligations and rights, in each case, on the terms and conditions contained in the Stockholders Agreement;

     NOW THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants and conditions contained herein, the parties hereto agree as follows:

     Section 1. Authorization and Sale of Securities. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Company shall issue, sell and deliver to the Investor, and the Investor shall purchase from the Company, 250,000 shares of Series B Preferred Stock, free and clear of all liens, encumbrances, mortgages, pledges, charges, or security interests, for an aggregate purchase price of two hundred and fifty million dollars ($250,000,000) in cash (the “Aggregate Purchase Price”) to be paid in full to the Company.

Section 2. Closing and Delivery of Securities and Funds.

(a) The Closing shall take place, subject to the satisfaction or waiver of all conditions to the Closing set forth in Section 3 hereof, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York City, at 10:00 a.m. New York City time, as promptly as practicable (but no more than two (2) Business Days) following the first date on which all conditions set forth in Section 3 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) or on such date and at such time as otherwise agreed by the parties.

(b) At the Closing, the Investor shall deliver to the Company:

(i) a portion of the Aggregate Purchase Price consisting of (x) an amount equal to the full cash consideration due to the holders of all Convertible Notes validly tendered and not withdrawn under the Offer plus (y) an amount equal to the maximum consideration necessary to redeem all of the Convertible Notes not so tendered under the Offer pursuant to the Indenture, including, without limitation, pursuant to (A) Section 3.05 of the Indenture with respect to the Designated Event (as defined in the Indenture) arising in connection with the Investment, (B) Section 3.06 of the Indenture on November 15, 2009 or (C) Section 3.01 of the Indenture on November 20, 2009 plus (z) an amount equal to all reasonably anticipated costs and expenses of effecting the redemption or repurchase of all of the Convertible Notes (the “Convertible Notes Expenses”), such portion (the “Convertible Notes Portion”) to be delivered in immediately available funds by wire transfer to the Convertible Notes Account;

(ii) the balance of the Aggregate Purchase Price consisting of an amount equal to the Aggregate Purchase Price minus the Convertible Notes Portion, such amount to be delivered in immediately available funds by wire transfer to the Non-Convertible Notes Account; and

(iii) all other documents and certificates to be delivered to the Company by the Investor pursuant to Section 3(b) hereof.

(c) At the Closing, the Company shall deliver to the Investor:

(i) certificates representing the Series B Preferred Shares, duly authorized and validly issued, nonassessable and free of preemptive rights, other than as set forth in Section 5.1 of the Stockholders Agreement, with no personal liability attaching to the ownership thereof, and registered in the name of the Investor; and

(ii) all other documents and certificates to be delivered to the Investor by the Company pursuant to Section 3(c) hereof.

     (d) At or prior to the Closing, the Company and each of the Subsidiaries party thereto shall duly execute and deliver (i) the Amended Credit Agreement for the Term Loan Refinancing (or the Alternative Term Loan Refinancing, as the case may be) on terms and conditions that satisfy the condition in Section 3(c)(vi) and (ii) each other Amended Credit Document on terms and conditions that satisfy the condition in Section 3(c)(viii).

     (e) At the Closing, the Company and each of its Subsidiaries party thereto shall duly execute and deliver (i) the ABL Agreement for the ABL Financing (or the Alternative ABL Financing, as the case may be) on terms and conditions that satisfy the condition in Section 3(c)(vii) and (ii) each other ABL Document on terms and conditions that satisfy the condition in Section 3(c)(viii).

     (f) If the Restructuring is not being effectuated through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding, concurrently with the Closing but after receipt of proceeds from the Investment, the Company shall take the actions set forth in Section 6(i)(i) and accept for exchange all Convertible Notes validly tendered and not withdrawn pursuant to the Offer.

     (g) Concurrently with the Closing but after receipt of proceeds from the Investment, the Company shall (i) reimburse the Investor for all of the Transaction Expenses (net of the Pre-Signing Expenses that have been previously paid or reimbursed by the Company) and pay such amounts to the account (or accounts) specified by the Investor in writing at least 3 business days prior to the Closing and (ii) pay the Deal Fee to CD&R Inc.

     (h) If the Restructuring is being effectuated through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding, at the Closing, the Company shall deliver to the disbursing agent appointed under the Prepackaged Plan (the “Disbursing Agent”) sufficient cash and shares of Common Stock to permit the Disbursing Agent to make the Distributions required under the Prepackaged Plan.

(i) Concurrently with the Closing, but after receipt of proceeds from the Investment, (i) the Company shall pay in full (x) the principal amount of the term loans outstanding under the Credit Agreement that are not rolled into the Amended Credit Agreement as of the Closing, together with all accrued and unpaid interest thereon and all other interest due and payable as of the Closing Date under the Amended Credit Agreement and other Amended Credit Documents, (y) all fees, expenses and other obligations payable as of the Closing Date under the Amended Credit Agreement, the other Credit Documents, the ABL Agreement and the other ABL Documents and (z) all costs, expenses and other obligations due as of the Closing Date and relating to or arising out of the Transactions (including but not limited to the Investment and the Offer) and (ii) the Company shall cash collateralize or backstop in full, or replace with or roll over and novate into letters of credit issued and outstanding under the ABL Agreement, all letters of credit outstanding under the Amended Credit Agreement.

Section 3. Closing Conditions.

     (a) The obligation of the Investor, on the one hand, and the Company, on the other hand, to consummate the Closing is conditioned on the fulfillment or written waiver by both the Company and the Investor prior to the Closing of the following conditions:

(i) Any waiting period (or any extension thereof) required to consummate the Investment under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) or the Austrian Cartel Act of 2005 (the “Austrian Act”) shall have expired or been terminated.

(ii) No provision of any applicable Law and no Order shall prohibit the Closing or the consummation of any of the transactions contemplated by the Transaction Documents or shall restrict the Investor and its Affiliates from owning, voting, or converting or exercising, any Series B Preferred Stock in accordance with the terms thereof or exercising its consent rights in accordance with the terms of the Stockholders Agreement and no lawsuit shall have been commenced by a Governmental Entity seeking to effect any of the foregoing.

(iii) The Company shall have received confirmation from the New York Stock Exchange, or such other exchange on which the Common Stock is then listed or quoted, and such confirmation shall not have been withdrawn, that the issuance of the Series B Preferred Shares and the other Transactions are in compliance with the New York Stock Exchange’s (or such other exchange’s) stockholder approval policy and that the Company has properly, and without condition, obtained an exception under Paragraph 312.05 of the New York Stock Exchange Listed Company Manual (or such similar exception, if any, of such other exchange) to issue the Series B Preferred Shares without obtaining approval of the stockholders of the Company.

(iv) The Company shall have properly provided notice to the stockholders of the Company that the Company will issue the Series B Preferred Shares without obtaining stockholder approval as required by, and in compliance with, Paragraph 312.05 of the New York Stock Exchange Listed Company Manual (or such other required notice of such other exchange on which the Common Stock is then listed or quoted), and the ten (10) day notice period set forth in Paragraph 312.05 of the New York Stock Exchange Listed Company Manual (or such other notice period pursuant to such other exchange’s rules and regulations) shall have passed after such notice has been properly provided.

(v) The Company shall have duly filed with the Secretary of State of the State of Delaware the Series B Preferred Stock CoD which shall have become effective as an amendment to the Certificate of Incorporation.

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(vi) Subject to and in accordance with Section 6(d), the Offer shall have expired and all of the Offer Conditions shall have been satisfied or earlier waived, with the prior consent of the Investor, as of the expiration of the Offer.

(vii) The proceeds of the Investment together with cash of the Company (without giving effect to any borrowings under the ABL Agreement) shall be in an aggregate amount sufficient to (A) pay the principal amount of the term loans outstanding under the Credit Agreement that are not rolled into the Amended Credit Agreement as of the Closing and all accrued and unpaid interest thereon, and all other interest due and payable as of the Closing Date under the Amended Credit Agreement and other Amended Credit Documents, (B) pay in full all fees, expenses and other obligations payable under the Amended Credit Agreement, the other Amended Credit Documents, the ABL Agreement and the other ABL Documents, (C) pay in full all fees, costs and expenses relating to or arising out of the Transactions (including but not limited to the Investment and the Offer), (D) pay the full cash consideration for the purchase of all Convertible Notes validly tendered and not withdrawn under the Offer, (E) pay the maximum consideration necessary to redeem all of the Convertible Notes not so tendered under the Offer pursuant to the Indenture, including, without limitation, pursuant to (x) Section 3.05 of the Indenture with respect to the Designated Event (as defined in the Indenture) arising in connection with the Investment, (y) Section 3.06 of the Indenture on November 15, 2009 or (z) Section 3.01 of the Indenture on November 20, 2009 and (F) cash collateralize or backstop in full all letters of credit outstanding under the Amended Credit Agreement that are not replaced with or rolled over or novated into letters of credit issued and outstanding under the ABL Agreement.

     (b) The obligation of the Company to consummate the Closing is conditioned on the fulfillment or written waiver by the Company prior to the Closing of the following conditions:

(i) The representations and warranties of the Investor contained in this Agreement (except for the representations and warranties contained in Section 5(a)) shall be true and correct (without giving effect to any qualifications or limitations as to “materiality” or “Material Adverse Effect” included therein) as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on the ability of the Investor to consummate the Investment, and the representations and warranties of the Investor

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contained in Section 5(a) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time. The Company shall have received a certificate of a senior officer of the Investor, dated as of the Closing Date, certifying to that fact.

(ii) The Investor shall have performed and complied in all material respects with all covenants and obligations in this Agreement that are to be performed or complied with by it at or prior to the Closing.

(iii) The Investor shall have duly executed and delivered to the Company each of the Stockholders Agreement, the Registration Rights Agreement and the Indemnification Agreement.

     (c) The obligation of the Investor to consummate the Closing is conditioned on the fulfillment or written waiver by the Investor prior to the Closing of the following conditions:

(i) The representations and warranties of the Company contained in Section 4 of this Agreement (except for the representations and warranties contained in Section 4(b) and the first sentence of Section 4(f)) shall be true and correct (without giving effect to any qualifications or limitations as to “materiality” or “Material Adverse Effect” included therein) as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect. The representations and warranties of the Company contained in Section 4(b) shall be true and correct in all but de minimis respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). The representations and warranties of the Company contained in the first sentence of Section 4(f) shall be true and correct in all respects at and as of the Closing Date as if made at and as of such time. The Investor shall have received a certificate of a senior officer of the Company, dated as of the Closing Date, certifying to that fact.

(ii) The Company shall have performed and complied in all material respects with all covenants and obligations in this Agreement that are to be performed or complied with by it at or prior to the Closing. The Investor shall have received a certificate of a senior officer of the Company, dated as of the Closing Date, certifying to that fact.

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(iii) The Company shall have received all consents, authorizations or approvals or delivered all notices required under the Material Contracts listed in paragraphs Items 1 and 2 of Section 4(d)(v) of the Disclosure Letter, in each case in form and substance reasonably satisfactory to the Investor, and no such consents, authorizations, approvals or notices shall have been revoked.

(iv) The Company shall have duly executed and delivered to the Investor the Stockholders Agreement, the Registration Rights Agreement and the Indemnification Agreement.

(v) The Investor shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company, certifying the fulfillment of the condition set forth in Section 3(a)(vii), in form and substance reasonably satisfactory to the Investor.

(vi) The Company shall have duly authorized, executed and delivered the Amended Credit Agreement for the Term Loan Refinancing (or the Alternative Term Loan Refinancing, as the case may be) (i) in the case of the Term Loan Refinancing, in the form of the Form of Amended Credit Agreement or (ii) in the case of the Alternative Term Loan Refinancing, on terms and conditions that are (x) no less favorable (as to each item (other than immaterial items) and in the aggregate) to the Company and the Investor in its capacity as a prospective shareholder of the Company than the terms and conditions contemplated in the Form of Amended Credit Agreement, as determined by the Investor in its sole discretion (exercised in good faith) or (y) otherwise acceptable to the Investor in its sole discretion (exercised in good faith). The Amended Credit Agreement and the other Amended Credit Documents shall be in full force and effect and the Company shall have satisfied all conditions precedent (other than conditions relating to the Investment, if any, and conditions relating to the payment of the principal amount of the term loans outstanding thereunder that shall be due and payable as of the Closing) to the effectiveness of the Amended Credit Agreement and the other Amended Credit Documents, without any amendment, waiver or other modification thereto not consented to in writing by the Investor (in its sole discretion). The Investor shall have received true, correct and complete copies of the Amended Credit Agreement and the other Amended Credit Documents (including without limitation any amendments, waivers or modifications in respect thereof). Subject only to the making of the Investment, (1) the revolving commitments (if any) under the Credit Agreement shall have terminated in accordance with the terms thereof, and (2) the security interests arising under the Amended Credit Documents with respect to the collateral securing the ABL Financing (or the Alternative ABL Financing, as the case may be) on a first-priority basis shall have been subordinated to the security interests in such collateral securing the

ABL Financing (or the Alternative ABL Financing, as the case may be) to the extent required by the terms of the Amended Credit Documents and the ABL Documents. The Investor shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company, certifying the fulfillment of this condition (vi), in form and substance reasonably satisfactory to the Investor.

(vii) Subject to (A) the satisfaction or waiver of the conditions set forth in Section 3(a) and Section 3(c) (other than the satisfaction or waiver of the conditions contained in this Section 3(c)(vii)) to the Investor’s obligations to make the Investment, (B) the satisfaction or waiver of the conditions set forth in Section 3(a) and Section 3(b) to the Company’s obligation to accept the Investment and (C) the Investor having indicated at the Closing that it is prepared to make the Investment upon the satisfaction of the conditions set forth in this Section 3(c)(vii), the Company shall have duly authorized, executed and delivered the ABL Agreement for the ABL Financing (or the Alternative ABL Financing, as the case may be) (i) in the case of the ABL Financing, on terms and conditions that reflect the terms and conditions summarized in the ABL Term Sheet and otherwise (x) are consistent with and no less favorable to the Company and the Investor in its capacity as a prospective shareholder of the Company than the terms and conditions of asset-based revolving credit financing transactions for companies sponsored by CD&R Inc., as determined by the Investor in its reasonable discretion (exercised in good faith), or (y) are acceptable to the Investor in its sole discretion (exercised in good faith) or (ii) in the case of Alternative ABL Financing, on terms and conditions that are (1) no less favorable (as to each item and in the aggregate) to the Company and the Investor as a prospective shareholder of the Company than the terms and conditions summarized in the ABL Term Sheet, as determined by the Investor in its sole discretion (exercised in good faith) and (2) otherwise (I) are consistent with and no less favorable to the Company and the Investor in its capacity as a prospective shareholder of the Company than the terms and conditions of asset-based revolving credit financing transactions for companies sponsored by CD&R Inc., as determined by the Investor in its reasonable discretion (exercised in good faith) or (II) are acceptable to the Investor in its sole discretion (exercised in good faith). After the execution and delivery thereof by the Company, the ABL Agreement and the other ABL Documents shall be in full force and effect, and the Company shall have satisfied all conditions precedent to the effectiveness of the ABL Agreement, and to the initial borrowings and any other extensions of credit thereunder (whether or not any borrowing or other extension of credit is then made) other than delivery of a borrowing notice, and to the effectiveness of the other ABL Documents, without any amendment, waiver or other modification thereto not consented to in writing by the Investor (in its sole discretion). The Investor shall have received true, correct and complete copies of the ABL Agreement and the other ABL Documents (including without limitation any amendments, waivers or modifications in respect thereof). The Investor shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company, certifying the fulfillment of this condition (vii), in form and substance reasonably satisfactory to the Investor.

(viii) Each Ancillary Refinancing Document (a) shall have been duly authorized, executed and delivered by the Company and each of its Subsidiaries party thereto and (b) shall be (1) consistent with the ABL Agreement or the Amended Credit Agreement, as applicable, and (2) otherwise consistent with and no less favorable (as to each item (other than immaterial items) and in the aggregate) to the Company and the Investor in its capacity as a prospective shareholder of the Company than the terms and conditions of such agreement or document for companies sponsored by CD&R Inc., as determined by the Investor in its reasonable discretion (exercised in good faith) or otherwise acceptable to the Investor in its sole discretion (exercised in good faith).

(ix) On the Closing Date, after giving effect to the transactions contemplated by this Agreement (including, without limitation, the Investment and the Offer), the ABL Agreement, the Amended Credit Agreement and the Ancillary Refinancing Documents, (A) none of the Company, any applicable Subsidiary of the Company nor any other party thereto shall be in default or breach in any material respect under (or shall be alleged, by a Person or Persons with the right to cause an acceleration of or to exercise any other remedy under the applicable agreement or instrument, to be in default or breach in any material respect under) the terms of, or shall have provided to or received from an authorized party any notice of any intention to terminate, the ABL Agreement, the Amended Credit Agreement or the Ancillary Refinancing Documents, and (B) no default shall have occurred and no event or circumstance shall have occurred or exist that, with or without notice or lapse of time or both, would constitute a breach, default or event of default under or result in a termination of or cause or permit the acceleration or any other change of or in any right or obligation or the loss or impairment of any benefit under and of the ABL Agreement, the Amended Credit Agreement or the Ancillary Refinancing Documents. The Company shall reasonably believe that the Company and its Subsidiaries will, assuming receipt of the proceeds of the Investment, be able to satisfy on a timely basis all terms and conditions to be satisfied by any of them under the ABL Agreement, the Amended Credit Agreement and the Ancillary Refinancing Documents. The Investor shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company, certifying the fulfillment of this condition (ix), in form and substance reasonably satisfactory to the Investor.

(x) The aggregate principal amount of the term loans outstanding under the Amended Credit Agreement shall not be more than $150 million after giving effect to the Term Loan Refinancing or the Alternative Term Loan Refinancing, as the case may be. The aggregate revolving credit commitments under the ABL Agreement shall not be less than $125 million and there shall have been no borrowings under the ABL Agreement. After giving effect to any issuance of any new letters of credit or rollover or novation of any existing letters of credit and after applying any cash of the Company to the purposes set forth in Section 3(a)(vii), the Company shall have, on a pro forma basis, not less than $90 million in the aggregate of (x) unutilized and immediately available revolving credit commitments under the ABL Agreement and (y) Unrestricted Cash, and the Company shall be able to satisfy all conditions to borrowings and other extensions of credit under the ABL Agreement. The Investor shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company, certifying the fulfillment of this condition (x), in form and substance reasonably satisfactory to the Investor.

(xi) The Board shall have taken all actions necessary and appropriate to approve this Agreement, the other Transaction Documents and all of the Transactions, including, but not limited to, the full exercise of (A) all rights of the Investor under the terms of the Stockholders Agreement and (B) all rights, powers and preferences of the Investor and its Affiliates as holders of Series B Preferred Stock under the terms of the Series B Preferred Stock CoD, respectively, pursuant to Article TENTH of the Certificate of Incorporation.

(xii) To the extent that the Company has authorized and unissued shares of Common Stock sufficient to permit the conversion of all or a portion of the shares of Series B Preferred Stock to be issued at the Closing, (A) such shares of Common Stock issuable upon conversion of the Series B Preferred Stock shall have been duly authorized for listing, subject to official notice of issuance, on the New York Stock Exchange or such other exchange on which the Common Stock is then listed or quoted and (B) the number of such shares of Common Stock issuable upon conversion of the Series B Preferred Stock that are so duly authorized for listing shall be no less than 67,351,792. The Board shall have adopted and declared advisable, and unanimously approved and recommended to the holders of Common Stock that such holders approve the Authorized Stock Certificate Amendment.

     (d) Notwithstanding the foregoing in this Section 3, if the Restructuring is being effectuated through the Prepackaged Plan in the Prepackaged Plan Proceeding, (i) the conditions set forth in Sections 3(a)(iii), 3(a)(iv), 3(a)(vi) and, to the extent that any Material Contract may be assumed by the Company without consent, authorization or approval pursuant to Section 365 of the Bankruptcy Code, 3(c)(iii) shall not be applicable and (ii) the obligation of the Investor, on the one hand, and the Company, on the other hand, to consummate the Closing shall be conditioned on the fulfillment or written waiver by both the Company and the Investor prior to the Closing of the following additional conditions:

(i) The Confirmation Order shall be a Final Order.

(ii) All other conditions precedent to the effectiveness of the Prepackaged Plan contained therein shall have been satisfied or waived.

Section 4. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor, that, except as otherwise disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended November 2, 2008 (the “2008 10-K”) or its other reports and forms filed with or furnished to the Securities and Exchange Commission (the “Commission”) under Sections 12, 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after November 2, 2008 (excluding disclosures of risks included in any forward-looking statement disclaimers or other statements that are similarly non-specific or forward-looking in nature) and before the date of this Agreement (the “SEC Reports”), and as set forth in the disclosure letter (the “Disclosure Letter”) delivered by the Company to the Investor concurrently with the execution of this Agreement, provided, however, that disclosure in any section or subsection of the Disclosure Letter shall apply to any other section or subsection of the Disclosure Letter solely to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is relevant to another section or subsection of the Disclosure Letter:

     (a) Organization, Authority and Subsidiaries.

(i) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with all corporate power and authority to own its properties and conduct its business as currently conducted, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, is duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification; each Subsidiary of the Company has been duly organized and is validly existing in good standing under the laws of its jurisdiction of organization, with all corporate power and authority to own its properties and conduct its business as currently conducted and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, is duly qualified as a foreign corporation for the transaction of business and is in good standing

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under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification.

(ii) All of the outstanding shares of capital stock of and other voting or equity interests in each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Company or one of its wholly-owned Subsidiaries, as set forth on Section 4(a)(ii) of the Disclosure Letter, free and clear of any Liens other than Permitted Liens and other than, prior to the Closing, Liens granted pursuant to the Credit Agreement and the other Credit Documents and, as of the Closing, Liens granted pursuant to the Amended Credit Documents and the ABL Documents. No Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, contracts, preemptive rights, rights of first refusal, demands, conversion rights or other agreements, arrangements or obligations of any character calling for it to purchase, redeem or otherwise acquire, or to issue, sell, transfer or otherwise dispose of any shares of capital stock, any other equity security or Voting Debt of such Subsidiary, or securities or rights convertible into or exchangeable therefor. Except as provided above, neither the Company nor any of its Subsidiaries owns any shares of capital stock of or equity interests in (including any securities exercisable or exchangeable for or convertible into capital stock of or other voting or equity interests in) any other Person.

(iii) The Company is not in breach or violation of its certificate of incorporation, by-laws or other organizational documents. Each Subsidiary of the Company is, in all material respects, in compliance with its certificate of incorporation, by-laws or other organizational documents. The Company has previously made available to the Investor a complete and correct copy of each of its Certificate of Incorporation, and its by-laws, as amended (the “By-Laws”), as currently in effect. Section 4(a)(iii) of the Disclosure Letter sets forth a complete and correct list of the Subsidiaries of the Company and their respective jurisdictions of incorporation or organization.

     (b) Capitalization. As of the date hereof and on the Closing Date, the authorized capital stock of the Company consists of 100,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and 1,000,000 shares of preferred stock, par value $1.00 per share (“Company Preferred Stock,” and, together with the Common Stock, the “Capital Stock”), of which, as of August 2, 2009 (the “Capitalization Date”), (i) 19,981,667 shares of Common Stock were issued and outstanding of which 648,084 were unvested shares of restricted stock granted as compensation to current or former officers, directors or employees of the Company, (ii) 1,159,280 shares of Common Stock were reserved for issuance in respect of outstanding options, warrants, and convertible securities (other than the Convertible Notes and the options and restricted stock units referred to in clause (v) of this sentence), (iii) 10,851,687

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shares of Common Stock were reserved for issuance in respect of the Convertible Notes issued under the Indenture, (iv) no share of Company Preferred Stock was issued and outstanding and (v) (A) 654,203 shares of Common Stock were subject to outstanding options and (B) 1,371 shares of Common Stock were subject to outstanding restricted stock units, in each case under the 2000 Stock Option Plan and the 2003 Long Term Stock Incentive Plan. Except for the foregoing or in connection with the Offer, the Company shall not have (i) issued or authorized the issuance of any shares of Common Stock or Company Preferred Stock, or any securities convertible into or exchangeable for shares of Common Stock or Company Preferred Stock, (ii) reserved for issuance any shares of Common Stock or Company Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock or Company Preferred Stock, or (iii) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of Common Stock or Company Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock or Company Preferred Stock. As of the Capitalization Date, the Company held 2,700,992 shares of Common Stock in its treasury. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of the Company may vote (“Voting Debt”) are issued and outstanding. Other than the Convertible Notes, options to purchase Common Stock reserved in respect of outstanding options and Common Stock reserved in respect of restricted stock units as set forth in clauses (ii) and (v) of the first sentence of this Section 4(b), the second sentence of this Section 4(b) and the rights granted pursuant to this Agreement and the other Transaction Documents, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, contracts, preemptive rights, rights of first refusal, demands, conversion rights or other agreements, arrangements or obligations of any character calling for it to purchase, redeem or otherwise acquire, or to issue, sell, transfer or otherwise dispose of any shares of Common Stock, Company Preferred Stock or any other equity securities of the Company or Voting Debt, or securities or rights convertible into or exchangeable therefor, or any securities representing the right to purchase or redeem or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement). To the extent of the Company’s authorized and unissued shares, the Company will reserve prior to the Closing that number of shares of Common Stock sufficient for issuance upon conversion of the Series B Preferred Shares.

     (c) Registration Rights; Voting Rights. Except as provided in the Registration Rights Agreement and the Stockholders Agreement or in connection with the Offer or the Prepackaged Plan, (i) the Company has not granted any right that remains in effect as of the Closing Date or agreed to grant any right that will be effective at any time on or after the Closing Date, and is not under any obligation to provide any rights, to register under the Securities Act, nor under any applicable state securities or blue sky laws, any of its presently outstanding securities or any of its securities that may be issued subsequently, and (ii) the Company is not bound, and to the Knowledge of the Company no stockholder of the Company is bound, by any agreement with respect to the voting of equity securities of the Company.

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(d) Authorization, Enforceability of Transaction Documents.

(i) Each of the Company and its Subsidiaries has full right, corporate power, authority and capacity to enter into this Agreement and the other Transaction Documents to which it is a party, and to consummate the Transactions (other than, if the Restructuring is being effectuated through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding, the satisfaction of the condition set forth in Section 3(d)(i)) and to carry out its obligations hereunder and thereunder; provided, however, the right, power, authority and capacity of holders of the Series B Preferred Shares to convert into Common Stock and the right, power, authority and capacity of the Company to permit conversion of the Series B Preferred Shares into Common Stock shall be subject to the Company having a sufficient number of authorized but unissued shares of Common Stock to permit each share of the Series B Preferred Stock to be validly converted into Common Stock pursuant to the terms of the Series B Preferred Stock CoD. Except for any votes required under the Bankruptcy Code or Bankruptcy Rules if the Restructuring is being effectuated through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding, no vote of the stockholders of the Company is required to authorize, approve or consummate any of the Transactions. The issuance of the Series B Preferred Shares and the transactions contemplated by this Agreement, the Stockholders Agreement, the Registration Rights Agreement, the Indemnification Agreement, and the Series B Preferred Stock CoD will be in compliance with the New York Stock Exchange’s stockholder approval policy and the exception under Paragraph 312.05 of the New York Stock Exchange Listed Company Manual or the equivalent policy or rule and the exception to policy or rule of such other exchange on which the Common Stock is then listed or quoted, in each case, to the extent applicable to the Company at the time of such issuance and the time of the consummation of each such transaction.

(ii) Neither the execution, delivery and performance by the Company of this Agreement, the other Transaction Documents and any documents ancillary thereto, nor the consummation of the Transactions, nor compliance by the Company with any of the provisions hereof or thereof will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien (other than (1) Permitted Liens and (2) as of the Closing, Liens granted pursuant to the Credit Agreement and the other Credit Documents and (3) as of the Closing, Liens granted pursuant to the ABL Agreement and the other ABL Documents) upon any of the properties or assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of (x) its Certificate of Incorporation or By-laws or (y) the certificate of incorporation, charter, by-laws, other governing instrument or comparable organizational documents of any of the Company’s Subsidiaries or (z) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries may be bound, or to which the Company or any of its Subsidiaries or any of the properties, assets, or rights of the Company or any of its Subsidiaries may be subject, or (B) subject to compliance with the statutes and regulations referred to in subparagraph (v) below, violate any law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, Order, writ, injunction or decree applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except in the case of clause (A)(z), if the Restructuring is being effectuated through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding, for any violations, conflicts and breaches arising solely from the commencement of the Prepackaged Plan Proceedings and, in the case of clause (A)(y), for immaterial violations, conflicts and breaches, and in the case of clauses (A)(z) and (B), for such violations, conflicts and breaches that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(iii) The execution, delivery and performance of this Agreement by the Company and the consummation of the Investment has been duly authorized by all necessary corporate action on the part of the Company, other than the filing of the Series B Preferred Stock CoD with the Secretary of State of the State of Delaware pursuant to Section 6(h); provided, however, the right, power, authority and capacity of holders of the Series B Preferred Shares to convert into Common Stock and the right, power, authority and capacity of the Company to permit conversion of the Series B Preferred Shares into Common Stock shall be subject to the Company having a sufficient number of authorized but unissued shares of Common Stock to permit each share of the Series B Preferred Stock to be validly converted into Common Stock pursuant to the terms of the Series B Preferred Stock CoD. This Agreement has been duly executed and delivered by the Company and assuming due authorization, execution and delivery by the other parties hereto, constitutes legal, valid and binding obligations of the Company, enforceable in accordance with its terms, except to the extent that the enforcement thereof (A) may be limited by the applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws of general application affecting the enforcement of creditors’ rights generally and (B) is subject to general equitable principles, whether considered in a proceeding at Law or in equity (the “Bankruptcy Exceptions”).

(iv) As of the Closing Date, the execution, delivery and performance of the Stockholders Agreement, the Registration Rights Agreement, the Indemnification Agreement, the Amended Credit Agreement, the ABL Agreement and the Ancillary Refinancing Documents by the Company and each of its Subsidiaries party thereto and the consummation of the Transactions, including, without limitation, the Term Loan Refinancing (or the Alternative Term Loan Refinancing, as the case may be) and the ABL Financing (or the Alternative ABL Financing, as the case may be), will have been duly authorized by all necessary corporate action on the part of the Company and each of its Subsidiaries (as applicable). Each of the Stockholders Agreement, the Registration Rights Agreement, the Indemnification Agreement, the Amended Credit Agreement, the ABL Agreement and the Ancillary Refinancing Documents will be validly executed and delivered by the Company and each of its Subsidiaries party thereto and assuming due authorization, execution and delivery of such agreement by the other parties thereto, will constitute a valid and binding obligation of the Company and such Subsidiaries, enforceable against the Company and such Subsidiaries in accordance with its terms, except to the extent that the enforcement thereof may be limited by or subject to the Bankruptcy Exceptions and except as rights to indemnification and contribution under the Registration Rights Agreement or the Indemnification Agreement may be limited under applicable Law or public policy.

(v) Other than (A) the filing of the Series B Preferred Stock CoD with the Secretary of State of the State of Delaware, (B) the passage of the applicable ten (10) day notice period in compliance with Paragraph 312.05 of the New York Stock Exchange’s Listed Company Manual, (C) the filing and approval of subsequent listing applications with the New York Stock Exchange, (D) in connection or in compliance with the HSR Act, (E) the filing with the Commission of the Schedule TO, the Form S-4, the Offer Documents and any Other Required Company Filings and the filings with the Commission or any other Governmental Entity pursuant to the applicable requirements of any federal or state securities or “Blue Sky” laws, (F) such other consents, approvals, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (G) in the event the Restructuring is being effectuated through the Prepackaged Plan, notice to, filing with, exemption or review by, or authorization, consent or approval of, the

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Bankruptcy Court (including entry of the Confirmation Order), no notice to, filing with, exemption or review by, or authorization, consent or approval of, any Governmental Entity or any other Person under any provision of any material agreement or other instrument to which the Company is a party (nor expiration nor termination of any statutory waiting periods) is necessary in connection with the execution and delivery of this Agreement and the other Transaction Documents by the Company and its Subsidiaries (as applicable) and the performance of its and their obligations hereunder and thereunder.

(vi) Assuming that the representations of the Investor set forth in Section 5(a) are true and correct, the offer, sale, and issuance of the Series B Preferred Shares in conformity with the terms of this Agreement are exempt from the registration requirements of Section 5 of the Securities Act, and all applicable state securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

(e) Company Financial Statements and Reports.

(i) The consolidated financial statements of the Company and its consolidated Subsidiaries included or incorporated by reference in the 2008 10-K fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates indicated therein and the consolidated results of their operations and cash flows for the periods specified therein; and except as stated therein, such financial statements were prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis.

(ii) The Company and its Subsidiaries do not have any liabilities or obligations (accrued, absolute, contingent, known or unknown or otherwise) that are, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, other than liabilities or obligations (A) reflected on, reserved against, or disclosed in the notes to, the Company’s consolidated balance sheet included in the 2008 10-K, (B) as disclosed in an SEC Report since November 2, 2008 and filed prior to the date of this Agreement or (C) as incurred since November 2, 2008 in the ordinary course of business consistent with past practice.

(iii) Since October 29, 2006, each of the Company and each Subsidiary has timely filed or furnished all forms, statements, reports and other documents (other than the SEC Reports), together with any required amendments thereto, that was required to be filed or furnished by it with the Commission pursuant to the Exchange Act (the foregoing,

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collectively, the “Company Reports”) and has paid all material fees and assessments due and payable in connection therewith. As of their respective dates of filing, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the Commission. To the Knowledge of the Company, there are no outstanding comments from the Commission with respect to any Company Report.

(iv) The SEC Reports, when they became effective or were filed with the Commission, as the case may be, conformed in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder, and none of such documents as of its date or as amended contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make such statements, in light of the circumstances in which they were made, not misleading. As of the date of this Agreement, to the Knowledge of the Company, there are no outstanding comments from the Commission with respect to the SEC Reports.

(v) Each filing made by the Company with the Commission after the date hereof and prior to the Closing, when filed with the Commission, will conform in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission thereunder, and will not, when filed with the Commission, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

(vi) The Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the Audit Committee of the Board (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) any fraud Known to the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(vii) Since October 29, 2006, (A) neither the Company nor any Subsidiary of the Company, nor to the Knowledge of the Company any director, officer, employee, auditor, accountant, or representative of the Company or any Subsidiary of the Company, has received or otherwise been made aware of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Subsidiary of the Company has engaged in questionable accounting or auditing practices and (B) no attorney representing the Company or any Subsidiary of the Company, whether or not employed by the Company or any Subsidiary of the Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s Board or any committee thereof or to any director or executive officer of the Company.

(viii) The SEC Reports included all certificates required to be included therein pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (“SOX”), and the internal control report and attestation of the Company’s outside auditors required by Section 404 of SOX.

     (f) Absence of Changes. Since the date of this Agreement, no event or circumstance has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. Other than with respect to or in connection with the Prepackaged Plan Proceeding or as required by the Bankruptcy Code (if the Restructuring is being effectuated through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding), since November 2, 2008 to the date hereof, the Company and each of its Subsidiaries has conducted their respective businesses only in the ordinary course of business consistent with past practice, and neither the Company nor any of its Subsidiaries has taken any action (other than, if the Restructuring is being effectuated through the Prepackaged Plan, in connection with the Prepackaged Plan Proceeding or as required under the Bankruptcy Code) that, if taken after the issuance of the Series B Preferred Shares, would require the written consent of or vote by holders of such shares pursuant to Section 11 of the Series B Preferred Stock CoD or would require the consent of the Investor pursuant to Article VI of the Stockholders Agreement.

     (g) Proceedings. Other than with respect to or in connection with the Prepackaged Plan Proceeding (if the Restructuring is being effectuated through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding), there is no pending, or to the Company’s Knowledge, threatened, action, claim, suit, proceeding or investigation against the Company or any of its Subsidiaries or to which any property, assets or rights of the Company or any of its Subsidiaries is subject, nor is the Company or any of its Subsidiaries subject to any

20

Order, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(h) Compliance with Laws; Permits.

(i) Since October 29, 2006, the Company and each of its Subsidiaries has complied in all material respects and is not in default or violation in any respect of, and none of them is, to the Knowledge of the Company, under investigation with respect to or has been threatened to be charged with or given notice of any material violation of, any applicable domestic (federal, state or local) or foreign Law or applicable stock exchange requirement, except for any noncompliance, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except for Laws of general application, no Governmental Entity has placed any restriction on the business or properties of the Company or any of its Subsidiaries requiring a material modification in the manner in which such business is conducted or such properties are used by the Company or any of its Subsidiaries.

(ii) The Company and each of its Subsidiaries have all permits, licenses, franchises, authorizations, Orders and approvals of, and have made all filings, applications and registrations with, all Governmental Entities that are required in order to permit them to own, lease or license their properties, assets and rights, and to carry on their business as presently conducted, except where the failure to have such permits, licenses, authorizations, Orders and approvals or the failure to make such filings, applications and registrations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and all such permits, licenses, certificates of authority, Orders and approvals are in full force and effect and, to the Knowledge of the Company, no suspension or cancellation of any of them is threatened, and all such filings, applications and registrations are current, except where such absence, suspension or cancellation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     It is agreed and understood that no representations, warranties or covenants with respect to labor or Environmental Laws are made in this Section 4(h) and that the only representations, warranties or covenants relating to labor and Environmental Laws are the representations and warranties contained in Section 4(l) and Section 4(p), respectively.

     (i) Authorization of Common Stock, Series B Preferred Stock. Subject to Section 6(p) in the event the Restructuring is being effectuated through the Prepackaged Plan and the satisfaction of the Prepackaged Plan Conditions, upon the filing of the Series B Preferred Stock CoD with the Secretary of State of the State of Delaware, the Series B Preferred Stock shall have been duly authorized by all necessary corporate action. When issued and sold against receipt of the consideration therefor as provided in this Agreement, the Series B Preferred Shares will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability, will not be subject to preemptive rights of any other stockholder of the Company and will be free of restrictions on transfer other than restrictions on transfer under the Transaction Documents and under applicable state and federal securities laws. Subject to Section 6(p) in the event the Restructuring is being effectuated through the Prepackaged Plan and the satisfaction of the Prepackaged Plan Conditions, the shares of Series B Preferred Stock issuable as dividends on the Series B Preferred Stock in accordance with the Series B Preferred Stock CoD will, upon filing of the Series B Preferred Stock CoD with the Secretary of State of the State of Delaware, have been duly authorized by all necessary corporate action and when so issued will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability, will not be subject to preemptive rights of any stockholder of the Company and will be free of restrictions on transfer other than restrictions on transfer under the Transaction Documents and under applicable state and federal securities laws. As of the Closing Date, 67,351,792 shares of Common Stock issuable upon the conversion of the Series B Preferred Stock will have been duly authorized by all necessary corporate action and when so issued will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability, will not be subject to preemptive rights of any stockholder of the Company and will be free of restrictions on transfer other than restrictions on transfer under the Transaction Documents and under applicable state and federal securities laws.

(j) Taxes.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(A) Each of the Company and its Subsidiaries has (A) duly and timely filed (taking into account applicable extensions) all Tax Returns required to be filed by it and (B) paid all Taxes when due or made adequate provision for any such Taxes in accordance with GAAP.

(B) All Taxes required to be withheld, collected or deposited by or with respect to the Company and each of its Subsidiaries have been timely withheld, collected or deposited as the case may be and, to the extent required, have been paid to the relevant taxing authority except with respect to matters for which adequate reserves have been established in accordance with GAAP.

(C) There are no liens or encumbrances for Taxes upon the assets of either the Company or its Subsidiaries except for statutory liens for current Taxes not yet due or liens for Taxes that are being contested in good faith by appropriate proceedings or for which adequate reserves have been provided.

(ii) No unresolved material deficiencies for any Tax Returns referred to in Section 4(j)(i)(A) have been proposed or assessed against or with respect to the Company or any of its Subsidiaries (and there is no outstanding audit, assessment, dispute or claim concerning any material Tax liability of the Company or any of its Subsidiaries pending or raised) in each case by any taxing authority in writing to the Company or any of its Subsidiaries, except with respect to matters for which adequate reserves have been established in accordance with GAAP.

(iii) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011 -4(b)(2).

(iv) The Company has not been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the last two years intended to qualify under Section 355 of the Code.

(v) The Company does not believe that it is a “United States real property holding corporation” as defined in the Code and any applicable regulations promulgated thereunder.

     It is agreed and understood that the only representations and warranties of the Company relating to Taxes are the representations and warranties contained in this Section 4(j) and Section 4(k).

(k) Employee Benefit Plans and Related Matters; ERISA.

(i) Section 4(k) of the Disclosure Letter sets forth a true and complete list in all material respects of all the Company Benefit Plans (including a description of any oral Company Benefit Plans), provided there is no obligation to list any Company Benefit Plan under which the liability is not material to the Company or any of its Subsidiaries. With respect to each Company Benefit Plan set forth in Section 4(k) of the Disclosure Letter, the Company has provided or made available to the Investor, to the extent applicable, true and complete copies of all documents evidencing all of the material terms and conditions of such Company Benefit Plans (or, if applicable, a description in the case of an oral Company Benefit Plan). To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has communicated to any current or former employee any intention or commitment to amend or modify any Company Benefit Plan in any way that materially increases the liability of the Company or any of its Subsidiaries, or establish or implement any new Company Benefit Plan (other than any Company Benefit Plan under which the liability is not material to the Company or any of its Subsidiaries).

(ii) Each Company Benefit Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS and to the Knowledge of the Company, there are no circumstances or events that could reasonably be expected to adversely affect the qualified status of any such plan. Each Company Benefit Plan has been operated in all material respects in accordance with its terms and applicable Law.

(iii) No material liability under Title IV of ERISA (including plan termination liabilities and withdrawal liabilities with respect to any multiemployer plan as defined in Section 3(37) of ERISA) has been incurred or is reasonably likely to be incurred, in each case which would result in a material liability to the Company and its Subsidiaries, taken as a whole. All contributions and premiums required to have been paid by the Company or any of its Subsidiaries to any Company Benefit Plan under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable Law (including ERISA and the Code) or collective bargaining agreement have been paid within the time prescribed by any such plan, agreement or applicable Law. Neither the Company nor any of its Affiliates has at any time during the six-year period preceding the date of this Agreement maintained, contributed to or incurred any liability under any multiemployer plan (as defined in sections 3(37) or 4001(a)(3) of ERISA) or a “multiple employer plan” within the meaning of section 4063 or 4064 of ERISA.

(iv) Other than routine claims for benefits, there are no pending, or to the Knowledge of the Company, threatened or anticipated claims (A) by or on behalf of any Company Benefit Plan, by an employee or beneficiary covered under any Company Benefit Plan, or otherwise involving any Company Benefit Plan, or (B) by or on behalf of any current or former employee of the Company or any Subsidiary relating to his or her employment, termination of employment, compensation or employee benefits, except, in each case, as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company and its Subsidiaries, taken as a whole.

(v) To the Knowledge of the Company, no Company Benefit Plans are presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other Governmental Authority, domestic or foreign.

(vi) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required under applicable Law.

(vii) The execution, delivery, and performance of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the Transactions will not (alone or in combination with any other event) result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries or any increased or accelerated funding obligation with respect to any Company Benefit Plan.

(viii) No officer, employee, director, consultant or other service provider of the Company or any of its Subsidiaries is entitled to receive any tax gross up, indemnity or similar payment from the Company or any of its Subsidiaries as a result of the imposition of any income taxes or excise taxes under Section 409A or 280G of the Code.

     (l) Labor and Employment. Since October 29, 2006, the Company and each of its Subsidiaries is in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours, withholding of taxes, employment discrimination, disability rights or benefits, equal opportunity, affirmative action, labor relations, worker classifications, employee leave issues and unemployment insurance and related matters, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except for instances that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (A) there is no pending or, to the Knowledge of the Company, threatened labor strike, slowdown or stoppage against or affecting the Company or any Subsidiary of the Company and (B) neither the Company nor any Subsidiary has received notice of (1) any unfair labor practice charge or complaint pending before the National Labor Relations Board or any other Governmental Entity against it, (2) any charge or complaint against it pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, or (3) any complaint or lawsuit against the Company or any Subsidiary concerning employees or former employees of the Company or any Subsidiary alleging employment discrimination or violations of occupational safety and health requirements pending before a court of competent jurisdiction. Neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and no labor union has been certified to represent any employee of the Company or any of its Subsidiaries or, to the Knowledge of the Company, has applied to represent or is attempting to organize so as to represent such employees.

     (m) Intellectual Property.

(i) Owned and Licensed Intellectual Property. All material Intellectual Property that is owned by either the Company or its Subsidiaries (“Owned Intellectual Property”) is owned free and clear of any Liens other than (1) Permitted Liens, (2) as of the Closing, Liens granted pursuant to the Amended Credit Documents and the ABL Documents and (3) Liens that do not materially interfere with the ownership of or current use by the Company or any of its Subsidiaries of such Owned Intellectual Property. The Company and its Subsidiaries have used commercially reasonable efforts to (A) ensure protection of the material Owned Intellectual Property under applicable Laws (including making and maintaining in full force and effect necessary filings, registrations and issuances) and (B) maintain the secrecy of confidential material Intellectual Property used in the Business. Section 4(m) of the Disclosure Letter sets forth a complete and correct list of all material licenses, assignments, settlement agreements and other contracts or arrangements providing in whole or in part for the use of, or limiting the use of, any material Intellectual Property.

(ii) No Infringement, etc. As of the date hereof, to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise engaging in unauthorized use of any Owned Intellectual Property except for infringements, misappropriations or other unauthorized uses that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The conduct of the Business does not infringe, violate or constitute a misappropriation of any Intellectual Property of any Person, except for infringements, violations or misappropriations that would not, individually and in the aggregate, reasonably be expected to have a Material Adverse Effect.

(n) Real Property.

(i) Owned Real Property. Section 4(n)(i) of the Disclosure Letter sets forth a complete and correct list of all real property owned by the Company or any of its Subsidiaries (such property, together with all improvements and fixtures presently or hereafter located thereon or attached or appurtenant thereto or owned by the Company or any of its Subsidiaries and located on Leased Real Property, and all easements, licenses, rights and appurtenances relating to the foregoing, the “Owned Real Property”). Section 4(n)(i) of the Disclosure Letter lists the address and owner of each parcel of Owned Real Property.

(ii) Leased Real Property. Section 4(n)(ii) of the Disclosure Letter sets forth a complete and correct list of the real property leased by the Company or any of its Subsidiaries (the “Leased Real Property”, and the leases, together with any amendments and modifications thereto, pursuant to which such real property is leased, the “Leases”), which list sets forth each Lease and the address, landlord and tenant for each Lease. Neither the Company nor any of its Subsidiaries is a lessor, sublessor or grantor under any lease, sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any Owned Real Property or Leased Real

Property, except as set forth in Section 4(n)(ii) of the Disclosure Letter.

     (o) Title to Assets, Etc. The Company and its Subsidiaries have good and valid (and, in the case of Owned Real Property, good, valid and marketable fee simple) title to, or otherwise have the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, all of the assets (real and personal, tangible and intangible) that are used or held for use in connection with the Business or are reflected on the 2008 10-K or were acquired after November 2, 2008, in each case free and clear of any Lien other than Permitted Liens and, as of the Closing, Liens granted pursuant to the Amended Credit Documents and the ABL Documents, except for (i) inventory, real property or equipment sold in the ordinary course of business consistent with past practice and (ii) such failure to possess good and valid title or right to use that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

     (p) Environmental Matters.

(i) The Company and each of its Subsidiaries are, and since March 1, 2004 have been, in compliance in all material respects with all applicable Environmental Laws and have obtained and are in compliance in all material respects with all applicable permits, licenses and authorizations required under applicable Environmental Laws.

(ii) Neither the Company nor any Subsidiary has received a notice of any material violation or notification of any material liability or any potential material liability arising out of any Environmental Law, and there is no Litigation or claim pending or, to the Company’s Knowledge, threatened under any Environmental Law.

(iii) No Release of Hazardous Substances has occurred at, on, above, under or from any real property currently or formerly owned, leased, operated or used by the Company or any of its Subsidiaries that has resulted or would reasonably be expected to result in a material investigation or remedial action.

(iv) The Company has made available to the Investor all material environmental site assessments and reports in the possession, custody or control of the Company and its Subsidiaries.

     (q) Material Contracts.

(i) Except for the Company Benefit Plans and the Contracts filed as exhibits or incorporated by reference in the 2008 10-K or to the SEC Reports (including the matters reflected on, reserved against, or disclosed in the notes to, the Company’s financial statements included therein), neither the Company nor any of its Subsidiaries is a party to or bound by any Contract that: (A) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act) to be performed in full or in part after the date of this Agreement; (B) creates any material partnership, limited liability company agreement, joint venture or similar agreement entered into with any third party; (C) is a voting agreement or registration rights agreement; (D) relates to Indebtedness (whether incurred, assumed, guaranteed or secured by any asset), other than agreements among direct and indirect wholly-owned Subsidiaries of the Company; (E) relates to the acquisition or disposition of any business, a material amount of stock or assets, or any material assets or material real property other than in the ordinary course of business consistent with past practice, where such contract contains continuing material obligations or contains continuing indemnity obligations of the Company or any of its Subsidiaries; (F) materially limits the freedom of the Company or any of its Subsidiaries, or would limit the freedom of the Investor or its Affiliates (other than the Company or any of its Subsidiaries) after the Closing or materially limit the Company or any of its Subsidiaries after the Closing, to compete in any line of business or with any Person or in any area; (G) contains exclusivity obligations or restrictions (x) binding on the Company or any of its Subsidiaries, (y) that would be binding on the Company or any of its Subsidiaries after the Closing or (z) that would be binding on the Investor or any of its Affiliates (other than the Company and its Subsidiaries) after the Closing, and, in the case of subclauses (x) and (y) of this clause (G), that materially affect or limit the Business or the operations of the Company or any of its Subsidiaries or (H) is a commitment or agreement to enter into any of the foregoing.

(ii) Except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or, if the Restructuring is being effectuated through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding, except for any effects arising from the commencement of the Prepackaged Plan Proceedings, (A) each Contract disclosed in the Disclosure Letter or required to be disclosed therein pursuant to Section 4(q)(i), Section 4(m) or Section 4(n) (each a “Material Contract”) is a valid and binding agreement of the Company or a Subsidiary of the Company, as the case may be, and is in full force and effect except to the extent that the enforcement thereof may be limited by or subject to the Bankruptcy Exceptions, and (B) none of the Company, any Subsidiary of the Company nor, to the Knowledge of the Company, any other party thereto is in default or breach in any material respect under (or is alleged, by a Person or Persons with the right to cause an acceleration of or to exercise any other remedy under the applicable agreement or instrument, to be in default or breach in any material respect under) the terms of, or has provided or received any notice of any intention to terminate, any such Material Contract, and, (C) to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder (any event or circumstance described pursuant to clause (B) or (C), a “Default”). Complete copies of each such Material Contract (including all modifications and amendments thereto and waivers thereunder) have been made available to the Investor.

     (r) Finders’ Fees. Except for J.P. Morgan Securities Inc. and Greenhill & Co., Inc., and, if the Restructuring is being effectuated through a Prepackaged Plan Proceeding, one (1) claims and noticing agent, the fees and expenses of which will be paid by the Company, and other Persons (i) hired by the Company or the Debtor Subsidiaries with the consent of the Investor (such consent not to be unreasonably withheld, delayed or conditioned) after the date of this Agreement in connection with the Prepackaged Plan Proceedings or (ii) required to be paid by the Company or the Debtor Subsidiaries by the Bankruptcy Code or by an order of the Bankruptcy Court (other than pursuant to a motion or application by the Company or a Debtor Subsidiary), there is, and there has been, no investment banker, broker, financial advisor, finder or other intermediary retained by or authorized to act on behalf of the Company, any of its Subsidiaries or any of their respective officers, directors or employees and neither the Company, nor any of its Subsidiaries, nor any of their respective officers, directors or employees have incurred any liability for any financial advisory fees, brokerage fees, commissions or finders’ fees in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby, including, without limitation, the Offer. The Company has delivered to the Investor a true and complete copy of the engagement letter or agreement for J.P. Morgan Securities Inc. and Greenhill & Co., Inc., respectively, pursuant to which J.P. Morgan Securities Inc. and Greenhill & Co., Inc., respectively, may receive a fee in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby.

     (s) Compliance with New York Stock Exchange Continued Listing Requirements. The Common Stock is as of the date of this Agreement listed on the New York Stock Exchange. The Company is as of the date of this Agreement in compliance in all material respects with applicable continued listing requirements of the New York Stock Exchange, and the Company has not received any notice of the delisting of the Common Stock from the New York Stock Exchange.

     (t) Insurance. The Company and each of its Subsidiaries currently maintains, and during each of the last five (5) calendar years (or during such lesser period of time as the Company has owned such Subsidiary) has maintained, insurance with reputable insurance companies of the types and in the amounts that the Company reasonably believes is adequate for its and their respective businesses (taking into account the cost and availability of such insurance).

     (u) [Intentionally omitted.]

     (v) Acknowledgment Regarding Investor’s Purchase of Company Securities. The Company acknowledges and agrees that the Investor is acting solely in the capacity of arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby and any advice given by Investor or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Investor’s purchase of the Series B Preferred Stock. The Company further represents to the Investor that the Company’s decision to enter into the Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby and thereby by the Company and its representatives.

     (w) State Anti-Takeover Statutes; Certificate of Incorporation. Assuming that the representations of the Investor set forth in Section 5(d) are accurate, the Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to the Transaction Documents and the transactions contemplated hereby and thereby. The Board has taken all necessary actions so that all restrictions set forth in Article TENTH of the Certificate of Incorporation are not applicable to the Transaction Documents and the transactions contemplated hereby and thereby, including, without limitations, the full exercise of (A) all rights of the Investor under the terms of the Stockholders Agreement and (B) all rights, powers and preferences of the Investor and its Affiliates as holders of the Series B Preferred Stock under the terms of the Series B Preferred Stock CoD.

     (x) Board Approvals. At a duly held meeting on August 13, 2009, the Board unanimously determined that the Transaction Documents to which the Company or any Subsidiary of the Company is a party and the Transactions applicable to the Company and such Subsidiaries, including without limitation the issuance of the Series B Preferred Shares and the compliance with the terms thereof, the compliance with the terms of this Agreement and the Offer, are in the best interests of the Company and the Company’s Subsidiaries. Pursuant to and in accordance with Article TENTH of the Certificate of Incorporation, the Disinterested Directors (as defined in the Certificate of Incorporation) have unanimously and expressly approved this Agreement, the Series B Preferred Stock CoD, the Stockholders Agreement, the Registration Rights Agreement, the Indemnification Agreement and the Prepackaged Plan and the transactions contemplated herein and therein, including, without limitation, the full exercise of (1) all rights, including the preemptive rights set forth in Article V of the Stockholders Agreement, of the Investor under the terms of the Stockholders Agreement, (2) all rights, powers and preferences of the Investor and its Affiliates as holders of Series B Preferred Stock under the terms of the Series B Preferred Stock CoD and the performance of the Corporation’s obligations with respect thereto and (3) the filing of the Prepackaged Plan Proceeding if the Offer Conditions are not satisfied upon the expiration of the Offer and the Requisite Acceptances have been received. As of the Closing Date, effective as of the Closing, the Board will have adopted and declared advisable, and approved and recommended to the Company’s stockholders, each of the Certificate of Incorporation Amendments (as defined in the Stockholders Agreement) , including, without limitation the Authorized Stock Stockholder Approval. The Audit Committee of the Board has unanimously and expressly approved, and the Board has unanimously concurred with, the Company’s reliance on the exception under Paragraph 312.05 of the New York Stock Exchange Listed Company Manual to issue the Series B Preferred Shares.

     (y) Offer Documents and Other Required Company Filings. The Tender Offer Statement on Schedule TO (together with all amendments, supplements and exhibits thereto, the “Schedule TO”) with respect to the Offer containing or incorporating by reference a prospectus and forms of the related letter of transmittal, the registration statement on Form S-4 (the “Form S-4”) that the Company uses to register the offer and sale of shares of Company Common Stock pursuant to Offer, all other ancillary Offer documents, the Solicitation Materials, newspaper announcements, press releases and other offering materials that the Company may use, prepare, file, distribute, mail, publish, approve or authorize for use in connection with the Offer or the Solicitation (collectively with the prospectus and the letter of transmittal, together with all amendments, supplements and exhibits to each of the foregoing, the “Offer Documents”), as well as any other document that is required to be filed by the Company with the Commission in connection with the Transactions (each, an “Other Required Company Filing” and collectively, the “Other Required Company Filings”), as then amended or supplemented, will, when filed with the Commission or first used, filed, distributed, published or mailed in connection with the Offer and as of the date or dates on which the Convertible Notes are accepted by the Company for purchase pursuant to the Offer (the “Tender Date”), and on the closing date or dates for the Offer (the “Tender Closing Date”) comply in all material respects with the applicable requirements of the Securities Act (in the case of the Form S-4) and the Exchange Act (in the case of the Schedule TO and the Offer Documents) and the rules and regulations of the Commission thereunder. Each of the Schedule TO, the Form S-4 and the Offer Documents will not, at the time the Schedule TO, Form S-4 and the Offer Documents, respectively, or any amendments or supplements thereto are filed with the Commission and as of the Tender Date and the Tender Closing Date, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied, or required to be supplied, in writing by the Investor or any of its partners, members, stockholders, directors, officers, employees, Affiliates, agents or other representatives with respect to the Investor or any of its partners, members, stockholders, directors, officers, employees, Affiliates, agents or other representatives, specifically for inclusion or incorporation by reference in the foregoing documents. None of the Other Required Company Filings will, when filed with the Commission and as of the Tender Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied, or required to be supplied, in writing by the Investor or any of its partners, members, stockholders, directors, officers, employees, affiliates, agents or other representatives with respect to the Investor or any of its partners, members, stockholders, directors, officers, employees, Affiliates, agents or other representatives specifically for inclusion or incorporation by reference in any of the Other Required Company Filings.

     (z) Fairness Opinion. The Board has received the opinion of Greenhill & Co., Inc., dated as of the date of this Agreement, to the effect that, subject to the various assumptions and qualifications set forth therein, the consideration to be received by the Company pursuant to this Agreement is fair from a financial point of view to the Company (the “Fairness Opinion”). A correct and complete copy of the Fairness Opinion has been, or will promptly be, delivered to the Investor. As of the date of this Agreement, the Fairness Opinion has not been withdrawn or revoked or otherwise modified in any material respect.

     (aa) ABL Agreement. As of the Closing Date, from and after the execution and delivery of the ABL Agreement and the other ABL Documents, (1) none of the ABL Agreement and the other ABL Documents shall have been amended or modified in any respect, (2) each of the ABL Agreement and the other ABL Documents constitutes legal, valid and binding agreements of the Company and each Subsidiary of the Company party thereto, and is in full force and effect, (3) none of the Company, any Subsidiary of the Company nor, to the Knowledge of the Company, any other party thereto is in default or breach in any material respect under (or is alleged, by a Person or Persons with the right to cause an acceleration of or to exercise any other remedy under the applicable agreement or instrument, to be in default or breach in any material respect under) the terms of, or has provided to or received any notice of any intention to terminate from an authorized party under, the ABL Agreement or the other ABL Documents, and (4) no default has occurred and no event or circumstance has occurred or exists that, with or without notice or lapse of time or both, would constitute a breach, default or event of default thereunder or result in a termination thereof or would cause or permit the acceleration or any other change of or in any right or obligation or the loss or impairment of any benefit thereunder. The Company will pay when due all fees, expenses and other obligations arising under or in connection with the ABL Agreement and the other ABL Documents.

     (bb) Credit Agreement and Amended Credit Agreement.

(i) As of the date hereof and as of the time that is immediately prior to the execution of the Amended Credit Agreement (or, if the Restructuring is being effectuated through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding, upon the occurrence of the Closing), (A) the Company has fully paid any and all fees, expenses and other obligations that are due and payable in connection with Credit Agreement and the other Credit Documents (as defined in the Credit Agreement), and (B) there are no revolving loans outstanding under the Credit Agreement. If the Restructuring is being effectuated through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding, subject to the consent or approval of the Bankruptcy Court, the Company will pay when due all other fees, expenses and other obligations arising under or in connection with the Credit Agreement and the other Credit Documents (as defined in the Credit Agreement), and otherwise comply with and timely perform all of its obligations under the Credit Agreement and the other Credit Documents (as defined in the Credit Agreement).

(ii) As of the Closing Date, from and after the execution and delivery of the Amended Credit Agreement and the other Amended Credit Documents, (1) none of the Amended Credit Agreement and the other

Amended Credit Documents have been amended or modified in any respect, (2) each of the Amended Credit Agreement and the other Amended Credit Documents constitutes a legal, valid and binding agreement of the Company and each Subsidiary of the Company party thereto, and is in full force and effect, (3) none of the Company, any Subsidiary of the Company nor, to the Knowledge of the Company, any other party thereto is in default or breach in any material respect under (or is alleged, by a Person or Persons with the right to cause an acceleration of or to exercise any other remedy under the applicable agreement or instrument, to be in default or breach in any material respect under) the terms of, or has provided to or received any notice of any intention to terminate from an authorized party under, the Amended Credit Agreement or any other Amended Credit Document, and (4) no default has occurred and no event or circumstance has occurred or exists that, with or without notice or lapse of time or both, would constitute a breach, default or event of default under the Amended Credit Agreement or result in a termination thereof or would cause or permit the acceleration or any other change of or in any right or obligation or the loss or impairment of any benefit thereunder. The Company will pay when due all fees, expenses and other obligations arising under or in connection with the Amended Credit Agreement and the other Amended Credit Documents.

     (cc) Solvency. As of the Closing Date, after giving effect to the Transactions thereon and the after giving effect to the payment of the Convertible Notes Expenses, the Company and its Subsidiaries will be Solvent. For purposes of this Section 4(cc), “Solvent” means, at any time with respect to any Person, that at such time such Person (i) is able to pay its debts as they mature and has sufficient capital (and not unreasonably small capital) to carry on its business, and (ii) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such Person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

     (dd) No Other Representation or Warranties. Except for the representations and warranties contained in this Section 4, the Investor acknowledges that none of the Company, its Subsidiaries, or any other Person on behalf of the Company makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

Section 5. Representations and Warranties of the Investor. The Investor hereby represents and warrants to the Company that:

(a) Investor Status.

(i) It is (A) an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, (B) aware that the sale of the Series B Preferred Shares (including the Common Stock issuable upon conversion of the Series B Preferred Shares, the “Securities”) to it is being made in reliance on a private placement exemption from registration under the Securities Act and (C) acquiring the Securities for its own account.

(ii) It understands and agrees that the Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that such Securities have not been and, except as contemplated by the Registration Rights Agreement, will not be registered under the Securities Act and that such Securities may be offered, resold, pledged or otherwise transferred only in accordance with the applicable provisions of the Stockholders Agreement (A) in a transaction not involving a public offering, (B) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), (C) pursuant to an effective registration statement under the Securities Act, or (D) to the Company or one of its Subsidiaries, in each of cases (A) through (D) in accordance with any applicable securities Laws of any State of the United States, and that it will, and each subsequent holder is required to, notify any subsequent purchaser of Securities from it of the resale restrictions referred to above, as applicable, and will provide the Company and the transfer agent such certificates and other information as they may reasonably require to confirm that the transfer by it complies with the foregoing restrictions, if applicable.

(iii) It understands that, unless sold pursuant to a registration statement that has been declared effective under the Securities Act or in compliance with Rule 144, the Company may require that the Securities will bear a legend or other restriction substantially to the following effect (it being agreed that if the Securities are not certificated, other appropriate restrictions shall be implemented to give effect to the following):

THIS INSTRUMENT WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, (THE “SECURITIES ACT”) AND THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE

SECURITIES LAWS OR PURSUANT TO AN EXEMPTION THEREFROM UNDER SUCH ACT OR SUCH LAWS.

(iv) In addition, for so long as the holder of the relevant Securities is subject to transfer restrictions contained in the Stockholders Agreement, the Company may require that the Securities bear a legend or other restriction substantially to the following effect: “THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A STOCKHOLDERS AGREEMENT, DATED [    ], AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND THE OTHER PARTY OR PARTIES THERETO. A COPY OF THE PROVISIONS OF SUCH AGREEMENT SETTING FORTH SUCH RESTRICTIONS ON TRANSFER IS ON FILE WITH THE SECRETARY OF THE COMPANY.” Such legend shall be removed at the request of any holder thereof that is not subject to the transfer restrictions contained in the Stockholders Agreement.

(v) It:

(A) is able to fend for itself in the transactions contemplated hereby;

(B) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Securities;

(C) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment;

(D) acknowledges that (1) it has conducted its own investigation of the Company and the terms of the Securities, (2) it has had access to the Company’s public filings with the Commission and to such financial and other information as it deems necessary to make its decision to purchase the Securities, and (3) has been offered the opportunity to ask questions of the Company and received answers thereto, as it deemed necessary in connection with the decision to purchase the Securities; and

(E) understands that the Company will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

     (b) Investor Acknowledgement. The Investor acknowledges that the Common Stock is listed on the New York Stock Exchange and the Company is required to file reports containing certain business and financial information with the Commission pursuant to the reporting requirements of the Exchange Act, and that it is able to obtain copies of such reports.

(c) Authorization, Enforceability of Transaction Documents.

(i) The Investor has full right, power, authority and capacity to enter into this Agreement, the other Transaction Documents, to consummate the transactions contemplated hereby and thereby and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Investor and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Investor.

(ii) This Agreement has been duly authorized, validly executed and delivered by the Investor, and assuming due authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except to the extent that the enforcement thereof may be limited by or is subject to the Bankruptcy Exceptions.

(iii) As of the Closing Date, each of the Stockholders Agreement, the Registration Rights Agreement and the Indemnification Agreement will have been duly authorized by the Investor, and will be validly executed and delivered by the Investor and assuming due authorization, execution and delivery of such agreement by the Company, will constitute a valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except to the extent that the enforcement thereof may be limited by or subject to the Bankruptcy Exceptions and except as rights to indemnification and contribution under the Registration Rights Agreement or the Indemnification Agreement may be limited under applicable Law or policy.

(iv) Other than (A) in connection or in compliance with the HSR Act and the Austrian Act, and (B) such other consents, approvals, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made would not, individually or in the aggregate, materially impair the ability of the Investor to perform its obligations under this Agreement or to consummate the Investment, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any Governmental Entity or any other Person under any provision of any material agreement or other instrument to which the Investor is a party (nor expiration nor termination of any statutory waiting periods) is necessary in connection with the execution and delivery of this Agreement, the Stockholders Agreement, the Registration Rights Agreement and the

Indemnification Agreement by the Investor and the performance of its obligations hereunder and thereunder.

     (d) Ownership of Company Capital Stock. This Investor is not, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

     (e) Funding. As of the date of this Agreement, the Investor has uncalled capital commitments in excess of the Aggregate Purchase Price and has the unrestricted right to call, subject only to the giving of timely notice, on such commitments for amounts equal to or in excess of the Aggregate Purchase Price, and, at the Closing, the Investor will have available funds sufficient to pay the Aggregate Purchase Price on the terms and conditions contemplated by this Agreement.

     (f) Offer Documents and Other Required Company Filings. The information supplied in writing by the Investor or any of its partners, members, stockholders, directors, officers, employees, Affiliates, agents or other representatives with respect to the Investor or any of its partners, members, stockholders, directors, officers, employees, Affiliates, agents or other representatives specifically for inclusion or incorporation by reference in the Schedule TO, Form S-4 and the Offer Documents or any amendments or supplements thereto will not, at the time that the applicable document is filed with the Commission or at the time such document is first published, sent or given to the holders of Convertible Notes, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied in writing by the Investor or any of its partners, members, stockholders, directors, officers, employees, Affiliates, agents or other representatives with respect to the Investor or any of its partners, members, stockholders, directors, officers, employees, Affiliates, agents or other representatives specifically for inclusion or incorporation by reference in any of the Other Required Company Filings will not, at the time the applicable Other Required Company Filing is filed with the Commission, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied in writing by the Investor or any of its partners, members, stockholders, directors, officers, employees, Affiliates, agents or other representatives with respect to the Investor or any of its partners, members, stockholders, directors, officers, employees, Affiliates, agents or other representatives with respect to the Investor or any of its partners, members, stockholders, directors, officers, employees, Affiliates, agents or other representatives specifically for inclusion or incorporation by reference in the Prepackaged Plan Filings or any amendments or supplements thereto will not, at the time that the applicable document is filed with the Bankruptcy Court or at the time such document is or first used, filed, distributed, published or mailed in connection with the Solicitation and as of the Confirmation Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     (g) Lack of Competitive Businesses. For purposes of the Notification and Report Form to be filed under the HSR Act in connection with the transactions contemplated by this Agreement, Investor is its own ultimate parent entity. To the knowledge of Investor, the Investor does not have any Affiliate that receives a material amount of its revenues from the production or sale of (i) metal building systems or components (including, without limitation, primary and secondary framing systems, roofing panels and/or systems, end or side wall panels, sectional or roll-up doors, insulated metal panels, windows, or other metal components of a building structure), (ii) coated or painted steel or metal coils, or (iii) coil coating or coil painting services.

     (h) No Other Representation or Warranties. Except for the representations and warranties contained in this Section 5 or in any Tax form or certificate, the Company acknowledges that neither the Investor nor any other Person on behalf of the Investor makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

Section 6. Certain Additional Agreements of the Parties.

     (a) Regulatory Filings; Third Party Consents.

(i) Each of the Investor and the Company agrees to cooperate and consult with the other and use its best efforts to take, or cause to be taken, all actions, and to file, or cause to be filed, all documents and to do, or cause to be done, and to help the other party to do, or cause to be done, all things necessary, proper or advisable to cause the Offer Conditions and the Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including (A) preparing and filing as promptly as practicable all documentation, effecting all necessary applications, notices, petitions, filings and other documents and obtaining all necessary permits, consents, waivers, clearances, approvals, authorizations, permits, orders, consents of, or any exemptions by, all Governmental Entities, (B) seeking all necessary or advisable consents of third parties to the Transactions and (C) using best efforts to cause the satisfaction, but not waiver, of the conditions to closing of the other party or parties set forth in clause (i) of Section 3(a). In particular, each of the Investor and the Company will use its best efforts to obtain, and will use its best efforts to help the other obtain, as promptly as practicable, all approvals, authorizations, consents, clearances, expirations or terminations of waiting periods or exemptions required from all necessary Governmental Entities for the Transactions, including, but not limited to, filings and notifications with respect to, and expiration or termination of any applicable waiting period under, the HSR Act and any other applicable competition or merger control laws. In furtherance and not in limitation of the foregoing, each party hereto agrees (1) to make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Investment as promptly as practicable (and in any event within ten (10) Business Days) after the date hereof and to request and use best efforts to obtain early termination of the waiting period under the HSR Act and (2) to supply as promptly as reasonably practicable any additional information and documentary material that may be requested by any Governmental Entity pursuant to the HSR Act. Neither Investor nor the Company shall agree or commit to contest the enforceability of this Agreement under the Bankruptcy Code, or, except as otherwise provided in this Agreement, agree or commit to delay or not to close any of the transactions contemplated by this Agreement, without the express written consent of the other party.

(ii) Without limiting the generality of Section 6(a)(i), each of the parties shall cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry and shall promptly (A) furnish to the other such necessary information and reasonable assistance as the other parties may request in connection with the foregoing, (B) inform the other of any communication from any Governmental Entity regarding any of the Transactions and of any communication received or given in connection with any legal, administrative, arbitral or other proceeding by a private party or any investigation, proceeding or other action by the New York Stock Exchange, or such other stock exchange on which the Common Stock is then listed or quoted, in each case regarding the Investment and the other Transactions and (C) provide counsel for the other parties with copies of all filings made by such party, and all correspondence between such party (and its advisors) with any Governmental Entity, or with the New York Stock Exchange (or such other stock exchange on which the Common Stock is then listed or quoted), and any other information supplied by such party and such party’s Subsidiaries to a Governmental Entity, or to the New York Stock Exchange (or such other stock exchange on which the Common Stock is then listed or quoted), or received from such a Governmental Entity, or from the New York Stock Exchange (or such other stock exchange on which the Common Stock is then listed or quoted), in connection with the Transactions; provided, however, that materials may be redacted to remove references concerning valuation of the Company. Each party hereto shall, subject to applicable Law, permit counsel for the other parties to review in advance, and consider in good faith the views of the other parties in connection with, any proposed written communication to any Governmental Entity, or to the New York Stock Exchange (or such other stock exchange on which the Common Stock is then listed or quoted), in connection with the Transactions. The parties agree not to participate, or to permit their Subsidiaries to participate, in any meeting or discussion, either in person or by telephone, with any Governmental Entity, or with the New York Stock Exchange (or such other stock exchange on which the Common Stock is then listed or quoted), in connection with the

Transactions unless it consults with the other parties in advance and, to the extent not prohibited by such Governmental Entity, or the New York Stock Exchange (or such other stock exchange on which the Common Stock is then listed or quoted), gives the other parties the opportunity to attend and participate.

(iii) The Investor and the Company shall not, and shall not permit any of their Subsidiaries or Affiliates to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that would delay or make materially more difficult the obtaining of any approvals, authorizations, consents, clearances, expirations or terminations of waiting periods or exemptions approval or authorization required under the HSR Act for the Investment.

(b) Conduct of Business.

(i) Except as otherwise expressly permitted or required by the Transaction Documents or otherwise consented to by Investor, permitted by Section 6(k), contemplated by Section 6(p) or as set forth on Section 6(b) of the Disclosure Letter and subject to the terms and upon the conditions therein, during the period from the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement in accordance with Section 8, the Company shall conduct its business, and cause its Subsidiaries to conduct their respective businesses, in all material respects in the ordinary course, including, without limitation, paying its obligations, including customer signing bonuses, capital expenditures, Taxes and other accounts payable, in the ordinary course of business consistent with past practice; provided that if the Prepackaged Plan Proceeding is commenced, the Company may make such changes to the manner in which it conducts business as are required by the Prepackaged Plan Proceeding. Prior to the earlier of the Closing Date and the termination of this Agreement in accordance with Section 8, except as expressly permitted or required by the Transaction Documents, without the prior written consent of the Investor, neither the Company nor its Subsidiaries shall (A) take any action that, if taken after the issuance of the Series B Preferred Shares, (x) would require the written consent of or vote by holders of such shares pursuant to Section 11 of the Series B Preferred Stock CoD or would require the consent of the Investor pursuant to Article VI of the Stockholders Agreement, (y) would trigger a redemption right under Section 8 of the Series B Preferred Stock CoD or (z) would result in an adjustment to be made under Section 10 of the Series B Preferred Stock CoD; (B) amend, supplement, modify, waive, terminate or otherwise make any change to, directly or indirectly, the Credit Agreement or any of the other Credit Documents (or obtain any waiver in respect thereof); provided, that the Company may extend the Waiver, dated July 15, 2009, by and among the Company, certain Subsidiaries of the Company party thereto and Wachovia Bank, National Association, as administrative agent for the Lenders party to the Credit Agreement as in effect on the date hereof; (C) other than with respect to the Prepackaged Plan Proceeding, consent to, approve of or formally acquiesce to any case, proceeding or other action (x) under any existing or future law of any jurisdiction, relating to bankruptcy, insolvency, reorganization or similar laws relating to relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution or composition or similar action with respect to it or its debts generally or (y) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets (a “Proceeding”), whether or not commenced by the Company or any of its Subsidiaries or (D) take any action that is in furtherance of the delisting of the Common Stock from the New York Stock Exchange or the listing of the Common Stock on any other stock exchange or automated quotation system.

(ii) The Company shall not declare or pay any dividend or distribution on any securities of the Company on or prior to the Closing. If, prior to the Closing, the Company shall take any action that would require any adjustment to be made under Section 10 of the Series B Preferred Stock CoD as if shares of Series B Preferred Stock were issued on the date of this Agreement, the Company must make appropriate and equitable adjustments with respect to the Investor such that the Investor will receive the benefit of such transaction as if all of the Series B Preferred Stock to be acquired by the Investor had been outstanding as of the date of such action.

     (c) Governance Matters. The Company shall take all actions necessary (i) (A) to cause all directors serving on the Board immediately prior to the Closing (other than the Company’s Chief Executive Officer and two other directors) to resign from the Board, effective as of the Closing and (B) to cause vacancies on the Board to be filled, effective as of the Closing, by persons designated by the Investor (the “Investor Directors”) no later than three Business Days prior to the Closing, and for the Investor Directors to serve from the Closing until their successors are duly elected and qualified in accordance with the organizational documents of the Company and the Stockholders Agreement, with the Investor Directors divided as nearly evenly as possible among Class I, Class II and Class III of the Board, and to cause the representation of the Investor Directors, effective as of the Closing, on each committee of the Board to be proportionate to the membership of the Investor Directors on the Board, (ii) to ensure that the

By-laws, the charters of the committees of the Board and any corporate guidelines of the Company, effective as of the Closing, are consistent with the provisions of the Stockholders Agreement and the transactions contemplated thereby and (iii) to elect, effective as of the Closing, to take advantage of the exemptions to the requirements of Paragraphs 303A.01, 303A.04 and 303A.05 of the New York Stock Exchange Listed Company Manual.

(d) Offer.

(i) Provided that this Agreement shall not have been terminated in accordance with Section 8, the Company shall commence (within the meaning of Rule 13e-4(a)(4) promulgated under the Exchange Act) the Offer to purchase all of the Convertible Notes and solicit acceptances of the Prepackaged Plan with the Solicitation Materials prior to the open of business on the date that is the tenth Business Day after the date of this Agreement. The Investor shall cooperate with the Company and use its best efforts to help the Company do, or cause to be done, all things that the Investor (in its reasonable discretion) determines are necessary, proper or advisable in connection with the Offer and the Solicitation, including in connection with the commencement of the Offer and the Solicitation. The Offer and the Solicitation shall be commenced and conducted on the terms and subject to the conditions set forth on Annex A hereto and such other terms and conditions as may be agreed to by the Investor and the Company in writing prior to the commencement of the Offer. Subject to the right of the parties to terminate this Agreement in accordance with Section 8(a), the Company may extend the Offer beyond the Initial Expiration Date without the prior consent of the Investor for a period of not more than ten (10) business days (as defined in Rule 14d-1 under the Exchange Act), if, at such scheduled expiration date of the Offer, any of the Offer Conditions shall not have been satisfied or, with the prior written consent of the Investor, waived.

(ii) The Company shall indemnify and hold harmless the Investor and its partners, members, stockholders, directors, officers, employees, affiliates, agents and other representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Offer and the Transactions and any information utilized in connection therewith, except with respect to information supplied in writing by the Investor or any of its partners, members, stockholders, directors, officers, employees, Affiliates, agents or other representatives, with respect to the Investor or any of its partners, members, stockholders, directors, officers, employees, Affiliates, agents or other representatives, specifically for inclusion or incorporation by reference in the Schedule TO, Form S-4, Offer Documents and any Other Required Company Filings and except with respect to any gross negligence, fraud or willful misconduct of the Investor and its partners, members, stockholders, directors, officers, employees, affiliates, agents and other representatives.

(iii) As soon as practicable on the date of commencement of the Offer, the Company shall file with the Commission the Schedule TO and Form S-4 with respect to the Offer and the Solicitation Materials with respect to the Prepackaged Plan. The Form S-4 and Schedule TO shall contain or incorporate the Offer Documents. The Company shall, or shall cause, the Offer Documents to be disseminated to the holders of the Convertible Notes as and to the extent required by applicable federal securities Laws and rules and regulations promulgated thereunder. The Company, on the one hand, and the Investor, on the other hand, shall promptly correct any information provided by them for use in the Schedule TO, the Form S-4, the Offer Documents and any Other Required Company Filings if and to the extent that it shall be or shall have become false or misleading in any material respect, and the Company shall cause Schedule TO, the Form S-4, the Offer Documents and any Other Required Company Filings as so corrected to be filed with the Commission and, in the case of any corrected Offer Documents, disseminated to holders of the Convertible Notes, in each case, as and to the extent required by applicable federal securities Laws and rules and regulations promulgated thereunder. The Investor and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule TO, the Form S-4, the Offer Documents and the Required Company Filings, and, in each case, any amendment, supplement or exhibit thereto, before they are filed with the Commission and disseminated to holders of Convertible Notes, the Company shall consider in good faith the comments of the Investor in connection therewith and shall not file with the Commission, disseminate to holders or otherwise use the Schedule TO, the Form S-4 or any Offer Documents or Required Company Filings, or, in each case, any amendment, supplement or exhibit thereto, without the prior consent of the Investor (which consent shall not be unreasonably delayed or withheld). In addition, the Company shall provide the Investor and its counsel with any comments that the Company or their counsel may receive from time to time from the Commission or its staff with respect to the Schedule TO, the Form S-4, the Offer Documents and the Other Required Company Filings promptly after the receipt of such comments, consult with the Investor and its counsel prior to responding to any such comments, and consider in good faith the views of the Investor in connection with, any proposed written communication to the Commission and provide the Investor with copies of all such written responses. Each party agrees not to participate, or to permit its Subsidiaries or Affiliates to participate, in any meeting or discussion, either in person or by telephone, with the Commission, in connection with the Offer unless it consults with the other party in advance and, to the extent not prohibited by the Commission, gives the other party the opportunity to attend and participate. The Company will use reasonable best efforts to respond to any comments from the Commission as promptly as possible and to have the Form S-4 declared effective as promptly as possible.

(iv) The obligation of the Company to accept for exchange and exchange for Convertible Notes tendered pursuant to the Offer shall be subject to the satisfaction of the Offer Conditions.

(v) Subject to (A) the terms of this Agreement and (B) the satisfaction or, with the prior written consent of the Investor, waiver of all of the Offer Conditions as of the expiration of the Offer, if the Restructuring is not being effectuated through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding, at the Closing, after the receipt by the Company of the proceeds of the Investment, the Company shall accept for exchange all Convertible Notes validly tendered and not withdrawn pursuant to the Offer. If the Restructuring is not being effectuated through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding, in accordance with Section 6(i)(ii) and Section 6(m), the Company shall pay the cash consideration and issue the Company Common Stock consideration for all Convertible Notes validly tendered and not withdrawn pursuant to the Offer as promptly as practicable following the acceptance for exchange pursuant to the immediately prior sentence (but in no event later than three (3) Business Days after the expiration of the Offer).

(vi) The Investor shall not be responsible or liable for, any payment, damages or obligation arising from the failure of the Company to comply with the provisions of this Section 6(d), including, without limitation, any such failure which would result in the closing of the Offer on terms or conditions other than those consented to by the Investor.

     (e) New York Stock Exchange Listing. The Company shall use its best efforts to cause the shares of Common Stock to be issued upon conversion of the Series B Preferred Shares (to the extent of the Company’s authorized and unissued stock) to be approved for listing on the New York Stock Exchange or such other exchange on which the Common Stock is then listed or quoted, subject to official notice of issuance, prior to the Closing.

     (f) ABL Financing.

(i) The Company shall use its reasonable best efforts to take, or cause to be taken (and the Investor shall use commercially reasonable efforts to cooperate with the Company in such efforts), all reasonable actions and to do, or cause to be done, all things reasonably necessary, proper or advisable, to arrange and obtain revolving credit commitments for general corporate purposes from the ABL Lenders on terms and conditions that reflect the terms and conditions summarized in the ABL Term Sheet and otherwise (i) are consistent with and no less favorable (as to each item (other than immaterial items) and in the aggregate) to the Company and the Investor in its capacity as a prospective shareholder of the Company than the terms and conditions of asset-based revolving credit financing transactions for companies sponsored by CD&R Inc., as determined by the Investor in its reasonable discretion (exercised in good faith), or (ii) are acceptable to the Investor in its sole discretion (exercised in good faith) (the “ABL Financing”).

(ii) In the event the ABL Financing becomes unavailable, as promptly as practicable following the occurrence of such event the Company shall use its reasonable best efforts (and the Investor shall use commercially reasonable efforts to cooperate with the Company in such efforts, including by actively assisting the Company in its negotiation of related definitive documentation) to obtain alternative financing from alternative sources that (A) is on terms and conditions that are (1) no less favorable (as to each item and in the aggregate) to the Company and the Investor as a prospective shareholder of the Company than the terms and conditions summarized in the ABL Term Sheet, as determined by the Investor in its sole discretion (exercised in good faith), (2) otherwise (x) are consistent with and no less favorable to the Company and the Investor in its capacity as a prospective shareholder of the Company than the terms and conditions of asset-based revolving credit financing transactions for companies sponsored by CD&R Inc., as determined by the Investor in its reasonable discretion (exercised in good faith) or (y) are acceptable to the Investor in its sole discretion (exercised in good faith), and (B) provides revolving credit commitments in an aggregate principal amount that is not less than $125 million (an “Alternative ABL Financing”), as promptly as practicable following the occurrence of such event but in any event no later than the Outside Date.

(iii) It is understood and agreed that both the Company and the Investor will participate in the negotiation of the ABL Financing or Alternative ABL Financing (including, but not limited to, the negotiation of a definitive revolving credit agreement and other definitive documentation therefor (such definitive revolving credit agreement, the “ABL Agreement”, and together with such other documentation, the “ABL Documents”)).

(g) Credit Agreement and Amended Credit Agreement.

(i) The Company will pay when due all interest, fees, expenses and other obligations arising under the Credit Agreement and the other Credit

Documents (as defined in the Credit Agreement) as and when they become payable, and otherwise comply with and timely perform all of its obligations under the Credit Agreement and the other Credit Documents (as defined in the Credit Agreement) at all times during the term of this Agreement, including in the Prepackaged Plan Proceeding (subject to the consent or approval of the Bankruptcy Court).

(ii) The Company shall use its reasonable best efforts to take, or cause to be taken (and the Investor shall use reasonable best efforts to cooperate with the Company in such efforts), all reasonable actions and to do, or cause to be done, all things reasonably necessary, proper or advisable, to amend and restate the Credit Agreement on the terms and conditions provided in the Form of Amended Credit Agreement or otherwise contemplated thereby.

(iii) In the event the Term Loan Refinancing is not available on the terms and conditions contemplated in the Form of Amended Credit Agreement for any reason, the Company shall use its reasonable best efforts (and the Investor shall use commercially reasonable efforts to cooperate with the Company in such efforts, including by actively assisting the Company in its negotiation of related definitive documentation) to amend and restate the terms of the Credit Agreement (A) on terms and conditions (x) that are no less favorable (as to each item (other than immaterial items) and in the aggregate) to the Company and the Investor as a prospective shareholder of the Company than the terms and conditions contemplated in the Form of Amended Credit Agreement, as determined by the Investor in its sole discretion (exercised in good faith) or (y) otherwise acceptable to the Investor in its sole discretion (exercised in good faith), and (B) to extend the maturity of $150 million principal amount of the term loans outstanding under the Credit Agreement (an “Alternative Term Loan Refinancing”), as promptly as practicable but in any event no later than the Outside Date.

(iv) It is understood and agreed that both the Company and the Investor will participate in the negotiation of the Term Loan Refinancing or Alternative Term Loan Refinancing (including, but not limited to, the negotiation of a definitive credit agreement and other definitive documentation therefor (such definitive credit agreement, the “Amended Credit Agreement,” and together with such other definitive documentation, the “Amended Credit Documents”)).

     (h) Series B Preferred Stock Certificate of Designations. Prior to the Closing, the Company shall duly file with the Secretary of State of the State of Delaware the Series B Preferred Stock CoD in accordance with all applicable provisions of Law and the Certificate of Incorporation.

     (i) Use of Proceeds. If the Restructuring is not being effectuated through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding, on and after the Closing, the Company shall, as applicable,

(i) apply the funds in the Non-Convertible Notes Account to (w) pay the principal amount of the term loans outstanding under the Amended Credit Agreement that shall be due and payable as of Closing and all accrued and unpaid interest thereon, and all other interest due and payable under the Amended Credit Agreement and other Amended Credit Documents, (x) pay all fees, expenses and other obligations payable under the Amended Credit Agreement, the other Amended Credit Documents, and the ABL Agreement and the other ABL Documents, (y) pay all costs, expenses and other obligations relating to or arising out of the Transactions and any related transactions (other than any amounts due the holders of any Convertible Notes and the Convertible Notes Expenses), and (z) cash collateralize letters of credit outstanding under the Amended Credit Agreement that are not backstopped, replaced with, rolled over or novated into letters of credit issued and outstanding under the ABL Agreement; and

(ii) apply the funds in the Convertible Notes Account (A) to pay the full cash consideration due to (w) the holders of all Convertible Notes tendered under the Offer, (x) the holders of any Convertible Notes not tendered under the Offer upon the exercise by any of such remaining holders of the put rights arising under Sections 3.05 or 3.06 of the Indenture, (y) on November 20, 2009, the holders of all Convertible Notes then outstanding upon the exercise by the Company of its redemption right under Section 3.01 of the Indenture and (B) to pay the Convertible Notes Expenses. Any funds remaining in the Convertible Notes Account after the time that all the amounts described in the first sentence of this Section 6(i)(ii) have been paid and none of the Convertible Notes is outstanding may be released from such account and applied for any general corporate purposes.

     (j) Employee Benefits Covenants. The Company agrees that, prior to the Closing Date, it will take all actions set forth on Exhibit G.

     (k) No Solicitation.

(i) The Company shall, and shall cause its Subsidiaries and its and their respective directors, executive officers, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Company Transaction Proposal. After the execution and delivery of this Agreement, the Company shall not, nor shall it authorize or permit any of its Subsidiaries, any of its or their respective directors, executive officers, employees, representatives or agents to, directly or indirectly, (A)

solicit, initiate or knowingly encourage any inquiry with respect to, or the making, submission or announcement of, any proposal that constitutes or could reasonably be expected to lead to a Company Transaction Proposal, (B) participate in any negotiations regarding a Company Transaction Proposal with, or furnish any nonpublic information relating to a Company Transaction Proposal to, any Person that has made or, to the Knowledge of the Company, is considering making a Company Transaction Proposal, (C) engage in discussions regarding a Company Transaction Proposal with any Person that has made or, to the Knowledge of the Company, is considering making a Company Transaction Proposal, except to notify such Person of the existence of the provisions of this Section 6(k), (D) approve, endorse or recommend any Company Transaction Proposal, (E) enter into any letter of intent or agreement in principle or any agreement providing for any Company Transaction Proposal (except for Qualifying Confidentiality Agreements permitted under Section 6(k)(ii)) or (F) propose or agree to do any of the foregoing. The Company agrees that any violations of the restrictions set forth in Section 6(k) by any representative of the Company shall be deemed to be a breach by the Company.

(ii) Notwithstanding Section 6(k)(i):

(A) If at any time prior to the Closing, the Company receives a bona fide, written and unsolicited Company Transaction Proposal and the Board determines in good faith, after consultation with outside counsel and its independent financial advisor, that such Company Transaction Proposal constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal, the Company may take the following actions: (I) furnish nonpublic information to the Person making such Company Transaction Proposal, if, and only if, (x) prior to so furnishing such information, the Company has (1) complied with the following sentence of this Section 6(k)(ii), and (2) received from such Person a Qualifying Confidentiality Agreement, and (y) all such information has previously been provided to the Investor or is provided to the Investor prior to or substantially contemporaneously with the time it is provided to the Person making such Company Transaction Proposal or such Person’s representative, and (II) engage in discussions or negotiations with such Person with respect to the Company Transaction Proposal. The Company promptly (and in any event within 48 hours) shall advise the Investor orally and in writing of the receipt of (X) any proposal that constitutes or could reasonably be expected to lead to a Company Transaction Proposal, including the identity of the Person(s) making such proposal and the material terms and conditions of such proposal, and providing copies of any document or correspondence evidencing such proposal and (Y) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information not reasonably expected to be related to a Company Transaction Proposal. The Company shall use its best efforts to keep the Investor fully informed on a current basis of the status of any such proposal (including any material change to the terms and conditions thereof).

(B) If, on or after September 30, 2009, (x) any of the Offer Conditions shall not have been satisfied (or, with the prior written consent of the Investor, waived), the Requisite Acceptances have not been received or any other condition to the Investment has not been satisfied (and in the Company’s reasonable judgment, there is material uncertainty as to whether any such condition will be satisfied by the Outside Date) and (y) the Company is not in material breach of any of its material covenants and agreements contained in this Agreement, then at any time following September 30, 2009 and prior to the later of (I) any scheduled expiration date of the Offer on which all of the Offer Conditions have been satisfied (or, with the prior written consent of the Investor, waived) or the Requisite Acceptances have been received and (II) the date on which all conditions to the Investment have been satisfied (or in the Company’s reasonable judgment, such conditions are reasonably certain to be satisfied by the Outside Date), the Company may, and it may authorize or permit any of its Subsidiaries, any of its or their respective directors, executive officers, employees, representatives or agents to, directly or indirectly, (1) propose a Contingency Plan Proposal to any Person that, to the Knowledge of the Company, is not considering making, and in the case of a Person other than a holder of Convertible Notes or a Term Lender has not since April 1, 2009 made, a Company Transaction Proposal other than a Contingency Plan Proposal, (2) participate in negotiations and engage in discussions regarding a Contingency Plan Proposal with, or furnish nonpublic information relating to a Contingency Plan Proposal to, any Person that, to the Knowledge of the Company, is not considering making, and in the case of a Person other than a holder of Convertible Notes or a Term Lender has not since April 1, 2009 made, a Company Transaction Proposal other than a Contingency Plan Proposal and (3) propose or agree to do any of the foregoing, in each case set forth in clauses (1) through (3), if, and only if, the Company complies with the following two sentences of this Section 6(k)(ii)(B). Prior to furnishing any nonpublic information in connection with a Contingency Plan Proposal, (x) the Company shall have received a Qualifying Confidentiality Agreement from the Person to whom such nonpublic information is being furnished, and (y) all such information shall have previously been provided to the Investor or shall be provided to the Investor substantially contemporaneously with the time it is provided to the Person to whom such nonpublic information is being furnished. The Company promptly (and in any event within 48 hours) shall advise the Investor orally and in writing of any Contingency Plan Proposal, including the identity of the Person(s) to whom such proposal is being made and the material terms and conditions of such proposal, and provide copies of any document or correspondence evidencing such proposal. The Company shall use its best efforts to keep the Investor reasonably fully informed on a current basis of the status of any such proposal (including any material change to the terms and conditions thereof).

(C) After the Filing Date the Company may take any action otherwise restricted by such Section to the extent ordered by the Bankruptcy Court (entered other than pursuant to a motion or application by the Company or a Debtor Subsidiary).

(iii) At any time prior to the Closing, if the Company has received a Superior Proposal (after giving effect to the terms of any revised offer by the Investor pursuant to this Section 6(k)(iii)), the Board may terminate this Agreement to substantially contemporaneously enter into a definitive agreement with respect to such Superior Proposal, provided that the Board may not take such actions unless:

(A) the Company shall have provided prior written notice to the Investor at least five (5) calendar days in advance (the “Notice Period”), of its intention to take such actions, which notice shall specify the terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal and copies of any documents or correspondence evidencing such Superior Proposal) and any material modifications to any of the foregoing,

(B) during the Notice Period, the Company shall, and shall cause its independent financial advisor and outside counsel to, negotiate with the Investor in good faith (to the extent the Investor desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Company Transaction Proposal ceases to constitute a Superior Proposal, and

(C) at or prior to the time of termination of this Agreement, the Company shall have paid the Termination Fee pursuant to Section 8(b).

In the event of any material revisions to the Superior Proposal, the Company shall deliver a new written notice to the Investor and shall comply with the requirements of this Section 6(k)(iii) with respect to such new written notice, except that the new Notice Period shall be two (2) calendar days.

(iv) [Intentionally Ommitted.]

(v) Nothing contained in this Section 6(k) shall prohibit the Company from complying with Rule 14a-9, 14d-9 or 14e-2 promulgated under the Exchange Act.

(vi) As used in this Agreement, the terms:

(A) “Company Transaction Proposal” means any inquiry, proposal or offer from any person or group of persons other than the Investor or its Affiliates relating to any (1) direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company and the Company’s Subsidiaries, taken as a whole, or 20% or more of any class or series of equity securities (or any indebtedness or other obligation that is exchangeable for or convertible into any such security, or any other right to acquire any such security, contingent or otherwise) of the Company, any tender offer or exchange offer or (2) any merger, reorganization, restructuring, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, equity infusion or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole) that, in the case of either clause (1) or clause (2), if consummated would result in any person or group of persons beneficially owning 20% or more of the voting rights of any class or series of capital stock of the Company;

(B) “Contingency Plan Proposal” means any proposal relating to any merger, restructuring, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Subsidiary that the Board in good faith determines, does not constitute a Superior Proposal or a Superior Lender Proposal and is not reasonably likely to result in a Superior Proposal or a Superior Lender Proposal, which determination is made after consultation with outside counsel and its independent financial advisor and assumes consummation of the Transactions contemplated by this Agreement.

(C) “Superior Lender Proposal” means any proposal involving any Person making more than a de minimus investment or commitment (other than a Person who is as of the date hereof a holder of Convertible Notes or a Term Lender) relating to a restructuring, reorganization, liquidation, dissolution or similar transaction pursuant to which (x) the holders of the Convertible Notes would receive consideration in respect of the Convertible Notes that is of equal or greater total market value (measured per $1,000 face amount of the Convertible Notes and at the time such consideration is delivered) than such holders would receive pursuant to the Offer, assuming that all of the outstanding Convertible Notes participated in such transaction or in the Offer, as applicable or (y) the Term Lenders would receive cash in repayment of the outstanding borrowings under the Credit Agreement in an amount equal to or greater than pursuant to the Term Loan Refinancing, or would receive consideration in respect of their rights under the Credit Agreement and other Credit Documents (as defined in the Credit Agreement) that is of equal or greater total market value and security than such Term Lenders would receive pursuant to the Term Loan Refinancing and that does not include any equity security;

(D) “Superior Proposal” means a bona fide written proposal or offer from any person or group of persons other than the Investor or its Affiliates not solicited in violation of Section 6(k) relating to any direct or indirect acquisition or purchase of a business that constitutes 50% or more of the net revenues, net income or assets of the Company and the Company’s Subsidiaries, taken as a whole, or 50% or more of any class or series of securities of the Company, any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 50% or more of the voting rights of any class or series of capital stock of the Company, any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, equity infusion or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 50% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole) or any restructuring or reorganization of the Company, in each case, that the Board in good faith determines, would, if consummated, result in a transaction that is more favorable to the Company and its existing stockholders than the transactions contemplated hereby (after given effect to the terms of any revised offer by the Investor pursuant to Section 6(k)(iii)), which determination is made, (x) after receiving the advice of its independent financial advisor, (y) after taking into account the likelihood (and likely timing) of consummation of such transaction on the terms set forth therein (as compared to the terms herein) and (z) after taking into account all relevant legal (with the advice of outside counsel), financial (including the financing terms of any such proposal, the additional transaction costs and the effect of any termination fee, expenses or amounts payable hereunder), regulatory or other aspects of such proposal and any other relevant factors permitted by applicable Law; and

(E) “Qualifying Confidentiality Agreement” means an executed agreement with provisions requiring any Person receiving nonpublic information with respect to the Company to keep such information confidential, which provisions to keep such information confidential are no less restrictive to such Person than the Confidentiality Agreement is to the Investor, its Affiliates, and their respective personnel and representatives, provided that no such confidentiality agreement shall conflict with any rights of the Company or obligations of the Company and its Subsidiaries under this Agreement.

     (l) Tax Matters. All transfer, documentary, sales, use, stamp, registration, value-added and other such Taxes (including any penalties and interest) imposed on or as a result of the Investment, except for any such Taxes that may be imposed by the Cayman Islands, shall be paid by the Company when due, and the Company will, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees and, if required by law, the Investor will, and will cause its Affiliates to, join in the execution of any such Tax returns and other documentation.

     (m) Convertible Notes Account. The Company agrees that before the wire transfer into the Convertible Notes Account described in Section 2(b)(i), the balance of the Convertible Notes Account shall be zero dollars ($0.00), and that until the time that all of the amounts described in Section 6(i)(ii) have been paid and none of the Convertible Notes is outstanding, it shall not (i) deposit or cause to be deposited any funds into the Convertible Notes Account or (ii) withdraw or cause to be withdrawn any funds from the Convertible Notes Account for any purpose other than to pay any cash consideration due to the holders of the Convertible Notes. The Company further agrees that it shall not use any funds other than funds from the Convertible Notes Account to pay the holders of the Convertible Notes any of the amounts described in clause (A) of the first sentence of Section 6(i)(ii) or to pay the Convertible Notes Expenses, or, if the Restructuring is being effectuated through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding, to apply the proceeds of the Investment in accordance with the Prepackaged Plan.

     (n) [Intentionally omitted.]

     (o) Insurance Policy. At the Company’s option, the Company may purchase, prior to the Closing Date, a six-year prepaid “tail” policy on terms and conditions providing equivalent benefits to those provided by the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Closing Date, covering without limitation the transactions contemplated hereby; provided that the cost of such “tail” policy shall not exceed three (3) times the current annual premium paid by the Company for directors’ and officers’ liability insurance and fiduciary liability insurance. If such “tail” prepaid policy has been obtained by the Company, the Investor shall cooperate with the Company after the Closing to cause such policy to be maintained in full force and effect, for its full term, and shall not interfere with the Company’s honoring of all obligations thereunder after the Closing.

     (p) Prepackaged Plan.

(i) As promptly as practicable after the date hereof, the Company shall, with the cooperation and assistance of the Investor, prepare the Solicitation Materials and the Prepackaged Plan Filings and provide drafts of such documents to the Investor sufficiently in advance of the Prepackaged Plan Filing such that the Investor has the opportunity to review and provide comments to the Company and its Subsidiaries. The Investor will provide all information regarding the Investor and its Subsidiaries, officers and directors that is necessary to permit the Company to prepare the Disclosure Statement. As soon as possible after the Prepackaged Plan and Disclosure Statement and such other documents are finalized, the Company shall mail such documents to the Term Lenders and the holders of the Convertible Notes. The solicitation period shall expire on a date no later than the minimum period required by the Bankruptcy Code and the rules under the Bankruptcy Code (the “Bankruptcy Rules”) for solicitation of acceptances of a Chapter 11 plan of reorganization. The Company shall use its reasonable best efforts to receive acceptances of the Prepackaged Plan from a sufficient number of creditors in a sufficient number of classes of creditors to allow the Prepackaged Plan to be confirmed under the Bankruptcy Code, including confirmation through the cramdown provisions of Section 1129(b) of the Bankruptcy Code with respect to non-accepting creditor classes (the “Requisite Acceptances”).

(ii) As promptly as practicable after the date on which the Company mails the Solicitation Materials to its creditors, the Company shall, with the cooperation and assistance of the Investor, prepare (A) petitions for relief under the Bankruptcy Code (the “Chapter 11 Petitions”) for the Company and the Debtor Subsidiaries, (B) motions for customary first-day orders and such orders as described in the Disclosure Statement including but not limited to an order authorizing the Company to pay to the Investor the fees and Transaction Expenses payable to the Investor pursuant to Section 8 and Section 6(n) hereof

(the “Investment Motion” and, collectively, the “First Day Orders”) and (C) notices to creditors and other parties required by the Bankruptcy Code with respect to the filing of the Chapter 11 Petitions, the hearing for confirmation of the Prepackaged Plan and other matters (the “Bankruptcy Notices” and, collectively with the Solicitation Materials, Chapter 11 Petitions and First Day Orders, the “Prepackaged Plan Filings”). Such documents shall be prepared in sufficient time to provide the Investor and its legal and financial advisors with adequate time to review all such documents prior to the Filing Date and provide comments thereon, provided that the Investment Motion and order with respect thereto shall (i) approve the payment of the Termination Fee and the reimbursement of Transaction Expenses on the terms set forth in Section 8, (ii) be consistent in all respect with this Agreement and (iii) otherwise be acceptable to the Investor in its reasonable discretion.

(iii) In the event that the Offer Conditions are not satisfied or waived, with the prior written consent of the Investor, by the Restructuring Deadline:

(A) On the day following the Restructuring Deadline, the Company shall, and, subject to the terms of the Prepackaged Plan, shall cause each of the Debtor Subsidiaries to, (1) file the Chapter 11 Petitions in the Bankruptcy Court and commence cases under the Bankruptcy Code (the “Prepackaged Plan Proceeding”) in the Bankruptcy Court (the date on which such Chapter 11 Petitions is filed, the “Filing Date”), (B) file the motions relating to the First Day Orders and seek to obtain entry of the First Day Orders by the Bankruptcy Court and (C) schedule a hearing (the “Confirmation Hearing”) in the Bankruptcy Court on the earliest date possible to consider confirmation of the Prepackaged Plan and approve the Disclosure Statement. As soon as practicable after the Filing Date, the Company shall send the Bankruptcy Notices to all Persons to whom such notices are required to be sent under the Bankruptcy Code and such to other Persons to whom it is ordered by the Bankruptcy Court to send the Bankruptcy Notices.

(B) The Company shall use its reasonable best efforts to obtain confirmation of the Prepackaged Plan by the Bankruptcy Court at the Confirmation Hearing. Upon entry of an order confirming the Prepackaged Plan (the “Confirmation Order”), the Company shall use its reasonable best efforts to obtain the dismissal of any and all appeals and motions for reconsideration filed with respect to the Prepackaged Plan or with respect to the Confirmation Order. The date on which the

Prepackaged Plan is confirmed is referred to herein as the “Confirmation Date.”

(C) The Company shall cause the Prepackaged Plan to become effective and the distributions provided for under the Prepackaged Plan (the “Distributions”) to be commenced as promptly as possible on or following the day on which the Confirmation Order is entered if no stay of the Confirmation Order pending appeal has been entered and all other conditions to effectiveness set forth in the Prepackaged Plan shall have been satisfied or waived. The date on which the Prepackaged Plan becomes effective is referred to herein as the “Effective Date.”

     (q) Company Approvals. At the request of the Investor, the Board shall approve (i) the Amended Credit Documents so long as (A) in the case of the Term Loan Refinancing, the Amended Credit Agreement is in the form of the Form of Amended Credit Agreement or (B) in the case of the Alternative Term Loan Refinancing, the Amended Credit Agreement is on terms and conditions that are (x) no less favorable (as to each item (other than immaterial items) and in the aggregate) to the Company and the Investor in its capacity as a prospective shareholder of the Company than the terms and conditions contemplated in the Form of Amended Credit Agreement, as determined by the Investor in its sole discretion (exercised in good faith) or (y) otherwise consented to by the Company, such consent not to be unreasonably withheld; (ii) the ABL Documents so long as the ABL Agreement is on terms and conditions that are no less favorable (as to each item and in the aggregate) to the Company and the Investor as a prospective shareholder of the Company than the terms and conditions summarized in the ABL Term Sheet, as determined by the Investor in its sole discretion (exercised in good faith) and are otherwise (1) consistent with and no less favorable to the Company and the Investor in its capacity as a prospective shareholder of the Company than the terms and conditions of asset-based revolving credit financing transactions for companies sponsored by CD&R, Inc., as determined by the Investor in its reasonable discretion (exercised in good faith), or (2) consented to by the Company, such consent not to be unreasonably withheld and (iii) the Ancillary Refinancing Agreements are consistent with and no less favorable (as to each item (other than immaterial items) and in the aggregate) to the Company and the Investor in its capacity as a prospective shareholder of the Company than the terms and conditions of the respective document or agreement for companies sponsored by CD&R, Inc., as determined by the Investor in its reasonable discretion (exercised in good faith), or consented to by the Company, such consent not to be unreasonably withheld.

Section 7. Indemnity.

     (a) In the case of clauses (i) and (ii) below, from and after the Closing and, in the case of clause (iii) below, from and after the date of this Agreement, subject to this Section 7, the Company shall indemnify, defend and hold harmless the Investor and its Affiliates and each of their respective officers, directors, partners, employees and agents, and each person who controls the Investor within the meaning of the Exchange Act and the regulations thereunder (the

“Investor Indemnified Parties” and each, an “Investor Indemnified Party”) from and against, and pay or reimburse the Investor Indemnified Parties for, any and all losses, liabilities, damages, and expenses (including reasonable expenses of investigation, enforcement, and collection and reasonable attorney’s and accountants’ fees and expenses in connection with any Litigation, any incidental, indirect or consequential damages, losses, liabilities or expenses, any amounts paid in settlement, and any lost profits or diminution in value), whether or not involving a Third Party Claim (collectively, “Losses”) (i) arising from or relating to any inaccuracy in or breach of any representation or warranty when made or deemed made by the Company in or pursuant to this Agreement, (ii) arising from or relating to the failure of the Company to perform any covenant or agreement under this Agreement or (iii) arising out of or resulting from the Company’s authorization and approval and the Company’s and/or the Investor’s execution, delivery, performance or termination of this Agreement or the transactions contemplated hereby (other than any Losses attributable to acts, errors or omissions (other than acts or omissions in conformity with this Agreement) on the part of the Investor or any Investor Indemnified Parties and other than any Losses attributable to the economic risks of the Investor’s investment decision)), in the event (in the case of this clause (iii) only) that the Investor or Investor Indemnified Parties are subject to, named in or made party to any Litigation by any Governmental Entity, stockholder of the Company or any other Person (other than the Company).

     (b) From and after the Closing, and subject to this Section 7, the Investor shall indemnify, defend and hold harmless the Company and its Affiliates and each of their respective officers, directors, partners, employees and agents (the “Company Indemnified Parties” and each, an “Company Indemnified Party”) from and against, and pay or reimburse the Company Indemnified Parties for, any and all Losses arising from or relating to (i) any inaccuracy in or breach of any representation or warranty when made or deemed made by the Investor in or pursuant to this Agreement, or (ii) the failure of the Investor to perform any covenant or agreement under this Agreement.

     (c) An Investor Indemnified Party or Company Indemnified Party (each, an “Indemnified Party”) seeking indemnification pursuant to this Section 7 in respect of, arising out of or involving any claim or demand asserted by a third party (a “Third Party Claim”) against such Indemnified Party entitled to indemnification under this Agreement shall give written notice to the Company or the Investor, as applicable (each, as applicable, an “Indemnifying Party”), as promptly as practicable after receipt by such Indemnified Party of written notice of such third party’s Litigation in the case of a Litigation, or as promptly as practicable after the Indemnified Party has reasonably determined that the pending or threatened claim has given or would reasonably be expected to give rise to a right of indemnification hereunder in the case of any pending or threatened claim; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 7 except to the extent such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe in reasonable detail such Third Party Claim. The Indemnified Party shall permit the Indemnifying Party (at the expense of the Indemnifying Party and so long as the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party for Losses related to such Third Party Claim) to assume the defense of such Third Party Claim; provided that counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party

may participate in such defense at such Indemnified Party’s expense. If the Indemnifying Party does not timely assume the defense of such Third Party Claim following notice thereof, the Indemnified Party shall be entitled to assume and control such defense and to settle or agree to pay in full such Third Party Claim without the consent of the Indemnifying Party without prejudice to the ability of the Indemnified Party to enforce its claim for indemnification against the Indemnifying Party hereunder. Except with the prior written consent of the Indemnified Party (which shall not be unreasonably withheld), the Indemnifying Party, in the defense of any such Third Party Claim, shall not consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, such Third Party Claim, unless such settlement, compromise or discharge does not involve any finding or admission of any violation of Law or admission of any wrongdoing by the Indemnified Party and the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or adversely affect and Indemnified Party and (iii) obtain, as a condition of any settlement or other resolution, a complete and unconditional release of each Indemnified Party from any and all liability in respect of such Third Party Claim. If the Indemnified Party in good faith determines that the conduct of the defense or any proposed settlement of any Third Party Claim would reasonably be expected to affect adversely the Indemnified Party’s Tax liability, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Company in respect of such Third Party Claim, the Indemnified Party shall have the right at all times to take over and control the defense, settlement, negotiation or litigation relating to any such Third Party Claim at the sole cost of the Indemnifying Party; provided that if the Indemnified Party does so take over and control, the Indemnified Party shall not settle such Third Party Claim without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any Third Party Claim subject to this Section 7 and the records of each shall be reasonably available to the other with respect to such defense.

     (d) Notwithstanding anything to the contrary contained herein, the Company shall be required to indemnify and hold harmless the Investor Indemnified Parties pursuant to Section 7(a) with respect to Losses only:

(i) in the event that the aggregate amount of Losses in connection with or related to any individual claim (or any series of related claims (including any class action)) exceeds $50,000 (the “De Minimis Amount”), which amount is intended to be a qualifying claim threshold, and shall not operate as a deductible;

(ii) in the event that the aggregate amount of Losses (other than Losses excluded by the immediately preceding clause (i) because they do not meet the De Minimis Amount) exceeds $5,000,000 (the “Threshold Amount”), following which time all Losses above the Threshold Amount shall be subject to indemnification (other than Losses excluded by the immediately preceding clause (i) because they do not meet the De Minimis Amount); and

(iii) up to (and not exceeding) the point at which the aggregate amount of the indemnification payments actually made by the Company equals $75,000,000 (the “Cap”);

provided, however, that (x) Losses payable in connection with clause (i) of Section 7(a) with respect to an inaccuracy in or breach of any Fundamental Representation or payable in connection with clauses (ii) and (iii) of Section 7(a) shall be payable without regard to the Cap; provided that Losses payable in connection with clause (i) of Section 7(a) with respect to an inaccuracy in or breach of any Fundamental Representation and Losses payable in connection with clauses (ii) of Section 7(a) shall be taken into account in determining whether the Cap has been reached, and (y) Losses payable in connection with clause (iii) of Section 7(a) shall be payable without regard to whether the Threshold Amount has been reached and shall not be taken into account in determining, with respect to other Losses, whether the Threshold Amount has been reached. Notwithstanding anything to the contrary contained herein, the Company’s aggregate obligations to make indemnification payments pursuant to Section 7(a), and to pay any Termination Fee or Deal Fee or Transaction Expenses shall be limited to and shall not exceed the Aggregate Purchase Price, and in no event shall the Company be required to pay any amounts that would cause the total amount paid by the Company in the aggregate with respect to all such matters in the aggregate to exceed the Aggregate Purchase Price.

     (e) Notwithstanding anything to the contrary contained herein, the Investor shall be required to indemnify and hold harmless the Company Indemnified Parties pursuant to Section 7(b) with respect to Losses only:

(i) in the event that the aggregate amount of Losses in connection with or related to any individual claim (or any series of related claims (including any class action)) exceeds the De Minimis Amount;

(ii) in the event that the aggregate amount of Losses (other than Losses excluded by the immediately preceding clause (i) because they do not meet the De Minimis Amount) exceeds the Threshold Amount, following which time all Losses above the Threshold Amount shall be subject to indemnification (other than Losses excluded by the immediately preceding clause (i) because they do not meet the De Minimis Amount); and

(iii) up to (and not exceeding) the point at which the aggregate amount of the indemnification payments actually made by the Investor equals the Cap;

provided, however, Losses payable in connection with clause (i) of Section 7(b) with respect to an inaccuracy in or breach of any Fundamental Representation or payable in connection with clause (ii) of Section 7(b) shall be payable without regard to the Cap; provided that such Losses shall be taken into account in determining whether the Cap has been reached. Notwithstanding anything to the contrary contained herein, the Investor’s aggregate obligations to make indemnification payments pursuant to Section 7(b) shall be limited to and shall not exceed the Aggregate Purchase Price.

     (f) Any Indemnified Party seeking indemnification hereunder shall give to the Indemnifying Party a notice (a “Claim Notice”) describing in reasonable detail, to the extent known by the Indemnified Party at the time, the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement upon which such claim is based; provided, however, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given no later than promptly after the action or suit is commenced; provided, further, that to the extent an Indemnified Party first pursues recoveries from third parties with respect to a claim for indemnification, such claim shall be deemed timely and validly given pursuant to this Section 7(f), so long as a Claim Notice stating only that the Indemnified Party is currently seeking recoveries from third parties shall be given within the time periods required by this Section 7.

     (g) The obligations of the Indemnifying Party under this Section 7 shall survive the transfer, redemption or conversion of the Series B Preferred Stock issued pursuant to this Agreement or the Series B Preferred Stock CoD (and the transfer of the Common Stock issued upon conversion of such Series B Preferred Stock) or the closing or termination of this Agreement and any other Transaction Document. The agreements contained in this Section 7 shall be in addition to any other rights of the Indemnified Party against the Indemnifying Party or others, at common law or otherwise, including as set forth in Section 23 hereof.

     (h) Any Indemnified Party who brings an action against an Indemnifying Party to enforce an indemnity set forth in subparagraph Section 7(a) or Section 7(b) and who is successful in such action shall also be entitled to recover, from the Indemnifying Party, the reasonable costs and attorneys’ fees actually incurred in prosecuting such action.

Section 8. Termination.

     (a) This Agreement may be terminated at any time prior to the Closing:

(i) by either the Investor or the Company if (x) by November 12, 2009 (the “Outside Date”) (A) the Closing with respect to the Offer shall not have occurred and (B) the Requisite Acceptances have not been received or (y) the Prepackaged Plan Proceeding has been commenced pursuant to Section 6(p)(iii) and the Effective Date has not occurred by a date that is no later than four (4) weeks and 10 days after the entry of the Confirmation Order; provided, that the party seeking to terminate this Agreement pursuant to this Section 8(a)(i) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been a proximate cause of the failure to consummate the Investment on or before such date;

(ii) by either the Investor or the Company in the event that any Governmental Entity shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the Closing or prohibiting or restricting the Investor or its Affiliates from owning, and exercising in full all exchange, conversion and voting rights of the Series B Preferred Stock contemplated to be exercisable by the Investor or prohibiting or restricting the Investor from exercising its consent rights pursuant to Article VI of the Stockholders Agreement and such Order or other action shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8(a)(ii) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been a proximate cause of such Order or action;

(iii) by the Investor if (A) the Company shall have terminated the Offer or (B) the Offer shall have expired in accordance with the terms of this Agreement without the Company having accepted for purchase the Convertible Notes pursuant to the Offer, unless in either case the Prepackaged Plan shall have been commenced by the day following the Restructuring Deadline or if the Offer shall have expired on or after the Outside Date and the Offer Conditions shall not have been satisfied and the Requisite Acceptances shall not have been received;

(iv) by the Investor, and in the case of clause (I), the Company, if:

(A) the Board shall have (v) approved or recommended to the stockholders of the Company a Superior Proposal, (w) formally withdrawn its support for the Offer, (x) made a recommendation against the Offer or the Prepackaged Plan, (y) recommended another Company Transaction Proposal or (z) resolved to effect any of the foregoing;

(B) any of the Company and its Subsidiaries shall have commenced any Proceeding other than the Prepackaged Plan Proceeding;

(C) there shall have been commenced any Proceeding against any of the Company and its Subsidiaries other than the Prepackaged Plan Proceeding and such Proceeding has not been dismissed within 30 days of such commencement;

(D) any of the Company and its Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due, in each case, assuming the Transactions contemplated hereby are consummated;

(E) any of the Company and its Subsidiaries shall make a general assignment for the benefit of its creditors;

(F) the Company fails to comply with Section 6(p)(iii)(A) hereof;

(G) at any time after twenty-five days after the filing of the Prepackaged Plan Proceeding if the Bankruptcy Court has not entered the order approving the Investment Fee Motion on or prior to such date;

(H) at any time after eight (8) weeks after the filing of the Prepackaged Plan Proceeding if the Bankruptcy Court has not entered the Confirmation Order with respect to the Prepackaged Plan on or prior to such date;

(I) the Bankruptcy Court shall have entered an order denying confirmation of the Prepackaged Plan or the Confirmation Order is vacated or reversed and does not become a Final Order within four (4) weeks and ten (10) days after the entry of the Confirmation Order;

(J) upon the dismissal of the Prepackaged Plan Proceeding or conversion of the Prepackaged Plan Proceeding from a case under Chapter 11 to one under Chapter 7 of the Bankruptcy Code, or the Company files a motion or other pleading with the Bankruptcy Court seeking the dismissal or conversion of any of the Prepackaged Plan Proceeding;

(K) if at any time the Company or any of its Subsidiaries file a plan of reorganization or liquidation other than the Prepackaged Plan and the Disclosure Statement; or

(L) at any time, if the Bankruptcy Court (x) grants relief that is materially inconsistent with this Agreement or the Prepackaged Plan in any respect or (y) enters an order confirming any plan of reorganization other than the Prepackaged Plan

(v) by the Company, in accordance with, and subject to the terms and conditions of Section 6(k)(iii) or if the Bankruptcy Court has ordered the Company to terminate this Agreement in order to accept any Qualifying Transaction; or

(vi) by the mutual written consent of the Investor and the Company.

     (b) In the event that (i) this Agreement is terminated (x) by the Company pursuant to Section 8(a)(v) or (y) by the Investor pursuant to Section 8(a)(iv)(A) or (ii) (A) this Agreement (1) is terminated pursuant to Section 8(a)(iv) (other than pursuant to Section 8(a)(iv)(A)) or pursuant to Section 8(a)(iii) and at the time of such termination the Investor was not in material breach of any of its material covenants and agreements contained in this Agreement or its representations and warranties contained in this Agreement or (2) is terminated by the Investor pursuant to Section 8(a)(i) and at the time of such termination the conditions set forth in Section 3(a)(i) and Section 3(a)(ii) shall have been satisfied and the Investor was not in material breach of any of its material covenants and agreements contained in this Agreement or its representations and warranties contained in this Agreement and (B) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Qualified Transaction within twelve months of the date this Agreement is terminated, then the Company shall pay the Termination Fee and the Company shall reimburse the Investor for all of the Transaction Expenses (net of any amounts previously paid or reimbursed pursuant to Section 8(c) and net of the Pre-Signing Expenses that have been previously paid or reimbursed by the Company), to the accounts specified on Schedule 8(b) hereto, with such Termination Fee being paid (I) at or prior to the time of termination in the case of a termination pursuant to Section 8(a)(v) or (II) on the earlier of entering into a definitive agreement with respect to or consummating a transaction contemplated by a Qualifying Transaction in the case of a termination for any of the reasons specified in clause (ii) of this paragraph and, in each case, such Transaction Expenses paid not later than two (2) Business Days after submission of reasonable supporting documentation thereof. Anything to the contrary notwithstanding, in no event shall the Company be required to pay the Termination Fee on more than one occasion.

                    (c) If (1) this Agreement is terminated in accordance with Section 8(a) (other than 8(a)(vi)) for any reason other than solely as a result of the failure of the parties hereto to obtain the clearance or approval under the HSR Act and (2) the Investor has not taken any action, or failed to take any action, in breach of this Agreement which proximately caused the event, condition or passage of time giving rise to the termination of this Agreement or the failure of the Closing to occur, then the Company shall reimburse the Investor for all of the Transaction Expenses (net of any amounts previously paid or reimbursed pursuant to Section 8(c) and net of the Pre-Signing Expenses that have been previously paid or reimbursed by the Company) not later than two (2) Business Days after submission of reasonable supporting documentation thereof.

                    (d) Each of the parties hereto acknowledges that (i) the agreements contained in Section 8(b) and Section 8(c) are an integral part of the transactions contemplated by this Agreement; (ii) the damages resulting from termination of this Agreement under circumstances where a Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 8(b) are not a penalty, but rather are liquidated damages in a reasonable amount that will compensate the Investor for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision; and (iii) without the agreements contained in Section 8(b) and Section 8(c), the Investor would not have entered into this Agreement. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8(b) or Section 8(c) and, in order to obtain such payment, the Investor commences a suit that results in a judgment against the Company for the amount set forth in Section 8(b) or Section 8(c) or any portion thereof, the Company shall pay to the Investor costs and expenses (including attorneys’ fees) incurred by the Investor and its Affiliates in connection with such suit, together with interest on the amount of such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.” Following payment of the Termination Fee and/or Transaction Expenses, if, as and when provided for in Section 8(b) or Section 8(c), the Company shall have no further liability to Investor of any nature or for any reason under this Agreement other than pursuant to Section 7(iii) and other than liability arising out of or related to the willful breach of this Agreement on the part of the Company.

          (e)      In the event of termination of this Agreement as provided in Section 8(a), this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except that nothing herein shall relieve either party from liability for any breach of any covenant of this Agreement and except that the provisions of this Section 8 and Sections 7, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 22, 23, 24, 25 and 26 will survive any termination of this Agreement.

          Section 9.      Certain Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

(1)      “2008 10-K” has the meaning set forth in Section 4.

(2)      “ABL Agreement” has the meaning set forth in Section 6(f)(iii).

(3)      “ABL Documents” has the meaning set forth in Section 6(f)(iii).

(4)      “ABL Financing” has the meaning set forth in the Section 6(f)(i).

(5)      “ABL Lenders” has the meaning set forth in the Recitals.

(6)      “ABL Term Sheet” has the meaning set forth in the Recitals.

(7)      “Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person. For purposes of this Agreement, “control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

(8)      “Aggregate Purchase Price” has the meaning set forth in Section 1.

(9)      “Agreement” has the meaning set forth in the Preamble.

(10)    “Alternative ABL Financing” has the meaning set forth in Section 6(f)(ii).

(11)    “Alternative Term Loan Refinancing” has the meaning set forth in Section 6(g)(iii).

(12)    “Amended Credit Agreement” has the meaning set forth in Section 6(g)(iv).

(13)    “Amended Credit Documents” has the meaning set forth in Section 6(g)(iv).

(14)    “Ancillary Refinancing Documents” means the ABL Documents (other than the ABL Agreement), the Amended Credit Documents (other than the Amended Credit Agreement) and any and all other agreements, instruments and documents (other than the ABL Agreement and the Amended Credit Agreement) entered into or delivered pursuant to or in connection with any of the transactions contemplated by the ABL Agreement and the Amended Credit Agreement, including but not limited to any intercreditor agreement between the agents and/or the lenders party to the ABL Agreement and the Amended Credit Agreement.

(15)    “Austrian Act” has the meaning set forth in Section 3(a)(i).

(16)    “Authorized Stock Certificate Amendment” means the amendment set forth in paragraph 1 of Exhibit A of the Stockholders Agreement.

(17)    “Authorized Stock Stockholder Approval” means the affirmative vote (in person or in proxy) by the holders of at least a majority in voting power of the outstanding shares of Common Stock voting as a separate class, at the Stockholders Meeting (as defined in the Stockholders Agreement) or any adjournment or postponement of the Stockholders Meeting, in favor of Authorized Stock Certificate Amendment.

(18)    “Bankruptcy Code” means Title 11 of the United States Code.

(19)    “Bankruptcy Court” has the meaning set forth in the Recitals.

(20)    “Bankruptcy Exceptions” has the meaning set forth in Section 4(d)(iii).

(21)    “Bankruptcy Notices” has the meaning set forth in Section 6(p)(i).

(22)    “Bankruptcy Rules” has the meaning set forth in Section 6(p)(i).

(23)    “Beneficially Own” shall mean, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act as in effect on the date hereof.

(24)    “Board” has the meaning set forth in the Recitals.

(25)    “Business” means the business and operations of the Company and its Subsidiaries as conducted as of the date hereof and at any time between the date hereof and the Closing.

(26)     “Business Day” means any day other than a Saturday, Sunday or a legal holiday in New York City or Houston, or any other day on which commercial banks in New York City or Houston are authorized or required by Law or government decree to close.

(27)    “By-Laws” has the meaning set forth in Section 4(a)(iii).

(28)    “Cap” has the meaning set forth in Section 7(d)(iii).

(29)    “Capital Stock” has the meaning set forth in Section 4(b).

(30)    “Capitalization Date” has the meaning set forth in Section 4(b).

(31)    “CD&R Inc.” means Clayton, Dubilier & Rice, Inc., a Delaware corporation and investment manager with respect to the Investor, and its successors and assigns.

(32)    “Certificate of Incorporation” means the Company’s Restated Certificate of Incorporation, as amended from time to time.

(33)    “Chapter 11 Petitions” has the meaning set forth in Section 6(p)(ii).

(34)    “Claim Notice” has the meaning set forth in Section 7(f).

(35)    “Closing ” means (a) if the Restructuring is not being effectuated through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding, the consummation of the transactions contemplated hereby but excluding the transactions contemplated by the Prepackaged Plan and (b) if the Restructuring is being effectuated through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding, the consummation of the transactions contemplated by the Prepackaged Plan.

(36)    “Closing Date” means the date on which the Closing occurs, which, if the Restructuring is being effectuated through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding, shall be the Effective Date.

(37)    “Code” means the Internal Revenue Code of 1986, as amended.

(38)    “Commission” has the meaning set forth in Section 4.

(39)    “Common Stock” has the meaning set forth in Section 4(b).

(40)    “Company” has means NCI Building Systems, Inc. and if the Restructuring is being effectuated through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding, during the pendency of the Prepackaged Plan Proceeding, NCI Building Systems, Inc., as debtor and debtor-in-possession, and from and after the Closing, the Reorganized Debtor (as defined in the Prepackaged Plan).

(41)    “Company Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, advisory, change-of-control, termination, supplemental retirement benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute or could have any liability, in each case under which any past or present director, officer, employee, consultant or independent contractor of the Company or any of its Subsidiaries, or of any Person acquired by the Company or any of such Person’s Subsidiaries, has any present or future right to benefits.

(42)    “Company Indemnified Party” and “Company Indemnified Parties” have the meanings set forth in Section 7(b).

(43)    “Company Preferred Stock” has the meaning set forth in Section 4(b).

(44)    “Company Reports” has the meaning set forth in Section 4(e)(iii).

(45)    “Company Transaction Proposal” has the meaning set forth in Section 6(k)(vi)(A).

(46)    “Confidentiality Agreement” has the meaning set forth in Section 22.

(47)    “Confirmation Date” has the meaning set forth in Section 6(p)(iii)(B).

(48)    “Confirmation Hearing” has the meaning set forth in Section 6(p)(iii)(A).

(49)    “Confirmation Order” has the meaning set forth in Section 6(p)(iii)(B).

(50)    “Contingency Plan Proposal” has the meaning set forth in Section 6(k)(vi)(B).

(51)    “Contract” means any agreement, arrangement, commitment, plan or other instrument or obligation.

(52)    “Convertible Notes” has the meaning set forth in the Recitals.

(53)    “Convertible Notes Account” means a separate account of the Company at a Qualified Bank set forth on Section 2(b)(i) of the Disclosure Letter or such other segregated account of the Company at a Qualified Bank designated in writing to the Investor not less than two (2) Business Days prior to the Closing or such escrow account or other separate account of the Company required by the lenders party to the Amended Credit Agreement which meets the requirements specified by such lenders with respect to such account.

(54)    “Convertible Notes Expenses” has the meaning set forth in the Section 2(b)(i).

(55)    “Convertible Notes Portion” has the meaning set forth in the Section 2(b)(i).

(56)    “Credit Agreement” has the meaning set forth in the Recitals.

(57)     “Credit Documents” has the meaning set forth in the Credit Agreement.

(58)     “De Minimis Amount” has the meaning set forth in Section 7(d)(i).

(59)     “Deal Fee” means an amount equal to $8,250,000.

(60)    “Debtor Subsidiaries” means any Subsidiaries of the Company that are debtors under the Prepackaged Plan.

(61)    “Default” has the meaning set forth in Section 4(q)(ii).

(62)    “Disbursing Agent” has the meaning set forth in Section 2(i).

(63)    “Disclosure Letter” has the meaning set forth in Section 4.

(64)    “Disclosure Statement” has the meaning set forth in the Recitals.

(65)    “Distributions” has the meaning set forth in Section 6(p)(iii)(C).

(66)    “Effective Date” has the meaning set forth in Section 6(p)(iii)(C).

(67)    “Environmental Law” means any Law regulating or relating to the protection of human health, safety, natural resources or the environment.

(68)    “ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

(69)    “Exchange Act” has the meaning set forth in Section 4.

(70)    “Fairness Opinion” has the meaning set forth in Section 4(z).

(71)    “Filing Date” has the meaning set forth in Section 6(p)(iii)(A).

(72)    “Final Order” means an order or judgment of the Bankruptcy Court which has not been reversed, stayed or modified or amended in a manner inconsistent with this Agreement.

(73)    “First Day Orders” has the meaning set forth in Section 6(p)(ii).

(74)    “Form of Amended Credit Agreement” means the form attached hereto as Exhibit A, with such additions, modifications, alterations, corrections or other changes as the Investor deems advisable in its sole discretion (exercised in good faith) (i) to add, provide or complete any schedule, annex, exhibit, numerical amount or other information that is omitted, missing or incomplete, or to modify, alter, correct or change (including without limitation by deleting or replacing) any wording that is in brackets, (ii) to cure any ambiguity, mistake, omission or defect, (iii) to cure any inconsistency, including with any other provision of the same agreement or of the ABL Agreement or any other Transaction Document, (iv) to address a material risk that (x) the Company will be unable to comply with the terms or conditions of the agreement or (y) by complying with the terms and conditions of the agreement the Company will be subject to a material risk of not complying with the terms and conditions of the ABL Agreement or any other Transaction Document, (v) to effect the intent evidenced by the form attached hereto as Exhibit A or (vi) to avoid adverse tax consequences to the Company or any of its Subsidiaries, in each case under clauses (i) through (vi) above, as determined by the Investor in its sole discretion (exercised in good faith).

(75)    “Form S-4” has the meaning set forth in Section 4(y).

(76)    “Fundamental Representations” has the meaning set forth in Section 10.

(77)    “GAAP” has the meaning set forth in Section 4(e)(i).

(78)    “Governmental Entity” means any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body, self regulated entity or similar body, whether domestic or foreign.

(79)    “Hazardous Substances” means any substance that: (i) is or contains asbestos, polychlorinated biphenyls, petroleum or petroleum products, (ii) requires investigation or remedial action pursuant to any Environmental Law, or is defined, listed or identified as a “hazardous waste,” “hazardous substance,” “toxic substance” or words of similar import thereunder, or (iii) is regulated under any Environmental Law.

(80)    “HSR Act” has the meaning set forth in Section 3(a)(i).

(81)    “Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices), (iv) all obligations of such

Person under conditional sale or other title retention agreements relating to any property purchased by such Person, (v) all obligations of such Person incurred or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of business consistent with past practices), (vi) all lease obligations of such Person capitalized on the books and records of such Person, (vii) all obligations of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions, (ix) all letters of credit or performance bonds issued for the account of such Person (excluding (a) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices, (b) standby letters of credit relating to workers’ compensation insurance and (c) surety bonds and customs bonds) and (x) all guaranties and arrangements having the economic effect of a guaranty by such Person of any Indebtedness of any other Person.

For purposes of Section 4(q)(i), “Indebtedness” shall be limited to those obligations, guaranties and arrangements described in (A) clauses (i), (ii), (v), (vii), (viii), (ix) and (x) of the foregoing definition, in each case, in excess of amounts agreed between the parties as of the date of this Agreement and (B) clauses (iii), (iv) and (vi) of the foregoing definition, in each case, in excess of amounts agreed between the parties as of the date of this Agreement.

(82)    “Indemnification Agreement” means an Indemnification Agreement substantially in the form attached hereto as Exhibit D.

(83)    “Indemnified Party” has the meaning set forth in Section 7(c).

(84)    “Indenture” has the meaning set forth in the Recitals.

(85)    “Initial Expiration Date” means 12:00 midnight, New York City time, on the 20th business day (as defined in Rule 14d-1 under the Exchange Act) following the commencement of the Offer; provided, that if the Offer Condition set forth in clause 3 under the caption “—Conditions to the Offer” set forth in Annex A hereto has not been satisfied by 12:00 midnight, New York City time, on the 20th business day (as defined in Rule 14d-1 under the Exchange Act) following the commencement of the Offer, the Company shall, subject to the provisions of Section 8(a), extend the Offer until the Offer Condition set forth in clause 3 under the caption “—Conditions to the Offer” set forth in Annex A hereto has been satisfied and the “Initial Expiration Date” shall mean the first scheduled expiration date following the date on which such Offer Condition shall have been satisfied.

(86)    “Intellectual Property” means all trademarks, service marks, trade names, trade dress, including all goodwill associated with the foregoing, domain names, copyrights, Software and Internet websites, and registrations and applications to register or renew the registration of any of the foregoing, patents and patent applications, Trade Secrets and all similar intellectual property rights.

(87)    “Investment” has the meaning set forth in the Recitals.

(88)    “Investor” has the meaning set forth in the Preamble.

(89)    “Investor Indemnified Party” and “Investor Indemnified Parties” have the meanings set forth in Section 7(a).

(90)    “Knowledge” means (i) in the case of the Company, the actual knowledge, after due inquiry, of the Company’s the President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or General Counsel and (ii) in the case of the Investor, the actual knowledge, after due inquiry, of any principal or partner of the Investor.

(91)    “Laws” mean federal, state, local or foreign Law, statute, ordinance, rule, regulation, writ, judgment, order, injunction, decree, agency requirement, license or permit of any Governmental Entity.

(92)    “Leased Real Property” has the meaning set forth in Section 4(n)(ii).

(93)    “Leases” has the meaning set forth in Section 4(n)(ii).

(94)    “Liability Cap” has the meaning set forth in Section 16(a).

(95)    “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, lease, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

(96)    “Litigation” means any action, cause of action, claim, cease and desist letter, demand, suit, arbitration proceeding, citation, summons, subpoena or investigation or proceeding of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

(97)    “Losses” has the meaning set forth in Section 7(a).

(98)    “Material Adverse Effect” means any event, change, development, effect or occurrence that (1) is material and adverse to the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (2) would materially impair the ability of the Company to perform its obligations under this Agreement or the other Transaction Documents or to consummate the Investment, the other Transactions or the other transactions contemplated by the Transaction Documents; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from the following: (A) any change, development, occurrence or event affecting the businesses or industries in which the Company and its Subsidiaries operate (including general pricing changes), (B) changes in general domestic economic conditions, including changes in the financial, securities or credit markets, or changes in such conditions in any area in which the Company or its Subsidiaries operate, (C) changes in global or national political conditions (including any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism), (D) the announcement of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, (E) the failure of the Company to meet any internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such failure may be considered in determining whether there is a Material Adverse Effect on the Company), (F) any change in the trading prices of the Common Stock on the New York Stock Exchange or of the Convertible Notes (provided that the underlying causes of such change may be considered in determining whether there is a Material Adverse Effect on the Company) or (G) the announcement or commencement of the Prepackaged Plan Proceeding; except, with respect to clauses (A), (B), or (C), to the extent that the effects of such changes have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other businesses supplying to the non-residential construction industry.

(99)    “Material Contract” shall have the meaning set forth in Section 4(q)(ii).

(100)    “Minimum Condition” shall have the meaning set forth in Annex A hereto.

(101)    “Non-Convertible Note Account” means the account of the Company at a Qualified Bank set forth on Section 2(b)(ii) of the Disclosure Letter or such other account of the Company at a Qualified Bank as is designated in writing to the Investor not less than two (2) Business Days prior to the Closing, in each case, provided that such account is different from the Convertible Notes Account.

(102)    “Notice Period” has the meaning set forth in Section 6(k)(iii)(A).

(103)    “Offer” has the meaning set forth in the Recitals.

(104)    “Offer Conditions” has the meaning set forth in Annex A hereto.

(105)    “Offer Documents” has the meaning set forth in Section 4(y).

(106)    “Order” means any injunction, judgment, decree or other order issued by any court of competent jurisdiction.

(107)    “Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

(108)    “Other Required Company Filing” and “Other Required Company Filings” have the meanings set forth in Section 4(y).

(109)    “Outside Date” has the meaning set forth in Section 8(a)(i).

(110)    “Owned Intellectual Property” has the meaning set forth in Section 4(m)(i).

(111)    “Owned Real Property” has the meaning set forth in Section 4(n)(i).

(112)    “Owned Software” means all Software owned by either the Company or its Subsidiaries and used or held for use in connection with, necessary for the conduct of, or otherwise material to, the Business.

(113)    “Permitted Investor Assignee” has the meaning set forth in Section 12.

(114)    “Permitted Liens” means (i) Liens for Taxes and other governmental charges and assessments not yet due and payable or that are being contested in good faith and for which adequate accruals or reserves have been established on the financial statements of the Company or the applicable Subsidiary, (ii) Liens of carriers, warehousemen, mechanics, materialmen and other like Liens arising in the ordinary course of business that are being contested in good faith and for which adequate accruals or reserves have been established on the financial statements of the Company or the applicable Subsidiary, (iii) easements, rights of way, zoning ordinances and other similar encumbrances affecting real property, (iv) prior to the Closing, Liens granted pursuant to the Credit Agreement and the other Credit Documents and (v) statutory Liens in favor of lessors arising in connection with any property leased to the Company or any of its Subsidiaries, which Liens and other encumbrances described in clauses (i) – (v) do not materially interfere with the current use by the Company or any of its Subsidiaries of the assets, properties or rights affected thereby and would not reasonably be expected to have or result in a Material Adverse Effect.

(115)    “Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity or group (as defined in the Exchange Act).

(116)    “Prepackaged Plan” means a prepackaged joint plan of reorganization of the Company and the Debtor Subsidiaries that will effectuate, consistent with the Bankruptcy Code, the Restructuring on the terms set forth on Exhibit I hereto and otherwise as contemplated by this Agreement and the Transaction Documents and containing such other terms and provisions, not inconsistent with the foregoing, as may be reasonably agreed by the Company and the Investor.

(117)    “Prepackaged Plan Conditions” means the conditions set forth in Sections 3(a), 3(b), 3(c) and 3(d) other than Sections 3(a)(iii), 3(a)(iv), 3(a)(vi) and, to the extent that any Material Contract may be assumed and assigned by the Company without consent, authorization or approval pursuant to Section 365 of the Bankruptcy Code, 3(c)(iii).

(118)    “Prepackaged Plan Filings” has the meaning set forth in Section 6(p)(ii).

(119)    “Prepackaged Plan Proceeding” has the meaning set forth in Section 6(p)(iii)(A).

(120)    “Pre-Signing Transaction Expenses” means any Transaction Expenses reimbursed by and paid to the Company pursuant to this Agreement (other than pursuant to Section 8(b), Section 8(c) or Section 2(g)) or any other agreement of even-date herewith to which Investor and the Company are a party.

(121)    “Proceeding” has the meaning set forth in Section 6(b)(i).

(122)    “Qualified Bank” means any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000 and (c) has a rating of at least AA- from S&P and Aa3 from Moody’s.

(123)    “Qualifying Confidentiality Agreement” has the meaning set forth in Section 6(k)(vi)(E).

(124)    “Qualifying Transaction” means any Company Transaction Proposal, which, in the case of Company Transaction Proposal that is a restructuring, reorganization, liquidation, dissolution or similar transaction, is a Superior Lender Proposal (determined without giving effect to the first parenthetical in the definition thereof).

(125)    “Registration Rights Agreement” a Registration Rights Agreement having the terms set forth in Exhibit E hereto and such other terms as are reasonably and mutually acceptable to the Investor and the Company.

(126) “Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

(127)    “Representatives” has the meaning set forth in Section 16.

(128)    “Requisite Acceptances” has the meaning set forth in Section 6(p)(i).

(129)    “Restructuring” has the meaning set forth in the Recitals.

(130)    “Restructuring Deadline” means the date on which the Requisite Acceptances have been received and the Offer has expired pursuant to Section 6(d)(i) hereof.

(131)    “Schedule TO” has the meaning set forth in Section 4(y).

(132)    “SEC Reports” has the meaning set forth in Section 4.

(133)    “Securities” has the meaning set forth in Section 5(a)(i).

(134)    “Securities Act” means the Securities Act of 1933, as amended.

(135)    “Series B Preferred Shares” has the meaning set forth in the Recitals.

(136)    “Series B Preferred Stock” has the meaning set forth in the Recitals.

(137)    “Series B Preferred Stock CoD” has the meaning set forth in the Recitals.

(138)    “Software” means all computer software, including but not limited to, application software, system software and firmware, including all source code and object code versions thereof, in any and all forms and media, and all related documentation.

(139)    “Solicitation” has the meaning set forth in the Recitals.

(140)    “Solicitation Materials” has the meaning set forth in the Recitals.

(141)    “SOX” has the meaning set forth in Section 4(e)(viii).

(142)    “Stockholders Agreement” means a Stockholders Agreement substantially in the form attached hereto as Exhibit C.

(143)    “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other entity of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or persons performing similar functions with respect to such entity, is, directly or indirectly, owned by such Person and/or one or more Subsidiaries thereof.

(144)    “Superior Lender Proposal” has the meaning set forth in Section 6(k)(vi)(C).

(145)    “Superior Proposal” has the meaning set forth in Section 6(k)(vi)(D).

(146)    “Tax Returns” means any and all reports, returns, declarations, disclosures, or statements supplied or required to be supplied to a taxing authority in connection with Taxes, including any schedule, attachment or amendment thereto.

(147)    “Taxes” means any and all federal, state, local or foreign taxes, imposts, levies or other like assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, and other taxes of any kind whatsoever, including any and all interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity in connection or with respect thereto, in all cases whether disputed or not.

(148)    “Tender Closing Date” has the meaning set forth in Section 4(y).

(149)    “Tender Date” has the meaning set forth in Section 4(y).

(150)    “Term Lenders” has the meaning set forth in the Recitals.

(151)    “Term Loan Refinancing” has the meaning set forth in the Recitals.

(152)    “Termination Fee” means $8,250,000.

(153)    “Third Party Claim” has the meaning set forth in Section 7(c).

(154)    “Threshold Amount” has the meaning set forth in Section 7(d)(ii).

(155)    “Trade Secrets” means all inventions, processes, designs, formulae, trade secrets, know-how, ideas, research and development, data, databases and confidential information.

(156)    “Transaction Documents” refers (a) if the Restructuring is not being effectuated through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding, collectively to this Agreement, the Stockholders Agreement, the Registration Rights Agreement, the Indemnification Agreement, the Series B Preferred Stock CoD, the ABL Agreement, the Amended Credit Agreement and the Ancillary Refinancing Documents (b) if the Restructuring is being effectuated through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding, the Prepackaged Plan and Exhibit I to the Prepackaged Plan.

(157)    “Transaction Expenses” means all out-of-pocket expenses reasonably incurred by the Investor or on its behalf in connection with the Investor’s due diligence on the Company, the negotiation, preparation, execution, delivery and performance of this Agreement and the other Transaction Documents and the undertaking, structuring and consummation of the Transactions (including, without limitation, in connection with obtaining the consents, approvals, authorizations of or delivering any notices or filings in connection therewith to, Governmental Entities necessary in connection with the execution, delivery and performance of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby), including, without limitation, fees and expenses of legal, accounting and financial advisors, up to a maximum of (i) with respect to Section 2(g), $14,500,000 and (ii) with respect to Section 8(b) and Section 8(c), $9,500,000 in the aggregate.

(158)    “Transactions” refers (a) if the Restructuring is not being effectuated through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding, collectively to this Agreement, the transactions contemplated hereby to take place on or before the Closing Date, including, without limitation, the Investment and the Offer, the other Transaction Documents and the transactions contemplated thereby, including the Term Loan Refinancing (or the Alternative Term Loan Refinancing, as the case may be) and the ABL Financing (or the Alternative ABL Financing, as the case may be) but excluding the transactions contemplated by the Prepackaged Plan and (b) if the Restructuring is being effectuated through the confirmation of the Prepackaged Plan in the Prepackaged Plan Proceeding, the transactions contemplated by the Prepackaged Plan.

(159)    “Unrestricted Cash” means aggregate cash and cash equivalents excluding any cash or cash equivalents that are used in the determination of the borrowing base under the ABL Agreement.

(160)    “Voting Debt” has the meaning set forth in Section 4(b).

          Section 10.      Survival of Representations, Warranties and Agreements. Each of the representations and warranties set forth in this Agreement (or in any instrument delivered pursuant hereto) shall survive the execution and delivery of this Agreement and the Closing but only for a period of twelve (12) months following the Closing Date and thereafter shall expire and have no further force and effect; provided that the representations and warranties set forth in Section 4(a), Section 4(b), Section 4(d), Section 4(w), Section 4(x) and Section 5(a) and Section 5(c) (collectively, the “Fundamental Representations”) and any corresponding representations and warranties in any instrument delivered pursuant hereto, shall survive the execution and delivery of this Agreement and the Closing indefinitely or until the latest date permitted by law. Except as otherwise provided herein, all covenants and agreements contained herein shall survive for the duration of any statutes of limitations applicable thereto or until, by their respective terms, they are no longer operative. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

          Section 11.      Notices. Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier service, or when received by facsimile transmission if promptly confirmed, as follows:

                    (a)    if to the Company, to it at:

NCI Building Systems, Inc.
Attention: General Counsel
10943 North Sam Houston Parkway West
Houston, Texas 77064
Fax: (281) 477-9674

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
Attention: Mark Gordon
51 West 52nd Street
New York, New York 10019
Fax: (212) 403-2000

                    (b)    if to the Investor, to it at:

Clayton, Dubilier & Rice Fund VIII, L.P.
c/o Clayton, Dubilier & Rice, Inc.
Attention: Theresa Gore
375 Park Avenue, 18th Floor

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New York NY 10152
Fax: (212) 407-5252

with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: Franci J. Blassberg
Fax: (212) 909-6836

or to such other address, facsimile number or telephone as either party may, from time to time, designate in a written notice given in a like manner.

          Section 12.      Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of each of the other parties; provided that, following the Closing, the Company may assign the rights and obligations under this Agreement to a successor and the Investor may, without the prior written consent of the Company, assign all or a portion of its rights and obligations to purchase shares of Series B Preferred Stock at the Closing to one or more parallel or co-invest vehicles under common control or management with the Investor (each assignee parallel or co-invest vehicles, a “Permitted Investor Assignee”), in which case such parallel or co-invest vehicle(s) shall become party to this Agreement by execution of a joinder hereto and each such parallel or co-invest vehicle shall thereafter be included in the term “Investor” with respect to such rights; provided, further, that any assignment pursuant to the preceding proviso shall not relieve the assigning Investor of its obligations to purchase shares of Series B Preferred Stock at the Closing until the Closing has occurred and the assignee has funded its obligation to purchase Series B Preferred Stock hereunder. The number of Permitted Investor Assignees shall not exceed two (2). Subject to the first and second sentences of this Section 12, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Any attempted assignment in violation of this Section 12 shall be void. For purposes of this Agreement, “successor” for any entity other than a natural person shall mean a successor to such entity as a result of such entity’s merger, consolidation, sale of substantially all of its assets, or similar transaction.

          Section 13.      Amendments; Waiver. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Investor. Any party may waive in whole or in part any benefit or right provided to it under this Agreement, such waiver being effective only if contained in a writing executed by the waiving party. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

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          Section 14.      Headings. The descriptive headings of the several sections in this Agreement are for convenience only and do not constitute a part of this Agreement and shall not be deemed to limit or affect in any way the meaning or interpretation of this Agreement.

          Section 15.      Severability. If any term or provision of this Agreement or any application thereof shall be declared or held invalid, illegal or unenforceable, in whole or in part, whether generally or in any particular jurisdiction, such provision shall be deemed amended to the extent, but only to the extent, necessary to cure such invalidity, illegality or unenforceability, and the validity, legality and enforceability of the remaining provisions, both generally and in every other jurisdiction, shall not in any way be affected or impaired thereby.

          Section 16.      Liability Limitations.

               (a)      No former current or future director, officer, employee, incorporator, shareholder, managing member, member, manager, general partner, limited partner, stockholder, principal agent, other representative or Affiliate (collectively, “Representatives”) of any of the Investor or the Company and no former, current, or future Representative of any of the foregoing shall have any liability for any obligations of the Investor or the Company, as applicable, under this Agreement or for any claim based on, in respect of, or by reason of, the performance of the respective obligations of the Investor or the Company hereunder or the negotiation, execution or delivery of this Agreement whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law or otherwise. Each party hereto hereby waives and releases all such liability. This waiver and release is a material inducement to each party’s entry into this Agreement.Notwithstanding anything to the contrary contained herein, (i) in no event shall the Investor’s aggregate liability under this Agreement in connection with a failure by the Investor to close on the Investment in violation of this Agreement exceed an amount equal to the Aggregate Purchase Price (“Liability Cap”) and (ii) in no event shall the Investor be liable for any consequential, incidental, indirect or punitive damages. In addition, the Investor shall not be liable for diminution of value, loss of business opportunity or loss of future revenue, income or profits (except to the extent that such items constitute direct damages sought by the Company for breach of contract rather than indirect or consequential damages (subject to the limitations in clause (i) of this sentence)).

               (c)      In the event that the Company or any of its Affiliates (i) asserts in any Litigation that the provisions of this Section 16 are illegal, invalid or unenforceable in whole or in part, or that the Investor is liable under this Agreement in connection with a failure by the Investor to close on the Investment in violation of this Agreement in excess of the Liability Cap or (ii) asserts any theory of liability against any of the Investor’s Representatives or any Representative of Investor’s Representatives with respect to the performance of the obligations of the Investor hereunder or the negotiation, execution or delivery of this Agreement, then none of the Investor, any Representative of the Investor or any Representative of the Investor’s Representatives shall have any liability to the Company or any of its Affiliates with respect to the performance of the obligations of the Investor hereunder, including in connection with a failure by the Investor to close on the Investment in violation of this Agreement, or the negotiation, execution or delivery of this Agreement.

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          Section 17.      Integration. This Agreement, the Confidentiality Agreement, the other Transaction Documents and the schedules and exhibits attached to any such documents constitute the entire agreement and understanding between the Company and the Investor with respect to the matters referred to herein and supersede all prior agreements (but not any even-dated agreements), understandings or representations, in each case among the parties, with respect to such matters.

          Section 18.      Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and to be performed within the State of Delaware, without giving effect to conflicts of law rules that would require or permit the application of the laws of another jurisdiction.

          Section 19.      Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

          Section 20.      Access; Information. From the date hereof until the Closing Date or the termination of this Agreement, the Company hereby agrees that it shall ensure that upon reasonable notice, the Company and its Subsidiaries (i) will afford to the Investor and its representatives (including, without limitation, officers and employees of the Investor, and counsel, accountants and other professionals retained by the Investor) such reasonable access during normal business hours to its books, records (including, without limitation, Tax Returns and appropriate work papers of independent auditors under normal professional courtesy), properties, personnel (but not including directors who are not employees of the Company), accountants and other professional retained by the Company and to such other information as such Investor may reasonably request; (ii) will furnish the Investor such financial and operating data and other information with respect to the business and properties of the Company as the Company prepares and compiles for members of its Board in the ordinary course and as such Investor may from time to time reasonably request; and (iii) permit such Investor to discuss the affairs, finances and accounts of the Company, and to furnish advice with respect thereto, with the principal officers of the Company within thirty days after the end of each fiscal quarter of the Company. All requests for access and information shall be coordinated through senior corporate officers of the Company. The foregoing notwithstanding, the Company shall not be required to afford such access if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries, would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party, would cause a loss of privilege to the Company or any of its Subsidiaries or would constitute a violation of any applicable Law, nor shall Investor or any of its representatives be permitted to perform any onsite procedure with respect to any property of the Company or any of its Subsidiaries.

          Section 21.      Publicity. On the date hereof, the Company shall issue a press release substantially in the form of Exhibit F hereto. No other written public release or written announcement concerning the execution of this Agreement or concerning any of the Transactions shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall, to the extent reasonably practicable, allow the other

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party reasonable time to comment on such release or announcement in advance of such issuance. The provisions of this Section 21 shall not restrict the ability of a party to summarize or describe the Transactions contemplated by this Agreement in any prospectus or similar offering document so long as the other party is provided a reasonable opportunity to review such disclosure in advance.

          Section 22.      Confidentiality Agreement. The Investor will treat as strictly confidential all information provided to it by or on behalf of the Company in connection with the matters contemplated hereby in accordance with the Confidentiality Agreement, dated December 23, 2008, by and between the Company and CD&R Inc. (the “Confidentiality Agreement”).

          Section 23.      Specific Performance; Jurisdiction.

               (a)      The parties agree that irreparable damage would occur for which money damages would not suffice in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the parties would not have any adequate remedy at Law. It is accordingly agreed that the non-breaching party shall be entitled to an injunction, temporary restraining order or other equitable relief exclusively (i) if the Company has commenced a case under the Bankruptcy Code, in the Bankruptcy Court or (ii) if the Company has not commenced a case under the Bankruptcy Code, in the Delaware Court of Chancery enjoining any such breach and enforcing specifically the terms and provisions hereof, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware. The foregoing is in addition to any other remedy to which any party is entitled at Law, in equity or otherwise.

               (b)      Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively (i) if the Company has commenced a case under the Bankruptcy Code, in the Bankruptcy Court or (ii) if the Company has not commenced a case under the Bankruptcy Code, in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 23, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim

82

that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

               (c)      Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party or by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 11. Nothing in this Section 23 shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.

          Section 24.      Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party (i) certifies and acknowledges that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, and (ii) acknowledges that it understands and has considered the implications of this waiver and makes this waiver voluntarily, and that it and the other parties have been induced to enter into the Agreement by, among other things, the mutual waivers and certifications in this Section 24.

          Section 25.      Interpretation.

               (a)      When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

               (b)      It is understood and agreed that in each instance in which, pursuant to the terms of this Agreement, the Investor is entitled to act in the Investor’s sole discretion (exercised

83

in good faith), or otherwise act in good faith, “good faith” shall not prevent the Investor from acting in its own interests as a prospective shareholder of the Company, but shall require that the Investor refrain from engaging in arbitrary or commercially unreasonable conduct having as its purpose (as opposed to its possible result) avoiding closing under this Agreement.

          Section 26.      No Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto, permitted assignees of the Investor and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except, solely with respect to the payment of the payment of the Deal Fee in accordance with Section 2(g), CD&R Inc. and the provisions of Section 6(d)(ii), Section 7 and Section 16 shall inure to the benefit of the persons referred to in such Sections.

          Section 27.      Certain Considerations Relating to Bankruptcy. It is the intention of the parties hereto that this Agreement be enforceable in the Prepackaged Plan Proceeding, and in furtherance of this intent the Investor and the Company each hereby waive, to the fullest extent permissible under law, the provisions of Section 365(c)(2) of the Bankruptcy Code.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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               Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

CLAYTON, DUBILIER & RICE FUND
VIII, L.P.
By: CD&R Associates VIII, Ltd., its
general partner

By: /s/ Theresa A. Gore
Name: Theresa A. Gore
Title: Vice President, Treasurer and
Assistant Secretary

[Signature Page to the Investment Agreement]

NCI BUILDING SYSTEMS, INC.

By: /s/ Norman C. Chambers
Name: Norman C. Chambers
Title: Chief Executive Officer

86

EXHIBIT A

FORM OF
AMENDED CREDIT AGREEMENT

___________________________________________________________________________________________

AMENDED AND RESTATED CREDIT AGREEMENT

among

NCI BUILDING SYSTEMS, INC.,
 as Borrower,

THE SEVERAL LENDERS

FROM TIME TO TIME PARTIES HERETO,

and

[    ],
 as Administrative Agent and Collateral Agent

Dated as of [  ], 2009

[    ],
 as Lead Arranger and Bookrunner

___________________________________________________________________________________________

[Note: If any of the Transactions are effected through a prepackaged bankruptcy proceeding, the form of this Agreement will be modified to include a condition that the prepackaged plan’s effective date has occurred and to make other ministerial changes.]

i

SCHEDULES

Schedule A	-	Lenders
Schedule B	-	Rollover Indebtedness
Schedule C	-	Unscheduled Assumed Indebtedness
Schedule D	-	Existing Mortgages
Schedule 3.13(b)(1)		Amended and Restated Mortgages
Schedule 3.13(b)(2)		Released Mortgages
Schedule 4.5	-	Litigation
Schedule 4.6	-	Mortgaged Properties
Schedule 4.7	-	Intellectual Property Claims
Schedule 4.14	-	Subsidiaries
Schedule 4.15	-	Environmental Matters
Schedule 4.18	-	Insurance
Schedule 5.1(i)	-	Title Policies
Schedule 7.2(i)	-	Existing Indebtedness
Schedule 7.6(j)	-	Dispositions

EXHIBITS

Exhibit A	-	Form of Term Loan Note
Exhibit B	-	Form of Guarantee and Collateral Agreement
Exhibit C	-	Form of Mortgages
Exhibit D	-	Form of Intercreditor Agreement
Exhibit E	-	Form of U.S. Tax Compliance Certificate
Exhibit F	-	Form of Assignment and Acceptance

v

     AMENDED AND RESTATED CREDIT AGREEMENT, dated as of [    ], 2009, among NCI BUILDING SYSTEMS, INC., a Delaware corporation (together with its successors and assigns, the “Borrower”), the several banks and other financial institutions from time to time parties to this Agreement (as further defined in Section 1.1, the “Lenders”) and [    ], as administrative agent and collateral agent for the Lenders hereunder (in such capacities, respectively, the “Administrative Agent” and the “Collateral Agent”).

The parties hereto hereby agree as follows:

W I T N E S S E T H:

     WHEREAS, the Borrower is party to the Credit Agreement, dated as of June 18, 2004 (the “2004 Credit Agreement”), among the Lenders, the Borrower, the subsidiary guarantors party thereto, [    ], as administrative agent, and [    ], as syndication agent;

     WHEREAS, the 2004 Credit Agreement has been amended by the First Amendment to Credit Agreement dated as of November 9, 2004, the Second Amendment to Credit Agreement, dated as of October 14, 2005, and the Third Amendment to Credit Agreement, dated as of April 7, 2006, by and among the Borrower, the subsidiary guarantors party thereto and the Administrative Agent (the 2004 Credit Agreement, as so amended, the “Original Credit Agreement”);

     WHEREAS, pursuant to the Investment Agreement, the CD&R Investors have agreed to make certain equity investments in the Borrower (the “Equity Investment”) subject to, among other things, the modification of certain terms in the Original Credit Agreement, including an extension of the Tranche B Term Loan Maturity Date (as defined in the Original Credit Agreement) and the partial prepayment of the Tranche B Term Loan (as defined in the Original Credit Agreement), and the amendment and restatement of the Original Credit Agreement in the form hereof;

     WHEREAS, the Borrower has requested, and the Administrative Agent and the Lenders have agreed, to hereby amend and restate the Original Credit Agreement to satisfy the terms of the Investment Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms.

As used in this Agreement, the following terms shall have the following meanings:

“2004 Credit Agreement”: as defined in the Recitals.

     “ABL Availability”: at any time, the amount of undrawn availability under the ABL Facility then in effect at such time.

     “ABL Facility”: the revolving credit facility to be extended pursuant to the ABL Facility Agreement.

     “ABL Facility Agreement”: the [describe ABL credit agreement to be entered into by the Borrower], as the same may be amended, supplemented, waived, otherwise modified, extended, renewed, refinanced or replaced, in whole or in part, from time to time.

     “ABL Facility Documents”: the ABL Facility Agreement, the other [Financing Agreements (as defined therein)] and any other agreements, instruments and other documents evidencing or governing the ABL Facility or entered into at any time in connection therewith, as the same may be amended, supplemented, waived, otherwise modified, extended, renewed, refinanced or replaced, in whole or in part, from time to time.

     “ABL Facility Loans”: Indebtedness issued pursuant to the ABL Facility.

     “ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) 3.00% . For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by [ ] (or another bank of recognized standing reasonably selected by the Administrative Agent and reasonably satisfactory to the Borrower) as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by [ ] in connection with extensions of credit to debtors). “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

     “ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

     “Acceleration”: as defined in Section 8.1(e).

     “Additional Commitments”: as defined in Section 2.5(a).

     “Additional Committing Lender”: as defined in Section 2.5(c).

     “Additional Indebtedness”: any Indebtedness that (x) is to be secured by a Lien on any Collateral permitted by Section 7.3 of this Agreement and (y) is designated as “Additional Indebtedness” by the Borrower by notice in writing to the Administrative Agent.

     “Additional Lender”: as defined in Section 2.5(c).

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     “Additional Term Loan Amendment”: as defined in Section 2.5(c).

     “Additional Term Loan Closing Date”: as defined in Section 2.5(d).

     “Additional Term Loans”: as defined in Section 2.5(b).

     “Administrative Agent”: as defined in the Preamble hereto and shall include any successor to the Administrative Agent appointed pursuant to Section 9.10.

     “Affected Loans”: as defined in Section 3.8.

     “Affected Rate”: as defined in Section 3.6.

     “Affiliate”: as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 20% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

     “Agents”: the collective reference to the Administrative Agent and the Collateral Agent.

     “Agreement”: this Amended and Restated Credit Agreement, as amended, supplemented, waived or otherwise modified, from time to time.

     “Applicable Margin”: (i) 4.00% per annum with respect to ABR Loans and 5.00% per annum with respect to Eurocurrency Loans or (ii) if the Consolidated Leverage Ratio on the last day of the most recently completed fiscal quarter of the Borrower is less than 3.50 to 1.00, then 3.50% per annum with respect to ABR Loans and 4.50% per annum with respect to Eurocurrency Loans, effective on the first day of the immediately subsequent fiscal quarter, provided that (x) until the end of the first two fiscal quarter period that begins after the Closing Date, the Applicable Margin shall be as set forth in clause (i) above and (y) commencing with the fiscal quarter of the Borrower beginning January 30, 2012, the Applicable Margin in the case of clauses (i) and (ii) above shall increase by 0.25% per annum on the first day of each fiscal quarter of the Borrower unless (1) the aggregate principal amount of Term Loans outstanding at the beginning of the immediately preceding fiscal quarter of the Borrower shall have been reduced by an amount (the “Target Amortization Amount”) equal to $3,750,000 minus (at the Borrower’s option) any or all of the aggregate principal amount of Term Loans (up to an amount not to exceed $3,750,000) repaid, prepaid, repurchased or otherwise acquired or retired, including pursuant to Section 3.4 but excluding scheduled installment payments pursuant to Section 2.3, from the Closing Date to the last day of such immediately preceding fiscal quarter (excluding any amount thereof previously applied by the Borrower to the Target Amortization Amount for any previous fiscal quarter of the Borrower), and thereby to cause the Applicable Margin not to increase on the first day of the immediately succeeding fiscal quarter of the Borrower or (2) the Target Amortization Amount as so calculated is zero.

     “Approved Fund”: as defined in Section 10.6(b).

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     “Asset Sale”: any sale, issuance, conveyance, transfer, lease or other disposition (including through a Sale and Leaseback Transaction) by the Borrower or any other Loan Party, in one or a series of related transactions, of any real or personal, tangible or intangible, property or assets of the Borrower or such Subsidiary (including Capital Stock of any Subsidiary held by any Loan Party) to any Person.

     “Assignee”: as defined in Section 10.6(b).

     “Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit F.

     “Assumed Indebtedness”: the collective reference to all Rollover Indebtedness and Unscheduled Assumed Indebtedness.

     “Available Amount”: the sum, without duplication, of

     (a)   50% of the Available CNI Amount accrued during the period (treated as one accounting period) beginning on [ ], 20091 to the end of the most recent fiscal quarter for which consolidated financial statements of the Borrower are available (or, in case such Available CNI Amount shall be a negative number, 100% of such negative number); plus

     (b)   the aggregate Net Proceeds and the Fair Market Value of property or assets received (x) by the Borrower as capital contributions to the Borrower after the Closing Date or from the issuance or sale of its Capital Stock (other than Disqualified Capital Stock) after the Closing Date (other than Excluded Contributions) or (y) by the Borrower or any Subsidiary from the issuance and sale by the Borrower or any Subsidiary after the Closing Date of Indebtedness that shall have been converted into or exchanged for Capital Stock (other than Disqualified Capital Stock) of the Borrower or any Parent Entity, plus the amount of any cash and the Fair Market Value of any property or assets, received by the Borrower or any Subsidiary upon such conversion or exchange; minus

     (c)   the sum of the aggregate amount of dividends, payments and distributions made after the Closing Date pursuant to Section 7.7(b), Investments made after the Closing Date and then outstanding pursuant to Section 7.8(q), acquisitions made after the Closing Date pursuant to Section 7.9(b)(ii)(y) and payments, prepayments, repurchases or redemptions made after the Closing Date pursuant to Section 7.11(a)(y).

     For purposes of the foregoing and Sections 7.8(e), 7.8(f), 7.8(l), 7.8(p), 7.8(q) and 7.8(r) the amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Borrower’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided, that to the extent that the amount of Investments outstanding at any time pursuant to Section 7.8(q) is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Available Amount pursuant to paragraph (a) above, such portion of such amount or value shall not be so included.

1 Insert first day of fiscal quarter in which the Closing Date occurs.

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     “Available CNI Amount”: for any period, the net income (loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of preferred stock dividends; provided, that there shall not be included in such Available CNI Amount:

     (a)   solely for purposes of determining the amount available under clause (a) of the definition of “Available Amount” to pay or make dividends, payments and distributions pursuant to Section 7.7(b), any net income (loss) of any Subsidiary that is not a Guarantor if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Subsidiary, directly or indirectly, to the Borrower by operation of the terms of such Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Subsidiary or its stockholders (other than (i) restrictions that have been waived or otherwise released and (ii) restrictions in effect on the Closing Date with respect to a Subsidiary and other restrictions with respect to such Subsidiary that taken as a whole are not materially less favorable to the Lenders than such restrictions in effect on the Closing Date), except that (A) the Borrower’s equity in the net income of any such Subsidiary for such period shall be included in such Available CNI Amount up to the aggregate amount of any dividend or distribution that was or that could have been made by such Subsidiary during such period to the Borrower or another Subsidiary (subject, in the case of a dividend that could have been made to another Subsidiary, to the limitation contained in this clause) and (B) the net loss of such Subsidiary shall be included to the extent of the aggregate Investment of the Borrower or any of its other Subsidiaries in such Subsidiary;

     (b)   any gain or loss realized upon the sale or other disposition of any asset of the Borrower or any Subsidiary (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the board of directors of the Borrower);

     (c)   any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with the Transactions and any related transactions, and any acquisition, merger or consolidation after the Closing Date);

     (d)   the cumulative effect of a change in accounting principles;

     (e)   all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness;

     (f)   any unrealized gains or losses in respect of any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements);

     (g)   any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person;

     (h)   any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards;

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     (i) to the extent otherwise included in such Available CNI Amount, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Borrower or any Subsidiary owing to the Borrower or any Subsidiary; and

     (j) any non-cash charge, expense or other impact attributable to application of the purchase method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase accounting adjustments).

     In the case of any unusual or nonrecurring gain, loss or charge not included in such Available CNI Amount pursuant to clause (c) above in any determination thereof, the Borrower will deliver an officer’s certificate to the Administrative Agent promptly after the date on which such Available CNI Amount is so determined, setting forth the nature and amount of such unusual or nonrecurring gain, loss or charge.

     “Available Excluded Contribution Amount”: the aggregate amount of Excluded Contributions, minus the sum of (i) the aggregate amount of dividends, payments and distributions made after the Closing Date pursuant to Section 7.7(a), (ii) the aggregate amount of Investments made after the Closing Date and then outstanding pursuant to Section 7.8(r), (iii) the aggregate amount of consideration paid for acquisitions made after the Closing Date pursuant to Section 7.9(b)(iii) and (iv) the aggregate amount of payments, prepayments, repurchases or redemptions made pursuant to Section 7.11(a)(y) .

     “benefited Lender”: as defined in Section 10.7(a).

     “Board”: the Board of Governors of the Federal Reserve System.

     “Borrower”: as defined in the Preamble hereto.

     “Borrowing”: the borrowing of one Type of Term Loan of a single Tranche by the Borrowers from all the Lenders having Commitments of the respective Tranche on a given date or resulting from a conversion or conversions on such date, having in the case of Eurocurrency Loans the same Interest Period.

     “Borrowing Date”: as defined in Section 5.2(c).

     “Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York [and [ ]] are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

     “Calculation Date”: as defined in Section 7.1(b).

     “Capital Expenditures”: with respect to any Person for any period, the aggregate of all expenditures by such Person and its consolidated Subsidiaries during such period (exclusive of expenditures made (i) for investments permitted by Section 7.8 and (ii) for acquisitions permitted

6

by Section 7.9) which, in accordance with GAAP, are or should be included in capital expenditures.

     “Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

     “Cash Equivalents”: (a) securities issued or fully guaranteed or insured by the United States government or any political subdivision, agency or instrumentality thereof, (b) securities issued or fully guaranteed or insured by any state, commonwealth or territory of the United States of America or any political subdivision, agency or instrumentality of any such state, commonwealth or territory having, at the time of acquisition, an investment grade rating from either Standard & Poor’s Ratings Group (a division of The McGraw Hill Companies Inc.) or any successor rating agency (“S&P”) or Moody’s Investors Service, Inc. or any successor rating agency (“Moody’s”) (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Administrative Agent in its reasonable judgment), (c) time deposits, certificates of deposit or bankers’ acceptances of (i) any Lender or Affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $250,000,000 in the case of domestic banks and $100,000,000 (or the dollar equivalent thereof) in the case of foreign banks, (d) commercial paper rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Administrative Agent in its reasonable judgment), (e) repurchase obligations for underlying obligations of the types described in clauses (a), (b) and (d) above entered into with any commercial bank meeting the qualifications specified in clause (c) above or with securities dealers of recognized national standing, (f) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the Securities and Exchange Commission under the Investment Company Act, and (g) investments similar to any of the foregoing denominated in foreign currencies approved by the board of directors of the Borrower, in each case provided in clauses (a), (b), (c), (d) and (e) above only, maturing within twelve months after the date of acquisition.

     “CD&R”: Clayton, Dubilier & Rice, Inc. and any successor in interest thereto as manager of [ ].

     “CD&R Holders”: CD&R, the CD&R Investors and any of their respective Affiliates.

     “CD&R Investors”: Clayton, Dubilier & Rice Fund VIII, L.P., CD&R Friends & Family Fund VIII, L.P. and their respective successors in interest thereto.

     “Change in Consolidated Working Capital”: for any period, a positive or negative number equal to the amount of Consolidated Working Capital at the beginning of such period minus the amount of Consolidated Working Capital at the end of such period, which number shall be adjusted as follows: (x) if such number is a positive number, it shall be adjusted by subtracting from such number the positive number, if any, equal to any net decrease in ABL Availability during such period, and (y) if such number is a negative number, it shall be adjusted

7

by adding to such number the positive number, if any, equal to any net increase in ABL Availability during such period.

     “Change in Tax Law”: with respect to any Agent, Lender or other Person, any change in treaty, law or regulation in respect of Taxes, in each case, that occurred after such Agent, Lender or Person, as the case may be, became a party to this Agreement (or, if such Agent, Lender or Person is an intermediary or flow-through entity for U.S. federal income tax purposes, after the relevant beneficiary or member of such Agent, Lender or Person, as the case may be, became such a beneficiary or member, if later); provided, however, that Change in Tax Law shall not include any change in any treaty, law or regulation to reflect, in whole or in part, any proposed rule modification relating to the qualification as a qualified intermediary, payments to a nonqualified intermediary or payments to foreign entities described in the General Explanations of the Administration’s Fiscal Year 2010 Revenue Proposals of the Department of the Treasury, May 2009.

     “Change of Control”: the occurrence of any of the following events: (i)(x) the Permitted Holders shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of (A) if the Borrower is not a Subsidiary of any Parent Entity, shares of Voting Stock having less than 35% of the total voting power of all outstanding shares of the Borrower and (B) if the Borrower is a Subsidiary of any Parent Entity, shares of Voting Stock having less than 35% of the total voting power of all outstanding shares of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (y) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, shall be the “beneficial owner” of (A) if the Borrower is not a Subsidiary of any Parent Entity, shares of Voting Stock having more than 35% of the total voting power of all outstanding shares of the Borrower and (B) if the Borrower is a Subsidiary of any Parent Entity, shares of Voting Stock having more than 35% of the total voting power of all outstanding shares of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity), and (ii) the Continuing Directors shall cease to constitute a majority of the members of the board of directors of the Borrower.

     “Closing Date”: as defined in Section 5.1.

     “Code”: the Internal Revenue Code of 1986, as amended from time to time.

     “Collateral”: all assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

     “Collateral Agent”: as defined in the Preamble hereto.

     “Commitment”: as to any Lender, the Tranche B Term Loan Commitments of such Lender.

     “Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Sections 414(m) and (o) of the Code.

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     “Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Term Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument delivered to the Administrative Agent (a copy of which shall be provided by the Administrative Agent to the Borrower on request); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement, including its obligation to fund a Term Loan if, for any reason, its Conduit Lender fails to fund any such Term Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to any payment pursuant to any provision of this Agreement, including without limitation Sections 3.9, 3.10, 3.11 or 10.5, in an amount greater than the designating Lender would have been entitled to in respect of the extensions of credit made by such Conduit Lender if such designating Lender had not designated such Conduit Lender hereunder, (b) be deemed to have any Tranche B Term Loan Commitment or (c) be designated if such designation would otherwise increase the costs of any Facility to the Borrower.

     “Consolidated Current Portion of Long Term Debt”: at the date of determination thereof, the current portion of Consolidated Long Term Debt that is included in Consolidated Short Term Debt.

     “Consolidated Indebtedness”: at the date of determination thereof, an amount equal to (a) all indebtedness for borrowed money of the Borrower and its Subsidiaries as determined on a consolidated basis in accordance with GAAP and as disclosed on the Borrower’s consolidated balance sheet minus (b) the lesser of (i) the aggregate amount of cash included in the cash accounts listed on the consolidated balance sheet of the Borrower and its Subsidiaries as at such date to the extent such cash is not classified as “restricted” for financial statement purposes and (ii) $50,000,000.

     “Consolidated Interest Expense”: for any period, an amount equal to (a) interest expense (accrued and paid or payable in cash for such period, and in any event excluding any amortization or write off of financing costs) on Indebtedness of the Borrower and its Subsidiaries for such period minus (b) interest income (accrued and received or receivable in cash for such period) of the Borrower and its Subsidiaries for such period, in each case determined on a consolidated basis in accordance with GAAP.

     “Consolidated Leverage Ratio”: as of the last day of any period, the ratio of (a) Consolidated Indebtedness on such day to (b) EBITDA for such period.

     “Consolidated Long Term Debt”: at the date of determination thereof, all long term debt of the Borrower and its Subsidiaries as determined on a consolidated basis in accordance with GAAP and as disclosed on the Borrower’s consolidated balance sheet most recently delivered under Section 6.1.

     “Consolidated Net Income”: for any period, net income (loss) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

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     “Consolidated Short Term Debt”: at the date of determination thereof, all short term debt of the Borrower and its Subsidiaries as determined on a consolidated basis in accordance with GAAP and as disclosed on the Borrower’s consolidated balance sheet most recently delivered under Section 6.1.

     “Consolidated Tangible Assets”: as of any date of determination, the total assets less the sum of the goodwill, net, and other intangible assets, net, in each case reflected on the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of the most recently ended fiscal quarter of the Borrower for which such a balance sheet is available, determined on a consolidated basis in accordance with GAAP; provided, that Consolidated Tangible Assets shall not be less than $[ ].

     “Consolidated Working Capital”: at the date of determination thereof, the aggregate amount of all current assets (excluding cash, Cash Equivalents, and deferred taxes and income taxes receivable recorded as current assets) minus the aggregate amount of all current liabilities (excluding indebtedness under the ABL Facility, the Consolidated Current Portion of Long Term Debt, working capital indebtedness of Foreign Subsidiaries, and deferred taxes and accrued income taxes payable recorded as current liabilities), in each case determined on a consolidated basis for the Borrower and its Subsidiaries.

     “Continuing Directors”: the directors of the Borrower on the Closing Date, after giving effect to the Transactions and the other transactions contemplated thereby, and each other director if, in each case, such other director’s nomination for election to the board of directors of the Borrower is recommended by at least a majority of the then Continuing Directors or the election of such other director is approved by one or more Permitted Holders.

     “Contractual Obligation”: as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

     “Convertible Notes”: 2.125% Convertible Senior Subordinated Notes Due 2024 of NCI Building Systems, Inc., issued on November 16, 2004.

     “Convertible Notes Indenture”: the Indenture, dated as of November 16, 2004, between the Borrower and The Bank of New York, as trustee.

     [“Convertible Note Lockbox Account”: has the meaning given in the Investment Agreement.]

     “Cumulative Excess Cash Flow”: the sum of Excess Cash Flow (but not less than zero) for the fiscal year ending on [ ], 2010 and Excess Cash Flow (but not less than zero in any period) for each succeeding and completed fiscal year. For purposes of such calculation, Excess Cash Flow shall be calculated without reduction for any amount applied as contemplated by clause (b) of the definition of the term “Not Otherwise Applied.”

     “Cumulative Term Loan Amortization”: as of any date of determination, the aggregate principal amount of Term Loans repaid, prepaid, repurchased or otherwise acquired or retired

10

(other than scheduled installment payments pursuant to Section 2.3) from the Closing Date to the date of determination.

     “Cumulative Term Loan Amortization Not Otherwise Applied”: with reference to any amount of Cumulative Term Loan Amortization, such amount thereof that was not previously applied by the Borrower to the Required Amortization Amount and thereby to waive application of Section 7.1(a), as provided in Section 7.1(b).

     “Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice (other than, in the case of Section 8.1(e), a Default Notice), the lapse of time, or both, or any other condition specified in Section 8.1, has been satisfied.

     “Default Notice”: as defined in Section 8.1(e).

     “Defaulting Lender”: any Lender which fails to advance a loan required to be made by it pursuant to the terms of a syndicated facility or has become insolvent.

     “Deposit Account”: any deposit account (as such term is defined in Article 9 of the UCC).

     “Disinterested Director”: as defined in Section 7.10.

     “Disposition”: as defined in Section 7.6.

     “Disqualified Capital Stock”: any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) is mandatorily redeemable in whole or in part prior to the Termination Date, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) prior to the Termination Date for (i) Indebtedness or any Capital Stock referred to in clause (a) above, or (c) contains any mandatory repurchase obligation which comes into effect prior to the Termination Date, provided that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a change in control or a sale or other Disposition of property or assets shall not constitute Disqualified Capital Stock.

     “Dollars” and “$”: dollars in lawful currency of the United States of America.

     “Domestic Subsidiary”: any Subsidiary of the Borrower which is not a Foreign Subsidiary.

     “EBITDA”: for any period, Consolidated Net Income for such period adjusted (i) to exclude the following items (without duplication) of income or expense to the extent that such items are included in the calculation of Consolidated Net Income: (a) Consolidated Interest Expense, (b) any non-cash expenses and charges, (c) the provision or benefit for income taxes, (d) depreciation expense, (e) the expense associated with amortization of intangible and other

11

assets (including amortization or other expense recognition of any costs associated with asset write-ups in accordance with FAS Nos. 141 and 142), (f) non-cash provisions for reserves for discontinued operations, (g) any extraordinary, unusual or non-recurring gains or losses or charges or credits, including but not limited to any expenses relating to the Transactions, (h) any gain or loss associated with the sale or write-down of assets not in the ordinary course of business, (i) any income or loss attributable to noncontrolling interests, and (j) any income or loss accounted for by the equity method of accounting (except in the case of income to the extent of the amount of cash dividends or cash distributions paid to the Borrower or any of its Subsidiaries by the entity accounted for by the equity method of accounting). For the purposes of calculating EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (i) if at any time during such Reference Period (and after the Closing Date) the Borrower or any of its Subsidiaries shall have made any Material Disposition, the EBITDA for such Reference Period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period (and after the Closing Date) the Borrower or any of its Subsidiaries shall have made a Material Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto in accordance with Regulation S-X as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) involves the payment of consideration by the Borrower or any of its Subsidiaries in excess of $5,000,000; and “Material Disposition” means any disposition of property or series of related dispositions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $5,000,000. Notwithstanding anything to the contrary contained in this definition, solely for the purposes of the calculation of the Consolidated Leverage Ratio, EBITDA of the Borrower and its consolidated Subsidiaries shall be: (x) for the four fiscal quarter period ending [ ]2, four times EBITDA for the last fiscal quarter in such period, (y) for the four fiscal quarter period ending [ ]3, two times EBITDA for the last two fiscal quarters in such period and (z) for the four fiscal quarter period ending [ ]4, 4/3 times EBITDA for the last three fiscal quarters in such period.

     “ECF Payment Date”: as defined in Section 3.4(c)(ii).

     “ECF Percentage”: 50%, provided that with respect to any fiscal year, the ECF Percentage shall be reduced to zero if the Consolidated Leverage Ratio as of the last day of such fiscal year is less than 4.00 to 1.00.

2 Insert last day of first fiscal quarter commencing after closing.

3 Insert last day of second fiscal quarter commencing after closing.

4 Insert last day of third fiscal quarter commencing after closing.

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     “Environmental Costs”: any and all costs or expenses (including attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, fines, penalties, damages, settlement payments, judgments and awards), of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to, any actual or alleged violation of, noncompliance with or liability under any Environmental Laws. Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind.

     “Environmental Laws”: any and all U.S. or foreign federal, state, provincial, territorial, foreign, local or municipal laws, rules, orders, enforceable guidelines, orders-in-council, regulations, statutes, ordinances, codes, decrees, and such requirements of any Governmental Authority properly promulgated and having the force and effect of law or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (as it relates to exposure to Materials of Environmental Concern) or the environment, as have been, or now or at any relevant time hereafter are, in effect.

     “Environmental Permits”: any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

     “Equity Investment”: as defined in the Preamble hereto.

     “ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

     “Eurocurrency Base Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, the rate per annum determined by the Administrative Agent to be the arithmetic mean (rounded upwards, if necessary, to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service as determined by Agent) at approximately 11:00 A.M., London time, on the second full Business Day preceding the first day of such Interest Period; provided, that the Eurocurrency Base Rate shall not be less than 2.00% per annum.

     “Eurocurrency Loans”: Term Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.

     “Eurocurrency Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurocurrency Base Rate ___________________________________ 1.00 - Eurocurrency Reserve Requirements

     “Eurocurrency Reserve Requirements”: for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency

13

reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

     “Event of Default”: any of the events specified in Section 8.1, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

     “Excess Cash Flow”: for any period, EBITDA minus, without duplication, (a) any Capital Expenditures made in cash during such period, minus (b) any principal payments, purchases or other retirements (other than principal payments during such period pursuant to Section 3.4(c)(ii) unless and to the extent that the event giving rise to such mandatory prepayment causes an increase in EBITDA) of the Term Loans made during such period), minus (c) any principal payments, purchases or other retirements resulting in a permanent reduction of any other Indebtedness (other than the Convertible Notes) of the Borrower or any of its Subsidiaries made during such period, minus (d) Consolidated Interest Expense for such period, minus (e) any taxes paid or payable in cash for such period, minus (f) the Net Cash Proceeds from any Asset Sale to the extent that such Net Cash Proceeds (i) (without duplication of clause (a) or (g) of this definition) consist of any Reinvested Amount or are otherwise applied in accordance with Section 3.4(c) and (ii) are included in the calculation of EBITDA, minus (g) (without duplication of clause (a) of this definition) any Investment or acquisition made in accordance with Sections 7.8(e), 7.8(h), 7.8(l) or 7.8(p) (without giving effect to the proviso thereto), 7.8(q) or 7.9, minus (h) (without duplication of clause (b) or (c) of this definition) the proceeds of any Sale and Leaseback Transactions entered into by the Borrower or any of its Subsidiaries during such period in the ordinary course of its business to the extent included in EBITDA, minus (i) to the extent not otherwise subtracted from EBITDA in this definition of “Excess Cash Flow”, any cash dividends made during such period by the Borrower, so long as such dividends are expressly permitted by Section 7.7, minus (j) to the extent not otherwise reflected in a reduction of EBITDA, the amount of any cash contributions required by law to be made by the Borrower or any of its Subsidiaries to any Plan, minus (k) to the extent included in calculating EBITDA, any cash expenses relating to the Transactions, minus (l) any earnings of a Foreign Subsidiary included in EBITDA for such period (except to the extent such earnings are used for any purposes described in clauses (a) through (k) above) to the extent such Foreign Subsidiary is subject to legal, contractual or other restrictions, directly or indirectly, on paying dividends or making distributions, directly or indirectly, to the Borrower or any other Subsidiary thereof, including but not limited to pursuant to the terms of any Indebtedness of such Foreign Subsidiary, plus (m) the Change in Consolidated Working Capital for such period.

     “Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time.

     “Excluded Contribution”: Net Proceeds, or the Fair Market Value of property or assets, received by the Borrower as capital contributions to the Borrower after the Closing Date or from the issuance or sale (other than to a Subsidiary) of Capital Stock (other than Disqualified Capital Stock of the Borrower), in each case to the extent designated as an Excluded Contribution by the Borrower and not previously included in the calculation of Available Amount for purposes of determining whether a dividend, payment or distribution may be made pursuant to Section

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7.7(b), an Investment may be made pursuant to Section 7.8(q), an acquisition may be made pursuant to Section 7.9(b)(iii) or an optional payment may be made pursuant to Section 7.11(a)(y).

     “Excluded Taxes”: with respect to any Agent, Lender or other Person, any (a) Taxes measured by or imposed upon the net income of such Agent, Lender or Person, (b) franchise Taxes, branch Taxes, Taxes on doing business or Taxes measured by or imposed upon the overall capital or net worth of such Agent, Lender or Person and (c) Taxes imposed by reason of any activity or other connection of such Agent, Lender or Person in the jurisdiction imposing such Tax, excluding any activity or connection arising solely from such Agent, Lender or Person having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or the Notes.

     “Exempt Sale and Leaseback Transaction”: any Sale and Leaseback Transaction (a) in which the sale or transfer of property occurs within 90 days of the acquisition of such property by the Borrower or any of its Subsidiaries or (b) that involves property with a book value of $[ ] or less, and is not part of a series of related Sale and Leaseback Transactions involving property with an aggregate value in excess of such amount and entered into with a single Person or group of Persons.

     “Existing Mortgages”: the mortgages, deeds of trust and deeds to secure debt set forth in Schedule D.

     “Existing Term Loans”: as defined in Section 2.5(b).

     “Extension of Credit”: as to any Lender, the making of a Term Loan by such Lender.

     “Facility”: the Tranche B Term Loan Commitments and the Term Loans made thereunder.

     “Factoring Transaction”: any transaction or series of transactions entered into by the Borrower or any Subsidiary pursuant to which the Borrower or such Subsidiary sells, conveys or otherwise transfers accounts receivable of the Borrower or such Subsidiary to a non-related third party factor.

     “Fair Market Value”: with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the board of directors of the Borrower, whose determination will be conclusive.

     “Federal Funds Effective Rate”: as defined in the definition of the term “ABR” in this Section 1.1.

     “Financing Lease”: any lease by such Person of property, real or personal, for which the obligations of the lessee are required in accordance with GAAP to be capitalized on the balance sheet of such lessee; provided, that, if at any time an operating lease of such lessee is required to be recharacterized as a Financing Lease after the date hereof as a result of a change in GAAP, then for purposes hereof such lease shall not be deemed a Financing Lease. The stated maturity

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of any Indebtedness under a Financing Lease shall be the scheduled date under the terms thereof of the last payment of rent or any other amount due under such Financing Lease.

     “FIRREA”: the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

     “Fiscal Period End Date”: as defined in Section 7.1(b).

     “fiscal year”: any period of twelve consecutive months ending on the Sunday closest to October 31 of any calendar year.

     “Foreign Pension Plan”: a registered pension plan which is subject to applicable pension legislation other than ERISA or the Code, which a Subsidiary sponsors or maintains, or to which it makes or is obligated to make contributions.

     “Foreign Plan”: each Foreign Pension Plan, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the United States of America, by the Borrower or any of its Subsidiaries, other than any such plan, fund, program, agreement or arrangement sponsored by a Governmental Authority.

     “Foreign Subsidiary”: (i) any Subsidiary of the Borrower that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Subsidiary of such Foreign Subsidiary and (ii) any Foreign Subsidiary Holdco.

     “Foreign Subsidiary Holdco”: any Subsidiary of the Borrower that has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof) and other assets relating to an ownership interest in any such securities, Indebtedness, intellectual property or Subsidiaries.

     “GAAP”: with respect to the covenant contained in Section 7.1 and all defined terms relating thereto, and the defined terms “Available CNI Amount” and “Consolidated Tangible Assets,” generally accepted accounting principles in the United States of America in effect on the Closing Date, and, for all other purposes under this Agreement, generally accepted accounting principles in the United States of America in effect from time to time.

     “Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     “Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement delivered to the Collateral Agent as of the date hereof, substantially in the form of Exhibit B, as the same may be amended, supplemented, waived or otherwise modified from time to time.

     “Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit)

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to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any such obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

     “guaranteeing person”: as defined in the definition of the term “Guarantee Obligation” in this Section 1.1.

     “Guarantor”: each Domestic Subsidiary of the Borrower (other than any Domestic Subsidiary of a Foreign Subsidiary) which becomes a party to the Guarantee and Collateral Agreement as a guarantor thereunder of the monetary obligations of the Borrower under the Loan Documents, in each case, unless and until such time as the respective Guarantor ceases to constitute a Domestic Subsidiary of the Borrower or is released from its obligations as such a guarantor under the Guarantee and Collateral Agreement in accordance with the terms and conditions thereof.

     “Indebtedness”: of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (e) for purposes of Section 7.2 and Section 8.1(e) only, all obligations of such Person in respect of Interest Rate Protection Agreements, and (f) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (e) to the extent secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

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     “Indemnification Agreement”: the Indemnification Agreement, dated as of [ ], 2009, between the Borrower and the CD&R Investors, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

     “Indemnified Liabilities”: as defined in Section 10.5.

     “Indemnitee”: as defined in Section 10.5.

     “Individual Lender Exposure”: as to any Lender, such Lender’s Term Loan Exposure.

     “Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

     “Insolvent”: pertaining to a condition of Insolvency.

     [“Insured Fee Properties”: the collective reference to the real properties owned in fee by the Loan Parties described on Part I(a) of Schedule 4.6, including without limitation, all buildings, improvements, structures and fixtures now or subsequently located thereon and owned by any such Loan Party.]

     “Intellectual Property”: as defined in Section 4.7.

     “Intercreditor Agreement”: the Intercreditor Agreement dated as of the date hereof among the Administrative Agent and the Collateral Agent and the administrative agent and the collateral agent under the ABL Facility, and acknowledged by certain of the Loan Parties, substantially in the form of Exhibit D, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms thereof.

     “Intercreditor Agreement Supplement”: as defined in Section 9.9(a).

     “Interest Payment Date”: (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Term Loan is outstanding, and the final maturity date of such Term Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurocurrency Loan having an Interest Period longer than three months, (i) each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and (ii) the last day of such Interest Period.

     “Interest Period”: with respect to any Eurocurrency Loan:

(i)   initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(ii)   thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one,

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two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; and

provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(A)   if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(B)   any Interest Period that would otherwise extend beyond the Termination Date shall (for all purposes other than Section 3.11) end on the Termination Date;

(C)   any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(D)   the Borrower shall select Interest Periods so as not to require a scheduled payment of any Eurocurrency Loan during an Interest Period for such Term Loan.

     “Interest Rate Protection Agreement”: any interest rate protection agreement, interest rate future, interest rate option, interest rate cap or collar or other interest rate hedge arrangement to or under which the Borrower or any of its Subsidiaries is or becomes a party or a beneficiary.

     “Investment Agreement”: the Investment Agreement, dated as of [ ], 2009, between the Borrower and the CD&R Investors, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

     “Investment Company Act”: the Investment Company Act of 1940, as amended from time to time.

     “Investment Documents”: [the Investment Agreement, the Stockholders Agreement, the Registration Rights Agreement, the Indemnification Agreement and the Series B Preferred Stock CoD].

     “Investments”: as defined in Section 7.8.

     “Judgment Currency”: as defined in Section 10.8(a).

     “Judgment Currency Date”: as defined in Section 10.8(a).

     “Lenders”: the several banks and other financial institutions from time to time parties to this Agreement together with, in each case, any affiliate of any such bank or financial institution through which such bank or financial institution elects, by notice to the Administrative Agent

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and the Borrower, to make any Term Loans available to the Borrower, provided that for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any of the requirements of any Loan Document or any Default or Event of Default and its consequences or (c) any other matter as to which a Lender may vote or consent pursuant to Section 10.1 hereof, the bank or financial institution making such election shall be deemed the “Lender” rather than such affiliate, which shall not be entitled to so vote or consent.

     “Lien”: any mortgage, pledge, hypothecation, assignment, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

     “Liquidity Amount”: the sum of (a) unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries and (b) ABL Availability and the amount of undrawn availability under any other revolving credit facility of the Borrower or any Subsidiary then in effect at such time, if any.

     “Loan”: a Term Loan, collectively, the “Loans”.

     “Loan Documents”: this Agreement, any Notes, the Intercreditor Agreement, the Guarantee and Collateral Agreement and any other Security Documents, each as amended, supplemented, waived or otherwise modified from time to time.

     “Loan Parties”: the Borrower and each Subsidiary of the Borrower that is a party to a Loan Document; individually, a “Loan Party”.

     “Management Investors”: the collective reference to the officers, directors, employees and other members of the management of the Borrower or any of its Subsidiaries, or family members or relatives thereof or trusts for the benefit of any of the foregoing, who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, common stock of the Borrower or any Parent Entity.

     “Management Subscription Agreements”: one or more stock subscription, stock option, grant or other agreements which have been or may be entered into between the Borrower or any Parent Entity and one or more Management Investors (or any of their heirs, successors, assigns, legal representatives or estates), with respect to the issuance to and/or acquisition, ownership and/or disposition by any of such parties of common stock of the Borrower or any Parent Entity, or options, warrants, units or other rights in respect of common stock of the Borrower or any Parent Entity, any agreements entered into from time to time by transferees of any such stock, options, warrants or other rights in connection with the sale, transfer or reissuance thereof, and any assumptions of any of the foregoing by third parties, as amended, supplemented, waived or otherwise modified from time to time.

     “Material Adverse Effect”: a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability as to any Loan Party party thereto of this Agreement or

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any of the other Loan Documents or the rights or remedies of the Administrative Agent, the Collateral Agent and the Lenders under the Loan Documents taken as a whole.

     “Material Subsidiaries”: Subsidiaries of the Borrower constituting, individually or in the aggregate (as if such Subsidiaries constituted a single Subsidiary), a “significant subsidiary” in accordance with Rule 1-02 under Regulation S-X.

     “Materials of Environmental Concern”: any hazardous or toxic substances or materials or wastes defined, listed, or regulated as such in or under, or which may give rise to liability under, any applicable Environmental Law, including gasoline, petroleum (including crude oil or any fraction thereof), petroleum products or by-products, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

     “Maximum Consolidated Leverage Ratio”: as at the last day of any period of four consecutive fiscal quarters of the Borrower ending on any date set forth below, the Consolidated Leverage Ratio set forth below opposite such period:

Four Fiscal Quarter Period Ending	Consolidated Leverage Ratio
October 30, 2011	5.00:1.00
January 29, 2012	4.75:1.00
April 29, 2012	4.50:1.00
July 29, 2012	4.25:1.00
October 28, 2012	4.00:1.00
January 27, 2013	3.875:1.00
April 28, 2013	3.75:1.00
July 28, 2013	3.625:1.00
November 3, 2013 and each fiscal quarter end date thereafter	3.50:1.00

     “Moody’s”: as defined in the definition of “Cash Equivalents” in this Section 1.1.

     [“Mortgaged Fee Properties”: the collective reference to the real properties owned in fee by the Loan Parties described on [Part I(b) of] Schedule 4.6, including all buildings, improvements, structures and fixtures now or subsequently located thereon and owned by any such Loan Party.]

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     [“Mortgaged Properties”: the collective reference to each of the Insured Fee Properties and the Mortgaged Fee Properties.]

     “Mortgages”: each of the mortgages, deeds of trust and deeds to secure debt executed and delivered by any Loan Party to the Administrative Agent, substantially in the form of Exhibit C or in such other form as shall be reasonably acceptable to the Borrower and the Administrative Agent, as the same may be amended, supplemented, waived or otherwise modified from time to time. For the avoidance of doubt, the amendment and restatement of an Existing Mortgage shall constitute a “Mortgage” hereunder.

     “Most Recent Four Quarter Period”: the four fiscal quarter period of the Borrower ending on the last date of the most recently completed fiscal year or quarter for which financial statements of the Borrower have been (or have been required to be) delivered under Section 6.1 (a) or (b).

     “Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

     “Net Cash Proceeds”: with respect to any Asset Sale, any Recovery Event, or the issuance of any debt securities or any borrowings by the Borrower or any of its Subsidiaries pursuant to Section 7.2(c), an amount equal to the gross proceeds in cash and Cash Equivalents of such Asset Sale, Recovery Event, issuance or borrowing, net of (a) reasonable attorneys’ fees, accountants’ fees, brokerage, consultant and other customary fees, underwriting commissions and other reasonable fees and expenses actually incurred in connection with such Asset Sale, Recovery Event, issuance or borrowing, (b) Taxes paid or reasonably estimated to be payable as a result thereof, (c) appropriate amounts provided or to be provided by the Borrower or any of its Subsidiaries as a reserve, in accordance with GAAP, with respect to any liabilities associated with such Asset Sale or Recovery Event and retained by the Borrower or any such Subsidiary after such Asset Sale or Recovery Event and other appropriate amounts to be used by the Borrower or any of its Subsidiaries to discharge or pay on a current basis any other liabilities associated with such Asset Sale or Recovery Event, (d) in the case of an Asset Sale or Recovery Event of or involving an asset subject to a Lien securing any Indebtedness, payments made and installment payments required to be made to repay such Indebtedness, including payments in respect of principal, interest and prepayment premiums and penalties, and (e) in the case of an Asset Sale or Recovery Event of or involving an asset of any Foreign Subsidiary, any amount which may not be applied as provided in Section 3.4(c) pursuant to any applicable legal, contractual or other restrictions including but not limited to pursuant to the terms of any Indebtedness of any Foreign Subsidiary.

     “Net Proceeds”: with respect to any issuance or sale of any securities or incurrence of indebtedness of the Borrower or any Subsidiary by the Borrower or any Subsidiary, or any capital contribution, means the cash proceeds of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of Taxes paid or payable as a result thereof.

     “New Parent”: as defined in Section 7.6(e).

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     “New Tranche B Term Loan Committed Amount”: has the meaning given in the Third Amendment.

     “Non-Consenting Lender”: as defined in Section 10.1(e).

     “Non-Defaulting Lender”: Any Lender other than a Defaulting Lender.

     “Non-Excluded Taxes”: any Taxes other than Excluded Taxes.

     “Not Otherwise Applied” means, with reference to any amount of Excess Cash Flow, that such amount (a) was not required to be applied to prepay the Term Loans pursuant to Section 3.4(c), and (b) was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been) and remains contingent on receipt of such amount or utilization of such amount for a specified purpose. The Borrower shall promptly notify the Administrative Agent of any application of such amount as contemplated by clause (b) above.

     “Notes”: the Term Loan Notes.

     “Obligation Currency”: as defined in Section 10.8(a).

     “Offer”: as defined in Section 3.4(b).

     “Offer Loans”: as defined in Section 3.4(b).

     “Original Credit Agreement”: as defined in the Recitals.

     “Original Collateral”: Collateral, as defined in the Original Security Agreement

     “Original Security Agreement”: the Security Agreement, dated as of June 18, 2004, between the Borrower, the subsidiary guarantors party thereto, and the Administrative Agent.

     “Original Security Documents”: the Original Security Agreement, any pledge agreements, any account control agreements and any and all other agreements, instruments and documents entered into or delivered pursuant to or in connection with a security interest in the Original Collateral pursuant to the Original Credit Agreement; for the avoidance of doubt, the Existing Mortgages are not included in the defined term “Original Security Documents”.

     “Other Representatives”: [ ], in its capacity as bookrunner and lead arranger of the Commitments hereunder.

     “Parent Entity”: any Person of which the Borrower becomes a Subsidiary after the Closing Date that is designated by the Borrower as a “Parent Entity,” provided that either immediately after the Borrower first becomes a Subsidiary of such Person, more than 50% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50% of the Voting Stock of the Borrower or a Parent Entity of the Borrower immediately prior to the Borrower first becoming such Subsidiary.

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     “Participants”: as defined in Section 10.6(c).

     “Patriot Act”: as defined in Section 10.19.

     “PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

     “Permitted Hedging Arrangement”: agreements or arrangements relating to interest, currency, commodity or other hedging entered into, purchased or otherwise acquired by the Borrower or any of its Subsidiaries for bona fide hedging purposes.

     “Permitted Holders”: (a) CD&R, any CD&R Investor and any of their respective Affiliates; (b) any investment fund or vehicle managed, sponsored or advised by CD&R or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle, (c) any limited or general partners of, or other investors in, any CD&R Investor or any Affiliate thereof, or any such investment fund or vehicle, (d) any Management Investors and (e) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of the Borrower or any Parent Entity, and in each case their successors and assigns.

     “Permitted Liens”: as defined in Section 7.3.

     “Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

     “Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

     “Preferred Stock”: the Series B Cumulative Convertible Participating Preferred Stock, par value $1.00 per share, of the Borrower.

     “primary obligations”: as defined in the definition of the term “Guarantee Obligation” in this Section 1.1.

     “primary obligor”: as defined in the definition of the term “Guarantee Obligation” in this Section 1.1.

     “Prime Rate”: as defined in the definition of the term “ABR” in this Section 1.1.

     “rate of exchange”: as defined in Section 10.8(c).

     “Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries giving rise to Net Cash Proceeds to the Borrower or such Subsidiary, as the case may be, in excess of $[ ], to the extent that such settlement or payment does not constitute reimbursement or compensation for amounts previously paid by the Borrower or any of its Subsidiaries in respect of such casualty or condemnation.

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     “Reference Period”: as defined in the definition of the term “EBITDA” of this Section 1.1.

     “Refinance”: with respect to any then outstanding Indebtedness, the issuance of Indebtedness issued or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace, substitute or refund, in whole or in part, such theretofore outstanding Indebtedness.

     “Register”: as defined in Section 10.6(b).

     “Registration Rights Agreement”: the Registration Rights Agreement, dated as of [ ], 2009, between the Borrower and the CD&R Investors, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof

     “Regulation S-X”: Regulation S-X promulgated by the Securities and Exchange Commission, as in effect on the Closing Date.

     “Regulation T”: Regulation T of the Board as in effect from time to time.

     “Regulation U”: Regulation U of the Board as in effect from time to time.

     “Regulation X”: Regulation X of the Board as in effect from time to time.

     “Reinvested Amount”: with respect to any Asset Sale permitted by Section 7.6(i) or Recovery Event, that portion of the Net Cash Proceeds thereof (which portion shall not exceed, with respect to any Asset Sale occurring on or after the Closing Date (but not any Recovery Event and excluding any amount applied to permit any acquisition pursuant to Section 7.9(b)(ii)), $[ ] minus the aggregate Reinvested Amounts with respect to all such Asset Sales on or after the Closing Date) as shall, according to a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent within 30 days of such Asset Sale or Recovery Event, be reinvested in the business of the Borrower and its Subsidiaries in a manner consistent with the provisions hereof within 180 days of the receipt of such Net Cash Proceeds with respect to any such Asset Sale or Recovery Event or, if such reinvestment is in a project authorized by the board of directors of the Borrower that will take longer than such 180 days to complete, the period of time necessary to complete such project; provided that if any such certificate of a Responsible Officer is not delivered to the Administrative Agent on the date of such Asset Sale or Recovery Event, subject to the terms of the Intercreditor Agreement, any Net Cash Proceeds of such Asset Sale or Recovery Event shall be immediately deposited in a cash collateral account, established at the Administrative Agent or to be held as collateral in favor of the Administrative Agent as applicable, for the benefit of the Lenders on terms reasonably satisfactory to the Administrative Agent, and shall remain on deposit in such cash collateral account until such certificate of a Responsible Officer is delivered to the Administrative Agent.

     “Related Taxes”: (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed by any government or other taxing authority on payments made by

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any Parent Entity other than to another Parent Entity), required to be paid by any Parent Entity by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Borrower, any of its Subsidiaries or any Parent Entity), or being a holding company parent of the Borrower, any of its Subsidiaries or any Parent Entity or receiving dividends from or other distributions in respect of the Capital Stock of the Borrower, any of its Subsidiaries or any Parent Entity, or having guaranteed any obligations of the Borrower or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Borrower or any of its Subsidiaries is permitted to make payments to any Parent Entity pursuant to Section 7.7, or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Borrower or any Subsidiary thereof, or (y) any other federal, state, foreign, provincial or local taxes measured by income for which any Parent Entity is liable up to an amount not to exceed, with respect to federal taxes, the amount of any such taxes that the Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Borrower had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code or an analogous provision of state, local or foreign law) of which it were the common parent, or with respect to state and local taxes, the amount of any such taxes that the Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a combined basis as if the Borrower had filed a combined return on behalf of an affiliated group consisting only of the Borrower and its Subsidiaries.

     “Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

     “Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under Sections .13, .14, .16, .18, .19 or .20 of PBGC Reg. § 2615 or any successor regulation thereto.

     “Required Amortization Amount”: as defined in Section 7.1(b).

     “Required Lenders”: Lenders the sum of whose outstanding Individual Lender Exposures represent at least a majority of the sum of the aggregate amount of all outstanding Term Loans of Non-Defaulting Lenders, excluding any Lender that is a CD&R Holder other than with respect to any consent, approval, vote or other action of Required Lenders that would result in a disproportionate impact or effect on any Lender that is a CD&R Holder in relation to one or more Lenders that are not CD&R Holders.

     “Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.

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     “Responsible Officer”: as to any Person, any of the following officers of such Person: (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the treasurer or the controller of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, who has been designated in writing to the Administrative Agent as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, such chief financial officer of such Person, (c) with respect to Section 6.7 and without limiting the foregoing, the general counsel of such Person and (d) with respect to ERISA matters, the senior vice president – human resources (or substantial equivalent) of such Person.

     “Rollover Indebtedness”: Existing Indebtedness of the Borrower and its Subsidiaries identified on Schedule B hereto, in each case that remains outstanding after the Closing Date.

     “S&P”: as defined in the definition of the term “Cash Equivalents” in this Section 1.1.

     “Sale and Leaseback Transaction”: any arrangement with any Person providing for the leasing by the Borrower or any of its Subsidiaries of real or personal property which has been or is to be sold or transferred by the Borrower or any such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary.

     “Secured Parties”: as defined in the Guarantee and Collateral Agreement.

     “Securities Act”: the Securities Act of 1933, as amended from time to time.

     “Security Documents”: the collective reference to each Mortgage related to any Mortgaged Property, the Guarantee and Collateral Agreement and all other similar security documents hereafter delivered to the Collateral Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Loan Parties hereunder and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities, including any security documents executed and delivered or caused to be delivered to the Collateral Agent pursuant to Section 6.9(b), in each case as amended, supplemented, waived or otherwise modified from time to time.

     “Senior Notes”: as defined in Section 7.2(c).

     “Series B Preferred Stock CoD”: [ ].

     “Set”: the collective reference to Eurocurrency Loans of a single Tranche, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Term Loans shall originally have been made on the same day).

     “Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

     “Solvent” and “Solvency”: with respect to any Person on a particular date, the condition that, on such date, (a) the fair value of the property of such Person is greater than the total

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amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small amount of capital.

     “Stockholders Agreement”: the Stockholders Agreement, dated as of [ ], 2009, between the Borrower and the CD&R Investors, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

     “Subordinated Indebtedness”: as defined in Section 7.2(c).

     “Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity (a) of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned by such Person, or (b) the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and, in the case of this clause (b), which is treated as a consolidated subsidiary for accounting purposes. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

     “Supermajority Lenders”: Lenders the sum of whose outstanding Commitments (or after the termination thereof, outstanding Individual Lender Exposures) representing at least 66 2/3% of the sum of the aggregate amount of the Total Commitment less the Commitments of all Defaulting Lenders (or after the termination thereof, the sum of the Individual Lender Exposures of Non-Defaulting Lenders) at such time.

     “Target Amortization Amount”: as defined in the definition of the term “Applicable Margin” in this Section 1.1.

     “Taxes”: any and all present or future income, stamp or other taxes, levies, imposts, duties, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

     “Term Loan”: each Term Loan advanced pursuant to the Facility.

     “Term Loan Exposure”: as to any Lender, at any time, the amount of unpaid Term Loans made by such Lender pursuant to Section 2.1.

     “Term Loan Lender”: any Lender having a Tranche B Term Loan Commitment hereunder and/or a Term Loan outstanding hereunder.

     “Term Loan Note”: each Term Loan Note as defined in Section 2.2 and each New Term Loan Note.

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     “Term Loan Percentage”: as to any Term Loan Lender at any time, the percentage which such Lender’s Term Loans then outstanding constitutes of the aggregate Term Loans then outstanding.

     “Term Loan Prepayment”: as defined in Section 5.1(b).

     “Termination Date”: the fifth anniversary of the Closing Date.

     “Third Amendment Effective Date”: has the meaning given in the Original Credit Agreement.

     “Total Credit Percentage”: as to any Lender at any time, the percentage of the aggregate Total Commitment then constituted by such Lender’s Commitment.

     “Total Commitment”: at any time, the sum of the Commitments of each of the Lenders at such time.

     “Total Lender Exposure”: at any time, the sum of all Individual Lender Exposures.

     “Total Term Loan Commitment”: at any time, the sum of the Tranche B Term Loan Commitments of all of the Lenders at such time.

     “Tranche”: each tranche of Loans available hereunder, with there being one on the Closing Date; namely Term Loans.

     “Tranche B Term Loan Commitment”: as to any Lender, its obligation to make Term Loans to the Borrower; collectively, as to all the Term Loan Lenders, the “Tranche B Term Loan Commitments”.

     “Transactions”: as defined in Section 5.1(b).

     “Transferee”: any Participant or Assignee.

     “Type”: the type of Loan determined based on the currency in which the same is denominated, and the interest option applicable thereto, with there being multiple Types of Term Loans hereunder, namely ABR Loans and Eurocurrency Loans.

     “UCC”: the Uniform Commercial Code as in effect in the State of New York from time to time.

     “Underfunding”: the excess of the present value of all accrued benefits under a Plan (based on those assumptions used to fund such Plan), determined as of the most recent annual valuation date, over the value of the assets of such Plan allocable to such accrued benefits.

     “Unscheduled Assumed Indebtedness”: existing Indebtedness of the Borrower and its Subsidiaries identified on Schedule C, which (i) does not constitute Rollover Indebtedness, (ii) will not be repaid in connection with the Transactions and (iii) has material terms and conditions reasonably satisfactory to the Required Lenders.

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     “U.S. Tax Compliance Certificate”: as defined in Section 3.10(b).

     “Voting Stock”: shares of Capital Stock entitled to vote generally in the election of directors.

     “Wholly Owned Domestic Subsidiary”: as to any Person, any Domestic Subsidiary of such Person that is a Wholly Owned Subsidiary of such Person.

     “Wholly Owned Subsidiary”: as to any Person, any Subsidiary of such Person of which such Person owns, directly or indirectly through one or more Wholly Owned Subsidiaries, all of the Capital Stock of such Subsidiary other than directors qualifying shares or shares held by nominees.

Section 1.2    Other Definitional Provisions.

     (a)    Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto.

     (b)    As used herein and in any Notes and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

     (c)    The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

     (d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

AMOUNT AND TERMS OF COMMITMENTS

Section 2.1    Term Loans.

     (a)    On the date of this Agreement, upon and subject to the terms and conditions of this Agreement, each Lender holds Term Loans initially funded under the Original Credit Agreement and outstanding hereunder, in the aggregate principal amount set forth opposite such Lender’s name in Schedule A, in each case as such amounts may be adjusted or reduced pursuant to the terms hereof. The Term Loans, except as hereinafter provided, shall, at the option of the Borrower, be maintained as, and/or converted into, ABR Loans or Eurocurrency Loans, provided that except as otherwise specifically provided in Section 3.8 and Section 3.9, all Term Loans comprising the same borrowing shall at all times be of the same Type.

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(b)    Once repaid, Term Loans outstanding hereunder may not be reborrowed.

Section 2.2    Term Loan Notes. Each Lender in possession of any promissory notes issued by the Borrower evidencing obligations under Original Credit Agreement prior to the Closing Date shall return such promissory notes to the Borrower no later than the Closing Date, whereupon such returned promissory notes shall be marked “Cancelled” and new replacement promissory notes in the form of Exhibit A (each, as amended, supplemented, replaced or otherwise modified from time to time, a “Term Loan Note”) issued to such Lender in equal principal amount. Any Term Loan Notes issued prior to the Closing Date not so tendered for exchange shall be void and deemed cancelled. Each Term Loan Note issued with respect to Term Loans provided under the initial Term Loan Commitment shall be dated the Closing Date and each Term Loan Note issued with respect to Term Loans provided under the New Tranche B Term Loan Committed Amount shall be dated the Third Amendment Effective Date. Each Term Loan Note shall be payable as provided in Section 2.1 and provide for the payment of interest in accordance with Section 3.1.

Section 2.3    Repayment of Term Loans.

The aggregate Term Loans of all the Lenders shall be payable in consecutive quarterly installments from and after the Closing Date to and including the Termination Date (subject to reduction as provided in Section 3.4), on the dates and in the principal amounts, subject to adjustment as set forth below, equal to the respective amounts set forth below (together with all accrued interest thereon) opposite the applicable installment dates (or, if less, the aggregate amount of such Term Loans then outstanding):

Date	Amount
The last day of each March,	0.25% of the aggregate
June, September and	principal amount of all
December to occur (x) on	outstanding Term Loans as of
or after the first day of the	such date
second calendar quarter to
commence after the
Closing Date and (y) prior
to the Termination Date
Termination Date	All unpaid aggregate principal
amounts of any outstanding
Term Loans

Section 2.4    Record of Term Loans.

     (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Term Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

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     (b)    The Administrative Agent shall maintain the Register pursuant to Section 10.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Term Loan made hereunder, the Type thereof and each Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

     (c)    The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.4(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Term Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

Section 2.5    Additional Commitments.

     (a)    Requests for Additional Commitments. So long as no Default or Event of Default exists or would arise therefrom, at any time and from time to time prior to the Termination Date, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to add additional Tranche B Term Loan Commitments under the Facility or under a new term loan credit facility to be included under the Facility (the “Additional Commitments”). Any Additional Commitments shall be in an aggregate principal amount that (x) is not less than $5,000,000 or any whole multiple of $1,000,000 in excess thereof, and (y) together with the aggregate principal amount of all Additional Commitments previously obtained pursuant to this Section 2.5 does not exceed the sum of $50,000,000.

     (b)    Ranking and Other Provisions. The additional Term Loans made pursuant to Additional Commitments (the “Additional Term Loans”) (i) shall have the same guarantees as, and be secured on a pari passu basis in right of payment and security by the same Collateral securing, the previously outstanding Term Loans (the “Existing Term Loans”) (to the extent such guarantees and such security in such Collateral can be reasonably obtained without material cost or risk, and subject to legal limitations and tax structuring considerations), (ii) shall have a stated maturity date not earlier than the Termination Date and (iii) except as set forth above, shall be treated substantially the same as the Existing Term Loans, provided that any or all of the terms and conditions of or applicable to any Additional Term Loans may (at the Borrower’s option) be different from those of the Existing Term Loans.

     (c)    Additional Amendments. Each notice from the Borrower pursuant to this Section 2.5 shall set forth the requested amount and proposed terms of the relevant Additional Commitment. Additional Commitments (or any portion thereof) may be made by any existing Lender or by any other bank or entity (any such bank or other financial institution, an “Additional Lender”), in each case on terms permitted in this Section 2.5 or otherwise on terms reasonably acceptable to the Administrative Agent. No Lender shall be obligated to provide any Additional Commitments unless it so agrees. Commitments in respect of any additional Term Loans shall become Commitments under this Agreement pursuant to an amendment (an

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“Additional Term Loan Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower as of the Additional Term Loan Closing Date (as defined below), each Lender agreeing to provide such Additional Commitment, if any, each Additional Lender, if any (each such Lender or Additional Lender, an “Additional Committing Lender”), and the Administrative Agent. An Additional Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.5.

     (d)    Certain Conditions. The effectiveness of any Additional Term Loan Amendment shall, unless otherwise agreed to by the Administrative Agent and each Additional Committing Lender, be subject to the satisfaction on the date thereof (each, an “Additional Term Loan Closing Date”) of each of the following conditions:

     (i)    the Administrative Agent shall have received on or prior to the Additional Term Loan Closing Date each of the following, each dated the applicable Additional Term Loan Closing Date unless otherwise indicated or agreed to by the Administrative Agent and each in form and substance reasonably satisfactory to the Administrative Agent: (A) the applicable Additional Term Loan Amendment executed by each Additional Committing Lender and the Borrower; (B) certified copies of resolutions of the board of directors of the Borrower as of the Additional Term Loan Closing Date, approving the execution, delivery and performance of the Additional Term Loan Amendment; and (C) to the extent requested by the Administrative Agent, an opinion of counsel for the Loan Parties dated the Additional Term Loan Closing Date, addressed to the Administrative Agent and the Lenders and in form and substance reasonably satisfactory to the Administrative Agent;

     (ii)    the conditions precedent set forth in Section 5.2 shall have been satisfied both before and after giving effect to such Additional Term Loan Amendment and the Additional Term Loan provided thereby;

     (iii)    there shall have been paid to the Administrative Agent, for the account of the Additional Committing Lenders, all reasonable fees, if any, as may have been separately agreed in writing by the Borrower to be due and payable to the Additional Committing Lenders on or before the Additional Term Loan Closing Date; and

     (iv)    after giving effect, on a pro forma basis, to the issuance of the Additional Term Loans, the Consolidated Leverage Ratio of the Borrower as of the last day of the Most Recent Four Quarter Period shall be less than 4.00 to 1.00.

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ARTICLE III

GENERAL PROVISIONS APPLICABLE TO TERM LOANS

          Section 3.1 Interest Rates and Payment Dates.

          (a) Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin in effect for such day.

          (b) Each ABR Loan shall bear interest for each day that it is outstanding at a rate per annum equal to the ABR for such day plus the Applicable Margin in effect for such day.

          (c) If all or a portion of (i) the principal amount of any Term Loan, (ii) any interest payable thereon or (iii) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the relevant foregoing provisions of this Section plus 2.00%, (y) in the case of overdue interest, the rate that would be otherwise applicable to principal of the related Term Loan pursuant to the relevant foregoing provisions of this Section (other than clause (x) above) plus 2.00% and (z) in the case of, fees, commissions or other amounts, the rate described in paragraph (b) of this Section for ABR Loans plus 2.00%, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment).

          (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

          (e) It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.

     Section 3.2 Conversion and Continuation Options.

          (a) The Borrower may elect from time to time to convert outstanding Term Loans from Eurocurrency Loans made or outstanding in Dollars to ABR Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurocurrency Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert outstanding Term Loans made or outstanding in Dollars from ABR Loans to Eurocurrency Loans outstanding in Dollars by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election. Any such notice of conversion to Eurocurrency Loans outstanding in Dollars shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each

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affected Lender thereof. All or any part of outstanding Eurocurrency Loans made or outstanding in Dollars and ABR Loans may be converted as provided herein, provided that (i) (unless the Required Lenders otherwise consent) no Term Loan may be converted into a Eurocurrency Loan when any Default or Event of Default has occurred and is continuing and, in the case of any Default, the Administrative Agent has given notice to the Borrower that no such conversions may be made and (ii) no Term Loan may be converted into a Eurocurrency Loan after the date that is one month prior to the Termination Date.

          (b) Any Eurocurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent of the length of the next Interest Period to be applicable to such Term Loan, determined in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, provided that no Eurocurrency Loan may be continued as such (i) (unless the Required Lenders otherwise consent) when any Default or Event of Default has occurred and is continuing and, in the case of any Default, the Administrative Agent has given notice to the Borrower that no such continuations may be made or (ii) after the date that is one month prior to the Termination Date, and provided, further, that (A) in the case of Eurocurrency Loans made or outstanding in Dollars, if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Eurocurrency Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period and (B) if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to clause (i) of the preceding proviso, such Eurocurrency Loans will be continued for the shortest available Interest Periods as determined by the Administrative Agent. Upon receipt of any such notice of continuation pursuant to this Section 3.2(b), the Administrative Agent shall promptly notify each affected Lender thereof.

          Section 3.3 Minimum Amounts of Sets.

          All borrowings, conversions and continuations of Term Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans outstanding in Dollars comprising each Set shall be equal to $2,000,000 or a whole multiple of $1,000,000 in excess thereof and so that there shall not be more than 15 Sets at any one time outstanding.

          Section 3.4 Optional and Mandatory Prepayments.

          (a) Optional Prepayment. The Borrower may at any time and from time to time prepay the Term Loans made to it, in whole or in part, subject to Section 3.11, without premium or penalty, upon at least three Business Days’ irrevocable notice by the Borrower to the Administrative Agent (in the case of Eurocurrency Loans outstanding), at least one Business Day’s irrevocable notice by the Borrower to the Administrative Agent (in the case of ABR Loans outstanding). Such notice shall specify, in the case of any prepayment of Term Loans, the date and amount of prepayment and whether the prepayment is of Eurocurrency Loans, ABR Loans or a combination thereof, and, in each case if a combination thereof, the principal amount allocable to each. Upon the receipt of any such notice the Administrative Agent shall promptly

35

notify each affected Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (if a Eurocurrency Loan is prepaid other than at the end of the Interest Period applicable thereto) any amounts payable pursuant to Section 3.11 and accrued interest to such date on the amount prepaid; provided that, notwithstanding anything to the contrary in this Section 3.4(a), the Borrower may rescind any notice of prepayment under this Section 3.4(a), if such prepayment would have resulted from a refinancing of this Facility, which refinancing shall not be consummated or shall otherwise be delayed. Partial prepayments of the Term Loans pursuant to this Section 3.4(a) shall be applied to such installment or installments thereof at the Borrower may elect; provided that, notwithstanding the foregoing, any Term Loan may be prepaid in its entirety.

          (b) Optional Repurchase. Notwithstanding anything to the contrary contained in this Section 3.4 or any other provision of this Agreement and without otherwise limiting the rights in respect of prepayments of the Term Loans of the Borrower and its Subsidiaries, the Borrower or any Subsidiary of the Borrower may repurchase outstanding Term Loans pursuant to this Section 3.4 on the following basis:

     (i) The Borrower or any Subsidiary of the Borrower may make one or more offers (each, an “Offer”) to repurchase all or any portion of the Term Loans (such Term Loans, the “Offer Loans”) of Term Loan Lenders; provided that, (A) the Borrower shall have used commercially reasonable efforts to have the Facility rated by Standard & Poor’s and Moody’s prior to the proposed consummation date of such Offer, (B) Standard & Poor’s shall not have issued, or indicated that it will issue, a rating with respect to the Facility of SD or D and Moody’s shall not have issued, or indicated that it will issue, a rating with respect to the Facility of C, in each case with such rating to be in effect at the time of the proposed consummation date of such Offer, (C) the Borrower or such Subsidiary delivers a notice of such Offer to the Administrative Agent and all Term Loan Lenders no later than noon (New York City time) at least five Business Days in advance of a proposed consummation date of such Offer indicating (1) the last date on which such Offer may be accepted, (2) the maximum dollar amount of such Offer, (3) the repurchase price per dollar of principal amount of such Offer Loans at which the Borrower or such Subsidiary is willing to repurchase such Offer Loans and (4) the instructions, consistent with this Section 3.4 with respect to the Offer, that a Term Loan Lender must follow in order to have its Offer Loans repurchased; (D) the Borrower or such Subsidiary shall hold such Offer open for a minimum period of two Business Days; (E) a Term Loan Lender who elects to participate in the Offer may choose to sell all or part of such Term Loan Lender’s Offer Loans; and (F) such Offer shall be made to Term Loan Lenders holding the Offer Loans on a pro rata basis in accordance with the respective principal amount then due and owing to the Term Loan Lenders; provided, further that, if any Term Loan Lender elects not to participate in the Offer, either in whole or in part, the amount of such Term Loan Lender’s Offer Loans not being tendered shall be excluded in calculating the pro rata amount applicable to the balance of such Offer Loans;

     (ii) In addition to any repurchase pursuant to Section 3.4(b)(i) above, the Borrower or any Subsidiary of the Borrower may repurchase all or any portion of the Term Loans held by (x) any Lender on terms mutually acceptable to the Borrower or

36

such Subsidiary and to such Lender or (y) any CD&R Holder pursuant to and in accordance with the provisions of the Stockholders Agreement;

          (iii)  With respect to all repurchases made by the Borrower or a Subsidiary of the Borrower, such repurchases shall be deemed to be voluntary prepayments pursuant to this Section 3.4 in an amount equal to the aggregate principal amount of such Term Loans, provided that such repurchases shall not be subject to the provisions of Section 3.7 and Section 3.11;

          (iv)  Following any repurchase by the Borrower or any Subsidiary of the Borrower pursuant to this Section 3.4, (A) all principal and accrued and unpaid interest on the Term Loans so repurchased shall be deemed to have been paid for all purposes and no longer outstanding (and may not be resold by the Borrower or such Subsidiary), for all purposes of this Agreement and all other Loan Documents, (B) the Borrower or any Subsidiary of the Borrower, as the case may be, will promptly advise the Administrative Agent of the total amount of Offer Loans that were repurchased from each Lender who elected to participate in the Offer; and (C) unless otherwise consented to by the Borrower, each Lender participating in such repurchase shall surrender to the Borrower any outstanding Notes held by it all or a portion of which are being repurchased and such Notes shall be marked “cancelled” by the Borrower; and

          (v)  Failure by the Borrower or a Subsidiary of the Borrower to make any payment to a Lender required by an agreement permitted by this Section 3.4(b) shall not constitute an Event of Default under Section 8.1(a).

          (c)  Mandatory Prepayments.

          (i) If on or after the Closing Date (1) the Borrower or any of its Subsidiaries shall incur Indebtedness for borrowed money pursuant to Section 7.2(c) pursuant to a public offering or private placement or otherwise, (2) the Borrower or any other Loan Party shall make an Asset Sale pursuant to Section 7.6(i) or (3) a Recovery Event occurs, then, in each case, if and to the extent the applicable Net Cash Proceeds are not required to be applied to the payment of obligations of the Borrower or the other borrowers under the ABL Facility, the Borrower shall prepay, in accordance with this Section 3.4(c), the Term Loans in an amount equal to: (A) in the case of the incurrence of any such Indebtedness other than Subordinated Indebtedness, 100% of the Net Cash Proceeds thereof, (B) in the case of the incurrence of any such Indebtedness that is Subordinated Indebtedness, 50% of the Net Cash Proceeds thereof; and (C) in the case of any such Asset Sale or Recovery Event, 100% of the Net Cash Proceeds thereof, in each case minus any Reinvested Amounts, with such prepayment to be made no later than the Business Day following the date of receipt of any such Net Cash Proceeds except that, in the case of clause (C), if any such Net Cash Proceeds are eligible to be reinvested in accordance with the definition of the term “Reinvested Amount” in Section 1.1 and the Borrower has not elected to reinvest such proceeds (or portion thereof, as the case may be), such prepayment to be made on the earlier of (x) the date on which the certificate of a Responsible Officer of the Borrower to such effect is delivered to the Administrative Agent in accordance with such definition and (y) the last day of the period within which a

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certificate setting forth such election is required to be delivered in accordance with such definition).

          (ii) On or before the date that is fifteen Business Days after the 90th day following the end of each fiscal year of the Borrower ending on or after October 31, 2010 (each, an “ECF Payment Date”), the Borrower shall, in accordance with Section 3.4(d) and Section 3.4(e), apply toward the prepayment of the Term Loans an amount equal to (x) the ECF Percentage of (i) the Borrower’s Excess Cash Flow for the immediately preceding fiscal year minus (ii) the aggregate principal amount of Term Loans prepaid pursuant to Section 3.4(a), and any ABL Facility Loans prepaid to the extent accompanied by a corresponding permanent commitment reduction under the ABL Facility, in each case during such fiscal year excluding prepayments funded with proceeds from the incurrence of long-term Indebtedness, minus (y) the aggregate principal amount of Term Loans prepaid pursuant to Section 3.4(a), and any ABL Facility Loans prepaid to the extent accompanied by a corresponding permanent commitment reduction under the ABL Facility, in each case since the end of such fiscal year and on or prior to such ECF Payment Date, excluding prepayments funded with proceeds from the incurrence of long-term Indebtedness (in the case of this clause (y), without duplication of any amount thereof previously deducted in any calculation pursuant to this Section 3.4(c) for any prior ECF Payment Date). For the avoidance of doubt, for purposes of this Section 3.4(c), proceeds from the incurrence of long-term Indebtedness shall not be deemed to include proceeds from the incurrence of Indebtedness under the ABL Facility or any other revolving credit or working capital financing.

          (iii) Nothing in this paragraph (c) shall limit the rights of the Agents and the Lenders set forth in Article VIII. Prepayments of Term Loans pursuant to this Section 3.4(c) shall be applied to reduce the remaining amortization payments in forward order of maturity.

          (d) Amounts prepaid or deemed prepaid on account of Term Loans pursuant to Section 3.4(a), 3.4(b) and 3.4(c) may not be reborrowed.

          (e) Notwithstanding the foregoing provisions of this Section 3.4, if at any time any prepayment of the Term Loans pursuant to Sections 3.4(a) or 3.4(c) would result, after giving effect to the procedures set forth in this Agreement, in the Borrower incurring breakage costs under Section 3.11 as a result of Eurocurrency Loans being prepaid other than on the last day of an Interest Period with respect thereto, then, the Borrower may, so long as no Default or Event of Default shall have occurred and be continuing, in its sole discretion, initially deposit a portion (up to 100%) of the amounts that otherwise would have been paid in respect of such Eurocurrency Loans with the Administrative Agent (which deposit must be equal in amount to the amount of such Eurocurrency Loans not immediately prepaid), to be held as security for the obligations of the Borrower to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent with such cash collateral to be directly applied upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurocurrency Loans (or such earlier date or dates as shall be requested by the Borrower); provided that, such unpaid Eurocurrency Loans shall continue to

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bear interest in accordance with Section 3.1 until such unpaid Eurocurrency Loans or the related portion of such Eurocurrency Loans have or has been prepaid.

          Section 3.5 Computation of Interest and Fees.

          (a) Interest (other than interest based on the Prime Rate) shall be calculated on the basis of a 360-day year for the actual days elapsed; and commitment fees and interest based on the Prime Rate shall be calculated on the basis of a 365- (or 366-day year, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the affected Lenders of each determination of a Eurocurrency Rate. Any change in the interest rate on a Term Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the affected Lenders of the effective date and the amount of each such change in interest rate.

          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender a statement showing in reasonable detail the calculations used by the Administrative Agent in determining any interest rate pursuant to Section 3.1, excluding any Eurocurrency Base Rate which is based upon the Telerate British Bankers Assoc. Interest Settlement Rates Page and any ABR Loan which is based upon the Prime Rate.

          Section 3.6 Inability to Determine Interest Rate.

     If prior to the first day of any Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate with respect to any Eurocurrency Loan (the “Affected Rate”) for such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (a) any Eurocurrency Term Loans the rate of interest applicable to which is based on the Affected Rate requested to be made on the first day of such Interest Period shall be made as ABR Loans (to the extent otherwise permitted by Section 3.2) and (b) any Term Loans that were to have been converted on the first day of such Interest Period to or continued as Eurocurrency Loans the rate of interest applicable to which is based upon the Affected Rate shall be converted to or continued as ABR Loans (to the extent otherwise permitted by Section 3.2).

          Section 3.7 Pro Rata Treatment and Payments.

          (a) Each payment (including each prepayment but excluding purchases pursuant to Section 3.4(b)) by the Borrower on account of principal of and interest on any Term Loans shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of the Term Loans then held by the respective Lenders. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal,

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interest, fees, or otherwise, shall be made without set-off or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders holding the relevant Term Loan, at the Administrative Agent’s office specified in Section 10.2, in Dollars, in immediately available funds. Payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day. The Administrative Agent shall distribute such payments to such Lenders, if any such payment is received prior to 1:00 P.M., New York City time, on a Business Day, in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent shall distribute such payment to such Lenders on the next succeeding Business Day. If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

          (b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to such Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower in respect of such borrowing a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate as quoted by the Administrative Agent for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, (x) the Administrative Agent shall notify the Borrower of the failure of such Lender to make such amount available to the Administrative Agent and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder on demand, from the Borrower and (y) then the Borrower may, without waiving or limiting any rights or remedies it may have against such Lender hereunder or under applicable law or otherwise, borrow a like amount on an unsecured basis from any commercial bank for a period ending on the date upon which such Lender does in fact make such borrowing available, provided that at the time such borrowing is made and at all times while such amount is outstanding the Borrower would be permitted to borrow such amount pursuant to Section 2.1.

          Section 3.8  Illegality.

          Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Closing

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Date shall make it unlawful for any Lender to make or maintain any Eurocurrency Loans as contemplated by this Agreement (“Affected Loans”), (a) such Lender shall promptly give written notice of such circumstances to the Borrower and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Affected Loans, continue Affected Loans as such and convert an ABR Loan to an Affected Loan shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Loans, such Lender shall then have a commitment only to make an ABR Loan when an Affected Loan is requested (to the extent otherwise permitted by Section 3.2), (c) such Lender’s Term Loans then outstanding as Affected Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Term Loans or within such earlier period as required by law (to the extent otherwise permitted by Section 3.2) and (d) such Lender’s Term Loans then outstanding as Affected Loans, if any, not otherwise permitted to be converted to ABR Loans by Section 3.2 shall, upon notice to the Borrower, be prepaid with accrued interest thereon on the last day of the then current Interest Period with respect thereto (or such earlier date as may be required by any such Requirement of Law). If any such conversion or prepayment of an Affected Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.11.

          Section 3.9 Requirements of Law.

          (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender):

          (i) shall subject such Lender to any tax of any kind whatsoever with respect to any Eurocurrency Loans made or maintained by it or its obligation to make or maintain Eurocurrency Loans, or change the basis of taxation of payments to such Lender in respect thereof in each case, except for Non-Excluded Taxes and Taxes measured by or imposed upon the net income, or franchise Taxes, or Taxes measured by or imposed upon overall capital or net worth, or branch Taxes (in the case of such capital, net worth or branch taxes, imposed in lieu of such net income Tax), of such Lender or its applicable lending office, branch, or any affiliate thereof;

          (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurocurrency Rate hereunder; or

          (iii) shall impose on such Lender any other condition (excluding any Tax of any kind whatsoever);

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and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from such Lender, through the Administrative Agent, in accordance herewith, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable with respect to such Eurocurrency Loans, provided that, in any such case, the Borrower may elect to convert the Eurocurrency Loans made by such Lender hereunder to ABR Loans (to the extent, in the case of Eurocurrency Loans, such Eurocurrency Loans are denominated in Dollars and, in all cases, to the extent such Loans are permitted by Section 3.2) by giving the Administrative Agent at least one Business Day’s notice of such election, in which case the Borrower shall promptly pay to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this Section 3.9(a) and such amounts, if any, as may be required pursuant to Section 3.11. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, certifying (x) that one of the events described in this paragraph (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

          (b)   If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the Closing Date, does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, within ten Business Days after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor certifying (x) that one of the events described in this paragraph (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender or corporation and a reasonably detailed explanation of the calculation thereof, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or corporation for such reduction. Such a certificate as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

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          (c) Notwithstanding anything to the contrary this Section 3.9, no Borrower shall be required to pay any amount with respect to any additional cost or reduction specified in paragraph (a) or paragraph (b) above, to the extent such additional cost or reduction is attributable, directly or indirectly, to the application of, compliance with or implementation of specific capital adequacy requirements or new methods of calculating capital adequacy, including any part or “pillar” (including Pillar 2), of the International Convergence of Capital Measurement Standards: a Revised Framework, published by the Basel Committee on Banking Supervision in June 2004, or any implementation, adoption (whether voluntary or compulsory) thereof, whether by an EC Directive or the FSA Integrated Prudential Sourcebook or any other law or regulation, or otherwise.

          Section 3.10     Taxes.

          (a) Except as provided below in this Section 3.10 or as required by law, all payments made by the Borrower and the Administrative Agent under this Agreement and the Notes shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided that if any Non-Excluded Taxes are required to be withheld from any amounts payable by the Administrative Agent or the Borrower to any Agent or any Lender under this Agreement or the Notes, the amounts so payable by the Borrower shall be increased to the extent necessary to yield to such Agent or Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall be entitled to deduct and withhold, and shall not be required to indemnify for, any Non-Excluded Taxes, and any amounts payable by the Borrower or any Agent to, or for the account of, any Agent or any Lender shall not be increased (i) if such Agent or Lender fails to comply with the requirements of paragraph (b) or (c) of this Section 3.10 or Section 3.12 or (ii) with respect to any Non-Excluded Taxes (x) imposed in connection with the payment of any fees under this Agreement or the Notes or (y) imposed by the United States or any state or political subdivision thereof unless such Non-Excluded Taxes are imposed as a result of a Change in Tax Law applicable to such Agent or Lender, as the case may be. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the applicable Lender a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the applicable Agent or Lender for any incremental taxes, interest or penalties incurred by such Agent or Lender as a result of any such failure.

          (b) Each Agent and each Lender that is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the Closing Date or, in the case of an Agent or Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 10.6, on the date of such assignment or transfer to such Agent or Lender, two accurate and complete original signed copies of Internal Revenue Service Form W-9 (or successor form), in each case certifying that such Agent or Lender is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) and to such Agent’s or Lender’s entitlement as of such date to a complete exemption from U.S. federal backup withholding Tax with respect to payments to be made under this

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Agreement and under any Note. Each Agent and each Lender that is not a “United States person” (within the meaning of Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or prior to the Closing Date or, in the case of an Agent or Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 10.6, on the date of such assignment or transfer to such Agent or Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (claiming the benefits of an income tax treaty) (or successor forms), in each case certifying to such Agent’s or Lender’s entitlement as of such date to a complete exemption from U.S. federal withholding tax with respect to payments to be made under this Agreement and under any Note, (ii) if such Agent or Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (claiming the benefits of an income tax treaty) (or successor form) pursuant to clause (i) above, (x) two certificates substantially in the form of Exhibit E (any such certificate, a “U.S. Tax Compliance Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (claiming the benefits of the portfolio interest exemption) (or successor form) certifying to such Agent’s or Lender’s entitlement as of such date to a complete exemption from U.S. federal withholding tax with respect to payments of interest to be made under this Agreement and under any Note or (iii) if such Agent or Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, two accurate and complete signed copies of Internal Revenue Service Form W-8IMY (and all necessary attachments, including to the extent applicable, U.S. Tax Compliance Certificates) certifying to such Agent’s or Lender’s entitlement as of such date to a complete exemption from U.S. federal withholding tax with respect to payments to be made under this Agreement and under any Note. In addition, each Agent and Lender agrees that from time to time after the Closing Date, when the passage of time or a change in circumstances renders the previous certification obsolete or inaccurate, such Agent or Lender shall deliver to the Borrower and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-9, Internal Revenue Service Form W-8ECI, Form W-8BEN (claiming the benefits of an income tax treaty), or Form W-8BEN (claiming the benefits of the portfolio interest exemption) and a U.S. Tax Compliance Certificate, or Form W-8IMY (with respect to a non-U.S. intermediary or flow-through entity), as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Agent or Lender to a continued exemption from U.S. withholding tax with respect to payments under this Agreement and any Note, unless there has been a Change in Tax Law applicable to such Agent or Lender which renders all such forms inapplicable or which would prevent such Agent or Lender from duly completing and delivering any such form with respect to it, in which case such Agent or Lender shall promptly notify the Borrower and the Administrative Agent of its inability to deliver any such form.

          (c) Each Agent and each Lender shall, upon request by the Borrower, deliver to the Borrower or the applicable Governmental Authority, as the case may be, any form or certificate required in order that any payment made under this Agreement or any Note to such Agent or Lender may be made free and clear of, and without deduction or withholding for or on account of any Taxes (or to allow any such deduction or withholding to be made at a reduced rate), provided that such Agent or Lender is legally entitled to complete, execute and deliver such form or certificate. Each Person that shall become a Lender or a Participant pursuant to Section 10.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements pursuant to this Section 3.10, provided that in the case of a

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Participant the obligations of such Participant pursuant to paragraph (b) or (c) of this Section 3.10 shall be determined as if such Participant were a Lender except that such Participant shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.

          (d) The provisions in this Section 3.10 shall survive the termination of this Agreement and the payment of the Notes and all amounts payable hereunder.

          Section 3.11  Indemnity.

     The Borrower agrees to indemnify each Lender and to hold each such Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender’s gross negligence or willful misconduct) as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment or conversion of Eurocurrency Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment or prepayment of Eurocurrency Loans or the conversion of Eurocurrency Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurocurrency Loans, as applicable, provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. If any Lender becomes entitled to claim any amounts under the indemnity contained in this Section 3.11, it shall provide prompt notice thereof to the Borrower, through the Administrative Agent, certifying (x) that one of the events described in clause (a), (b) or (c) has occurred and describing in reasonable detail the nature of such event, (y) as to the loss or expense sustained or incurred by such Lender as a consequence thereof and (z) as to the amount for which such Lender seeks indemnification hereunder and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any indemnification pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

          Section 3.12  Certain Rules Relating to the Payment of Additional Amounts.

          (a) Upon the request, and at the expense of the Borrower, each Lender to which the Borrower is required to make a payment pursuant to Section 3.9 and Section 3.10, and any Participant in respect of whose participation such payment is required, shall reasonably afford the Borrower the opportunity to contest, and reasonably cooperate with the Borrower in contesting, the imposition of any such Tax giving rise to such payment; provided that (i) such

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Lender shall not be required to afford the Borrower the opportunity to so contest unless the Borrower shall have confirmed in writing to such Lender its obligation to make such payment pursuant to this Agreement and (ii) the Borrower shall reimburse such Lender for its reasonable attorneys’ and accountants’ fees and disbursements incurred in so cooperating with the Borrower in contesting the imposition of such Tax; provided, however, that notwithstanding the foregoing no Lender shall be required to afford the Borrower the opportunity to contest, or cooperate with the Borrower in contesting, the imposition of any such Taxes, if such Lender in its sole discretion in good faith determines that to do so would have an adverse effect on it.

          (b)  If a Lender changes its applicable lending office (other than (i) pursuant to paragraph (c) below or (ii) after an Event of Default under Sections 8.1(a) or 8.1(f) has occurred and is continuing) and the effect of such change, as of the date of such change, would be to cause the Borrower to become obligated to make any payment under Section 3.9 or Section 3.10, the Borrower shall not be obligated to make such payment.

          (c)  If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any amount to or on behalf of any Lender by the Borrower pursuant to Section 3.9 or Section 3.10, such Lender shall promptly notify the Borrower and the Administrative Agent and shall take such steps as may reasonably be available to it to mitigate the effects of such condition or event (which shall include efforts to rebook the Term Loans held by such Lender at another lending office, or through another branch or an affiliate, of such Lender); provided that such Lender shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its business or operations or would require it to incur additional costs (unless the Borrower agrees to reimburse such Lender for the reasonable incremental out-of-pocket costs thereof).

          (d)  If the Borrower shall become obligated to make any payment under Section 3.9 or Section 3.10 and any affected Lender shall not have promptly taken steps necessary to avoid the need for payments under Section 3.9 or Section 3.10, the Borrower shall have the right, for so long as such obligation remains, (i) with the assistance of the Administrative Agent, to seek one or more substitute Lenders reasonably satisfactory to the Administrative Agent and the Borrower to purchase the affected Term Loan, in whole or in part, at an aggregate price no less than such Term Loan’s principal amount plus accrued interest, and assume the affected obligations under this Agreement, or (ii) so long as no Default or Event of Default then exists or will exist immediately after giving effect to the respective prepayment, upon at least four Business Days’ irrevocable notice to the Administrative Agent, to prepay the affected Term Loan, in whole or in part, subject to Section 3.11, without premium or penalty. In the case of the substitution of a Lender, the Borrower, the Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to Section 10.6(b) to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender; provided that any fees required to be paid by Section 10.6(b) in connection with such assignment shall be paid by the Borrower or the substitute Lender. In connection with any such substitution under this Section 3.12(d), if the affected Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such substitution within a period of time deemed reasonable by the Administrative Agent after the later of (a) the date on which the substitute Lender executes and delivers such Assignment and Acceptance and/or such other documentation

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and (b) the date as of which all obligations of the Borrower owing to the affected Lender relating to the Term Loans and participations so assigned shall be paid in full by the substitute Lender to such affected Lender, then such affected Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such affected Lender. In the case of a prepayment of an affected Term Loan, the amount specified in the notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid. In the case of each of the substitution of a Lender and of the prepayment of an affected Term Loan, the Borrower shall first pay the affected Lender any additional amounts owing under Section 3.9 and Section 3.10 (as well as any commitment fees and other amounts then due and owing to such Lender, including any amounts under Section 3.11) prior to such substitution or prepayment.

          (e) If any Agent or any Lender receives a refund directly attributable to Taxes for which the Borrower has made a payment under Section 3.9 or Section 3.10, such Agent or such Lender, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority, but net of any reasonable cost incurred in connection therewith) to the Borrower; provided, however, that the Borrower agrees promptly to return such refund (together with any interest with respect thereto due to the relevant taxing authority) (free of all Non-Excluded Taxes) to such Agent or the applicable Lender, as the case may be, upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority.

          (f) The obligations of any Agent, Lender or Participant under this Section 3.12 shall survive the termination of this Agreement and the payment of the Term Loans and all amounts payable hereunder.

          Section 3.13 Further Actions On or Prior to Closing.

          (a) Effective as of the Closing Date, without further action by any party thereto, the Original Security Agreement and other Original Security Documents and the Liens created thereby shall terminate and be of no further force or effect. On the Closing Date, the Administrative Agent and the Collateral Agent, as applicable, shall take all actions necessary or reasonably requested by the Borrower to carry out and effectuate the release of all Original Collateral from the Liens created thereby; all rights to the Original Collateral thereunder shall revert to the Obligors (as defined in the Original Security Agreement) and the Administrative Agent shall execute and deliver to the Obligors such documents (including UCC termination statements) as such Obligors shall have reasonably requested to evidence such termination.5

          (b) [Subject to Section 6.10, on or prior to the Closing Date, (i) the Administrative Agent and the Borrower or its Subsidiaries shall amend and restate each of the Existing Mortgages listed on Schedule 3.13(b)(1) into substantially the form set forth in Exhibit C or as shall otherwise be reasonably acceptable to the Borrower and the Administrative Agent and (ii)

5 Separate subsidiary guarantor signature pages to be attached acknowledging consent and agreement of each subsidiary guarantor to this provision.

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the Administrative Agent shall release the Mortgagor or Grantor, as applicable (as defined in such Existing Mortgage) from the Lien of each Existing Mortgage listed on Schedule 3.13(b)(2) and the Administrative Agent shall execute and deliver to the Mortgagor or Grantor, as applicable, such documents as such Mortgagor or Grantor, as applicable shall have reasonably requested to evidence such release, which documents shall, among other things, be in form acceptable for recording in the applicable land records.]

ARTICLE IV

REPRESENTATIONS AND WARRANTIES6

          The Borrower hereby represents and warrants as of the Closing Date that:

          Section 4.1 Financial Condition.

          (a) (i) The audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries for the fiscal years ended October 29, 2006, October 28, 2007 and November 2, 2008 and the related consolidated statements of income, shareholders’ equity and cash flows for the fiscal years ended on such dates and (ii) the unaudited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter period ending on [ ]7, together with the related consolidated statements of income or operations, equity and cash flows for such fiscal quarter period ending on such date in each case were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, present fairly, in all material respects, the consolidated financial condition as at such date, and the consolidated results of operations and consolidated cash flows for the respective fiscal years then ended, of the Borrower and its consolidated Subsidiaries.

          (b) The pro forma balance sheet and statements of operations of the Borrower and its consolidated Subsidiaries, copies of which have heretofore been furnished to each Lender, are the balance sheet and statements of operations of the Borrower and its consolidated Subsidiaries as of [ ], adjusted to give effect (as if such events had occurred on such date for purposes of the balance sheet and on [ ] for purposes of the statement of operations), to the initial borrowings and the other transactions contemplated to occur on the Closing Date.

          (c) As of the Closing Date, except as set forth in Schedule [ ] to the Investment Agreement as in existence as of [ ], no fact, event, change or circumstances shall have occurred since the date of the Investment Agreement that has had or would be reasonably likely to have a Material Adverse Effect; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from the following: (A) any change, development, occurrence or event affecting the businesses or

6 Conforming changes to be made upon finalization of the Investment Agreement.

7 Insert end date of most recent fiscal quarter for which financial statements are available.

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industries in which the Borrower and its Subsidiaries operate (including general pricing changes), (B) changes in general domestic economic conditions, including changes in the financial, securities or credit markets, or changes in such conditions in any area in which the Borrower or its Subsidiaries operate, (C) changes in global or national political conditions (including any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism), (D) the announcement of this Agreement and the other Loan Documents, the Investment Agreement and the ABL Facility Documents and the transactions contemplated hereby and thereby, (E) the failure of the Borrower to meet any internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such failure may be considered in determining whether there is a Material Adverse Effect on the Borrower) or (F) any change in the trading prices of the Capital Stock on the New York Stock Exchange or of the Convertible Notes (provided that the underlying causes of such change may be considered in determining whether there is a Material Adverse Effect on the Borrower); except, with respect to clauses (A), (B), or (C), to the extent that the effects of such changes have a disproportionate impact on the Borrower and its Subsidiaries, taken as a whole, relative to other businesses supplying to the non-residential construction industry.

          (d) As of the Closing Date, after giving effect to the consummation of the Transactions, the Borrower is Solvent.

          Section 4.2 Existence; Compliance with Law.

          Each of the Loan Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the corporate or other organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not be reasonably expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

          Section 4.3 Power; Authorization; Enforceable Obligations.

          Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party, and each such Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party on the terms and conditions of this Agreement and any Notes. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Loan Party in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents to which it is a party, except for (a) consents, authorizations, notices and filings which have been obtained or made prior to the Closing Date, (b) filings to perfect the Liens created by the Security Documents and (c) consents, authorizations, notices and filings which the failure to obtain or

49

make would not reasonably be expected to have a Material Adverse Effect. This Agreement has been duly executed and delivered by the Borrower, and each other Loan Document to which any Loan Party is a party will be duly executed and delivered on behalf of such Loan Party. This Agreement constitutes a legal, valid and binding obligation of the Borrower and each other Loan Document to which any Loan Party is a party when executed and delivered will constitute a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

          Section 4.4 No Legal Bar.

     The execution, delivery and performance of the Loan Documents by any of the Loan Parties, the Extensions of Credit hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or Contractual Obligation of such Loan Party in any respect that would reasonably be expected to have a Material Adverse Effect and (b) will not result in, or require, the creation or imposition of any Lien (other than the Liens permitted by Section 7.3) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

          Section 4.5 No Material Litigation.

     No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues, (a) except as described on Schedule 4.5, which is so pending or threatened at any time on or prior to the Closing Date and relates to any of the Loan Documents or any of the transactions contemplated thereby or (b) which would be reasonably expected to have a Material Adverse Effect.

          Section 4.6 Ownership of Property; Liens.

     Each of the Borrower and its Subsidiaries has good title in fee simple to all its Mortgaged Property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien, except for Liens permitted by Section 7.3.

          Section 4.7 Intellectual Property.

     The Borrower and each of its Subsidiaries owns, or has the legal right to use, all United States and foreign patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology, know-how and processes necessary for each of them to conduct its business as currently conducted (the “Intellectual Property”) except for those the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect. Except as provided in Schedule 4.7, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any such claim, and, to the knowledge of the Borrower, the use of such Intellectual Property by the Borrower and

50

its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements which in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

          Section 4.8 No Burdensome Restrictions.

          Neither the Borrower nor any of its Subsidiaries is in violation of any Requirement of Law or Contractual Obligation of or applicable to the Borrower or any of its Subsidiaries that would be reasonably expected to have a Material Adverse Effect.

          Section 4.9 Taxes.

          To the knowledge of the Borrower, each of the Borrower and its Subsidiaries has filed or caused to be filed all United States federal income tax returns and all other material tax returns that are required to be filed by it and has paid (a) all taxes shown to be due and payable on such returns and (b) all taxes (other than taxes on real property) shown to be due and payable on any assessments of which it has received notice made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, and no tax lien has been filed, and no claim is being asserted, with respect to any such tax, fee or other charge (in each case under this Section 4.9, excluding any (i) taxes, fees or other charges with respect to which the failure to pay, in the aggregate, would not have a Material Adverse Effect and (ii) taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or any of its Subsidiaries, as the case may be).

          Section 4.10 Federal Regulations.

          No part of the proceeds of any Extensions of Credit will be used for any purpose which violates the provisions of the Regulations of the Board, including without limitation, Regulation T, Regulation U or Regulation X of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, referred to in said Regulation U.

          Section 4.11 ERISA.

          During the five year period prior to each date as of which this representation is made, or deemed made, with respect to any Plan (or, with respect to (f) or (h) below, as of the date such representation is made or deemed made), none of the following events or conditions, either individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect: (a) a Reportable Event; (b) an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA); (c) any noncompliance with the applicable provisions of ERISA or the Code; (d) a termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA); (e) a Lien on the property of the Borrower or its Subsidiaries in favor of the PBGC or a Plan; (f) any Underfunding with respect to any Single Employer Plan; (g) a complete or partial withdrawal from any Multiemployer Plan by the Borrower or any Commonly Controlled Entity; (h) any liability of the

51

Borrower or any Commonly Controlled Entity under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the annual valuation date most closely preceding the date on which this representation is made or deemed made; (i) the Reorganization or Insolvency of any Multiemployer Plan; or (j) any transactions that resulted or could reasonably be expected to result in any liability to the Borrower or any Commonly Controlled Entity under Section 4069 of ERISA or Section 4212(c) of ERISA.

          Section 4.12 Collateral. Upon execution and delivery thereof by the parties thereto, the Guarantee and Collateral Agreement and the Mortgages will be effective to create (to the extent described therein) in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein, except as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. When (a) the actions specified in Schedule 3 to the Guarantee and Collateral Agreement have been duly taken, (b) all applicable Instruments, Chattel Paper and Documents (each as described therein) a security interest in which is perfected by possession have been delivered to, and/or are in the continued possession of, the Collateral Agent or the agent under the ABL Facility (to be held for the benefit of the Lenders and the lenders under the ABL Facility pursuant to the terms of the Intercreditor Agreement), (c) all Deposit Accounts, Electronic Chattel Paper and Pledged Stock (each as defined in the Guarantee and Collateral Agreement) a security interest in which is required to be or is perfected by “control” (as described in the UCC from time to time) are under the “control” of the Collateral Agent or the Administrative Agent, as agent for the Collateral Agent and as directed by the Collateral Agent and (d) the Mortgages have been duly recorded, the security interests granted pursuant thereto shall constitute (to the extent described therein) a perfected security interest in all right, title and interest of each pledgor or mortgagor (as applicable) party thereto in the Collateral described therein (excluding Commercial Tort Claims, as defined in the Guarantee and Collateral Agreement, other than such Commercial Tort Claims set forth on Schedule 7 thereto (if any)) with respect to such pledgor or mortgagor (as applicable). Notwithstanding any other provision of this Agreement, capitalized terms which are used in this Section 4.12 and not defined in this Agreement are so used as defined in the applicable Security Document. Notwithstanding the foregoing or any other provision of any Loan Document, it is understood and agreed that the Collateral shall be “as is, where is,” and that such liens and security interests in favor of the Collateral Agent for the benefit of the Lenders with respect thereto shall be subject in all respects to all existing Liens, security interests, title imperfections and defects, and other defects and impairments of any nature whatsoever.

          Section 4.13 Investment Company Act; Other Regulations.

          The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act. The Borrower is not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness as contemplated hereby.

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          Section 4.14 Subsidiaries.

          Schedule 4.14 sets forth all the Subsidiaries of the Borrower at the Closing Date, the jurisdiction of their incorporation and the direct or indirect ownership interest of the Borrower therein.

          Section 4.15 Environmental Matters.

          Other than as disclosed on Schedule 4.15 or exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect:

          (i) The Borrower and its Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current operations or for any property owned, leased, or otherwise operated by any of them and reasonably expect to timely obtain without material expense all such Environmental Permits required for planned operations; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) believe they will be able to maintain compliance with Environmental Laws, including any reasonably foreseeable future requirements thereto.

          (ii) Materials of Environmental Concern have not been transported, disposed of, emitted, discharged, or otherwise released or threatened to be released, to or at any real property presently or formerly owned, leased or operated by the Borrower or any of its Subsidiaries or at any other location, which would reasonably be expected to (i) give rise to liability or other Environmental Costs of the Borrower or any of its Subsidiaries under any applicable Environmental Law, or (ii) interfere with the Borrower’s planned or continued operations, or (iii) impair the fair saleable value of any real property owned by the Borrower or any of its Subsidiaries that is part of the Collateral.

          (iii) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law to which the Borrower or any of its Subsidiaries is, or to the knowledge of the Borrower or any of its Subsidiaries is reasonably likely to be, named as a party that is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened.

          (iv) Neither the Borrower nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party, under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or received any other written request for information from any Governmental Authority with respect to any Materials of Environmental Concern.

          (v) Neither the Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, nor is subject to any

53

judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.

          Section 4.16 No Material Misstatements.

          The written information, reports, financial statements, exhibits and schedules furnished by or on behalf of the Borrower to the Administrative Agent and the Lenders in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not contain as of the Closing Date any material misstatement of fact and did not omit to state as of the Closing Date any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in their presentation of the Borrower and its Subsidiaries taken as a whole. It is understood that (a) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based, contained in any such information, reports, financial statements, exhibits or schedules, except that as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (i) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Borrower and (ii) such assumptions were believed by such management to be reasonable and (b) such forecasts, estimates, pro forma information and statements, and the assumptions on which they were based, may or may not prove to be correct.

          Section 4.17 Labor Matters.

          There are no strikes pending or, to the knowledge of the Borrower, reasonably expected to be commenced against the Borrower or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of the Borrower and each of its Subsidiaries have not been in violation of any applicable laws, rules or regulations, except where such violations would not reasonably be expected to have a Material Adverse Effect.

          Section 4.18 Insurance.

          Schedule 4.18 sets forth a complete and correct listing of all insurance that is (a) maintained by the Loan Parties and (b) material to the business and operations of the Borrower and its Subsidiaries taken as a whole with the amounts insured (and any deductibles) set forth therein.

          Section 4.19 Anti-Terrorism.

          As of the Closing Date, the Borrower and its Subsidiaries are in compliance with the Uniting and Strengthening of America by Providing the Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, except as would not reasonably be expected to have a Material Adverse Effect.

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ARTICLE V

CONDITIONS PRECEDENT

          Section 5.1 Conditions to Effectiveness of this Agreement.

          This Agreement shall become effective on the date on which the following conditions precedent shall have been satisfied or waived (the “Closing Date”):

          (a) Loan Documents

          The Administrative Agent shall have received the following Loan Documents, executed and delivered as required below, with, in the case of clause (i), a copy for each Lender:

          (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower;

          (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of the Borrower and each material Wholly Owned Domestic Subsidiary; and

          (iii) the Intercreditor Agreement, executed and delivered by a duly authorized officer of each party thereto.

          (b) Transactions

          The following collectively are referred to herein as the “Transactions”:

          (i) The Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this Section 5.1, evidence reasonably satisfactory to it, that the Borrower shall have received gross cash proceeds from the issuance of shares of Preferred Stock in accordance with the terms and conditions of the Investment Agreement;

          (ii) The Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this Section 5.1, evidence reasonably satisfactory to it that the Borrower shall have obtained the ABL Facility with not less than $125,000,000 of commitments thereunder as of the Closing Date;

          (iii) The Lenders shall receive, substantially currently with the satisfaction of the other conditions precedent set forth in this Section 5.1, prepayment of no less than, in the aggregate, approximately $143,000,000 principal amount of the Term Loans outstanding under the Original Credit Agreement, together with all accrued and unpaid interest thereon (the “Term Loan Prepayment”);

          (iv) The Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this Section 5.1, evidence

55

reasonably satisfactory to it, that the Borrower shall have accepted for redemption the tender of Convertible Notes in principal amount of not less than [ ]; and

          (v) On the Closing Date, the Administrative Agent shall have received complete and correct copies of the ABL Facility Agreement and the Investment Agreement, certified as such by an appropriate officer of the Borrower.

          (c) After giving effect to the consummation of the Investment, the Borrower and its subsidiaries shall have no outstanding Indebtedness held by third parties, except for Indebtedness under the Facility and any Assumed Indebtedness. All material terms and conditions of any Unscheduled Assumed Indebtedness shall be reasonably satisfactory to the Required Lenders. Any other existing Indebtedness, other than any such Unscheduled Assumed Indebtedness, shall have been repaid, defeased or otherwise discharged substantially concurrently with or prior to the satisfaction of the other conditions precedent set forth in this Section 5.1.

          (d) The Lenders shall have received (i) annual projections of the operating budget and cash flow budget (including related consolidated balance sheets, income statements and statements of cash flows) of the Borrower and its Subsidiaries prepared on a quarterly basis though the first four complete fiscal quarters after the Closing Date and thereafter on an annual basis through the fiscal year ended 2013 and (ii) a opening pro forma balance sheet for the Borrower and its Subsidiaries as of [ ]8 adjusted to give effect to the Transactions and the other transactions related thereto.

          (e) The applicable waiting periods specified under Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to the transactions contemplated by the Investment Agreement shall have lapsed or been terminated and all other consents or approvals from the boards of directors, shareholders and other corporate governing bodies, applicable third parties and any other Governmental Authority required to consummate the Transactions, the failure of which to obtain would have a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries, taken as a whole, shall have been obtained. At the Closing Date, there shall be no law, regulation, injunction, re-straining order or decree of any Governmental Authority that is in effect that restrains or prohibits, or imposes materially adverse conditions upon, the consummation of the transactions contemplated by this Agreement or any of the other Transactions.

          (f) The Administrative Agent shall have received the following executed legal opinions:

[To come.]

          (g) The Administrative Agent shall have obtained a valid, perfected security interest in the Collateral (to the extent provided in the Loan Documents); and all documents, instruments, filings, recordations and searches (consisting solely of Mortgages, surveys, appraisals and flood hazard certificates and related opinions of local counsel in the case of the Mortgaged Property of

8 Insert the last day of the fiscal quarter most recently ended prior to the Closing Date for which financial statements have been required to have been delivered pursuant to the Original Credit Agreement.

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the Loan Parties that constitutes Collateral) reasonably necessary in connection with the perfection and, in the case of the filings with the U.S. Patent and Trademark Office and the U.S. Copyright Office, protection of such security interests shall have been executed and delivered or made or, in the case any UCC filings, written authorization to make such UCC filings shall have been delivered to the Administrative Agent; provided that with respect to any such Collateral the security interest in which may not be perfected by possession or the filing of a UCC financing statement or (in the case of foreign collateral) by making a similar filing in a foreign jurisdiction or by making a filing with the U. S. Patent and Trademark Office or the U. S. Copyright Office, if perfection of the Administrative Agent’s security interest in such Collateral may not be accomplished on the Closing Date using commercially reasonable efforts, then delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent to the Closing Date, and Section 6.10 shall govern the delivery thereof after the Closing Date. Notwithstanding the foregoing, it is understand and agreed that the Collateral shall be “as is, where is,” and that such liens and security interests in favor of the Collateral Agent for the benefit of the Lenders with respect thereto shall be subject in all respects to all existing Liens, security interests, title imperfections and defects, and other defects and impairments of any nature whatsoever. The delivery requirements set forth in this Section 5.1(g) shall be a delivery requirement only and not a requirement with respect to condition or value.

          (h) The Collateral Agent shall have received the certificates, if any, representing the Pledged Stock under (and as defined in) the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof.

          (i) The Collateral Agent shall have received in respect of each of the Insured Fee Properties an irrevocable written commitment to issue a mortgagee’s title policy (or policies) or marked up unconditional binder for such insurance dated the Closing Date. Each such policy shall (i) be in the amount set forth with respect to such policy in Part I of Schedule 5.1(i); [(ii) insure that the Mortgage insured thereby creates a valid Lien on the Mortgaged Property;] (iii) name the Collateral Agent for the benefit of the Lenders as the insured thereunder; [(iv) be in the form of an ALTA Loan Policy; (v) contain such endorsements and affirmative coverage as were contained in the ALTA Loan Policy listed with respect to such policy in Part II of Schedule 5.1(i); and (vi) be issued by [ ] or any other title companies reasonably satisfactory to the Collateral Agent (with any other reasonably satisfactory title companies acting as co-insurers or reinsurers, at the option of the Collateral Agent)]. The Collateral Agent shall have received evidence reasonably satisfactory to it that all premiums in respect of each such policy, and all charges for mortgage recording tax, if any, have been paid or other reasonably satisfactory arrangements have been made. The Collateral Agent shall have also received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in this Section and a copy, certified by such parties as the Collateral Agent may deem reasonably appropriate, of all other documents affecting the property covered by each Mortgage as shall have been reasonably requested by the Collateral Agent. The delivery requirements set forth in this Section 5.1(i) shall be a delivery requirement only and not a requirement with respect to condition or value; provided that if delivery of the foregoing items may not be accomplished on the Closing Date using commercially reasonable efforts, then delivery of the foregoing items shall not constitute a condition precedent to the Closing Date, and Section 6.10 shall govern the delivery thereof after the Closing Date.

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          (j) The Agents and the Lenders shall have received all fees and expenses required to be paid or delivered by the Borrower to them on or prior to the Closing Date.

          (k) The Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the board of directors of each Loan Party authorizing, as applicable, (i) the execution, delivery and performance of this Agreement, any Notes and the other Loan Documents to which it is or will be a party as of the Closing Date, and (ii) the granting by it of the Liens to be created pursuant to the Security Documents to which it will be a party as of the Closing Date, certified by the Secretary or an Assistant Secretary of such Loan Party as of the Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified (except as any later such resolution may modify any earlier such resolution), revoked or rescinded and are in full force and effect.

          (l) The Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of such Loan Party executing any Loan Document, reasonably satisfactory in form and substance to the Administrative Agent executed by a Responsible Officer and the Secretary or any Assistant Secretary of such Loan Party.

          (m) The Administrative Agent shall have received copies of the certificate or articles of incorporation and by-laws (or other similar governing documents serving the same purpose) of each Loan Party, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Loan Party with accompanying good standing certificates issued by the secretary of the state of incorporation or organization of each Loan Party.

          (n) The Borrower shall have used reasonable best efforts to ensure that the Administrative Agent shall have received evidence in form and substance reasonably satisfactory to it that all of the requirements of Section 6.5 of this Agreement and [Section 5.2.2]9 of the Guarantee and Collateral Agreement shall have been satisfied. The Borrower shall have caused the Administrative Agent and the other Secured Parties to have been named as additional insureds with respect to liability policies and the Collateral Agent to have been named as loss payee with respect to the casualty insurance maintained by the Borrower and the Guarantors.

          (o) Except as set forth in Schedule [ ] to the Investment Agreement as in existence as of [ ], no fact, event, change or circumstances shall have occurred since the date of the Investment Agreement that has had or would be reasonably likely to have a Material Adverse Effect; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from the following: (A) any change, development, occurrence or event affecting the businesses or industries in which the Borrower and its Subsidiaries operate (including general pricing changes), (B) changes in general domestic

9 The GCA will provide that the Borrower or Guarantor, as applicable, shall maintain insurance as required by Section 6.5, and shall furnish to the Collateral Agent, upon written request, information in reasonable detail as to the insurance carried.

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economic conditions, including changes in the financial, securities or credit markets, or changes in such conditions in any area in which the Borrower or its Subsidiaries operate, (C) changes in global or national political conditions (including any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism), (D) the announcement of this Agreement and the other Loan Documents, the Investment Agreement and the ABL Facility Documents and the transactions contemplated hereby and thereby, (E) the failure of the Borrower to meet any internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such failure may be considered in determining whether there is a Material Adverse Effect on the Borrower) or (F) any change in the trading prices of the Capital Stock on the New York Stock Exchange or of the Convertible Notes (provided that the underlying causes of such change may be considered in determining whether there is a Material Adverse Effect on the Borrower); except, with respect to clauses (A), (B), or (C), to the extent that the effects of such changes have a disproportionate impact on the Borrower and its Subsidiaries, taken as a whole, relative to other businesses supplying to the non-residential construction industry.

          (p) There shall not exist (pro forma for the Transactions) any Default or Event of Default under this Agreement after giving effect to the effectiveness hereof on the Closing Date; provided that any Default or Event of Default that would otherwise result from the failure to provide any guarantee or collateral on the Closing Date after the use of commercially reasonable efforts by the Borrower or any of its Subsidiaries to do so shall in each case not constitute a Default or Event of Default for purposes of this Agreement.

          (q) The Borrower shall have used its reasonable best efforts to have the Facility rated by Standard & Poor’s and Moody’s.

          (r) There shall be no bankruptcy or insolvency proceeding pending with respect to the Borrower or its Subsidiaries, and there shall be no material litigation pending or to the knowledge of the Borrower threatened that would reasonably be expected to have a Material Adverse Effect.

          (s) The Administrative Agent shall have received a certificate of the chief financial officer of the Borrower certifying the Solvency of the Borrower in customary form reasonably satisfactory to the Administrative Agent.

          (t) All representations and warranties shall be true and correct in all material respects on and as of the date of the Equity Investment (although any representations and warranties which expressly relate to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be), before and after giving effect to the application of the proceeds therefrom, as though made on and as of such date.

          The receipt and acceptance of the Term Loan Prepayment by the Lenders hereunder shall conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that each of the conditions precedent set forth in this Section 5.1 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

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          Section 5.2 Conditions to Each Future Extension of Credit.

          The agreement of each Lender or Additional Committing Lender to make any Extension of Credit requested to be made by it on any date after the Closing Date is subject to the satisfaction or waiver of the following conditions precedent:

          (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party pursuant to this Agreement or any other Loan Document (or in any amendment, modification or supplement hereto or thereto) to which it is a party, and each of the representations and warranties contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any other Loan Document shall, except to the extent that they relate to a particular date, be true and correct in all material respects on and as of such date as if made on and as of such date.

          (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date after giving effect to the Extensions of Credit requested to be made on such date.

          (c) Borrowing Notice. With respect to any Borrowing, the Administrative Agent shall have received a notice of such Borrowing (which notice must be received by the Administrative Agent prior to 12:30 P.M., New York City time) at least three Business Days prior to the date of Borrowing (such date, the “Borrowing Date”) specifying the amount to be borrowed.

          Each borrowing of Term Loans by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such borrowing or such issuance that the conditions contained in this Section 5.2 have been satisfied.

ARTICLE VI

AFFIRMATIVE COVENANTS

          The Borrower hereby agrees that, from and after the Closing Date and thereafter until payment in full of the Term Loans and any other amount then due and owing to any Lender or any Agent hereunder and under any Note, the Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of its Subsidiaries to:

          Section 6.1 Financial Statements.

          Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

          (a) as soon as available, but in any event not later than the fifth Business Day after the 90th day following the end of each fiscal year of the Borrower, a copy of the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of operations, changes in common stockholders’ equity and cash flows for such year, setting forth in each case, in

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comparative form the figures for and as of the end of the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by [Ernst & Young LLP] or other independent certified public accountants of nationally recognized standing not unacceptable to the Administrative Agent in its reasonable judgment (it being agreed that the furnishing of the Borrower’s annual report on Form 10-K for such year, as filed with the Securities and Exchange Commission, will satisfy the Borrower’s obligation under this Section 6.1(a) with respect to such year except with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit);

          (b) as soon as available, but in any event not later than the fifth Business Day after the 45th day following the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of the Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case, in comparative form the figures for and as of the corresponding periods of the previous year, certified by a Responsible Officer of the Borrower as being fairly stated in all material respects (subject to normal year-end audit and other adjustments) (it being agreed that the furnishing of the Borrower’s quarterly report on Form 10-Q for such quarter, as filed with the Securities and Exchange Commission, will satisfy the Borrower’s obligations under this Section 6.1(b) with respect to such quarter); and

          (c) all such financial statements delivered pursuant to Sections 6.1(a) and 6.1(b) to be (and, in the case of any financial statements delivered pursuant to Section 6.1(b) shall be certified by a Responsible Officer of the Borrower as being) complete and correct in all material respects in conformity with GAAP and to be (and, in the case of any financial statements delivered pursuant to Section 6.1(b) shall be certified by a Responsible Officer of the Borrower as being) prepared in reasonable detail in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Closing Date (except as approved by such accountants or officer, as the case may be, and disclosed therein, and except, in the case of any financial statements delivered pursuant to Section 6.1(b), for the absence of certain notes).

          Section 6.2 Certificates; Other Information.

          Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

          (a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate or report of the independent certified public accountants reporting on such financial statements stating that in making the audit necessary therefor no knowledge was obtained of any Default or Event of Default insofar as the same relates to the covenant set forth in Section 7.1(a) to the extent such covenant is then applicable,

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except as specified in such certificate or report (which certificate or report may be limited in accordance with accounting rules or guidelines);

          (b) concurrently with the delivery of the financial statements and reports referred to in Sections 6.1(a) and 6.1(b), a certificate signed by a Responsible Officer of the Borrower (i) stating that, to the best of such Responsible Officer’s knowledge, the Borrower and its respective Subsidiaries during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement or the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except, in each case, as specified in such certificate, and (ii) setting forth the calculations required to determine compliance with the covenant set forth in Section 7.1(a) to the extent each covenant is then applicable (in the case of a certificate furnished with the financial statements referred to in Section 6.1(a) and Section 6.1(b));

          (c) within five Business Days after the same are sent, copies of all financial statements and reports which the Borrower sends to its public security holders, and within five Business Days after the same are filed, copies of all financial statements and periodic reports which the Borrower may file with the Securities and Exchange Commission or any successor or analogous Governmental Authority;

          (d) within five Business Days after the same are filed, copies of all registration statements and any amendments and exhibits thereto, which the Borrower may file with the Securities and Exchange Commission or any successor or analogous Governmental Authority, and such other documents or instruments as may be reasonably requested by the Administrative Agent in connection therewith; and

          (e) promptly, such additional financial and other information as any Agent or Lender may from time to time reasonably request.

          Section 6.3 Payment of Obligations.

          Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature (other than those relating to the Mortgaged Properties), including taxes, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or any of its Subsidiaries, as the case may be, and except to the extent that failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          Section 6.4 Conduct of Business and Maintenance of Existence.

          Continue to engage in business of the same general type as conducted by the Borrower and its Subsidiaries on the Closing Date or that is reasonably related thereto, taken as a whole, and preserve, renew and keep in full force and effect its corporate or other organizational existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the business of the Borrower and its Subsidiaries, taken as a

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whole, except as otherwise expressly permitted pursuant to Section 7.5, provided that the Borrower and its Subsidiaries shall not be required to maintain any such rights, privileges or franchises, if the failure to do so would not reasonably be expected to have a Material Adverse Effect; and comply with all Requirements of Law except to the extent that failure to comply therewith, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          Section 6.5 Maintenance of Property; Insurance.

          (a) Keep all property useful and necessary in the business of the Borrower and its Subsidiaries, taken as a whole, in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all property material to the business of the Borrower and its Subsidiaries, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are consistent with the past practices of the Borrower and its Subsidiaries and otherwise as are usually insured against in the same general area by companies engaged in the same or a similar business; furnish to the Administrative Agent, upon written request, information in reasonable detail as to the insurance carried; and ensure that at all times the Administrative Agent and the other Secured Parties shall be named as additional insureds with respect to liability policies and the Collateral Agent shall be named as loss payee with respect to the casualty insurance maintained by the Borrower and the Guarantors; provided that, unless an Event of Default shall have occurred and be continuing, the Collateral Agent shall turn over to the Borrower any amounts received by it as loss payee under any casualty insurance maintained by the Borrower or its Subsidiaries, the disposition of such amounts to be subject to the provisions of Section 3.4(c), and, unless an Event of Default shall have occurred and be continuing, the Collateral Agent agrees that the Borrower and/or the applicable Guarantor shall have the sole right to adjust or settle any claims under such insurance.

          (b) With respect to each property of the Borrower and its Subsidiaries subject to a Mortgage:

          (i) If any portion of any such property is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, the Borrower shall maintain or cause to be maintained, flood insurance to the extent required by law.

          (ii) The Borrower and each of its applicable Subsidiaries promptly shall comply with and conform to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to such party or to such property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of such property, except for such non-compliance or non-conformity as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower shall not use or permit the use of such property in any manner which would reasonably be expected to result in the cancellation of any insurance policy or would reasonably be expected to void coverage required to be maintained with respect to such property pursuant to Section 6.5(a).

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          (iii) If the Borrower is in default of its obligations to insure or deliver any such prepaid policy or policies, the result of which would reasonably be expected to have a Material Adverse Effect, then the Administrative Agent, at its option upon 10 days’ written notice to the Borrower, may effect such insurance from year to year at rates substantially similar to the rate at which the Borrower or any Subsidiary had insured such property, and pay the premium or premiums therefore, and the Borrower shall pay to the Administrative Agent on demand such premium or premiums so paid by the Administrative Agent with interest from the time of payment at a rate per annum equal to 2.00%.

          (iv) If such property, or any part thereof, shall be destroyed or damaged and the reasonably estimated cost thereof would exceed $5,000,000, the Borrower shall give prompt notice thereof to the Administrative Agent. All insurance proceeds paid or payable in connection with any damage or casualty to any property shall be applied in the manner specified in Section 6.5(a).

          Section 6.6 Inspection of Property; Books and Records; Discussions.

          (a) Keep proper books of records and account in which full, complete and correct entries in conformity with GAAP and all material Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants, in each case at any reasonable time, upon reasonable notice, and as often as may reasonably be desired.

          Section 6.7 Notices.

          Promptly give notice to the Administrative Agent and each Lender of:

          (a) as soon as possible after a Responsible Officer of the Borrower knows or reasonably should know thereof, the occurrence of any Default or Event of Default;

          (b) as soon as possible after a Responsible Officer of the Borrower knows or reasonably should know thereof, any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries, other than as previously disclosed in writing to the Lenders, or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, which in either case would reasonably be expected to not be cured or adversely determined and, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

          (c) as soon as possible after a Responsible Officer of the Borrower knows or reasonably should know thereof, the occurrence of any default or event of default under the Convertible Notes Indenture;

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          (d) as soon as possible after a Responsible Officer of the Borrower knows or reasonably should know thereof, any litigation or proceeding affecting the Borrower or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect;

          (e) the following events, as soon as possible and in any event within 30 days after a Responsible Officer of the Borrower or any of its Subsidiaries knows or reasonably should know thereof: (i) the occurrence or expected occurrence of any Reportable Event (or similar event) with respect to any Single Employer Plan or Foreign Plan, a failure to make any required contribution to a Single Employer Plan, Multiemployer Plan or Foreign Plan, the creation of any Lien on the property of the Borrower or its Subsidiaries in favor of the PBGC, a Plan or a Foreign Plan or any withdrawal from, or the full or partial termination, Reorganization or Insolvency of, any Multiemployer Plan or Foreign Plan; (ii) the institution of proceedings or the taking of any other formal action by the PBGC or the Borrower or any of its Subsidiaries or any Commonly Controlled Entity or any Multiemployer Plan which could reasonably be expected to result in the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan, Multiemployer Plan or Foreign Plan; provided, however, that no such notice will be required under clause (i) or (ii) above unless the event giving rise to such notice, when aggregated with all other such events under clause (i) or (ii) above, could be reasonably expected to result in a Material Adverse Effect; or (iii) the first occurrence of an Underfunding under a Single Employer Plan or Foreign Plan that exceeds 10% of the value of the assets of such Single Employer Plan or Foreign Plan, in each case, determined as of the most recent annual valuation date of such Single Employer Plan or Foreign Plan on the basis of the actuarial assumptions used to determine the funding requirements of such Single Employer Plan or Foreign Plan as of such date; and

          (f) as soon as possible after a Responsible Officer of the Borrower knows or reasonably should know thereof, (i) any release or discharge by the Borrower or any of its Subsidiaries of any Materials of Environmental Concern required to be reported under applicable Environmental Laws to any Governmental Authority, unless the Borrower reasonably determines that the total Environmental Costs arising out of such release or discharge would not reasonably be expected to have a Material Adverse Effect; (ii) any condition, circumstance, occurrence or event not previously disclosed in writing to the Administrative Agent that would reasonably be expected to result in liability or expense under applicable Environmental Laws, unless the Borrower reasonably determines that the total Environmental Costs arising out of such condition, circumstance, occurrence or event would not reasonably be expected to have a Material Adverse Effect, or would not reasonably be expected to result in the imposition of any lien or other material restriction on the title, ownership or transferability of any facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries that would reasonably be expected to result in a Material Adverse Effect; and (iii) any proposed action to be taken by the Borrower or any of its Subsidiaries that would reasonably be expected to subject the Borrower or any of its Subsidiaries to any material additional or different requirements or liabilities under Environmental Laws, unless the Borrower reasonably determines that the

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total Environmental Costs arising out of such proposed action would not reasonably be expected to have a Material Adverse Effect.

          Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower (and, if applicable, the relevant Commonly Controlled Entity or Subsidiary) setting forth details of the occurrence referred to therein and stating what action the Borrower (or, if applicable, the relevant Commonly Controlled Entity or Subsidiary) proposes to take with respect thereto.

          Section 6.8 Environmental Laws.

          (a) (i) Comply substantially with, and require substantial compliance by all tenants, subtenants, contractors, and invitees with, all applicable Environmental Laws; (ii) obtain, comply substantially with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (iii) require that all tenants, subtenants, contractors, and invitees obtain, comply substantially with and maintain any and all Environmental Permits necessary for their operations as conducted and as planned, with respect to any property leased or subleased from, or operated by the Borrower or its Subsidiaries. For purposes of this Section 6.8(a), noncompliance with the foregoing provisions shall not constitute a breach of this covenant, provided that, upon learning of any actual or suspected noncompliance, the Borrower and any such affected Subsidiary shall promptly undertake and diligently pursue reasonable efforts, if any, to achieve compliance, and provided, further, that in any case such noncompliance would not reasonably be expected to have a Material Adverse Effect.

          (b) Promptly comply, in all material respects, with all orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders or directives (i) as to which the failure to comply would not reasonably be expected to result in a Material Adverse Effect or (ii) as to which: (x) appropriate reserves have been established in accordance with GAAP; (y) an appeal or other appropriate contest is or has been timely and properly taken and is being diligently pursued in good faith; and (z) if the effectiveness of such order or directive has not been stayed, the failure to comply with such order or directive during the pendency of such appeal or contest could not reasonably be expected to give rise to a Material Adverse Effect.

          Section 6.9 After-Acquired Real Property and Fixtures.

          (a) With respect to any owned real property or fixtures thereon located in the United States of America, in each case with a purchase price or a fair market value at the time of acquisition of at least $[ ], in which any Loan Party acquires ownership rights at any time after the Closing Date, promptly grant to the Collateral Agent for the benefit of the applicable Lenders, a Lien of record on all such owned real property and fixtures, upon terms reasonably satisfactory in form and substance to the Collateral Agent and in accordance with any applicable requirements of any Governmental Authority (including any required appraisals of such property under FIRREA); provided that (i) nothing in this Section 6.9 shall defer or impair the attachment or perfection of any security interest in any Collateral covered by any of the Security Documents which would attach or be perfected pursuant to the terms thereof without action by the Borrower, any of its Subsidiaries or any other Person and (ii) no such Lien shall be required to be granted as

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contemplated by this Section 6.9 on any owned real property or fixtures the acquisition of which is financed, or is to be financed within any time period permitted by Section 7.2(f) or Section 7.2(g), in whole or in part through the incurrence of Indebtedness permitted by Section 7.2(f) or Section 7.2(g), until such Indebtedness is repaid in full (and not refinanced as permitted by Section 7.2(f) or Section 7.2(g)) or, as the case may be, the Borrower determines not to proceed with such financing or refinancing. In connection with any such grant to the Collateral Agent for the benefit of the Lenders, of a Lien of record on any such real property in accordance with this Section 6.9, the Borrower or such Subsidiary shall deliver or cause to be delivered to the Collateral Agent any surveys, title insurance policies and flood hazard certificates in connection with such grant of such Lien obtained by it in connection with the acquisition of such ownership rights in such real property or any survey, title insurance policy or flood hazard certificate that the Collateral Agent shall reasonably request (in light of the value of such real property and the cost and availability of such surveys, title insurance policies and flood hazard certificates and whether the delivery of such surveys, title insurance policies and flood hazard certificates would be customary in connection with such grant of such Lien in similar circumstances).

          (b) With respect to any Wholly Owned Domestic Subsidiary created or acquired (including by reason of any Foreign Subsidiary Holdco ceasing to constitute same) subsequent to the Closing Date by the Borrower or any of its Domestic Subsidiaries (other than any Wholly Owned Domestic Subsidiary formed solely for the purpose of becoming a Parent Entity, or merging with the Borrower in connection with another Wholly Owned Domestic Subsidiary becoming a Parent Entity, or otherwise creating or forming a Parent Entity), promptly notify the Administrative Agent of such occurrence and, if the Administrative Agent or the Required Lenders so request, promptly (i) execute and deliver to the Collateral Agent for the benefit of the Lenders such amendments to the Guarantee and Collateral Agreement as the Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Lenders, a perfected security interest (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Domestic Subsidiary, (ii) deliver to the Collateral Agent the certificates (if any) representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the parent of such new Domestic Subsidiary and (iii) cause such new Domestic Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take all actions reasonably deemed by the Collateral Agent to be necessary or advisable to cause the Lien created by the Guarantee and Collateral Agreement in such new Domestic Subsidiary’s Collateral to be duly perfected in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent.

          (c) With respect to any Foreign Subsidiary created or acquired subsequent to the Closing Date by the Borrower or any of its Domestic Subsidiaries, the Capital Stock of which is owned directly by the Borrower or any of its Domestic Subsidiaries, promptly notify the Administrative Agent of such occurrence and if the Administrative Agent or the Required Lenders so request (it being understood that if the Administrative Agent does not so request with respect to any such Foreign Subsidiary that it believes is or is likely to become material to the Borrower and its Subsidiaries taken as a whole, it will provide notice to the Lenders thereof), promptly (i) execute and deliver to the Collateral Agent a new pledge agreement or such amendments to the Guarantee and Collateral Agreement as the Collateral Agent shall reasonably

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deem necessary or reasonably advisable to grant to the Collateral Agent, for the benefit of the Lenders, a perfected security interest (as and to the extent provided in the Guarantee and Collateral Agreement) in the Capital Stock of such new Foreign Subsidiary that is directly owned by the Borrower or any of its Domestic Subsidiaries (provided that in no event shall more than 65% of the Capital Stock of any such new Foreign Subsidiary that is so owned be required to be so pledged and, provided, further, that no such pledge or security shall be required with respect to any non-wholly owned Foreign Subsidiary to the extent that the grant of such pledge or security interest would violate the terms of any agreements under which the Investment by the Borrower or any of its Subsidiaries was made therein) and (ii) to the extent reasonably deemed advisable by the Collateral Agent, deliver to the Collateral Agent the certificates, if any, representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the parent of such new Foreign Subsidiary and take such other action as may be reasonably deemed by the Collateral Agent to be necessary or desirable to perfect the Collateral Agent’s security interest therein.

          (d) At its own expense, execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument reasonably deemed by the Collateral Agent to be necessary or desirable for the creation, perfection and priority and the continuation of the validity, perfection and priority of the foregoing Liens or any other Liens created pursuant to the Security Documents.

          (e) Notwithstanding anything to contrary in this Agreement, nothing in this Section 6.9 shall require that any Loan Party grant a Lien with respect to any owned real property or fixtures in which such Subsidiary acquires ownership rights to the extent that the Administrative Agent, in its reasonable judgment, determines that the granting of such a Lien is impracticable.

          Section 6.10 Post-Closing Security Perfection.

The Borrower agrees to use commercially reasonable efforts to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be reasonably necessary to provide the perfected security interests described in Sections 3.13(b), 5.1(g) and 5.1(i) (including applicable Mortgages, title reports, title insurance policies, surveys, appraisals, flood hazard certificates and related opinions of local counsel with respect to the Mortgaged Property of the Loan Parties that constitutes Collateral) that are not so provided on the Closing Date. The delivery requirements set forth in this Section 6.10 are delivery requirements only and not requirements with respect to condition or value. In addition, with respect to the owned real property located at Highway 114 West and 400 North Kimball, Southlake, Texas, if such owned real property is owned by a Loan Party on March 31, 2010, the applicable Loan Party shall promptly grant to the Collateral Agent for the benefit of the applicable Lenders, a Lien of record on such owned real property and fixtures, upon terms reasonably satisfactory in form and substance to the Collateral Agent and in accordance with any applicable requirements of any Governmental Authority.

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ARTICLE VII

NEGATIVE COVENANTS

          The Borrower hereby agrees that, from and after the Closing and thereafter until payment in full of the Term Loans and any other amount then due and owing to any Lender or any Agent hereunder and under any Note, the Borrower shall not and shall not permit any of its Subsidiaries to, directly or indirectly:

     Section 7.1 Consolidated Leverage Ratio.

          (a) Permit the Consolidated Leverage Ratio as at the last day of the Most Recent Four Quarter Period, beginning with the four fiscal quarter period of the Borrower ending October 30, 2011, to exceed the Maximum Consolidated Leverage Ratio.

          (b) Section 7.1(a) shall not apply with respect to any four fiscal quarter period of the Borrower (the last day of such period, the “Fiscal Period End Date”) if, as of the last day (the “Calculation Date”) on which financial statements of the Borrower are required to be delivered pursuant to Section 6.1(a) or 6.1(b) for the fiscal year or quarter ending on the Fiscal Period End Date, (x) the aggregate principal amount of Term Loans outstanding at the beginning of the fiscal quarter then ended shall have been reduced by an amount (the “Required Amortization Amount”) equal to $3,750,000 minus (at the Borrower’s option) any or all of the Cumulative Term Loan Amortization Not Otherwise Applied (up to an amount not to exceed $3,750,000), through any repayment, prepayment, repurchase or other acquisition or retirement (including pursuant to Section 3.4 but excluding scheduled principal installment payments made pursuant to Section 2.3), or (y) the Required Amortization Amount as calculated pursuant to the foregoing is zero.

          Section 7.2 Limitation on Indebtedness.

          Create, incur, assume or suffer to exist any Indebtedness (including any Indebtedness of any of its Subsidiaries), except:

          (a) Indebtedness of the Borrower or any of its Subsidiaries incurred pursuant to this Agreement and the other Loan Documents;

          (b) Indebtedness evidenced by the Convertible Notes in an aggregate principal amount at any time outstanding not to exceed $[ ], provided that all such Indebtedness shall be repaid, redeemed, defeased, discharged or otherwise acquired or retired no later than [November 27, 2009] with payment therefor to be disbursed from the Convertible Note Lockbox Account;

          (c) Indebtedness of the Borrower or any of its Subsidiaries evidenced by any senior notes, other senior debt securities, or other senior indebtedness (collectively, “Senior Notes”) or subordinated notes, other subordinated debt securities or other subordinated indebtedness (“Subordinated Indebtedness”), provided that (i) immediately after giving effect to each issuance of such Senior Notes or Subordinated Indebtedness, the Consolidated Leverage Ratio of the Borrower as at the last day of the Most Recent

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Four Quarter Period is less than 4.00 to 1.00, (ii) any such Senior Notes or Subordinated Indebtedness shall have a stated maturity date after the Termination Date and (iii) any such Senior Notes or Subordinated Indebtedness shall not be secured by any assets of the Loan Parties not pledged as Collateral;

          (d) Indebtedness of the Borrower or any of its Subsidiaries incurred pursuant to the ABL Facility Documents, including any extension, refinancing, refunding, replacement or renewal thereof, whether in whole or in part; provided that at any time outstanding pursuant to this clause (d) (i) the aggregate face amount of any outstanding undrawn letters of credit that are not cash collateralized shall not exceed $20,000,000 and (ii) the aggregate principal amount of such Indebtedness (including the aggregate face amount of any outstanding undrawn letters of credit that are not cash collateralized) shall not exceed $100,000,000 at any time outstanding (except as a result of any capitalization of accrued and unpaid interest thereon) and ;

          (e) Indebtedness of the Borrower or any Subsidiary to the Borrower or any other Subsidiary;

          (f) Indebtedness of the Borrower or any of its Subsidiaries incurred to finance or refinance the acquisition, leasing, construction or improvement of fixed or capital assets (whether pursuant to a loan, a Financing Lease or otherwise) otherwise permitted pursuant to this Agreement, and any other Financing Leases, and any refinancings, replacements, refundings, renewals or extensions thereof, in whole or in part, in an aggregate principal amount not exceeding $[ ] at any time outstanding, provided that such amount shall be increased by an amount equal to $[ ] on each anniversary of the Closing Date, so long as no Default or Event of Default shall have occurred and be continuing on any date on which such amount is to be increased;

          (g) (x) unsecured Indebtedness of the Borrower or any of its Subsidiaries incurred to finance or refinance the purchase price of, or (y) Indebtedness of the Borrower or any of its Subsidiaries assumed in connection with, any acquisition permitted by Section 7.9; provided that (i) in the case of clause (x), such Indebtedness is incurred prior to, substantially simultaneously with or within six months after such acquisition or in connection with a refinancing thereof, (ii) if such Indebtedness is owed to a Person, other than the Person from whom such acquisition is made or any Affiliate thereof, such Indebtedness shall have terms and conditions reasonably satisfactory to the Administrative Agent and shall not exceed 70% of the purchase price of such acquisition (including any Indebtedness assumed in connection with such acquisition) (or such greater percentage as shall be reasonably satisfactory to the Administrative Agent or, if any such purchase price shall be greater than $[ ], such greater percentage as shall be reasonably satisfactory to the Required Lenders), (iii) if such Indebtedness is being assumed under clause (y), such Indebtedness shall not have been incurred by any party in contemplation of the acquisition permitted by Section 7.9 and (iv) immediately after giving effect to such acquisition no Default or Event of Default shall have occurred and be continuing;

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          (h) to the extent that any Indebtedness may be incurred or arise thereunder, Indebtedness of the Borrower or any of its Subsidiaries under Interest Rate Protection Agreements and Permitted Hedging Arrangements;

          (i) other Indebtedness of the Borrower or any of its Subsidiaries outstanding on the Closing Date, or incurred under facilities in existence on the Closing Date, and listed on Schedule 7.2(i), and any refinancings, replacements, refundings, renewals or extensions thereof, in whole or in part, on financial and other terms, in the reasonable judgment of the Borrower, no more onerous to the Borrower or any of its Subsidiaries in the aggregate than the financial and other terms of such Indebtedness, provided that the amount of such Indebtedness is not increased at the time of such refinancing, replacements, refunding, renewal or extension except by an amount equal to any original issue discount (if applicable), any premium or other amounts paid, and discounts, commissions, fees and expenses incurred, in connection with such refinancing, refunding, renewal or extension;

          (j) to the extent that any Guarantee Obligation or other obligation described in Section 7.4 constitutes Indebtedness, such Indebtedness;

          (k) Indebtedness in respect of performance, bid, appeal, surety, judgment, replevin and similar bonds, other suretyship arrangements, other similar obligations, and trade-related letters of credit, all in the ordinary course of business;

          (l) Indebtedness of Foreign Subsidiaries of the Borrower not exceeding, as to all such Foreign Subsidiaries, in aggregate principal amount at any time outstanding an amount equal to $[ ];

          (m) Indebtedness of the Borrower or any of its Subsidiaries incurred to finance insurance premiums in the ordinary course of business;

          (n) Indebtedness of the Borrower or any of its Subsidiaries arising from the honoring of a check, draft or similar instrument against insufficient funds; provided that such Indebtedness is extinguished within two Business Days of its incurrence;

          (o) Indebtedness of the Borrower or any of its Subsidiaries in respect of Financing Leases which have been funded solely by Investments of the Borrower and its Subsidiaries permitted by Section 7.8(m);

          (p) Indebtedness of the Borrower or any of its Subsidiaries arising in connection with industrial development or revenue bonds or similar obligations secured by property or assets leased to and operated by the Borrower or such Subsidiary that were issued in connection with the financing or refinancing of such property or assets, provided, that, the aggregate principal amount of such Indebtedness outstanding at any time shall not exceed $_______;

          (q) cash management obligations and other Indebtedness of the Borrower or any of its Subsidiaries in respect of netting services, overdraft protections and similar arrangements in each case arising under standard business terms of any bank at which the

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Borrower or any Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement;

          (r) Indebtedness of the Borrower or any of its Subsidiaries in respect of any Sale and Leaseback Transaction, provided that immediately after giving effect to each such Sale and Leaseback Transaction, the Consolidated Leverage Ratio of the Borrower as at the last day of the Most Recent Four Quarter Period is less than [ ] to 1.00 and any refinancings, replacements, refundings, renewals or extensions thereof, in whole or in part;

          (s) Indebtedness of the Borrower or any of its Subsidiaries in respect of obligations evidenced by bonds, debentures, notes or similar instruments issued as payment-in-kind interest payments in respect of Indebtedness otherwise permitted under this Section 7.2;

          (t) accretion of the principal amount of Indebtedness of the Borrower or any of its Subsidiaries otherwise permitted under this Section 7.2 issued at any original issue discount;

          (u) other Indebtedness of the Borrower or any of its Subsidiaries not exceeding $[ ] in aggregate principal amount at any time outstanding; and

          (v) Indebtedness of the Borrower or any of its Subsidiaries which represents an extension, refinancing, refunding, replacement or renewal, in whole or in part, of any of the Indebtedness described in clause (c) and (g) hereof; provided that (i) the principal amount (or accreted value, if applicable) thereof (less any original issue discount, if applicable) does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, refunded, replaced or renewed, except by an amount equal to unpaid accrued interest and premium (including applicable prepayment penalties) thereon plus discounts, commission and other fees and expenses reasonably incurred in connection therewith, (ii) any Liens securing such Indebtedness are limited to all or part of the same property (including, if provided by the documentation evidencing such Indebtedness being extended, refinanced, replaced or renewed, after-acquired property) that secured or would have secured the Indebtedness being extended, refinanced, refunded, replaced or renewed; provided that the total value of the collateral securing such Indebtedness incurred under this Section 7.2(v) immediately following such incurrence shall not be materially greater than the value of the collateral securing the Indebtedness being extended, refinanced, replaced or renewed immediately prior to such extension, refinancing, replacement or renewal, (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing, refunding, replacement or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced, refunded, replaced or renewed and (v) if the Indebtedness that is extended, refinanced, refunded, replaced or renewed was subordinated in right of payment to the obligations of the Borrower hereunder and under the other Loan Documents, then the terms and conditions of the extension, refinancing, refunding, replacement or renewal Indebtedness must include subordination terms and conditions

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that are at least as favorable to the Lenders as those that were applicable to the extended, refinanced, refunded, replaced or renewed Indebtedness.

     For purposes of determining compliance with this Section 7.2, in the event that any Indebtedness meets the criteria of more than one of the types of Indebtedness described in clauses (a) through (v) above, the Borrower, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of such clauses (including in part under one such clause and in part under another such clause).

     Section 7.3   Limitation on Liens.

     Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following (Liens described below are herein referred to as “Permitted Liens”; provided, however, that no reference to a Permitted Lien herein, including any statement or provision as to the acceptability of any Permitted Lien, shall in any way constitute or be construed so as to postpone or subordinate any Liens or other rights of the Agents, the Lenders or any of them hereunder or arising under any other Loan Document in favor of such Permitted Lien):

     (a)   Liens for Taxes not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a Material Adverse Effect, or which are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

     (b)   carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and relating to obligations which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings diligently conducted;

     (c)   Liens of landlords or of mortgagees of landlords arising by operation of law or pursuant to the terms of real property leases, provided that the rental payments secured thereby are not yet due and payable;

     (d)   pledges, deposits or other Liens in connection with workers’ compensation, unemployment insurance, other social security benefits or other insurance related obligations (including pledges or deposits in respect of liability to insurance carriers under insurance or self-insurance arrangements);

     (e)   Liens arising by reason of any judgment, decree or order of any court or other Governmental Authority, if appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order, are being diligently prosecuted and shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

     (f)    Liens to secure the performance of bids, trade contracts (other than for borrowed money), obligations for utilities, leases, statutory obligations, surety and appeal

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bonds, performance bonds, judgment and like bonds, replevin bonds, other similar bonds and other obligations of a like nature incurred in the ordinary course of business;

     (g)   zoning restrictions, easements, rights-of-way, restrictions on the use of property, other similar encumbrances incurred in the ordinary course of business and minor irregularities of title, which do not materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries taken as a whole;

     (h)   Liens arising from (i) operating leases and (ii) equipment or other materials which are not owned by any Borrower or a Subsidiary located on the premises of such Borrower or Subsidiary (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and (it being understood that any precautionary UCC financing statement filings in respect of any such lease or equipment shall not be deemed a Lien);

     (i)    statutory or common law Liens or rights of setoff of depository banks or securities intermediaries with respect to deposit accounts, securities accounts or other funds of the Borrower or any Subsidiary maintained at such banks or intermediaries, including to secure fees and charges in connection with returned items or the standard fees and charges of such banks or intermediaries in connection with the deposit accounts, securities accounts or other funds maintained by the Borrower or such Subsidiary at such banks or intermediaries (but not any Indebtedness for borrowed money owing by the Borrower or such Subsidiary to such banks or intermediaries);

     (j)    Liens on goods in favor of customs and revenue authorities arising as a matter of law to secure custom duties in connection with the importation of such goods;

     (k)   Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or its Subsidiaries in the ordinary course of business;

     (l)    Liens in respect of Indebtedness of the Borrower and its Subsidiaries permitted by Section 7.2(m) or Section 7.2(o);

     (m)  Liens on the property or assets described in Section 7.2(p) in respect of Indebtedness of the Borrower and its Subsidiaries permitted by Section 7.2(p);

     (n)   Liens in respect of or consisting of (i) Indebtedness of the Borrower and its Subsidiaries permitted by Section 7.2(f) incurred to finance or refinance the acquisition, leasing, construction or improvement of fixed or capital assets, provided, that such Liens do not at any time encumber any property other than the property financed or refinanced by such Indebtedness, or (ii) Indebtedness of the Borrower and its Subsidiaries permitted by Section 7.2(g) assumed in connection with any acquisition permitted by Section 7.9, provided that in the case of this clause (ii), (x) such Liens shall not be created in contemplation of such acquisition and shall be created no later than the later of the date of such acquisition or the date of the assumption of such Indebtedness, and (y) the total value of the collateral subject to such Liens immediately following such acquisition shall

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not be materially greater than the value of the collateral subject to such Liens immediately prior to such acquisition;

     (o)   Liens existing on assets or properties at the time of the acquisition thereof by the Borrower or any of its Subsidiaries which do not materially interfere with the use, occupancy, operation and maintenance of structures existing on the property subject thereto or extend to or cover any assets or properties of the Borrower or such Subsidiary other than the assets or property being acquired;

     (p)   (i) Liens in respect of Indebtedness of the Borrower and its Subsidiaries permitted by Section 7.2(i), provided that no such Lien in respect of Indebtedness incurred pursuant to Section 7.2(i) is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased except as permitted by Section 7.2(i), (ii) Liens not otherwise permitted hereunder, all of which Liens permitted pursuant to this Section 7.3(p)(ii) secure obligations not exceeding $[ ] in aggregate amount at any time outstanding, and (iii) Liens contemplated by Section 7.2(v)(ii);

     (q)   Liens in respect of Guarantee Obligations permitted under Section 7.4(d) not exceeding (as to the Borrower and all of its Subsidiaries) $[ ] in aggregate amount at any time outstanding;

     (r)   Liens created pursuant to the Security Documents;

     (s)   any encumbrance or restriction (including put and call agreements) with respect to the Capital Stock of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement, provided that no such encumbrance or restriction affects in any way the ability of the Borrower or any of its Subsidiaries to comply with Section 6.9(b) or Section 6.9(d);

     (t)   Liens on property of any Foreign Subsidiary of the Borrower in respect of Indebtedness of such Subsidiary permitted by Section 7.2;

     (u)   Liens on intellectual property, including any foreign patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology, know-how or processes; provided that such Liens result from the granting of licenses in the ordinary course of business to any Person to use such intellectual property or such foreign patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology, know-how or processes, as the case may be;

     (v)   Liens on property (i) of any Subsidiary that is not a Loan Party and (ii) that does not constitute Collateral, which are Liens in respect of Indebtedness of the applicable Subsidiary permitted under Section 7.2, Guarantee Obligations of the applicable Subsidiary permitted under Section 7.4, or other liabilities or obligations of the applicable Subsidiary not prohibited by this Agreement;

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     (w)   Liens in respect of or consisting of Indebtedness of the Borrower and its Subsidiaries permitted by Section 7.2(c) and Guarantee Obligations in respect of such Indebtedness permitted under Section 7.4(k) and any refinancings, extensions, refundings, renewals and replacements thereof, in whole or in part, otherwise permitted under this Agreement;

     (x)   Liens in respect of or consisting of Indebtedness of the Borrower and its Subsidiaries permitted by Section 7.2(d) and Guarantee Obligations in respect of such Indebtedness permitted under Section 7.4(k) and any refinancings, extensions, refundings, renewals and replacements thereof, whether in whole or in part, otherwise permitted under this Agreement or otherwise created pursuant to the ABL Facility Documents; provided that (i) such Liens do not apply to any asset other than Collateral that is subject to a Lien granted under a Security Document to secure the “Secured Obligations” as defined in the Guarantee and Collateral Agreement and (ii) all such Liens shall be subject to the Intercreditor Agreement or another intercreditor agreement that is no less favorable to the Secured Parties than the Intercreditor Agreement;

     (y)   Liens in respect of or in connection with Interest Rate Protection Agreements and Permitted Hedging Arrangements entered into by the Borrower or its Subsidiaries;

     (z)   Liens on property subject to Sale and Leaseback Transactions and general intangibles related thereto;

     (aa) Liens in respect of Guarantee Obligations permitted under Section 7.4 relating to Indebtedness permitted under Section 7.2, to the extent Liens in respect of such Indebtedness are permitted under this Section 7.3; and

     (bb) Liens, security interests, title imperfections and defects, and all other defects and impairments of any nature whatsoever, in each case in existence on the Closing Date.

     Section 7.4   Limitation on Guarantee Obligations.

     Create, incur, assume or suffer to exist any Guarantee Obligation except:

     (a)   Guarantee Obligations in existence on the Closing Date, and any refinancings, refundings, extensions, replacements or renewals thereof, in whole or in part, provided that the amount of such Guarantee Obligation shall not be increased at the time of such refinancing, refunding, extension, replacements or renewal except to the extent that the amount of Indebtedness in respect of such Guarantee Obligations is permitted to be increased by Section 7.2(i);

     (b)   Guarantee Obligations in respect of performance, bid, appeal, surety judgment, replevin and similar bonds, other suretyship arrangements, other similar obligations and trade-related letters of credit, all in the ordinary course of business;

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     (c)   Guarantee Obligations in respect of indemnification and contribution agreements expressly permitted by Section 7.10(d) or similar agreements by the Borrower;

     (d)   Guarantee Obligations in respect of third-party loans and advances to officers or employees of the Borrower or any of its Subsidiaries (i) for travel and entertainment expenses incurred in the ordinary course of business, (ii) for relocation expenses incurred in the ordinary course of business, or (iii) for other purposes in an aggregate amount (as to the Borrower and all of its Subsidiaries), together with the aggregate amount of all Investments permitted under Section 7.8(e)(iv), of up to $[ ] outstanding at any time;

     (e)   obligations to insurers required in connection with worker’s compensation and other insurance coverage incurred in the ordinary course of business;

     (f)   obligations of the Borrower and its Subsidiaries under any Interest Rate Protection Agreements or under Permitted Hedging Arrangements;

     (g)   Guarantee Obligations incurred in connection with acquisitions permitted under Section 7.9, provided that if any such Guarantee Obligation inures to the benefit of any Person other than the Person from whom such acquisition is made or any Affiliate thereof, such Guarantee Obligation shall not exceed, with respect to any such acquisition, 70% of the purchase price of such acquisition (including any Indebtedness assumed in connection with any such acquisition) (or such greater percentage as shall be reasonably satisfactory to the Administrative Agent or, if any such purchase price shall be greater than $[ ], such greater percentage shall be reasonably satisfactory to the Required Lenders);

     (h)   guarantees made by the Borrower or any of its Subsidiaries of obligations of the Borrower or any of its Subsidiaries (other than any Indebtedness outstanding pursuant to Sections 7.2(b), (c) and (d)) which obligations are otherwise permitted under this Agreement;

     (i)    Guarantee Obligations in connection with sales or other dispositions permitted under Section 7.6, including indemnification obligations with respect to leases, and guarantees of collectability in respect of accounts receivable or notes receivable for up to face value;

     (j)    Guarantee Obligations incurred pursuant to the Guarantee and Collateral Agreement or any other Loan Document, or otherwise in respect of Indebtedness permitted by Section 7.2(a);

     (k)   Guarantee Obligations (i) in respect of Indebtedness permitted pursuant to Sections 7.2(b), (c) and (d), provided that (x) if any such Indebtedness is subordinated in right of payment to the obligations of the Borrower hereunder and under the other Loan Documents, then any corresponding Guarantee Obligations shall be subordinated to Indebtedness outstanding pursuant to this Agreement and other Loan Documents to substantially the same extent, and (y) Guarantee Obligations in respect of Indebtedness

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permitted pursuant to Section 7.2(b) and (c) shall be permitted only so long as such Guarantee Obligations are incurred only by Guarantors or the Borrower, or (ii) otherwise arising pursuant to the ABL Facility Documents;

     (l)    accommodation guarantees for the benefit of trade creditors of the Borrower or any of its Subsidiaries in the ordinary course of business;

     (m)  Guarantee Obligations in respect of Investments expressly permitted by Section 7.8; and

     (n)   Guarantee Obligations in respect of Indebtedness or other obligations of a Person in connection with a joint venture or similar arrangement in respect of which no other co-investor or other Person has a greater legal or beneficial ownership interest than the Borrower or any of its Subsidiaries, and as to all of such Persons does not at any time exceed $[ ] in aggregate outstanding principal amount; provided that (i) such amount shall be increased by an amount equal to $[ ] on each anniversary of the Closing Date, so long as no Default or Event of Default shall have occurred and be continuing on any date on which such amount is to be increased and (ii) such amount and any increase in such amount permitted by clause (i) shall be reduced by the aggregate amount of Investments outstanding under Section 7.8(l).

     Section 7.5 Limitation on Fundamental Changes.

     Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, except:

     (a)   any Subsidiary of the Borrower may be merged, consolidated or amalgamated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any one or more Wholly Owned Subsidiaries of the Borrower (provided that the Wholly Owned Subsidiary or Subsidiaries of the Borrower shall be the continuing or surviving entity);

     (b)   any Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Wholly Owned Subsidiary of the Borrower (and, in the case of a non-Wholly Owned Subsidiary, may be liquidated to the extent the Borrower or any Wholly Owned Subsidiary which is a direct parent of such non-Wholly Owned Subsidiary receives a pro rata distribution of the assets thereof);

     (c)   the Borrower or any Subsidiary may be merged, consolidated or amalgamated with or into another Person if the Borrower or such Subsidiary is the surviving corporation or the Person formed by or surviving such merger, consolidation or amalgamation (i) is organized or existing under the laws of the United States or any state, district or territory thereof, (ii) expressly assumes all obligations of the Borrower or such Subsidiary, as applicable, under the Loan Documents pursuant to documentation reasonably satisfactory to the Administrative Agent and immediately after such merger, consolidation or amalgamation, no Default or Event of Default shall have occurred;

     (d)   as expressly permitted by Section 7.6; or

     (e)   any merger, consolidation or amalgamation in connection with an acquisition permitted by Section 7.9(b) or (c).

     Section 7.6   Limitation on Sale of Assets.

     Convey, sell, lease, assign, transfer, license, abandon or otherwise dispose of any of its property, business or assets, including receivables and leasehold interests (each, a “Disposition”) (other than leases and subleases in the ordinary course of business), whether now owned or hereafter acquired, or, in the case of any Subsidiary of the Borrower, issue or sell any shares of such Subsidiary’s Capital Stock, to any Person other than the Borrower or any Wholly Owned Subsidiary of the Borrower, except:

     (a)   the sale or other Disposition of obsolete, worn out or surplus property or assets, whether now owned or hereafter acquired, in the ordinary course of business;

     (b)   the sale or other Disposition of any property or assets in the ordinary course of business or in connection with an Exempt Sale and Leaseback Transaction;

     (c)   the sale or other Disposition of accounts receivable pursuant to any Factoring Transaction;

     (d)   the sale or discount without recourse of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable into or for notes receivable, in connection with the compromise or collection thereof; provided that, in the case of any Foreign Subsidiary of the Borrower, any such sale or discount may be with recourse if such sale or discount is consistent with customary practice in such Foreign Subsidiary’s country of business;

     (e)   any Disposition of Capital Stock of a Subsidiary that becomes a Parent Entity (“New Parent”), including as a result of a merger of the Borrower with a Subsidiary in which (x) previously outstanding Capital Stock of the Borrower is converted into or becomes a right to receive Capital Stock of a New Parent and (y) Capital Stock of the Borrower as the continuing or surviving Person in such merger consist of Capital Stock directly or indirectly held by a New Parent;

     (f)   subject to any applicable limitations set forth in Section 7.5, Dispositions of any assets or property by the Borrower or any of its Subsidiaries to the Borrower or any Wholly Owned Subsidiary of the Borrower;

     (g)  (i) the abandonment or other Disposition of patents, trademarks or other intellectual property that are, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Borrower and its Subsidiaries taken as a whole and (ii) licensing of intellectual property in the ordinary course of business;

     (h)   any Disposition by the Borrower or any of its Subsidiaries, provided that the Net Cash Proceeds of each such Disposition do not exceed $[ ] and the aggregate Net Cash Proceeds of all Dispositions in any fiscal year made pursuant to this paragraph (h) do not exceed $[ ];

     (i)    any Asset Sale by the Borrower or any other Loan Party, or other Disposition by any other Subsidiary of the Borrower, the Net Cash Proceeds of which, together with the Net Cash Proceeds of other Asset Sales and Dispositions pursuant to this Section 7.6(i), do not exceed $[ ] in the aggregate after the Closing Date, provided that in the case of any such Asset Sale, an amount equal to 100% of the Net Cash Proceeds of all such Asset Sales less the Reinvested Amount is applied in accordance with Section 3.4(c)(i)(2); and

     (j)   any Disposition set forth on Schedule 7.6(j).

     Section 7.7   Limitation on Dividends and Share Repurchases.

     Declare or pay any dividend (other than dividends payable solely in common stock of the Borrower or options, warrants or other rights to purchase common stock of the Borrower) on, or make any payment on account of (including to set apart assets for a sinking or other analogous fund for) the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution (other than distributions payable solely in common stock of the Borrower or options, warrants or other rights to purchase common stock of the Borrower) in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower, except that:

     (a)   the Borrower may pay or make any dividend, payment or distribution in an amount not exceeding the Available Excluded Contribution Amount immediately prior to the time of the payment or making of such dividend, payment or distribution, provided that no such dividend, payment or distribution shall be permitted if a Default or Event of Default has occurred and is continuing or would result therefrom unless the aggregate amount of such dividend, payment or distribution does not exceed the aggregate amount of any Excluded Contributions (to the extent not applied to permit any dividend, payment or distribution pursuant to this Section 7.7(a)) received within the 90 day period preceding the date of such dividend, payment or distribution;

     (b) after the fiscal year ended October 31, 2010, the Borrower may pay or make any other dividend, payment or distribution in an amount not exceeding the Available Amount immediately prior to the time of the payment or making of such dividend, payment or distribution; provided that, at the time of such payment, dividend or distribution, (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) immediately after giving effect to such dividend, payment or distribution, the Consolidated Leverage Ratio of the Borrower as of the last day of the Most Recent Four Quarter Period, calculated on a pro forma basis after giving effect to such dividend, payment or distribution, is less than 4.00 to 1.00;

     (c)   the Borrower may pay cash dividends in an amount sufficient to allow any Parent Entity to pay expenses (other than taxes) incurred in the ordinary course of business, provided that, if any Parent Entity shall own any material assets other than the Capital Stock of the Borrower or another Parent Entity or other assets relating to the ownership interest of such Parent Entity in another Parent Entity, the Borrower or its Subsidiaries, such cash dividends with respect to such Parent Entity shall be limited to the reasonable and proportional share, as determined by the Borrower in its reasonable discretion, of such expenses incurred by such Parent Entity relating or allocable to its ownership interest in the Borrower or another Parent Entity and such other related assets;

     (d)   the Borrower may pay cash dividends in an amount sufficient to cover reasonable and necessary expenses (including professional fees and expenses) (other than taxes) incurred by any Parent Entity in connection with (i) registration, public offerings and exchange listing of equity or debt securities and maintenance of the same, (ii) compliance with reporting obligations under, or in connection with compliance with, federal or state laws or under this Agreement or any of the other Loan Documents and (iii) indemnification and reimbursement of directors, officers and employees in respect of liabilities relating to their serving in any such capacity, or obligations in respect of director and officer insurance (including premiums therefor), provided that, in the case of sub-clause (i) above, if any Parent Entity shall own any material assets other than the Capital Stock of the Borrower or another Parent Entity or other assets relating to the ownership interest of such Parent Entity in another Parent Entity, the Borrower or its Subsidiaries, with respect to such Parent Entity such cash dividends shall be limited to the reasonable and proportional share, as determined by the Borrower in its reasonable discretion, of such expenses incurred by such Parent Entity relating or allocable to its ownership interest in another Parent Entity, the Borrower and such other assets;

     (e)   the Borrower may repurchase or may pay cash dividends in an amount sufficient to allow any Parent Entity to repurchase shares of Capital Stock of the Borrower or such Parent Entity, as the case may be, or rights, options or units in respect thereof from any Management Investors or former Management Investors (or any of their respective heirs, successors, assigns, legal representatives or estates), or as otherwise contemplated by any Management Subscription Agreements, for an aggregate purchase price not to exceed $[ ]; provided that such amount shall be increased by (i) an amount equal to $[ ] on each anniversary of the Closing Date, commencing on the first anniversary of the Closing Date, and (ii) an amount equal to the proceeds to the Borrower (whether received by it directly or from a Parent Entity or applied to pay Parent Entity expenses) of any resales or new issuances of shares and options to any Management Investors, at any time after the initial issuances to any Management Investors, together with the aggregate amount of deferred compensation owed by the Borrower or any of its Subsidiaries to any Management Investor that shall thereafter have been cancelled, waived or exchanged at any time after the initial issuances to any thereof in connection with the grant to such Management Investor of the right to receive or acquire shares of the Borrower’s or any Parent Entity’s Capital Stock;

     (f)   the Borrower may pay cash dividends to pay or permit any Parent Entity to pay any Related Taxes;

     (g)   the Borrower may pay cash dividends in an amount sufficient to allow any Parent Entity to pay all fees and expenses incurred in connection with the Transactions and the other transactions expressly contemplated by this Agreement and the other Loan Documents;

     (h)   the Borrower may repurchase or withhold, or may pay cash or other dividends in an amount sufficient to allow any Parent Entity to repurchase or withhold, Capital Stock of the Borrower or any Parent Entity in connection with the exercise of stock options or warrants or the vesting of restricted stock (including restricted stock units) if such Capital Stock represent a portion of the exercise price of, or withholding obligation with respect to such options, warrants or restricted stock; and

     (i)    in addition to cash dividends, payments and distributions expressly permitted by this Section 7.7, the Borrower may make cash dividends, payments and distributions in an aggregate amount not to exceed [ ]% of Consolidated Tangible Assets less any Investments made pursuant to Section 7.8(p) and then outstanding.

For the purposes of this Section 7.7, if the Convertible Notes Indenture is amended, modified or otherwise supplemented or any provision thereof is waived after the Closing Date, any payments made with respect to the Convertible Notes in excess of principal, interest and other fees payable with respect to the Convertible Notes prior to such amendment, modification, supplement or waiver because of such amendment, modification, supplement or waiver through and including the final redemption, repurchase or retirement of the Convertible Notes shall be deemed to be a dividend subject to the provisions of this Section 7.7.

     Section 7.8   Limitation on Investments, Loans and Advances.

     Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment, in cash or by transfer of assets or property, in (each an “Investment”), any other Person, except:

     (a)   extensions of trade credit in the ordinary course of business;

     (b)   Investments in cash and Cash Equivalents;

     (c)   Investments existing on the Closing Date;

     (d)   Investments in notes receivable and other instruments and securities obtained in connection with transactions permitted by Section 7.6(d);

     (e)   loans and advances to officers, directors or employees of the Borrower or any of its Subsidiaries (i) in the ordinary course of business for travel and entertainment expenses, (ii) existing on the Closing Date, (iii) made after the Closing Date for relocation expenses in the ordinary course of business, (iv) made for other purposes in an aggregate amount (as to the Borrower and all of its Subsidiaries), together with the aggregate amount of all Guarantee Obligations permitted pursuant to Section 7.4(d)(iii), of up to $[ ] outstanding at any time and (v) relating to indemnification or reimbursement of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity or as otherwise specified in Section 7.10;

     (f)   loans and advances to Management Investors in connection with the purchase by such Management Investors of Capital Stock of any Parent Entity (so long as such Parent Entity applies an amount equal to the net cash proceeds of such purchases to, directly or indirectly, make capital contributions to, or purchase Capital Stock of, the Borrower or applies such proceeds to pay Parent Entity expenses) or the Borrower of up to $[ ] outstanding at any one time;

     (g)   Investments by the Borrower or any Subsidiary in the Borrower or any other Subsidiary;

     (h)   acquisitions expressly permitted by Section 7.9;

     (i)    Investments of the Borrower and its Subsidiaries under Interest Rate Protection Agreements or under Permitted Hedging Arrangements;

     (j)    Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or otherwise described in Sections 7.3(c), 7.3(d) or 7.3(f);

     (k)   Investments representing non-cash consideration received by the Borrower or any of its Subsidiaries in connection with any Disposition or Asset Sale, provided that in the case of any Disposition or Asset Sale permitted under Sections 7.6(h) or 7.6(i), such non-cash consideration constitutes not more than 25% of the aggregate consideration received in connection with such Disposition or Asset Sale and any such non-cash consideration received by the Borrower or any other Loan Party is pledged to the Collateral Agent for the benefit of the Lenders pursuant to the Security Documents;

     (l)    Investments by the Borrower or any of its Subsidiaries in a Person in connection with a joint venture or similar arrangement in respect of which no other co-investor or other Person has a greater legal or beneficial ownership interest than the Borrower or such Subsidiary in an aggregate amount not to exceed an amount equal to $[ ] outstanding at any time; provided that (i) such amount shall be increased by an amount equal to $[ ] on each anniversary of the Closing Date, so long as no Default or Event of Default shall have occurred and be continuing on any date on which such amount is to be increased, (ii) such amount and any increase in such amount permitted by clause (i) shall be reduced by the aggregate principal amount of Indebtedness in respect of Guarantee Obligations permitted by Section 7.4(n), (iii) the Borrower or such Subsidiary complies with the provisions of Section 6.9(b) hereof, if applicable, with respect to such ownership interest;

     (m) Investments in industrial development or revenue bonds or similar obligations secured by property or assets leased to and operated by the Borrower or any of its Subsidiaries that were issued in connection with the financing or refinancing of such property or assets, so long as the Borrower or any such Subsidiary may obtain title to such property or assets at any time by optionally canceling such bonds or obligations, paying a nominal fee and terminating such financing transaction;

     (n)   Investments representing evidences of Indebtedness, securities or other property received from another Person by the Borrower or any of its Subsidiaries in connection with any bankruptcy proceeding or other reorganization of such other Person or as a result of foreclosure, perfection or enforcement of any Lien or exchange for evidences of Indebtedness, securities or other property of such other Person held by the Borrower or any of its Subsidiaries; provided that any such securities or other property received by the Borrower or any other Loan Party is pledged to the Collateral Agent for the benefit of the Lenders pursuant to the Security Documents;

     (o)   any Investment to the extent made using Capital Stock of the Borrower (other than Disqualified Capital Stock) or Capital Stock of any Parent Entity as consideration;

     (p)   in addition to Investments otherwise expressly permitted by this Section 7.8, Investments by the Borrower or any of its Subsidiaries in an aggregate amount outstanding at any time not to exceed the greater of (x) [ ]% of Consolidated Tangible Assets and (y) $[ ]; provided that (in the case of this clause (y)) such amount shall be increased by the amount of Cumulative Excess Cash Flow Not Otherwise Applied (which shall be available for use hereunder only at any time that the Consolidated Leverage Ratio of the Borrower as at the last day of the Most Recent Four Quarter Period is less than or equal to 4.00 to 1.00);

     (q)   any Investment in an amount that does not exceed the Available Amount immediately prior to the time of the making of such Investment; provided that no Default or Event of Default has occurred and is continuing or would result therefrom;

     (r)   any Investment in an amount that does not exceed the Available Excluded Contribution Amount immediately prior to the time of the making of such Investment; and

     (s)   any Investment expressly permitted by Section 7.7.

          For purposes of determining compliance with this Section 7.8, in the event that any Investment meets the criteria of more than one of the types of Investments described in clauses (a) through (s) above, the Borrower, in its sole discretion, shall classify such item of Investment and may include the amount and type of such Investment in one or more of such clauses (including in part under one such clause and in part under another such clause).

          Section 7.9    Limitations on Certain Acquisitions.

          Acquire by purchase or otherwise all the business or assets of, or stock or other evidences of beneficial ownership of, any Person, except that the Borrower and its Subsidiaries shall be allowed to make any such acquisition so long as:

     (a) such acquisition is expressly permitted by Section 7.5, or

     (b)   the aggregate consideration paid by the Borrower and its Subsidiaries for such acquisition (including cash and Indebtedness incurred or assumed in connection with such acquisition) consists of any combination of:

     (i)    Capital Stock of the Borrower or any Parent Entity; and/or

     (ii)   Cash, property and/or Indebtedness (whether incurred or assumed) in an aggregate amount not exceeding the greater of (x) the sum of (A) the aggregate Net Cash Proceeds of all Asset Sales pursuant to Section 7.6 not required to be applied to a mandatory prepayment of the Term Loans pursuant to Section 3.4(c)(i)(2) plus (B) Cumulative Excess Cash Flow Not Otherwise Applied and (y) the Available Amount immediately prior to the time of payment of such cash consideration pursuant to this clause (ii)(y); and/or

     (iii)  Cash, property and/or Indebtedness (whether incurred or assumed) in an aggregate amount not exceeding the Available Excluded Contribution Amount immediately prior to the time of payment of such cash consideration pursuant to this clause (iii); and/or

     (iv)  other cash, property and Indebtedness (whether incurred or assumed) in an aggregate amount that, when aggregated with all other amounts of such cash and property paid, and Indebtedness incurred or assumed, in each case in reliance on this clause (iv), does not exceed $20,000,000 in the aggregate since the Closing Date; or

     (c) (i)   immediately after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing as a result of such acquisition, (ii) the Consolidated Leverage Ratio for the Most Recent Four Quarter Period, calculated on a pro forma basis giving effect to such acquisition, is equal to or less than either (x) 4.00 to 1.00 or (y) the Consolidated Leverage Ratio for the Most Recent Four Quarter Period prior to giving effect such acquisition (such calculation to be made in a manner reasonably satisfactory to the Administrative Agent and evidenced by a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent (which shall promptly deliver copies to each Lender) promptly upon or prior to the consummation of such acquisition), and (iii) the acquired Person and its Subsidiaries (to the extent the same become Wholly Owned Domestic Subsidiaries) shall become Guarantors pursuant to the terms of Section 6.9(b).10

          Section 7.10    Limitation on Transactions with Affiliates.

          Enter into any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement, and (b) upon terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate; provided that nothing contained in this Section 7.10 shall be deemed to prohibit:

10 [Treatment of Foreign Subsidiaries to be determined.]

     (a)   the Borrower or any of its Subsidiaries from entering into or performing any consulting, management or employment agreements or other compensation arrangements with a director, officer or employee of the Borrower or any of its Subsidiaries that provides for annual aggregate base compensation not in excess of $[2,000,000] for each such director, officer or employee;

     (b)   the Borrower or any of its Subsidiaries from entering into or performing an agreement with any CD&R Investor or any Affiliate of any CD&R Investor for the rendering of management, consulting or financial advisory services for compensation not to exceed in the aggregate $[ ] per year plus reasonable out-of-pocket expenses;

     (c)   the payment of transaction expenses in connection with this Agreement or any of the Transactions;

     (d)   the Borrower or any of its Subsidiaries from entering into, making payments pursuant to and otherwise performing an indemnification and contribution agreement in favor of any Permitted Holder and each person who is or becomes a director, officer, agent or employee of the Borrower or any of its Subsidiaries or any Parent Entity, in respect of liabilities (A) arising under the Securities Act, the Exchange Act and any other applicable securities laws or otherwise, in connection with any offering of securities by any Parent Entity (provided that, if such Parent Entity shall own any material assets other than the Capital Stock of the Borrower or another Parent Entity, or other assets relating to the ownership interest of such Parent Entity in the Borrower or another Parent Entity, such liabilities shall be limited to the reasonable and proportional share, as determined by the Borrower in its reasonable discretion, of such liabilities relating or allocable to the ownership interest of such Parent Entity in the Borrower or another Parent Entity and such other related assets) or the Borrower or any of its Subsidiaries, (B) incurred to third parties for any action or failure to act of the Borrower or any of its Subsidiaries or any Parent Entity or any of their predecessors or successors, (C) arising out of the performance by any Affiliate of any CD&R of management consulting or financial advisory services provided to the Borrower or any of its Subsidiaries or any Parent Entity, (D) arising out of the fact that any indemnitee was or is a director, officer, agent or employee of the Borrower or any of its Subsidiaries or any Parent Entity, or is or was serving at the request of any such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or enterprise or (E) to the fullest extent permitted by Delaware or other applicable state law, arising out of any breach or alleged breach by such indemnitee of his or her fiduciary duty as a director or officer of the Borrower or any of its Subsidiaries or any Parent Entity;

     (e)   the Borrower or any of its Subsidiaries from performing any agreements or commitments with or to any Affiliate existing on the Closing Date;

     (f)   any transaction permitted under Sections 3.4(b), 7.4, 7.5, 7.7, 7.8(e) or 7.8(f) and any transaction with a Wholly Owned Subsidiary of the Borrower;

     (g)   the Borrower from paying to CD&R, any CD&R Investor or any of their respective Affiliates fees of up to $[ ] in the aggregate, plus out-of-pocket expenses, in connection with the Transactions;

     (h)   the Transactions and all transactions relating thereto and agreements in connection therewith, including the Investment Documents; and

     (i)    any issuance or sale of Capital Stock of the Borrower or capital contribution to the Borrower.

     For purposes of this Section 7.10, (A) any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in clause (b) of the first sentence hereof if (i) such transaction is approved by a majority of the Disinterested Directors of the board of directors of any Parent Entity, the Borrower or such Subsidiary, or (ii) in the event that at the time of any such transaction, there are no Disinterested Directors serving on the board of directors of any Parent Entity, the Borrower or such Subsidiary, such transaction shall be approved by a nationally recognized expert with expertise in appraising the terms and conditions of the type of transaction for which approval is required, and (B) “Disinterested Director” shall mean, with respect to any Person and transaction, a member of the board of directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

     Section 7.11   Limitation on Optional Payments and Modifications of Debt Instruments and Other Documents.

     (a)   Make any optional payment or prepayment on or optional repurchase or redemption of any Subordinated Indebtedness, other than the Convertible Notes, including any optional payments on account of, or for a sinking or other analogous fund for, the repurchase, redemption, defeasance or other acquisition thereof, except optional payments, prepayments, repurchases, redemptions, defeasance or other acquisition of such Subordinated Indebtedness (x) in an amount that does not exceed the Cumulative Excess Cash Flow Not Otherwise Applied so long as the Consolidated Leverage Ratio of the Borrower for the Most Recent Four Quarter Period (after giving effect to such payment, prepayment, repurchase, redemption, defeasance or other acquisition) is less than or equal to 4.00 to 1.00, (y) in an amount that does not exceed the sum of the Available Amount plus the Available Excluded Contribution Amount immediately prior to the time of making of such optional payment, prepayment, repurchase or redemption or (z) out of the Net Proceeds of, or in exchange for Subordinated Indebtedness or Capital Stock of the Borrower or any Parent Entity.

     (b)   In the event of the occurrence of a Change of Control, repurchase or repay any Subordinated Indebtedness or any portion thereof, unless the Borrower shall have (i) made payment in full of the Term Loans and any other amounts then due and owing to any Lender or the Administrative Agent hereunder and under any Note or (ii) made an offer to pay the Term Loans and any amounts then due and owing to each Lender and the Administrative Agent hereunder and under any Note and shall have made payment in full thereof to each such Lender or the Administrative Agent which has accepted such offer.

     (c)   Amend, supplement, waive or otherwise modify any of the provisions of any documents governing Subordinated Indebtedness (including pursuant to an extension, renewal, replacement or refinancing thereof) which amends, supplements, waives, or otherwise modifies any subordination provisions contained therein in any manner that is adverse to the Lenders in any material respect.

     Section 7.12   Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary or joint venture or similar arrangement described in Section 7.8(l), except for those businesses of the same general type as those in which the Borrower and its Subsidiaries are engaged on the Closing Date or which are reasonably related thereto, taken as a whole.

ARTICLE VIII

EVENTS OF DEFAULT

     Section 8.1   Defaults. If any of the following events shall occur and be continuing:

     (a)   The Borrower shall fail to pay any principal of any Term Loan when due in accordance with the terms hereof (whether at stated maturity, by mandatory prepayment or otherwise); or the Borrower shall fail to pay any interest on any Term Loan, or any other amount payable hereunder, within five (5) days after any such interest or other amount becomes due in accordance with the terms hereof; or

     (b)   Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document (or in any amendment, modification or supplement hereto or thereto) or which is contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

     (c) Any Loan Party shall default in the observance or performance of any agreement contained in Section 6.7(a) or Article VII of this Agreement or [Section 5.2.2 of the Guarantee and Collateral Agreement] 11; provided that, in the case of a default in the observance or performance of its obligations under Section 6.7(a) hereof, such default shall have continued unremedied for a period of two days after a Responsible Officer of the Borrower shall have discovered or should have discovered such default, and provided further that, in the case of a default in the observance of or compliance with its obligations under Section 7.1(a) hereof for any four fiscal quarter period, such default shall have continued unremedied for a period of [five] Business Days after the Calculation Date with respect to such period; or

11 The GCA will provide that the Borrower or Guarantor, as applicable, shall maintain insurance as required by Section 6.5, and shall furnish to the Collateral Agent, upon written request, information in reasonable detail as to the insurance carried.

     (d)   Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Article VIII), and such default shall continue unremedied for a period ending on the earlier of (i) the date 32 days after a Responsible Officer of the Borrower shall have discovered or should have discovered such default and (ii) the date 15 days after written notice has been given to the Borrower by the Administrative Agent or the Required Lenders; or

     (e)   The Borrower or any of its Subsidiaries shall (i) default in (x) any payment of principal of or interest on any Indebtedness in excess of $[ ] or (y) in the payment of any Guarantee Obligation in excess of $[ ], beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness or Guarantee Obligation referred to in clause (i) above or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable (an “Acceleration”), and such time shall have lapsed and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given, and (in the case of any Indebtedness or Guarantee Obligation created under the ABL Facility Documents) either a further period of 30 days shall have elapsed or such Acceleration of such Indebtedness or Guarantee Obligation shall have occurred; or

     (f)    If (i) any Loan Party or any Material Subsidiaries of the Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other similar relief with respect to it or its debts, or (B) seeking appointment of a receiver, interim receiver, receivers, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party or any Material Subsidiaries of the Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party or any Material Subsidiaries of the Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against any Loan Party or any Material Subsidiaries of the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending

89

appeal within 60 days from the entry thereof; or (iv) any Loan Party or any Material Subsidiaries of the Borrower shall take any corporate action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party or any Material Subsidiaries of the Borrower shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due; or

     (g)   Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of either of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is in the reasonable opinion of the Administrative Agent likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA other than a standard termination pursuant to Section 4041(b) of ERISA, (v) either of the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Administrative Agent is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could be reasonably expected to result in a Material Adverse Effect; or

     (h)   One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) of $[ ] or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

     (i)    Any of the Security Documents shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof), or any Loan Party which is a party to any of the Security Documents shall so assert in writing, or (ii) the Lien created by any of the Security Documents shall cease to be perfected and enforceable in accordance with its terms or of the same effect as to perfection and priority purported to be created thereby with respect to any significant portion of the Collateral (other than in connection with any termination of such Lien in respect of any Collateral as permitted hereby or by any Security Document), and such failure of such Lien to be perfected and enforceable with such priority shall have continued unremedied for a period of 20 days; or

     (j)    A Change of Control shall have occurred;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments, if any, shall immediately terminate and the Term Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders the Administrative Agent shall, by notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments, if any, shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Term Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable.

     Section 8.2   Waiver of Notices. Except as expressly provided above in this Article VIII, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

ARTICLE IX

THE AGENTS AND THE OTHER REPRESENTATIVES

     Section 9.1   Appointment.

     Each Lender hereby irrevocably designates and appoints [ ] as the Administrative Agent and Collateral Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes [ ], as Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to or required of the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent and the Other Representatives shall not have any duties or responsibilities, except, in the case of the Administrative Agent and the Collateral Agent, those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Other Representatives. Each of the Agents may perform any of their respective duties under this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein by or through its respective officers, directors, agents, employees or affiliates (it being understood and agreed, for avoidance of doubt and without limiting the generality of the foregoing, that the Administrative Agent and Collateral Agent may perform any of their respective duties under the Security Documents by or through one or more of their respective affiliates).

     Section 9.2   Delegation of Duties.

     In performing its functions and duties under this Agreement, each Agent shall act solely as agent for the Lenders and, as applicable, the other Secured Parties, and no Agent assumes any

(and shall not be deemed to have assumed any) obligation or relationship of agency or trust with or for the Borrower or any of its Subsidiaries. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact (including the Collateral Agent in the case of the Administrative Agent), and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact or counsel selected by it with reasonable care.

     Section 9.3   Exculpatory Provisions.

     None of the Administrative Agent or any Other Representative nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action taken or omitted to be taken by such Person under or in connection with this Agreement or any other Loan Document (except for the gross negligence or willful misconduct of such Person or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates) or (b) responsible in any manner to any of the Lenders for (i) any recitals, statements, representations or warranties made by the Borrower or any other Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or any Other Representative under or in connection with, this Agreement or any other Loan Document, (ii) for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Notes or any other Loan Document, (iii) for any failure of the Borrower or any other Loan Party to perform its obligations hereunder or under any other Loan Document, (iv) the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, (v) the satisfaction of any of the conditions precedent set forth in Article V, or (vi) the existence or possible existence of any Default or Event of Default. Neither the Administrative Agent nor any Other Representative shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any other Loan Party. Each Lender agrees that, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or given to the Administrative Agent for the account of or with copies for the Lenders, the Administrative Agent and the Other Representatives shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any other Loan Party which may come into the possession of the Administrative Agent and the Other Representatives or any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates.

     Section 9.4   Reliance by the Administrative Agent.

     The Administrative Agent shall be entitled to rely, and shall be fully protected (and shall have no liability to any Person) in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the

Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 10.6 and all actions required by such Section in connection with such transfer shall have been taken. Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor. The Administrative Agent shall be fully justified as between itself and the Lenders in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to Section 10.1(a) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and any Notes and the other Loan Documents in accordance with a request of the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to Section 10.1(a), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Term Loans.

     Section 9.5   Notice of Default.

     The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action reasonably promptly with respect to such Default or Event of Default as shall be directed by the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to Section 10.1(a); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

     Section 9.6   Acknowledgements and Representations by Lenders.

     Each Lender expressly acknowledges that none of the Administrative Agent or the Other Representatives nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or any Other Representative hereafter taken, including any review of the affairs of the Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or such Other Representative to any Lender. Each Lender represents to the Administrative Agent, the Other Representatives and each of the Loan Parties that, independently and without reliance upon the Administrative Agent, the Other Representatives or any other Lender, and based on such documents and information as it has deemed appropriate, it has made and will make, its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the

Borrower and the other Loan Parties, it has made its own decision to make its Term Loans hereunder and enter into this Agreement and it will make its own decisions in taking or not taking any action under this Agreement and the other Loan Documents and, except as expressly provided in this Agreement, neither the Administrative Agent nor any Other Representative shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Term Loans or at any time or times thereafter. Each Lender represents to each other party hereto that it is a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution which makes or acquires commercial loans in the ordinary course of its business, that it is participating hereunder as a Lender for such commercial purposes, and that it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder. Each Lender acknowledges and agrees to comply with the provisions of Section 10.6 applicable to the Lenders hereunder.

     Section 9.7   Indemnification.

     (a)   The Lenders agree to indemnify each Agent (or any Affiliate thereof) (to the extent not reimbursed by the Borrower or any other Loan Party and without limiting the obligation of the Borrower to do so), ratably according to their respective Total Credit Percentages in effect on the date on which indemnification is sought under this Section from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Term Loans) be imposed on, incurred by or asserted against the Administrative Agent (or any Affiliate thereof) in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or thereby or any action taken or omitted by any Agent (or any Affiliate thereof) under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent arising from (a) such Agent’s gross negligence or willful misconduct or (b) claims made or legal proceedings commenced against such Agent by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. The agreements in this Section shall survive the payment of the Term Loans and all other amounts payable hereunder.

     (b)   The agreements in this Section 9.7 shall survive the payment of all Borrower Obligations and Guaranteed Obligations (each as defined in the Guarantee and Collateral Agreement).

     Section 9.8   The Administrative Agent and Other Representatives in Their Individual Capacity.

     The Administrative Agent, the Other Representatives and their Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any other Loan Party as though the Administrative Agent and the Other Representatives were not the Administrative Agent or the Other Representatives hereunder and under the other Loan Documents. With respect to Term Loans made or renewed by them and any Note issued to them, the Administrative Agent and the Other Representatives shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though they were not the Administrative Agent or an Other Representative, and the terms “Lender” and “Lenders” shall include the Administrative Agent and the Other Representatives in their individual capacities.

     Section 9.9   Collateral Matters.

     (a)   Each Lender authorizes and directs the Collateral Agent to (x) enter into the Security Documents and the Intercreditor Agreement for the benefit of the Lenders and the other Secured Parties and (y) enter into any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to the Intercreditor Agreement or enter into a separate intercreditor agreement in connection with the incurrence of any Loan Party or any Subsidiary thereof of Additional Indebtedness (the “Intercreditor Agreement Supplement”) to permit such Additional Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent such priority is permitted by the Loan Documents). Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Collateral Agent or the Required Lenders in accordance with the provisions of this Agreement, the Security Documents or the Intercreditor Agreement (as amended by any Intercreditor Agreement Supplement), and the exercise by the Agents or the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

     (b)   The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to, and the Administrative Agent and the Collateral Agent, as applicable, shall release any Lien granted to or held by such Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the obligations under the Loan Documents at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby, (ii) upon the sale or other Disposition of such Collateral (to a Person other than a Loan Party) expressly permitted under Section 7.6, including sales in the ordinary course of business, (iii) upon any merger, amalgamation, consolidation, sale, lease, transfer or other Disposition expressly permitted under Section 7.5 and (iv) if approved, authorized or ratified in writing by the Required Lenders (or such greater amount, to the extent required by Section 10.1) or (v) as otherwise may be expressly provided in the relevant Security Documents. Upon request by the Administrative Agent or the Collateral Agent, at any time, the Lenders shall confirm in writing such Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.9.

     (c)   No Agent shall have any obligation whatsoever to the Lenders to assure that the Collateral exists or is owned by the Borrower or any of its Subsidiaries or is cared for, protected or insured or that the Liens granted to any Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agents in this Section 9.9 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, given such Agent’s own interest in the Collateral as Lender and that no Agent shall have any duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

     (d)   The Collateral Agent may, and hereby does, appoint the Administrative Agent as its agent for the purposes of holding any Collateral and/or perfecting the Collateral Agent’s security interest therein and for the purpose of taking such other action with respect to the collateral as such Agents may from time to time agree.

     Section 9.10   Successor Agent.

     (a)   Subject to the appointment of a successor as set forth herein, the Administrative Agent and the Collateral Agent may resign as Administrative Agent or Collateral Agent, respectively, upon 10 days’ notice to the Lenders and the Borrower.

     (b)   If the Administrative Agent or the Collateral Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders or the Borrower may, upon 10 days’ notice to the Administrative Agent or Collateral Agent, as applicable, remove such agent.

     (c)   If the Administrative Agent or Collateral Agent shall resign or be removed as Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent,” as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Term Loans. After any retiring Agent’s resignation or removal as Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents. Additionally, after any retiring Agent’s resignation as such Agent, the provisions of this Section shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement and the other Loan Documents.

     Section 9.11   Other Representatives.

     None of the entities identified as joint bookrunners and joint lead arrangers pursuant to the definition of Other Representative contained herein, shall have any duties or responsibilities hereunder or under any other Loan Document in its capacity as such.

     Section 9.12   Withholding Tax.

     To the extent required by any applicable law, each Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax, and in no event shall such Agent be required to be responsible for or pay any additional amount with respect to any such withholding. If the Internal Revenue Service or any other Governmental Authority asserts a claim that any Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify such Agent of a change in circumstances which rendered the exemption from or reduction of withholding tax ineffective or for any other reason, such Lender shall indemnify such Agent fully for all amounts paid, directly or indirectly, by such Agent as tax or otherwise, including any penalties or interest and together with any expenses incurred.

ARTICLE X

MISCELLANEOUS

     Section 10.1   Amendments and Waivers.

     (a)   Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented, modified or waived except in accordance with the provisions of this Section 10.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and the Collateral Agent may, from time to time, (x) enter into with the respective Loan Parties hereto or thereto, as the case may be, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or to the other Loan Documents or changing, in any manner the rights or obligations of the Lenders or the Loan Parties hereunder or thereunder or (y) waive at any Loan Party’s request, on such terms and conditions as the Required Lenders, the Administrative Agent or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

     (i)     reduce the amount or extend the scheduled date of maturity of any Term Loan or of any scheduled installment thereof under Section 2.3, or reduce or forgive the stated rate of any interest, commission or fee payable hereunder (other than as a result of any waiver of the applicability of any post-default increase in interest rates), or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, or change the currency in which any Term Loan is payable, in each case without the consent of each Lender directly and adversely affected thereby (it being understood that (x) waivers, amendment, supplements or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitment of all Lenders shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such

Lender and (y) any waiver, amendment, supplement or modification of Section 3.4 or Section 3.7 shall not be subject to this clause (i));

     (ii) amend, modify or waive any provision of this Section 10.1(a) or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents (other than pursuant to Section 7.5 or Section 10.6(a)), in each case without the written consent of all the Lenders;

     (iii)  release any Guarantor under any Security Document, or, in the aggregate (in a single transaction or a series of related transactions), substantially all of the Collateral without the consent of all of the Lenders, except as expressly permitted hereby or by any Security Document (as such documents are in effect on the date hereof or, if later, the date of execution and delivery thereof in accordance with the terms hereof);

     (iv)  require any Lender to make Term Loans having an Interest Period of longer than six months without the consent of such Lender; or

     (v)   amend, modify or waive any provision of Article IX without the written consent of the then Administrative Agent and of any Other Representative affected thereby;

provided further that, notwithstanding the foregoing, the Collateral Agent may, in its discretion, release the Lien on Collateral valued in the aggregate not in excess of $[10,000,000] in any fiscal year without the consent of any Lender.

     (b)   Any waiver and any amendment, supplement or modification pursuant to this Section 10.1 shall apply to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Term Loans. In the case of any waiver, each of the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

     (c)   Notwithstanding any provision herein to the contrary, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the existing Facilities and the accrued interest and fees in respect thereof, (y) to include, as appropriate, the Lenders holding such credit facilities in any required vote or action of the Required Lenders or of the Lenders of each Facility hereunder and (z) to provide class protection for any additional credit facilities in a manner consistent with those provided the original Facilities pursuant to the provisions of Section 10.1(a) as originally in effect.

     (d)   Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth in Section 10.1(a), (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Term Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow a Borrower or Guarantor to use cash collateral in the context of a bankruptcy or insolvency proceeding.

     (e)   If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement and/or any other Loan Document as contemplated by Section 10.1(a), the consent of each Lender or each affected Lender, as applicable, is required and the consent of the Required Lenders at such time is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each such other Lender, a “Non-Consenting Lender”), then the Borrower may, on written notice to the Administrative and the Non-Consenting Lender, replace such Non-Consenting Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.6 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to the applicable change, waiver, discharge or termination of this Agreement and/or the other Loan Documents; and provided, further, that all obligations of the Borrower owing to the Non-Consenting Lender relating to the Term Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender concurrently with such Assignment and Acceptance. In connection with any such replacement under this Section 10.1(e), if the Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement within a period of time deemed reasonable by the Borrower after the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrower owing to the Non-Consenting Lender relating to the Term Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Consenting Lender.

     Section 10.2   Notices.

     (a)   All notices, requests, and demands to or upon the respective parties hereto to be effective shall be in writing (including telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, electronic communication (including electronic message attachment and internet or intranet websites reasonably approved by the Administrative Agent) or, delivery by a nationally recognized overnight courier, when received, addressed as follows in the case of the Borrower, the Administrative Agent and the Collateral Agent, and as set forth in Schedule A in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Term Loans:

The Borrower:	NCI Building Systems, Inc.
10943 N. Sam Houston Parkway W.
Houston, Texas 77064
Attention: Chief Financial Officer
	Facsimile: [	]
	Telephone: [	]
Email: mejohnson@ncilp.com

with copies (which copies will not constitute notice) to:

[To be specified by CD&R]

The Administrative Agent and the Collateral Agent

[ ]
	Attention: [	]
	Facsimile: [	]
	Telephone: [	]
	Email: [	]

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Sections 3.2, 3.4 or 3.7 shall not be effective until received.

     (b)   Without in any way limiting the obligation of any Loan Party and its Subsidiaries to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Administrative Agent in good faith to be from a Responsible Officer.

     Section 10.3   No Waiver; Cumulative Remedies.

     No failure to exercise and no delay in exercising, on the part of the Administrative Agent, any Lender or any Loan Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     Section 10.4   Survival of Representations and Warranties.

     All representations and warranties made hereunder and in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto) and in any certificate delivered pursuant hereto or such other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Term Loans hereunder.

     Section 10.5   Payment of Expenses and Taxes.

     The Borrower agrees (a) to pay or reimburse the Agents and the Other Representatives for (1) all their reasonable out-of-pocket costs and expenses incurred in connection with (i) the syndication of the Facilities and the development, preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, (ii) the consummation and administration of the transactions (including the syndication of the Commitments) contemplated hereby and thereby and (iii) efforts to monitor the Term Loans and verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral, and (2) (i) the reasonable fees and disbursements of [ ] and such other special or local counsel, consultants, advisors, appraisers and auditors whose retention (other than during the continuance of an Event of Default) is approved by the Borrower, (b) to pay or reimburse each Lender and the Agents for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including the fees and disbursements of counsel to the Agents and the Lenders, (c) to pay, indemnify, or reimburse each Lender and the Agents for, and hold each Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, each Agent, their respective affiliates, and their respective officers, directors, trustees, employees, shareholders, members, attorneys and other advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Term Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower of any of its Subsidiaries or any of the property of the Borrower or any of its Subsidiaries (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Borrower shall not have any obligation hereunder to the Administrative Agent, any other Agent or any Lender with respect to Indemnified Liabilities arising from (i) the gross negligence or willful misconduct of the Administrative Agent, any other Agent or any such Lender (or any of their respective directors, trustees, officers, employees, agents, successors and assigns) or (ii) claims made or legal proceedings commenced against the Administrative Agent, any other Agent or any such Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. No Indemnitee shall be liable for any consequential or punitive damages in connection with the Facilities. All amounts due under this Section shall be payable not later than 30 days after written demand therefor. Statements reflecting amounts payable by the Loan Parties pursuant to this Section shall be submitted to the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent. Notwithstanding the foregoing, except as provided in clauses (b) and (c) above, the Borrower shall have no obligation under this Section 10.5 to any Indemnitee with respect to any Taxes. The agreements in this Section shall survive repayment of the Term Loans and all other amounts payable hereunder.

     Section 10.6   Successors and Assigns; Participations and Assignments.

     (a)   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) other than in accordance with Section 7.5, none of the Loan Parties may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

     (b)   (i) Subject to the conditions set forth in Section 10.6(b)(ii) below, any Lender other than a Conduit Lender may, in the ordinary course of business and in accordance with applicable law, assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including its Tranche B Term Loan Commitment and/or Term Loans, pursuant to an Assignment and Acceptance, substantially in the form of Exhibit F) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

     (1)   the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below), a CD&R Holder or, if an Event of Default under Sections 8.1(a) or 8.1(f) has occurred and is continuing, any other Person; provided, further, that if any Lender assigns all or a portion of its rights and obligations under this Agreement to one of its affiliates in connection with or in contemplation of the sale or other disposition of its interest in such affiliate, the Borrower’s prior written consent shall be required for such assignment; and

     (2)   the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an affiliate of a Lender or a CD&R Holder.

(ii)   Assignments shall be subject to the following additional conditions:

     (1)   except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Term Loans under any Facility, the amount of the Commitments or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8.1(a) or Section 8.1(f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

     (2)   the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that for concurrent assignments to two or more Approved Funds such assignment fee shall only be required to be paid once in respect of and at the time of such assignments; and

     (3)   the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

     For the purposes of this Section 10.6, the term “Approved Fund” has the following meaning: “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

     (iii)   Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and bound by any related obligations under) Sections 3.8, 3.9, 3.10, 3.11, 3.12, 10.5 and 10.17). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

     (iv)   The Borrower hereby designates the Administrative Agent, and the Administrative Agent agrees, to serve as the Borrower’s agent, solely for purposes of this Section 10.6, to maintain at one of its offices in New York, New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and interest and principal amount of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

     (v)   Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance, record the information contained therein in the Register and give prompt notice of such assignment and recordation to the Borrower. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

     (vi)   On or prior to the effective date of any assignment pursuant to this Section 10.6(b), the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned. Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrower marked “cancelled”.

     (c)   Notwithstanding the foregoing, no Assignee, which as of the date of any assignment to it pursuant to this Section 10.6 would be entitled to any payment under Sections 3.9, 3.10 or 10.5 in an amount greater than the assigning Lender would have been entitled to as of such date under such Sections with respect to the rights assigned, shall be entitled to such greater payments unless the assignment was made after an Event of Default under Section 8.1(a) or 8.1(f) has occurred and is continuing or the Borrower has expressly consented in writing to waive the benefit of this provision at the time of such assignment.

     (i)   Any Lender other than a Conduit Lender may, in the ordinary course of its business and in accordance with applicable law, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Term Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of any such Term Loan for all purposes under this Agreement and the other Loan Documents, and (D) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1(a) and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of (and shall have the related obligations under) Sections 3.9, 3.10, 3.11, 3.12 and 10.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided that such Participant shall be subject to Section 10.7(a) as though it were a Lender.

     (ii)  No Loan Party shall be obligated to make any greater payment under Sections 3.9, 3.10 or 10.5 than it would have been obligated to make in the absence of any participation, unless the sale of such participation is made with the prior written consent of the Borrower and the Borrower expressly waives the benefit of this provision at the time of such participation. Any Participant shall not be entitled to the benefits of Section 3.10 unless such Participant complies with Section 3.10(b) and provides the forms and certificates referenced therein to the Lender that granted such participation.

     (d)   Any Lender, without the consent of the Borrower or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute (by foreclosure or otherwise) any such pledgee or Assignee for such Lender as a party hereto.

     (e)   No assignment or participation made or purported to be made to any Assignee or Participant shall be effective without the prior written consent of the Borrower if it would require the Borrower to make any filing with any Governmental Authority or qualify any Term Loan or Note under the laws of any jurisdiction, and the Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee or Participant to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law.

     (f)   In the event of a Defaulting Lender, the Borrower may, on prior written notice to the Administrative Agent and the Defaulting Lender, replace such Defaulting Lender by causing such Defaulting Lender to (and such Defaulting Lender shall be obligated to) assign pursuant to Section 10.6 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; and provided, further, that all obligations of the Borrower owing to the Defaulting Lender relating to the Term Loans and participations so assigned shall be paid in full by the assignee Lender to such Defaulting Lender concurrently with such Assignment and Acceptance. In connection with any such replacement under this Section 10.6(f), if the Defaulting Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement within a period of time deemed reasonable by the Administrative Agent after the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrower owing to the Defaulting Lender relating to the Term Loans and participations so assigned shall be paid in full by the assignee Lender to such Defaulting Lender, then such Defaulting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Defaulting Lender.

     (g)   Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Term Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section

10.6(b). The Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any domestic or foreign bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state, federal or provincial bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance. Each such indemnifying Lender shall pay in full any claim received from the Borrower pursuant to this Section 10.6(g) within 30 Business Days of receipt of a certificate from a Responsible Officer of the Borrower specifying in reasonable detail the cause and amount of the loss, cost, damage or expense in respect of which the claim is being asserted, which certificate shall be conclusive absent manifest error. Without limiting the indemnification obligations of any indemnifying Lender pursuant to this Section 10.6(g), in the event that the indemnifying Lender fails timely to compensate the Borrower for such claim, any Term Loans held by the relevant Conduit Lender shall, if requested by the Borrower, be assigned promptly to the Lender that administers the Conduit Lender and the designation of such Conduit Lender shall be void.

     (h) If the Borrower wishes to replace the Term Loans or Commitments under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Term Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility to assign such Term Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 10.1. Pursuant to any such assignment, all Term Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Term Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 3.11. By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Term Loans or Commitments under such Facility pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit F, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

     Section 10.7   Adjustments; Set-off; Calculations; Computations.

     (a)   If any Lender (a “benefited Lender”) shall at any time receive any payment from the Borrower or any Subsidiary thereof of all or part of its Term Loans owing to it or interest thereon, or receive any collateral from the Borrower or any Subsidiary thereof in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise (except pursuant to Sections 3.4, 3.12(d) or 10.5), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Term Loans owing to it, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders an interest (by participation, assignment or otherwise) in such portion of each such other Lender’s Term Loans owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without.

     (b)   In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon the occurrence of an Event of Default under Section 8.1(a) to set-off and appropriate and apply against any amount then due and payable under Section 8.1(a) by the Borrower any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

     Section 10.8   Judgment.

     (a)   If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 10.8 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 10.8 being hereinafter in this Section 10.8 referred to as the “Judgment Conversion Date”).

     (b)   If, in the case of any proceeding in the court of any jurisdiction referred to in Section 10.8(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Loan Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Loan Party under this Section 10.8(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

     (c)   The term “rate of exchange” in this Section 10.8 means the rate of exchange at which the Administrative Agent, on the relevant date at or about 12:00 noon (New York time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

     Section 10.9   Counterparts.

     This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Borrower and the Administrative Agent.

     Section 10.10   Severability.

     Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     Section 10.11   Amendment.

     As of the Closing Date, the terms, conditions, agreements, covenants, representations and warranties set forth in the Original Credit Agreement shall be amended and restated in their entirety, and as so amended and restated, replaced and superseded, by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement. The amendment and restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Indebtedness and other obligations and liabilities of the Borrower evidenced by or arising under the Original Credit Agreement.

     Section 10.12   Integration.

     This Agreement and the other Loan Documents represent the entire agreement of each of the Loan Parties party hereto, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the Loan Parties party hereto, the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

     Section 10.13   GOVERNING LAW.

     THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

     Section 10.14   Submission to Jurisdiction; Waivers.

     (a)   Each party hereto hereby irrevocably and unconditionally:

     (i)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

     (ii)   consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

     (iii)  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in Section 10.2 or at such other address of which the Administrative Agent, any such Lender and the Borrower shall have been notified pursuant thereto;

     (iv)  agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

     (v)   waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this section any consequential or punitive damages.

     Section 10.15   Acknowledgements.

     The Borrower hereby acknowledges that:

     (a)   it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

     (b)   neither the Administrative Agent nor any Other Representative or Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

     (c)   no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby and thereby among the Lenders or among any of the Borrower and the Lenders.

     Section 10.16    WAIVER OF JURY TRIAL.

     EACH OF THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

     Section 10.17    Confidentiality.

     Each Agent and each Lender agrees to keep confidential any information (a) provided to it by or on behalf of the Borrower, or any of their respective Subsidiaries pursuant to or in connection with the Loan Documents or (b) obtained by such Lender based on a review of the books and records of the Borrower or any of their respective Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to any Agent, any Other Representative or any other Lender, (ii) to any Transferee, or prospective Transferee or any creditor or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations which agrees to comply with the provisions of this section pursuant to a written instrument (or electronically recorded agreement from any Person listed above in this clause (ii), which Person has been approved by the Borrower (such approval not be unreasonably withheld), in respect to any electronic information) for the benefit of the Borrower (it being understood that each relevant Lender shall be solely responsible for obtaining such instrument (or such electronically recorded agreement)), (iii) to its affiliates and the employees, officers, directors, agents, attorneys, accountants and other professional advisors of it and its affiliates, provided that such Lender shall inform each such Person of the agreement under this Section 10.17 and take reasonable actions to cause compliance by any such Person referred to in this clause (iii) with this agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this Section 10.17), (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender or its affiliates or to the extent required in response to any order of any court or other Governmental Authority or as shall otherwise be required pursuant to any Requirement of Law, provided that such Lender shall, unless prohibited by any Requirement of Law, notify the Borrower of any disclosure pursuant to this clause (iv) as far in advance as is reasonably practicable under such circumstances, (v) which has been publicly disclosed other than in breach of this Agreement, (vi) in connection with the exercise of any remedy hereunder, under any Loan Document or under any Interest Rate Protection Agreement, (vii) in connection with periodic regulatory examinations and reviews conducted by the National Association of Insurance Commissioners or any Governmental Authority having jurisdiction over such Lender or its affiliates (to the extent applicable), (viii) in connection with any litigation to which such Lender (or, with respect to any Interest Rate Protection Agreement, any affiliate of any Lender party thereto) may be a party, subject to the proviso in clause (iv), and (ix) if, prior to such information having been so provided or obtained, such information was already in an Agent’s or a Lender’s possession on a non-confidential basis without a duty of confidentiality to the Borrower being violated. Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Acceptance, the confidentiality provisions of this Section 10.17 shall survive with respect to each Lender and Agent until the second anniversary of such Lender or Agent ceasing to be a Lender or Agent, respectively.

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     Section 10.18   Additional Indebtedness. In connection with the incurrence by any Loan Party or any Subsidiary thereof of Additional Indebtedness, each of the Administrative Agent and the Collateral Agent agree to execute and deliver the Intercreditor Agreement Supplement and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document, and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably deemed by the Borrower to be necessary or reasonably desirable for any Lien on the property or assets of any Loan Party permitted to secure such Additional Indebtedness to become a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent such priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise.

     Section 10.19   USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub.: 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act, and the Borrower agrees to provide such information from time to time to any Lender upon its written request.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

[SIGNATURE PAGES TO BE PROVIDED SEPARATELY]

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EXHIBIT B

FORM OF
CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES B CUMULATIVE CONVERTIBLE PARTICIPATING
PREFERRED STOCK
OF
NCI BUILDING SYSTEMS, INC.

     Pursuant to Section 151 of the General Corporation Law of the State of Delaware

               The undersigned, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, pursuant to the authority expressly vested in the Board of Directors of NCI Building Systems, Inc., a Delaware corporation (the “Corporation”), by the Certificate of Incorporation, the Board of Directors has by resolution duly provided for the issuance of and created a series of Preferred Stock of the Corporation, par value $1.00 per share (the “Preferred Stock”), and in order to fix the designation and amount and the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock, has duly adopted resolutions setting forth such rights, powers and preferences, and the qualifications, limitations and restrictions thereof, of a series of Preferred Stock as set forth in this Certificate of Designations, Preferences and Rights of Series B Cumulative Convertible Participating Preferred Stock (the “Certificate”).

               Each share of such series of Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

               Section 1.  Number of Shares and Designation.   [l] shares of Preferred Stock of the Corporation shall constitute a series of Preferred Stock designated as Series B Cumulative Convertible Participating Preferred Stock (the “Series B Preferred Stock”). Subject to and in accordance with the provisions of Section 11(b), the number of shares of Series B Preferred Stock may be increased (to the extent of the Corporation’s authorized and unissued Preferred Stock) or decreased (but not below the number of shares of Series B Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors and the filing of a certificate of increase or decrease, as the case may be, with the Secretary of State of the State of Delaware.

               Section 2.  Rank.   The Series B Preferred Stock shall, with respect to payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise (i) rank senior and prior to the Corporation’s common stock, par value $0.01 per share (the “Common Stock”) and each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its terms ranks junior to the Series B Preferred Stock as to payment of dividends, redemption payments, rights (including as to the distribution of assets)

upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise (all of such equity securities, including the Common Stock, are collectively referred to herein as the “Junior Securities”) and (ii) rank junior to each class or series of equity securities of the Corporation, whether currently issued or issued in the future without violation of this Certificate, that by its terms ranks senior to the Series B Preferred Stock as to payment of dividends, redemption payments, rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise (all of such equity securities are collectively referred to herein as the “Senior Securities”). The respective definitions of Junior Securities and Senior Securities shall also include any securities, rights or options exercisable or exchangeable for or convertible into any of the Junior Securities or Senior Securities, as the case may be. At the time of the initial issuance of the Series B Preferred Stock there shall be no Senior Securities outstanding. For the avoidance of doubt, at the time of the initial issuance of the Series B Preferred Stock or at any time in the future during which shares of Series B Preferred Stock are outstanding, there shall be no other class or series of equity securities of the Corporation that ranks on parity with the Series B Preferred Stock as to payment of dividends, redemption payments or rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation. Each other class or series of equity securities of the Corporation issued at any time during which shares of Series B Preferred Stock are outstanding shall, subject to and in accordance with the provisions of Section 11, expressly by its terms rank junior or senior to the Series B Preferred Stock as to payment of dividends, redemption payments or rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Corporation.

               Section 3. Definitions. As used herein the following terms shall have the meanings set forth below or in the section cross-referenced below, as applicable, whether used in the singular or the plural:

               “Accrued Dividends” means, as of any date, with respect to any share of Series B Preferred Stock, all dividends that have accrued pursuant to Section 4(a)(ii) but that have not been paid as of such date.

               “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

               “Applicable Current Market Price” means (i) in connection with an issuance or sale of any Common Stock, Convertible Securities or Options other than Excluded Stock in an underwritten public offering, the Current Spot Market Price or (ii) in connection with any other issuance or sale of any Common Stock, Convertible Securities or Options other than Excluded Stock, the Current Average Market Price.

               “Applicable Default Dividend Rate” means (i) except in connection with a Default of the type set forth in clause (iii) of the definition of “Default” occurring after June 30, 2011, 3.00%

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per annum and (ii) in connection with a Default of the type set forth in clause (iii) the definition of “Default” occurring after June 30, 2011, 6.00% per annum.

               “Applicable Non-Qualified Business Combination” has the meaning set forth in Section 9(a)(i).

               “Automatic Conversion Date” means the date of the event set forth in clause (x) or (y), as applicable, of the first sentence of Section 9(a)(i).

               “Base Amount” means, with respect to any share of Series B Preferred Stock, as of any date, the sum of (x) the Liquidation Preference and (y) the Base Amount Accrued Dividends with respect to such share.

               “Base Amount Accrued Dividends” means, with respect to any share of Series B Preferred Stock, as of any date, (i) if a Series B Preferred Dividend Payment Date has occurred since the issuance of such share, the Accrued Dividends with respect to such share as of the preceding Series B Preferred Dividend Payment Date or (ii) if no Series B Preferred Dividend Payment Date has occurred since the issuance of such share, zero.

               “Base Dividend Rate” means, for any day, 12.00% per annum, subject to adjustment pursuant to Section 4(d); provided, however, in the event that Series B Preferred Dividends are paid in cash on the Series B Dividend Payment Date on which such Series B Preferred Dividends would otherwise compound, the “Base Dividend Rate,” for any day during the Payment Period to and including the Series B Preferred Dividend Payment Date on which such Series B Dividends are paid, shall be equal to 8.00% per annum, subject to adjustment pursuant to Section 4(d).

               “Beneficially Own” and “Beneficial Ownership” have the meaning set forth in Section 8(c)(ii).

               “Board of Directors” means the board of directors of the Corporation or any committee thereof duly authorized to act on behalf of such board of directors.

               “Business Combination” means (i) any reorganization, consolidation, merger, share exchange, tender or exchange offer or other business combination or similar transaction involving the Corporation with any Person or (ii) the sale, assignment, conveyance, transfer, lease or other disposition (including by liquidation or dissolution of the Corporation) by the Corporation of all or substantially all of its assets to any Person.

               “Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions are not required to be open in the State of New York or Texas.

               “By-laws” means the By-laws of the Corporation as amended from time to time.

               “Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

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               “Certificate” has the meaning set forth in the preamble.

               “Certificate of Incorporation” means the Corporation’s Restated Certificate of Incorporation, as amended from time to time.

               “Change of Control” has the meaning set forth in Section 8(c)(i).

               “Change of Control Date” has the meaning set forth in Section 8(a)(i).

               “Change of Control Notice” has the meaning set forth in Section 8(b)(i).

               “Change of Control Redemption” has the meaning set forth in Section 8(a)(i).

               “Change of Control Redemption Date” means, with respect to each share of Series B Preferred Stock, the date on which the Corporation makes the payment in full in cash of the Change of Control Redemption Price for such share to the Holder of such share.

               “Change of Control Redemption Price” means (i) with respect to each share of Series B Preferred Stock that a Holder of shares of Series B Preferred Stock has requested be redeemed pursuant to Section 8(a)(i) or Section 8(a)(ii), the applicable Make-Whole Change of Control Redemption Price for such share of Series B Preferred Stock and (ii) with respect to each share of Series B Preferred Stock that a Holder of shares of Series B Preferred Stock has requested be redeemed pursuant to Section 8(a)(iii), the applicable Other Change of Control Redemption Price for such share of Series B Preferred Stock.

               “Closing Debt Agreements” has the meaning set forth in Section 8(c)(i)(C).

               “Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the New York Stock Exchange on such date. If the Common Stock is not traded on the New York Stock Exchange on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation and approved by a majority of the outstanding shares of Series B Preferred Stock for this purpose.

               For purposes of this Certificate, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock on the New York Stock Exchange shall be such closing sale price and last reported sale price as reflected on the website of the New York Stock Exchange (http://www.nyse.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale

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price as reflected on the website of the New York Stock Exchange and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the New York Stock Exchange shall govern. If the date of determination is not a Trading Day, then such determination shall be made as of the last Trading Day prior to such date.

               “Common Stock” has the meaning set forth in Section 2.

               “Common Stock Dividend Payment Date” has the meaning set forth in Section 4(a)(i).

               “Common Stock Dividend Record Date” has the meaning set forth in Section 4(a)(v).

               “Conversion Date” has the meaning set forth in Section 6(b)(iii).

               “Conversion Notice” has the meaning set forth in Section 6(b)(i).

               “Conversion Price” means, as of any date, the Initial Conversion Price, as adjusted pursuant to Section 10.

               “Conversion Right” has the meaning set forth in Section 6(a)(i).

               “Convertible Securities” means indebtedness or shares of Capital Stock convertible into or exchangeable for Common Stock.

               “Corporation” has the meaning set forth in the preamble.

               “Current Average Market Price” means, on any date, the average of the daily Closing Price per share of the Common Stock or other securities on each of the 10 consecutive Trading Days preceding the earlier of the day before the date in question and the day before the Ex-Date with respect to the issuance or distribution giving rise to an adjustment to the Conversion Price, if any.

               “Current Spot Market Price” means, on any date, the Closing Price per share of the Common Stock or other securities on the Trading Day preceding the earlier of the date in question and the day before the Ex-Date with respect to the issuance or distribution giving rise to an adjustment to the Conversion Price, if any.

               “Default” means (i) the Corporation’s failure to pay any Participating Dividend contemplated by Section 4(a)(i), (ii) following the date on which there are no outstanding Convertible Notes (as defined in the Investment Agreement), the Corporation’s failure to pay, in cash or kind, any Series B Preferred Dividend contemplated by Section 4(a)(ii) on the applicable Series B Preferred Dividend Payment Date, (iii) the Corporation’s failure at any time after June 30, 2010 to reserve and keep available for issuance the number of shares of Common Stock required pursuant to Section 6(a)(iii), (iv) the Corporation’s failure to maintain the listing of the Common Stock on the New York Stock Exchange or another U.S. national securities exchange, (v) the Corporation’s violation of Section 4(c) or Section 4(e), (vi) the Corporation’s failure to comply with its obligations to convert Series B Preferred Stock in compliance with Section 6 (without giving effect to the proviso to the first sentence of Section 6(a)(i)) or Section 9 or (vii) the Corporation’s failure to redeem Series B Preferred Stock in compliance with Section 7 or

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Section 8; except that no Default (A) shall be deemed to have occurred or (B) shall be deemed to be continuing, in each case, in connection with a failure of the type described in clauses (i) - (vii) above if (a) the Board of Directors can take an action which could reasonably be expected to prevent (in case of clause (A)) or to cure (in the case of clause (B)) such failure (a “Cure Action”), (b) the Board of Directors does not promptly take such Cure Action and (c) at any time when the Board of Directors could have taken a Cure Action and it fails to take such Cure Action with respect to such failure, the aggregate number of votes that the Investor Directors (as defined in the Stockholders Agreement) are entitled to cast constitute a majority of the total number of votes that can be cast by all of the members of the Board of Directors or, if the failure to take such Cure Action was with the approval of the Board of Directors, the aggregate number of votes that were cast by the Investor Directors constituted a majority of the total number of votes that could be cast by the directors constituting the quorum that granted such approval; provided, however, if taking a Cure Action with respect to a failure of the type described in clauses (i) -(vii) above (x) would result in a Cross Default, (y) would be adverse to the best interests of the Corporation in the good faith judgment of a majority of the Unaffiliated Shareholder Directors or (z) if the failure to take such Cure Action was with the approval of the Board of Directors, a majority of the number of votes that were cast by the Independent Directors serving on the Board of Directors at the time of such approval were not cast in favor of taking the Cure Action, such failure of the type described in clauses (i) - (vii) above shall constitute a Default. As used herein, “Cross Default” shall mean the performance of such action by the Corporation will (I) result in a breach of any provision of applicable Law or the Certificate of Incorporation, (II) result in, with notice or lapse of time or both, an event of default under, or result in the termination of, or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit under any agreement, arrangement, commitment, plan or other instrument or obligation to which the Corporation, or any of its Subsidiaries, is a party or by which the Corporation or any of its Subsidiaries may be bound, or to which the Corporation or any of its Subsidiaries or any of the properties, assets, or rights of the Corporation or any of its Subsidiaries may be subject or (III) result in a breach of any injunction, judgment, decree or other order of any court or governmental agency to which the Corporation is a party or by which it is bound or (IV) requires the consent of the stockholders of the Corporation or any other Person (other than the Investor pursuant to Section 6.1 of the Stockholders Agreement) and (1) there is reasonably sufficient time to obtain such consent under applicable Law prior to the applicable failure, the Board of Directors, if required, timely authorized the Corporation to seek such consent, such consent is not obtained prior to the applicable failure and, if the consent required is of the stockholders of the Corporation, at the time the vote is taken or the written consent of stockholders is solicited with respect to such Cure Action, the Investor does not Beneficially Own, directly or indirectly, 45% or more of the voting power of each group of voting securities of the Corporation (including, each separate class or series of voting stock of the Corporation) the affirmative vote or written consent of which is required, by applicable Law or otherwise, to approve such Cure Action or the Investor votes all shares of voting securities of the Corporation Beneficially Owned by it entitled to vote with respect to such Cure Action to approve such Cure Action; or (2) there is not reasonably sufficient time to obtain such consent under applicable Law; provided, however, there shall be no Cross Default under clause (II) above in connection with any agreement, arrangement, commitment, plan or other instrument (excluding any agreement, arrangement, commitment, plan or other instrument relating to indebtedness that is material to the Corporation and its Subsidiaries, taken as a whole) or under clause (III) above unless such

6

result (in the case of clause (II) above) or such breach (in the case of clause (III) above) would reasonably be expected to materially and adversely affect the business, assets, results of operations or financial condition of the Corporation and its Subsidiaries, taken as a whole.

               “Designated Change of Control Redemption Date” has the meaning set forth in Section 8(a)(ii).

               “DGCL” has the meaning set forth in the preamble.

               “Dividend Payment Record Date” has the meaning set forth in Section 4(a)(v).

               “Dividend Rate” means, for any day, the Base Dividend Rate as increased by the Applicable Default Dividend Rate, if any, applicable on such day pursuant to Section 4(b).

               “Dividend Reduction Event” has the meaning set forth in Section 4(d).

               “Dividend Reduction Price” means $2.34 per share of Common Stock (as adjusted for any stock dividends, splits, combinations and similar events).

               “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

               “Exchange Property” has the meaning set forth in Section 9(a)(i).

               “Excluded Stock” means (i) shares of Common Stock issued by the Corporation as a stock dividend payable in shares of Common Stock, or upon any subdivision or split-up of the outstanding shares of Capital Stock, in each case, which is subject to the provisions of Section 10(a)(i) or Section 10(a)(ii), or upon conversion of shares of Capital Stock (but not the issuance of such Capital Stock, which will be subject to the provisions of Section 10(a)(iii) and Section 10(b)), (ii) shares of Common Stock (including shares of Common Stock issued upon exercise of Options) and Options for Common Stock issued to directors or employees of the Corporation pursuant to a stock option plan, restricted stock plan or other agreement approved by the Board of Directors, (iii) shares of Common Stock issued in connection with acquisitions of assets or securities of another Person (other than issuances to Persons that were Affiliates of the Corporation at the time that the agreement with respect to such issuance was entered into) and (iv) shares of Common Stock issued upon conversion of the Series B Preferred Stock; provided, shares or Options set forth in clauses (i)-(iii) shall be “Excluded Stock” only if such shares or Options are issued in accordance with the terms of the Stockholders Agreement.

               “Ex-Date” when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the right to receive the issuance or distribution giving rise to an adjustment to the Conversion Price.

               “Group” shall mean any “group” as such term is used in Section 13(d)(3) of the Exchange Act.

               “Holder” means, at any time, the Person in whose name shares of Series B Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of the

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shares of Series B Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

               “Implied Quarterly Dividend Amount” means, with respect to any share of Series B Preferred Stock, as of any date, the product of (a) the Base Amount of such share of Series B Preferred Stock on such date and (b) one-fourth of the Dividend Rate applicable on such date.

               “Independent Directors” has the meaning set forth in the Stockholders Agreement.

               “Independent Majority” has the meaning set forth in Section 10(a)(iii)(B).

               “Initial Conversion Price” means (i) with respect to each share of Series B Preferred Stock issued on the Original Issuance Date, $2.34 per share of Common Stock and (ii) with respect to each share of Series B Preferred Stock issued as payment of a Series B Preferred Dividend in accordance with Section 4, the Conversion Price in effect immediately prior to the issuance of such share.

               “Investment Agreement” means the Investment Agreement, dated as of August 14, 2009, by and between Clayton, Dubilier & Rice Fund VIII, L.P. a Cayman exempted limited partnership and the Corporation, as the same may be amended from time to time.

               “Investor” has the meaning set forth in the Stockholders Agreement.

               “Investor Portfolio Company” has the meaning set forth in the Stockholders Agreement.

               “Issuance Date” means with respect to a share of Series B Preferred Stock, the date of issuance of such share of Series B Preferred Stock.

               “Junior Securities” has the meaning set forth in Section 2.

               “Law” has the meaning set forth in the Stockholders Agreement

               “Liquidation” means the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

               “Liquidation Preference” means, with respect to each share of Series B Preferred Stock, $1,000.00 per share.

               “Make Whole Change of Control Redemption Price” has the meaning set forth in Section 8(a)(i).

               “Maturity Date” has the meaning set forth in Section 7(a).

               “Maturity Redemption Date” means, with respect to each share of Series B Preferred Stock, the date on which the Corporation makes the payment in full in cash of the Maturity Redemption Price for such share to the Holder of such share.

               “Maturity Redemption Price” has the meaning set forth in Section 7(a).

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               “Non-Qualified Business Combination” means a Business Combination that is not an Qualified Business Combination.

               “Officer” means the Chief Executive Officer, Chief Operating Officer, President, Vice President-Finance, any Vice President, Secretary, Treasurer or Controller of the Corporation.

               “Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

               “Original Issuance Date” means the date of closing pursuant to the Investment Agreement.

               “Other Capital Stock” has the meaning set forth in Section 6(a)(i).

               “Other Change of Control Redemption Price” has the meaning set forth in Section 8(a)(iii).

               “Outstanding Corporation Voting Stock” means, as of any date, the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors.

               “Participating Dividends” has the meaning set forth in Section 4(a)(i).

               “Payment Period” means, with respect to a share of Series B Preferred Stock, the period beginning on the day after the preceding Series B Preferred Dividend Payment Date (or the Issuance Date if no Series B Preferred Dividend Payment Date has occurred since the issuance of such share) to and including the next Series B Preferred Dividend Payment Date.

               “Person” means an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

               “Preferred Stock” has the meaning set forth in the preamble.

               “Principal Market” means, with respect to any day on which the shares of Common Stock are listed or admitted to trading or quoted on any securities exchange or quotation facility (whether U.S. national or regional or non-U.S.), the principal such exchange or facility on which the shares of Common Stock are so listed or admitted or so quoted.

               “Pro Rata Repurchase” means any purchase of shares of Common Stock by the Corporation or any Affiliate (other than Investor or any of its Affiliates) thereof pursuant to any tender offer or exchange offer subject to Section 13(e) of the Exchange Act, or pursuant to any other offer available to substantially all holders of Common Stock, whether for cash, shares of capital stock of the Corporation, other securities of the Corporation, evidences of indebtedness of the Corporation or any other Person or any other property (including, without limitation, shares of capital stock, other securities or evidences of indebtedness of a Subsidiary of the Corporation), or any combination thereof, effected while any shares of Series B Preferred Stock are outstanding; provided, however, that “Pro Rata Repurchase” shall not include any purchase of shares by the Corporation or any Affiliate thereof made in accordance with the requirements of Rule 10b-18 as in effect under the Exchange Act. The “Effective Date” of a Pro Rata

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Repurchase means the date of acceptance of shares for purchase or exchange under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

               “Qualified Business Combination” means a Business Combination immediately following which (i) the individuals and entities that Beneficially Owned the Outstanding Corporation Voting Stock immediately prior to such Business Combination Beneficially Own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or equivalent) of the entity resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the voting power of the Outstanding Corporation Voting Stock, and (ii) no Person (excluding the Investor and its Affiliates) either (x) Beneficially Owns, directly or indirectly, more of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or equivalent) of such entity than the Investor and its Affiliates so Beneficially Own, and the Investor and its Affiliates shall Beneficially Own, directly or indirectly, more than 17.5% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or equivalent) of such entity, or (y) Beneficially Owns, directly or indirectly, 25% or more of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or equivalent) of such entity.

               “Redemption Agent” means a redemption agent that meets the criteria set forth in Section 13(g).

               “Register” means the securities register maintained in respect of the Series B Preferred Stock by the Transfer Agent or the Corporation.

               “Required Number of Shares” has the meaning set forth in Section 8(b)(iii).

               “Securities Act” means the Securities Act of 1933, as amended.

               “Senior Securities” has the meaning set forth in Section 2.

               “Series B Preferred Dividends” has the meaning set forth in Section 4(a)(ii).

               “Series B Preferred Dividend Payment Date” means March 15, June 15, September 15 and December 15 of each year (each, a “Quarterly Date”), commencing on the first Quarterly Date immediately following the Original Issuance Date; provided, that if any such Quarterly Date is not a Business Day then the “Series B Preferred Dividend Payment Date” shall be the next Business Day immediately following such Quarterly Date.

               “Series B Preferred Stock” has the meaning set forth in Section 1.

               “Specified Contract Terms” has the meaning set forth in Section 8(b)(iii).

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               “Stockholders Agreement” means the Stockholders Agreement, dated as of the Original Issuance Date, by and between [l] and the Corporation, as the same may be amended from time to time.

               “Successor Debt Agreement” has the meaning set forth in Section 8(c)(i)(C).

               “Subsidiary” of any Person means those corporations, associations and other entities of which such Person owns or controls more than 50% of the outstanding equity securities either directly or through entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent.

               “Trading Day” means a day on which the Principal Market is open for the transaction of business, or if the shares of Common Stock are not listed or admitted to trading and are not quoted on any securities exchange or quotation facility, a Business Day.

               “Transfer Agent” means [l], or as later changed pursuant to Section 12(a), acting as the Corporation’s duly appointed transfer agent, registrar and conversion and dividend disbursing agent for the Series B Preferred Stock, and its successors and assigns.

               “Transfer Restrictions” means the restrictions on Transfer (as defined in the Stockholders Agreement) set forth in Sections 4.1 of the Stockholders Agreement.

               “Treasury Rate” means, as of any Change of Control Redemption Date, the yield to maturity as of such Change of Control Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Change of Control Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Change of Control Redemption to the Maturity Date; provided, however, that if the period from the Change of Control Redemption to the Maturity Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

               “Unaffiliated Shareholder Director” has the meaning set forth in the Stockholders Agreement.

               “VWAP” per share of Common Stock on any date of determination means the volume-weighted average sale price per share of Common Stock on the Principal Market as displayed under the heading Bloomberg VWAP on Bloomberg page “NCS Equity VWAP” (or any appropriate successor page) in respect of the period from the open of trading until the close of trading on the Principal Market on such date of determination (or if such volume-weighted average price is unavailable or not provided for any reason, or there is no Principal Market for the Common Stock, the market price per share of Common Stock on that date determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Corporation and approved by a majority of the outstanding shares of Series B Preferred Stock for this purpose).

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In addition to the above definitions, unless the context requires otherwise:

                   (i)    any reference to any statute, regulation, rule or form as of any time shall mean such statute, regulation, rule or form as amended or modified and shall also include any successor statute, regulation, rule or form from time to time;

                   (ii)    references to “$” or “dollars” means the lawful coin or currency the United States of America; and

                   (iii)   references to “Section” are references to Sections of this Certificate.

               Section 4.  Dividends.

                  (a)   The Holders of the issued and outstanding shares of Series B Preferred Stock shall be entitled to receive, out of assets legally available for the payment of dividends, dividends on the terms described below:

                  (i)   Holders of shares of Series B Preferred Stock shall be entitled to participate equally and ratably with the holders of shares of Common Stock in all cash dividends paid on the shares of Common Stock as if immediately prior to each Common Stock Dividend Record Date (as defined below), all shares of Series B Preferred Stock then outstanding were converted into shares of Common Stock (assuming that all of the then-outstanding shares of Series B Preferred Stock could be converted into shares of Common Stock on the record date in respect of such dividend). Dividends or distributions payable pursuant to this Section 4(a)(i) (the “Participating Dividends”) shall be payable on the same date that such dividends or distributions are payable to holders of shares of Common Stock (a “Common Stock Dividend Payment Date”), and no dividends shall be payable to holders of shares of Common Stock unless the full dividends contemplated by this Section 4(a)(i) are paid at the same time to the Holders of the Series B Preferred Stock. Other than in respect of dividends paid in cash on the shares of Common Stock as and to the extent provided for in this paragraph (i), Holders of shares of Series B Preferred Stock shall not be entitled to participate in dividends or distributions of any nature paid on or in respect of the Common Stock or to holders thereof.

                  (ii)   In addition to any dividends pursuant to Section 4(a)(i), the Corporation shall pay, if, as and when declared by the Board of Directors, out of funds legally available therefor, on each Series B Preferred Dividend Payment Date dividends on each outstanding share of Series B Preferred Stock (the “Series B Preferred Dividends”) at a rate per annum equal to the Dividend Rate as further specified below. Series B Preferred Dividends on each share of Series B Preferred Stock shall accrue and accumulate on a daily basis from the Issuance Date of such share, whether or not declared and whether or not the Corporation has funds legally available for the payment of such dividends, shall compound quarterly on each Series B Preferred Dividend Payment Date and shall be payable quarterly in arrears, if, as and when so authorized and declared by the Board of Directors, on each Series B Preferred Dividend Payment Date, commencing on the first Series B Preferred Dividend Payment Date following the Issuance Date of such share. The amount of Series B Preferred Dividends accruing with respect to any share of Series B

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Preferred Stock for any day shall be determined by dividing (x) the Implied Quarterly Dividend Amount with respect to such day by (y) the actual number of days in the Payment Period in which such day falls. The amount of Series B Preferred Dividends payable with respect to any share of Series B Preferred Stock for any Payment Period shall equal the sum of the Series B Preferred Dividends accrued in accordance with the prior sentence of this Section 4(a)(ii) with respect to such share during such Payment Period. Series B Preferred Dividend payments shall be aggregated per Holder and shall be made to the nearest cent (with $.005 being rounded upward).

                  (iii)   Subject to and in accordance with the provisions of Section 4(a)(iv), the Series B Preferred Dividends may, at the option of the Corporation, be paid in cash or by issuing fully paid and nonassessable shares of Series B Preferred Stock. If the Corporation pays any Series B Preferred Dividend in shares of Series B Preferred Stock, the number of shares of Series B Preferred Stock to be paid in respect of such Series B Preferred Dividend will be equal to the number of shares (including fractional shares) that have an aggregate Liquidation Preference equal to the amount of such Series B Preferred Dividend.

                  (iv)   Notwithstanding anything to the contrary in this Section 4(a) (including for the avoidance of doubt, the last sentence of Section 4(a)(v)), the Corporation shall not pay any Series B Preferred Dividends accumulating prior to the date following the first date on which there are no longer any outstanding Convertible Notes (as defined in the Investment Agreement) by issuing fully paid and nonassessable shares of Series B Preferred Stock, but must pay such Series B Preferred Dividends on any applicable Series B Preferred Dividend Payment Date, if at all, in cash.

                  (v)   Each Participating Dividend or Series B Preferred Dividend shall be paid pro rata to the Holders entitled thereto. Each Participating Dividend or Series B Preferred Dividend shall be payable to the Holders of Series B Preferred Stock as they appear on the Register at the close of business on the record date designated by the Board of Directors for such dividends (each such date, a “Dividend Payment Record Date”), which (i) with respect to Participating Dividends, shall be the same day as the record date for the payment of dividends to the holders of shares of Common Stock (the “Common Stock Dividend Record Date”) and, (ii) with respect to Series B Preferred Dividends, shall be not more than thirty (30) days nor less than ten (10) days preceding the applicable Series B Preferred Dividend Payment Date. Notwithstanding the forgoing, the Base Amount Accrued Dividends may be declared and paid in cash or in shares of Series B Preferred Stock at any time to Holders of record on the Dividend Payment Record Date therefor.

                  (b)   Upon the occurrence of a Default, the Dividend Rate shall increase by the Applicable Default Dividend Rate from and including the date on which the Default shall occur and be continuing through but excluding the date on which all then occurring Defaults are no longer continuing. The Dividend Rate shall not be increased further pursuant to this Section 4(b) for a subsequent Default occurring while the Dividend Rate is already increased pursuant to this Section 4(b); provided, however, in the event that a Default of the type set forth in clause (iii) of the definition of “Default” occurs, or is continuing to occur, after June 30, 2011 and the Applicable Default Dividend Rate in effect as of such date is 3.00% per annum, the Dividend Rate shall increase by an

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additional 3.00% per annum and shall remain so increased until the date on which such Default set forth in clause (iii) is no longer continuing.

                  (c)   At any time during which a Default shall be occurring, no dividends shall be declared or paid or set apart for payment, or other distributions declared or made, upon any Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired for any consideration (nor shall any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such Junior Securities) by the Corporation, directly or indirectly (except, subject to and in accordance with the provisions of Section 11 hereof and Article VI of the Stockholders Agreement, by conversion into or exchange for Junior Securities or the payment of cash in lieu of fractional shares in connection therewith).

                  (d)   If, at any time after the 30-month anniversary of the Original Issuance Date, the VWAP per share of Common Stock equals or exceeds 200% of the Dividend Reduction Price for each Trading Day during any period of 20 consecutive Trading Days (the “Dividend Reduction Event”), the Base Dividend Rate shall become 0.00% commencing on the day immediately following the last Trading Day of such period of 20 consecutive Trading Days and for all days thereafter. Within 30 days of an adjustment to the Dividend Rate pursuant to this Section 4(d), the Corporation shall send notice by first class mail, postage prepaid, addressed to the Holders stating such adjustment and the basis therefor. For the avoidance of doubt, the Dividend Rate shall be subject to increase pursuant to Section 4(b) even if the Base Dividend Rate becomes 0.00% pursuant to this Section 4(d).

                  (e)   Neither the Corporation nor any of its Subsidiaries shall (i) declare, pay or set aside for payment any dividends or distributions upon any Junior Securities (except, (x) subject to and in accordance with the provisions of Section 11 hereof and Article VI of the Stockholders Agreement, for any such dividends or distributions payable solely in Junior Securities or (y) for such ordinary cash dividends (as may be determined and declared by the Board of Directors from time to time) declared, paid or set aside for payment after the Dividend Reduction Event on shares of Common Stock in which the shares of Series B Preferred Stock participate pursuant to Section 4(a)(i)) or (ii) repurchase, redeem or otherwise acquire any Junior Securities for any consideration or pay any moneys or make available for a sinking fund for the redemption of any shares of such Junior Securities (except, subject to and in accordance with the provisions of Section 11 hereof and Article VI of the Stockholders Agreement, by conversion into or exchange for Junior Securities or the payment of cash in lieu of fractional shares in connection therewith and any consideration consisting solely of Junior Securities), unless, in each case, the Corporation has access to sufficient lawful funds immediately following such action such that the Corporation would be legally permitted to redeem in full all shares of the Series B Preferred Stock then outstanding for an amount equal to the sum of (A) the aggregate Liquidation Preference and (B) the aggregate Accrued Dividends of such shares as of such date.

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               Section 5.   Liquidation Rights.

                  (a)   In the event of any Liquidation, each Holder shall be entitled to receive liquidating distributions out of the assets of the Corporation legally available for distribution to its stockholders, before any payment or distribution of any assets of the Corporation shall be made or set apart for holders of any Junior Securities, including, without limitation, the Common Stock, for such Holder’s shares of Series B Preferred Stock in an amount equal to the greater of (i) the sum of (A) the aggregate Liquidation Preference and (B) the aggregate Accrued Dividends of such shares as of the date of the Liquidation and (ii) the amount such Holder would have received had such Holder, immediately prior to such Liquidation, converted such shares of Series B Preferred Stock into shares of Common Stock (pursuant to Section 6 without regard to any of the limitations on convertibility contained therein).

                  (b)   In the event the assets of the Corporation available for distribution to stockholders upon a Liquidation, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series B Preferred Stock pursuant to Section 5(a), such assets, or the proceeds thereof, shall be distributed among the Holders ratably in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled upon such Liquidation.

                  (c)   Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets or business of the Corporation (other than in connection with the liquidation, dissolution or winding up of its business) nor the merger or consolidation of the Corporation into or with any other Person shall by itself be deemed to be a Liquidation for purposes of this Section 5.

               Section 6.  Conversion.

                  (a)   Conversion Right.

                  (i)   Subject to and in accordance with the provisions of this Section 6, each Holder of shares of Series B Preferred Stock shall have the right (the “Conversion Right”), at any time and from time to time, at such Holder’s option, to convert all or any portion of such Holder’s shares of Series B Preferred Stock into fully paid and non-assessable shares of Common Stock or such other shares of capital stock of the Corporation identical in all material respects to the Common Stock (except that the Corporation shall be required to (1) pay a dividend or distribution on such capital stock whenever and to such an extent that a dividend or distribution is paid on the Common Stock and (2) pay a dividend or distribution on the Common Stock whenever and to such an extent that a dividend or distribution is paid on such capital stock) as shall have been approved or consented to, in addition to any vote required by law, by the holders of a majority of the then-outstanding shares of Series B Preferred Stock (“Other Capital Stock,” and for purposes of this Section 6 (and otherwise throughout this Certificate where such inclusion is appropriate by the context) Common Stock and Other Capital Stock shall be collectively referred to as “Common Stock”); provided, that the Conversion Right shall be exercisable only to the extent that there is a sufficient number of authorized and unissued (or issued and included

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in treasury) and otherwise unreserved shares of Common Stock into which such shares of Series B Preferred Stock sought to be converted may convert. Upon a Holder’s election to exercise the Conversion Right, each share of Series B Preferred Stock for which the Conversion Right is exercised shall be converted into such number of shares of Common Stock (calculated as to each conversion to the nearest 1/10,000th of a share) equal to the quotient of (A) the sum of (1) the Liquidation Preference and (2) the Accrued Dividends of such share as of the Conversion Date, divided by (B) the Conversion Price of such share in effect at the time of conversion.

                  (ii)   No fractional shares of Common Stock shall be issued upon the conversion of any shares of Series B Preferred Stock. If more than one share of Series B Preferred Stock shall be surrendered for conversion at one time by the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the sum of (A) the aggregate Liquidation Preference and (B) the aggregate Accrued Dividends as of the Conversion Date, on all shares of Series B Preferred Stock so surrendered. If the conversion of any share or shares of Series B Preferred Stock results in a fractional share of Common Stock issuable after application of the immediately preceding sentence, as applicable, the Corporation shall pay a cash amount in lieu of issuing such fractional share in an amount equal to such fractional interest multiplied by the Closing Price on the Trading Day immediately prior to the Conversion Date.

                  (iii)  The Corporation will (to the extent and for so long as the shares of Series B Preferred Stock is convertible) at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting conversions of the Series B Preferred Stock into shares of Common Stock, a number of shares of Common Stock equal to 110% of the number of shares of Common Stock issuable upon conversion of all outstanding shares of Series B Preferred Stock. The Corporation shall take all action permitted by law, including calling meetings of stockholders of the Corporation and soliciting proxies for any necessary vote of the stockholders of the Corporation, to amend the Certificate of Incorporation to increase the number of authorized and unissued shares of Common Stock (or to otherwise comply with the provisions of Section 6.2 of the Stockholders Agreement) if at any time there shall be insufficient authorized and unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series B Preferred Stock. The Corporation covenants that the Series B Preferred Stock and all Common Stock that may be issued upon conversion of Series B Preferred Stock shall upon issuance be duly authorized, fully paid and non-assessable, will not subject the holders thereof to personal liability and will not be subject to preemptive rights or subscription rights of any other stockholder of the Corporation, other than the subscription rights provided in the Stockholders Agreement. The Corporation further covenants that, if at any time the Common Stock shall be listed on the New York Stock Exchange or any other securities exchange or quoted on an automated quotation system, the Corporation shall, if permitted by the rules of such national exchange or automated quotation system, at its sole expense, cause to be authorized for listing or quotation on such exchange or automated quotation system, all Common Stock issuable upon conversion of the Series B Preferred Stock, subject to official notice of issuance. The Corporation will use its best efforts to ensure that such Common Stock may be issued

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without violation of any applicable law or regulation or any requirement of such securities exchange or automated quotation system.

                  (b)   Mechanics of Conversion.

                  (i)   The Conversion Right of a Holder of Series B Preferred Stock shall be exercised by the Holder by the surrender to the Corporation of the certificates representing the shares of Series B Preferred Stock to be converted at any time during usual business hours at the Corporation’s principal place of business or the offices of the Transfer Agent, accompanied by written notice to the Corporation that the Holder elects to convert all or a portion of the shares of Series B Preferred Stock represented by such certificates (a “Conversion Notice”) and specifying the name or names (with address or addresses) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Corporation or the Transfer Agent) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation or the Transfer Agent duly executed by the Holder or its legal representative.

                  (ii)   As promptly as practicable after the surrender of the certificate or certificates for the Series B Preferred Stock pursuant to Section 6(b)(i), the receipt of the Conversion Notice, and the payment of required taxes or duties pursuant to Section 12(i), if applicable, and in no event later than three Trading Days thereafter, the Corporation shall issue and shall deliver or cause to be issued and delivered to such Holder, or to such other Person on such Holder’s written order (A) one or more certificates representing the number of validly issued, fully paid and non-assessable whole shares of Common Stock to which the Holder of the Series B Preferred Stock being converted, or the Holder’s transferee, shall be entitled, (B) if less than the full number of shares of Preferred Stock evidenced by the surrendered certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares of Series B Preferred Stock evidenced by the surrendered certificate or certificates, less the number of shares being converted and (C) cash for any fractional interest in respect of a share of Common Stock arising upon such conversion settled as provided in Section 6(a)(ii).

                  (iii)   The conversion of any share of Series B Preferred Stock shall be deemed to have been made at the close of business on the date of the later to occur of giving the Conversion Notice and of surrendering the certificate representing the share of Series B Preferred Stock to be converted so that the rights of the Holder thereof as to the share of Series B Preferred Stock being converted shall cease and the Person entitled to receive shares of Common Stock shall be treated for all purposes as having become the record holder of those shares of Common Stock at that time (the “Conversion Date”); provided, however, if on the date of the later to occur of giving such Conversion Notice and of surrendering the certificate representing such share of Series B Preferred Stock to be converted there is a not a sufficient number of authorized and unissued (or issued and included in treasury) and otherwise unreserved shares of Common Stock to convert such share of Series B Preferred Stock into shares of Common Stock, the “Conversion Date” of such share of Series B Preferred Stock shall be the close of business on the date on which there is a sufficient number of authorized and unissued (or issued and included in treasury) and otherwise unreserved shares of Common Stock into which such share of Series B

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Preferred Stock sought to be converted may convert. Until the Conversion Date with respect to any share of Series B Preferred Stock, such share of Series B Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein, including, without limitation, that such share (x) may be redeemed pursuant to Section 7 or Section 8 and, if not so redeemed, (y) shall (i) accrue and accumulate Series B Preferred Dividends and participate in Participating Dividends pursuant to Section 4 and (ii) entitle the Holder thereof to the voting rights provided in Section 11; provided, however, any such shares that are redeemed pursuant to Section 7 or Section 8 shall not be entitled to be converted.

                  (c)   Corporation’s Obligations to Issue Common Stock. The Corporation’s obligations to issue and deliver shares of Common Stock upon conversion of Series B Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by any Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by any Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by any Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to any Holder in connection with the issuance of such shares of Common Stock.

               Section 7.  Maturity Redemption.

                  (a)   Maturity Redemption. On the tenth anniversary of the Original Issuance Date (the “Maturity Date”), or, if not a Business Day, the first Business Day thereafter, the Corporation shall, subject to Section 7(b)(iv), redeem all, but not less than all, of the then outstanding shares of Series B Preferred Stock, out of funds legally available therefor, at a redemption price (the “Maturity Redemption Price”) for each share of Series B Preferred Stock equal to the sum of (A) the Liquidation Preference and (B) the Accrued Dividends of such share as of the applicable Maturity Redemption Date.

                  (b)    Mechanics of Maturity Redemption.

                  (i)   The Corporation shall deliver, or shall cause to be delivered, a notice of redemption not less than 10 nor more than 60 days prior to the Maturity Date, by first class mail, postage prepaid, addressed to the Holders of the Series B Preferred Stock as they appear in the Register as of the date of such notice. Each notice must state the following (A) the Maturity Date; (B) the expected aggregate Maturity Redemption Price of such Holders’ shares of Series B Preferred Stock as of the scheduled Maturity Date (it being understood that the actual Maturity Redemption Price will be determined as of the actual Maturity Redemption Date); (C) the name of the Redemption Agent to whom, and the address of the place where, the Series B Preferred Stock is to be surrendered for payment of the applicable Maturity Redemption Price and a description of the procedure that a Holder must follow to have its shares of Series B Preferred Stock redeemed; and (D) that Series B Preferred Dividends on any share to be redeemed will cease to accrue on such share’s Maturity Redemption Date.

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                  (ii)  On or prior to the Maturity Date, the Corporation shall deposit with the Redemption Agent in trust funds consisting of cash or cash equivalents sufficient to pay the aggregate Maturity Redemption Price as of the Maturity Date for all then outstanding shares of Series B Preferred Stock; provided that if such payment is made on the Maturity Date it must be received by the Redemption Agent by 10:00 a.m. New York City time, on such date. The deposit in trust with the Redemption Agent shall be irrevocable as of the Maturity Date, except that the Corporation shall be entitled to receive from the Redemption Agent (i) the Maturity Redemption Price with respect to shares of Series B Preferred Stock that are no longer to be redeemed, whether by conversion or otherwise, and (ii) the interest or other earnings, if any, earned on any such deposit. The Holders of the shares redeemed shall have no claim to such interest or other earnings, and any funds so deposited with the Redemption Agent and unclaimed by the Holders of the Series B Preferred Stock entitled thereto at the expiration of one year from the Maturity Date, shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so returned to the Corporation shall look only to the Corporation for such payment, without interest. Notwithstanding the deposit of such funds with the Redemption Agent, the Corporation shall remain liable for the payment of the Maturity Redemption Price to the extent the Maturity Redemption Price is not paid as provided herein. If on or prior to the Maturity Date, the Corporation shall have deposited in accordance with this Section 7(b)(ii) money in immediately available funds, designated for the redemption of the outstanding shares of Series B Preferred Stock and sufficient to pay the aggregate Maturity Redemption Price as of the Maturity Date for all then outstanding shares of Series B Preferred Stock, such shares of Series B Preferred Stock shall no longer be deemed to be outstanding, and all powers, designations, preferences and other rights of the Holder thereof as a Holder of Series B Preferred Stock (except the right to receive from the Corporation the Maturity Redemption Price) shall cease and terminate with respect to such shares.

                  (iii)  The Redemption Agent on behalf of the Corporation shall pay the applicable Maturity Redemption Price on the later to occur of (A) the Maturity Date, or, if not a Business Day, the first Business Day thereafter, and (B) the date on which surrender of the certificates representing the shares of Series B Preferred Stock to be redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and if letters of transmittal and instructions therefor on reasonable terms are included in the notice sent by the Corporation) occurs; provided that if such certificates are lost, stolen or destroyed, the Corporation may require such Holder to indemnify the Corporation, in a reasonable amount and in a reasonable manner, and post a customary bond in respect of such indemnity, prior to paying such Maturity Redemption Price.

                  (iv)  If the funds of the Corporation legally available to redeem shares of Series B Preferred Stock on the Maturity Date are insufficient to redeem the total number of such shares required to be so redeemed, the Corporation shall to the fullest extent permitted by applicable law (1) redeem, pro rata among the Holders of shares of Series B Preferred Stock, a number of shares of Series B Preferred Stock with an aggregate Maturity Redemption Price equal to the maximum amount legally available for the redemption of such shares; (2) subject to and in accordance with the provisions of Section 11 and Section

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13(a), use its best efforts, and take any and all action necessary, to remove as soon as practicable any limitations or impediments to the Corporation’s ability to redeem the total number of shares of Series B Preferred Stock required to be so redeemed, including, without limitation, (x) taking all actions required or permitted under Delaware law, (y) seeking to liquidate assets and otherwise seeking to raise sufficient funds legally available for the redemption of the shares of Series B Preferred Stock required to be so redeemed and (z) seeking a merger or other sale of the Corporation that would provide for the redemption of the shares of Series B Preferred Stock required to be so redeemed and (3) redeem each and every share of Series B Preferred Stock not redeemed in accordance with clause (1) of this paragraph at the applicable Maturity Redemption Price as soon as practicable to the extent it is able to make such redemption out of assets legally available for the redemption of shares of Series B Preferred Stock; provided, however, that the failure to (A) deposit in accordance with Section 7(b)(ii) money in immediately available funds sufficient to pay the aggregate Maturity Redemption Price as of the Maturity Date for all then outstanding shares of Series B Preferred Stock or (B) redeem on the Maturity Date, or, if not a Business Day, the first Business Day thereafter, all shares of Series B Preferred Stock upon surrender of the certificates therefor in accordance with Section 7(b)(iii), shall constitute a Default. The inability of the Corporation to make a redemption payment for any reason shall not relieve the Corporation from its obligation to effect any required redemption when, as and if permitted by law. In the event the officers or directors of the Corporation do not take the actions required in this Section 7 because they reasonably believe, after consultation with outside legal counsel, that taking such action would violate their fiduciary duties, then no Holder of Series B Preferred Stock shall be entitled to, and none shall, make any claim against any such officers or directors in their individual capacities as a result of their failure or the Corporation’s failure to take such actions; provided, that nothing herein shall relieve the Corporation from its obligations owed to the Holders of the Series B Preferred Stock provided herein and nothing herein shall preclude any Holder of Series B Preferred Stock from making claims for monetary damages against the Corporation or seeking injunctions or other equitable remedies to cause the Corporation to fulfill its obligations hereunder.

                  (v)    From and after the Maturity Redemption Date with respect to any share of Series B Preferred Stock, such share of Series B Preferred Stock will no longer be deemed to be outstanding, and all powers, designations, preferences and other rights of the Holder thereof as a Holder of Series B Preferred Stock shall cease and terminate with respect to such shares. For the avoidance of doubt, notwithstanding anything contained herein to the contrary, until a share of Series B Preferred Stock is redeemed by the payment in cash in full of the applicable Maturity Redemption Price under Section 7(a) for such share, such share of Series B Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein, including, without limitation, that such share (x) may be converted pursuant to Section 6 and, if not so converted, (y) shall (i) accrue and accumulate Series B Preferred Dividends and participate in Participating Dividends pursuant to Section 4 and (ii) entitle the Holder thereof to the voting rights provided in Section 11; provided, that, any such shares that are converted pursuant to Section 6 shall not be entitled to receive any redemption payment.

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               Section 8. Redemption at the Option of the Holder.

                  (a)  Change of Control Redemption.

                  (i)   In connection with a Change of Control described in Section 8(c)(i)(B), each Holder of Series B Preferred Stock shall have the right (exercisable at the Holder’s option) to require, by request in writing to the Corporation during the period starting 50 days prior to the consummation of such Change of Control and ending on the date that is 10 days prior to the consummation of such Change of Control (such date of consummation, the “Change of Control Date”), that the Corporation redeem (or that the acquiring or surviving Person in such Change of Control, if not the Corporation, redeem) (a “Change of Control Redemption”) all, but not less than all, of such Holder’s shares of Series B Preferred Stock, out of funds legally available therefor, at a purchase price (the “Make Whole Change of Control Redemption Price”) for any share of Series B Preferred Stock equal to (A) if the applicable Change of Control Redemption Date is prior to the fourth anniversary of the Original Issuance Date, the sum of (1) the Liquidation Preference plus the Accrued Dividends of such share as of the applicable Change of Control Redemption Date and (2) an amount equal to the net present value (computed using a discount rate equal to the Treasury Rate plus 50 basis points) of the sum of all Series B Preferred Stock Dividends that would otherwise be payable on such share of Series B Preferred Stock on and after the applicable Change of Control Redemption Date to and including the fourth anniversary of the Original Issuance Date, assuming the Corporation chose to pay such dividends in cash, or (B) if the applicable Change of Control Redemption Date is on or after the fourth anniversary of the Original Issuance Date, the sum of (1) the Liquidation Preference and (2) the Accrued Dividends of such share as of the applicable Change of Control Redemption Date. The Corporation shall effect such Change of Control Redemptions, or cause such Change of Control Redemptions to be effected, on the applicable Change of Control Dates.

                  (ii)  In connection with a Change of Control described in Section 8(c)(i)(A), each Holder of Series B Preferred Stock shall have the right (exercisable at the Holder’s option) to require, by request in writing to the Corporation during the period starting on the date on which the consummation of such Change of Control is publicly disclosed and ending on the date that is designated by the Corporation (the “Designated Change of Control Redemption Date”) that is not less than 30 nor more than 45 days after the date of the Change of Control Notice in connection with such Change of Control, that the Corporation redeem each such Holder’s shares of Series B Preferred Stock, out of funds legally available therefor, at the applicable Make Whole Change of Control Redemption Price, whereupon the Corporation shall effect such Change of Control Redemptions, or cause such Change of Control Redemptions to be effected, on the applicable Designated Change of Control Redemption Dates.

                  (iii)  In connection with a Change of Control described in Section 8(c)(i)(C), each Holder of Series B Preferred Stock shall have the right (exercisable at the Holder’s option) to require, by request in writing to the Corporation during the period starting on the date on which the consummation of such Change of Control is publicly disclosed and ending on the applicable Designated Change of Control Redemption Date that is not less than 30 nor

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more than 45 days after the date of the Change of Control Notice in connection with such Change of Control, that the Corporation redeem each such Holder’s shares of Series B Preferred Stock, out of funds legally available therefor, at a purchase price (the “Other Change of Control Redemption Price” ) for any share of Series B Preferred Stock equal to 101% of the sum of (1) the Liquidation Preference and (2) the Accrued Dividends of such share as of the applicable Change of Control Redemption Date. The Corporation shall effect such Change of Control Redemptions, or cause such Change of Control Redemptions to be effected, on the applicable Designated Change of Control Redemption Dates.

                  (b)  Mechanics of Change of Control Redemption.

                  (i)   The Corporation shall deliver, or shall cause to be delivered, written notice of a Change of Control (a “Change of Control Notice”), by first class mail, postage prepaid, as promptly as practicable (but, (x) with respect to a Change of Control described in Section 8(c)(i)(B), in no event later than 60 days prior to such Change of Control and (y) with respect to a Change of Control described in Section 8(c)(i)(A) or Section 8(c)(i)(C), in no event later than 5 days following the public disclosure of the consummation of such Change of Control), addressed to the Holders of the Series B Preferred Stock as they appear in the Register as of the date of such Change of Control Notice. Each Change of Control Notice must state: (A) a reasonably detailed summary of the circumstances constituting the applicable Change of Control and the redemption right at the option of the Holders arising as a result thereof; (B) the applicable Change of Control Redemption Price; (C) with respect to (x) a Change of Control described in Section 8(c)(i)(B), the applicable Change of Control Date or (y) a Change of Control described in Section 8(c)(i)(A) or Section 8(c)(i)(C), the applicable Designated Change of Control Redemption Date; (D) that the Holder must exercise the redemption right on or prior to the applicable Change of Control Date or the applicable Designated Change of Control Redemption Date, as the case may be; (E) the name of the Redemption Agent to whom, and the address of the place where, the Series B Preferred Stock are to be surrendered for payment of the applicable Change of Control Redemption Price and a description of the procedure that a Holder must follow to exercise its redemption right and (F) if such Change of Control is an Applicable Non-Qualified Business Combination, (1) that the Change of Control is an Applicable Non-Qualified Business Combination, (2) the effect on a Holder’s shares of Series B Preferred Stock in the event such Holder decides not to exercise its right to require the Corporation to redeem its shares of Series B Preferred Stock pursuant to this Section 8 and (3) the information set forth in clauses (C) and (D) of the final sentence of Section 9(a)(ii).

                  (ii)   On or prior to each Change of Control Date and each Designated Change of Control Redemption Date, the Corporation shall, subject to Section 8(b)(iii), deposit with the Redemption Agent in trust funds consisting of cash or cash equivalents sufficient to pay the aggregate Change of Control Redemption Price for all shares of Series B Preferred Stock to be redeemed on such Change of Control Date or such Designated Change of Control Redemption Date, as the case may be; provided that if such payment is made on the Change of Control Date or the Designated Change of Control Redemption Date, as applicable, it must be received by the Redemption Agent by 10:00 a.m. New York City

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time, on such date. The deposit in trust with the Redemption Agent shall be irrevocable as of the applicable Change of Control Date or the applicable Designated Change of Control Redemption Date, as the case may be, except that the Corporation shall be entitled to receive from the Redemption Agent (i) the Change of Control Redemption Price with respect to shares of Series B Preferred Stock that are no longer to be redeemed, whether by conversion or otherwise; and (ii) the interest or other earnings, if any, earned on any such deposit. The Holders of the shares redeemed shall have no claim to such interest or other earnings, and any funds so deposited with the Redemption Agent and unclaimed by the Holders of the Series B Preferred Stock entitled thereto at the expiration of one year from the applicable Change of Control Date or the applicable Designated Change of Control Redemption Date, as the case may be, shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so returned to the Corporation shall look only to the Corporation for such payment, without interest. Notwithstanding the deposit of such funds, the Corporation shall remain liable for the payment of the applicable Change of Control Redemption Price to the extent such Change of Control Redemption Price is not paid as provided herein.

                  (iii)   If the Corporation (A) shall not have sufficient funds legally available under the DGCL for the redemption of all shares of Series B Preferred Stock that Holders of Series B Preferred Stock have requested be redeemed under Section 8(a)(i) or Section 8(a)(ii) (the “Required Number of Shares”) or (B) will be in violation of Specified Contract Terms (as defined below), to the extent still in effect and applicable at such time, if it redeems the Required Number of Shares, the Corporation shall: (1) redeem, pro rata among the Holders of shares of Series B Preferred Stock that have requested their shares be redeemed, a number of shares of Series B Preferred Stock with an aggregate Change of Control Redemption Price equal to the lesser of (y) the amount legally available for the redemption of shares of Series B Preferred Stock and (z) the largest amount that can be used for such redemption not prohibited by Specified Contract Terms; (2) subject to and in accordance with the provisions of Section 11 and Section 13(a), use its best efforts to eliminate any limitation or other impediment on the Corporation’s ability to redeem the Required Number of Shares as soon as practicable (including, without limitation, seeking to refinance all indebtedness under the contracts containing the Specified Contract Terms, seeking to liquidate assets and otherwise seeking to raise sufficient funds legally available for the redemption of the Required Number of Shares without violation of Specified Contract Terms, and seeking a merger or other sale of the Corporation that would provide for the redemption of the Required Number of Shares); and (3) redeem each and every share of Series B Preferred Stock not redeemed because of the limitations described in clause (A) or clause (B) of this paragraph at the applicable Change of Control Redemption Price as soon as practicable to the extent it is able to make such redemption out of assets legally available for the redemption of shares of Series B Preferred Stock and without violation of Specified Contract Terms; provided, however, that the failure to redeem on the applicable Change of Control Date all shares of Series B Preferred Stock that Holders have requested be redeemed under Section 8(a)(i), or the failure to redeem on the applicable Designated Change of Control Redemption Date all shares of Series B Preferred Stock that Holders have requested be redeemed under Section 8(a)(ii), shall constitute a Default. The

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inability of the Corporation to make a redemption payment for any reason shall not relieve the Corporation from its obligation to effect any required redemption when, as and if permitted by law and Specified Contract Terms. As used in this paragraph, “Specified Contract Terms” means the covenants of the Corporation contained in (x) the Amended Credit Agreement (as defined in the Investment Agreement) and the other Credit Documents (as defined in the Amended Credit Agreement), (y) the ABL Documentation (as defined in the Investment Agreement) and (z) the Indenture (as defined in the Investment Agreement), in each case under clauses (x), (y) and (z) as the same shall be in effect following the Closing (as defined in the Investment Agreement) and not including any subsequent amendment, restatement, refinancing, replacement or other modification thereof or any successor contract thereto and only for so long as such covenants shall be in effect. In the event the officers or directors of the Corporation do not take the actions required in this Section 8 because they reasonably believe, after consultation with outside legal counsel, that taking such action would violate their fiduciary duties, then no Holder of Series B Preferred Stock shall be entitled to, and none shall, make any claim against any such officers or directors in their individual capacities as a result of their failure or the Corporation’s failure to take such actions; provided, that nothing herein shall relieve the Corporation from its obligations owed to the Holders of the Series B Preferred Stock provided herein and nothing herein shall preclude any Holder of Series B Preferred Stock from making claims for monetary damages against the Corporation or seeking injunctions or other equitable remedies to cause the Corporation to fulfill its obligations hereunder.

                  (iv)   From and after the Change of Control Redemption Date with respect to any share of Series B Preferred Stock, such share of Series B Preferred Stock will no longer be deemed to be outstanding; and all powers, designations, preferences and other rights of the Holder thereof as a Holder of Series B Preferred Stock shall cease and terminate with respect to such shares. For the avoidance of doubt, notwithstanding anything contained herein to the contrary, until a share of Series B Preferred Stock is redeemed by the payment in cash in full of the applicable Change of Control Redemption Price under Section 8(a)(i) and Section 8(a)(ii) for such share, such share of Series B Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein, including, without limitation, that such share (x) may be converted pursuant to Section 6 and, if not so converted, (y) shall (i) accrue and accumulate Series B Preferred Dividends and participate in Participating Dividends pursuant to Section 4 and (ii) entitle the Holder thereof to the voting rights provided in Section 11; provided, that, any such shares that are converted pursuant to Section 6 shall not be entitled to receive any redemption payment.

                  (c)   Certain Definitions.

                  (i)   As used herein, “Change of Control” means the occurrence of any of the following events:

          (A)    so long as at the time immediately prior to the consummation of such acquisition and, if such acquisition (or any transaction or series of transactions leading to such acquisition) is approved, or recommended to the stockholders of the Corporation, by the Board of Directors, at the time such acquisition is

24

approved or recommended by the Board of Directors, (x) the Investor does not Beneficially Own, directly or indirectly, 45% or more of the combined voting power of the Outstanding Corporation Voting Stock and (y) the aggregate number of votes that the Investor Directors are entitled to cast do not constitute a majority of the total number of votes that can be cast by all of the members of the Board of Directors or the aggregate number of votes that are cast by Investor Directors do not constitute a majority of the total number of votes that could be cast by the directors constituting the quorum granting such approval or recommendation, any Person (other than any Investor or any of its Affiliates) acquires Beneficial Ownership, directly or indirectly, of 50% or more of the combined voting power of the Outstanding Corporation Voting Stock;

          (B)    so long as at the time such Business Combination is approved, or recommended to the stockholders of the Corporation, by the Board of Directors (if so approved or recommended) and at the time immediately prior to the consummation of such Business Combination (x) the Investor does not Beneficially Own, directly or indirectly, 45% or more of the combined voting power of the Outstanding Corporation Voting Stock and (y) the aggregate number of votes that the Investor Directors are entitled to cast do not constitute a majority of the total number of votes that can be cast by all of the members of the Board of Directors or the aggregate number of votes that are cast by Investor Directors do not constitute a majority of the total number of votes that could be cast by the directors constituting the quorum granting such approval or recommendation, the consummation of a Non-Qualified Business Combination; or

          (C)    so long as at the time such “change of control” is approved, or recommended to the stockholders of the Corporation, by the Board of Directors (if so approved or recommended) and at the time immediately prior to the consummation of such “change of control” (x) the Investor does not Beneficially Own, directly or indirectly, 45% or more of the combined voting power of the Outstanding Corporation Voting Stock and (y) the aggregate number of votes that the Investor Directors are entitled to cast do not constitute a majority of the total number of votes that can be cast by all of the members of the Board of Directors or the aggregate number of votes that are cast by Investor Directors do not constitute a majority of the total number of votes that could be cast by the directors constituting the quorum granting such approval or recommendation, any event that would not otherwise constitute a Change of Control pursuant to Section 8(c)(i)(A) or Section 8(c)(i)(B) but would constitute a “change of control” for purposes of (i) prior to any amendment, restatement, refinancing, replacement or other modification, or the termination or expiration thereof, (1) the Amended Credit Agreement (as defined in the Investment Agreement) and the Other Credit Documents (as defined in the Investment Agreement) or (2) the ABL Documentation (as defined in the Investment Agreement) (the “Closing Debt Agreements”) or (ii) any subsequent amendment, restatement, refinancing, replacement or other modification of any Closing Debt Agreement or any successor contract to any Closing Debt Agreement (each a “Successor Debt

25

Agreement”) assuming that the events constituting a “change of control” under any Successor Debt Agreement are the same as were in effect in the applicable Closing Debt Agreement as of the date of Closing (as defined in the Investment Agreement).

                  (ii)   The terms “Beneficially Own” and “Beneficial Ownership” are used herein as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Original Issuance Date, but without taking into account any contractual restrictions or limitations on voting or other rights; provided, that the Investor and its Affiliates shall not be deemed to “Beneficially Own,” or have “Beneficial Ownership” of, any securities of the Corporation held or owned by an Investor Portfolio Company.

               Section 9. Certain Business Combinations.

                  (a)  Automatic Conversion Following Certain Business Combinations.

                  (i)   Without limiting the provisions of (or the Holders’ rights under) Section 8, if a Non-Qualified Business Combination is consummated pursuant to which the Common Stock will be converted into the right to receive cash, securities or other property of a Person other than the Corporation (an “Applicable Non-Qualified Business Combination”), then (x) upon the consummation of an Applicable Non-Qualified Business Combination that is not a Change of Control described in Section 8(c)(i)(B), the shares of the Holders of Series B Preferred Stock shall or (y) upon the consummation of an Applicable Non-Qualified Business Combination that is a Change of Control described in Section 8(c)(i)(B), the shares of Series B Preferred Stock held by each Holder that has not exercised its right to a Change of Control Redemption pursuant to Section 8(a) shall, without the consent of such Holder, automatically convert into the right to receive the kind and amount of cash, securities or other property, if any (the “Exchange Property”), receivable in such Applicable Non-Qualified Business Combination by a holder of Common Stock (that was not the counterparty to the Applicable Non-Qualified Business Combination or an affiliate of such counterparty) holding that number of shares of Common Stock into which such Holder’s shares of Series B Preferred Stock would have been convertible (pursuant to Section 6 without regard to any of the limitations on convertibility contained therein) immediately prior to the consummation of such Applicable Non-Qualified Business Combination. In the event that holders of shares of Common Stock have the opportunity to elect the form of consideration to be received in an Applicable Non-Qualified Business Combination, each Holder shall have the same opportunity to elect the form of consideration that each Holder is entitled to receive.

                  (ii)  The Corporation (or any successor) shall, as promptly as practicable, but in no event later than 5 business days following the consummation of an Applicable Non-Qualified Business Combination, deliver written notice of the occurrence of such Applicable Non-Qualified Business Combination, by first class mail, postage prepaid, addressed to the Holders as they appear in the records of the Corporation as of the date of such notice; provided, however, the Change of Control Notice delivered pursuant to and in accordance with Section 8(b)(i) prior to an Applicable Non-Qualified Business Combination that is a Change of Control described in Section 8(c)(i)(B) shall satisfy the

26

Corporation’s obligation to deliver notice pursuant to this Section 9(a)(ii). Each notice must state: (A) a reasonably detailed summary of the circumstances constituting the Applicable Non-Qualified Business Combination and the automatic conversion of the Holders’ shares of Series B Preferred Stock arising as a result thereof; (B) the date of consummation of the Applicable Non-Qualified Business Combination; (C) the kind and amount of the cash, securities or other property that constitutes the Exchange Property and of the right, if applicable, to elect the form of consideration to be received; and (D) the name of the paying agent or exchange agent, if any, to whom, and the address of the place where, the Series B Preferred Stock are to be surrendered for payment of the Exchange Property and a description of the procedure that a Holder must follow to exchange its shares of Series B Preferred Stock and, if applicable, to elect the form of consideration to be received.

                  (b)  Mechanics of Automatic Conversion.

                  (i)   Each applicable Holder of Series B Preferred Stock shall surrender to the Corporation (or any successor) the certificates representing its shares of Series B Preferred Stock to the Transfer Agent at the address stated in the notice provided pursuant to Section 9(a)(ii) or Section 8(b)(i), as the case may be, accompanied by written notice of such Holder’s election of the form of consideration to be received, if applicable, and specifying the name or names (with address or addresses) in which a certificate or certificates for shares of securities that constitute part of the Exchange Property, if any, are to be issued and (if so required by the Corporation (or any successor) or the Transfer Agent) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation (or any successor) or the Transfer Agent duly executed by the Holder or its legal representative.

                  (ii)  The Transfer Agent on behalf of the Corporation (or any successor) shall pay the applicable Exchange Property as promptly as practicable upon surrender of the certificates representing the shares of Series B Preferred Stock to be exchanged; provided that if such certificates are lost, stolen or destroyed, the Corporation (or any successor) may require the Holder to indemnify the Corporation (or any successor), in a reasonable amount and in a reasonable manner, and post a customary bond in respect of such indemnity, prior to paying such Exchange Property.

                  (iii)   From and after the Automatic Conversion Date, (A) shares of Series B Preferred Stock to be exchanged for Exchange Property will no longer be deemed to be outstanding, and all powers, designations, preferences and other rights of the Holder thereof as a Holder of Series B Preferred Stock (except the right to receive from the Corporation (or any successor) the Exchange Property) shall cease and terminate with respect to such shares and (B) the Person entitled to receive shares of securities that constitute part of the Exchange Property, if any, shall be treated for all purposes as having become the record holder of those shares at that time.

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               Section 10.  Adjustments to Conversion Price.

                  (a)  Adjustments to Conversion Price. Except as provided in Section 10(e), the Conversion Price shall be subject to the following adjustments, so long as, in the case of clauses (iii) – (v) of this Section 10(a), at the time the relevant event referred to in such clause is approved, or recommended to the stockholders of the Corporation, by the Board of Directors either (x) the aggregate number of votes that the Investor Directors are entitled to cast do not constitute a majority of the total number of votes that can be cast by all of the members of the Board of Directors or the aggregate number of votes that are cast by Investor Directors do not constitute a majority of the total number of votes that could be cast by the directors constituting the quorum granting such approval or recommendation or (y) if the aggregate number of votes that the Investor Directors are entitled to cast do constitute a majority of the total number of votes that can be cast by all of the members of the Board of Directors or the aggregate number of votes that are cast by Investor Directors do constitute a majority of the total number of votes that could be cast by the directors constituting the quorum granting such approval or recommendation, (1) so long as at least one Unaffiliated Shareholder Director was part of the quorum granting such approval or recommendation, either (A) a majority of the Unaffiliated Shareholder Directors voting with respect to such approval or recommendation voted in favor of such approval or recommendation or (B) each Unaffiliated Shareholder Director that was a part of the quorum granting such approval or recommendation abstained from voting with respect thereto or (2) a majority of the Independent Directors did not in good faith oppose such approval or recommendation on the merits (without regard to the impact of such approval or recommendation, or the withholding thereof, on the Investor):

                  (i)   Stock Dividends and Distributions. If the Corporation declares a dividend or makes a distribution on the Common Stock payable in shares of Common Stock, then the Conversion Price in effect at the opening of business on the Ex-Date for such dividend or distribution shall be adjusted to the price determined by multiplying the Conversion Price at the opening of business on such Ex-Date by the following fraction:

 OS0
OS1

                  Where,

                  OS0 = the number of shares of Common Stock outstanding at the close of business on the Business Day immediately preceding the Ex-Date for such dividend or distribution.

                  OS1 = the sum of the number of shares of Common Stock outstanding at the close of business on the Business Day immediately preceding the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.

                  If any dividend or distribution described in this Section 10(a)(i) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date and

28

time the Board of Directors publicly announces its decision not to make such dividend or distribution, to such Conversion Price that would be in effect if such dividend or distribution had not been declared.

                  (ii)   Subdivisions, Splits and Combination of the Common Stock. If the Corporation subdivides, splits or combines the shares of Common Stock, then the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination shall be adjusted to the price determined by multiplying the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination by the following fraction:

OS0 OS1

                  Where,

                  OS0 = the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

                  OS1 = the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

                  If any subdivision, split or combination described in this Section 10(a)(ii) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced.

                  (iii)   Issuance of Common Stock, Convertible Securities and Options. Subject to Section 10(b), if the Corporation issues or sells any Common Stock, Convertible Securities or Options other than Excluded Stock without consideration or for consideration per share less than the Applicable Current Market Price, then the Conversion Price in effect immediately prior to such issuance or sale shall be adjusted to the price determined by multiplying the Conversion Price in effect immediately prior to such issuance or sale by the following fraction:

OS0+ (X/ ACMP) OS0 + Y

                  Where,

                  OS0 = the number of shares of Common Stock outstanding immediately prior to the date of such issuance or sale.

                  ACMP = the Applicable Current Market Price.

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                  X = the aggregate consideration received by the Corporation for the number of shares of Common Stock so issued or sold.

                  Y = the number of shares of Common Stock so issued or sold.

                  For the purposes of any adjustment of the Conversion Price pursuant to this Section 10(a)(iii), the following provisions shall be applicable:

                  (A) In the case of the issuance of Common Stock for cash, the amount of the consideration received by the Corporation shall be deemed to be the gross amount of the cash proceeds received by the Corporation for such Common Stock without any deduction of brokerage, transaction, acquisition, advisory, due diligence, origination or similar fees, including underwriting discounts fees or commissions allowed, paid or incurred by the Corporation in connection with the issuance and sale thereof.

                  (B) In the case of the issuance of Common Stock (other than upon the conversion of Convertible Securities) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by a firm of independent public accountants or an independent appraiser, in each case, of recognized national standing selected by the Board of Directors by action of a majority of the Independent Directors (“Independent Majority”) and consented to by the Holder of a majority of the outstanding shares of Series B Preferred Stock (if there is one such Person or Group (such consent not to be unreasonably withheld)), provided that such fair value, together with any cash or other consideration received in respect of the Common Stock, shall not for the purposes hereof in any event exceed the aggregate Applicable Current Market Price of the shares of Common Stock being issued as of the date the Board of Directors authorizes the issuance of such shares.

                  (C) In the case of the issuance of (x) Options for Common Stock (whether or not at the time exercisable) or (y) Convertible Securities (whether or not at the time so convertible or exchangeable) or Options for Convertible Securities (whether or not at the time exercisable):

                  (1) the aggregate maximum number of shares of Common Stock deliverable upon exercise of Options for Common Stock shall be deemed to have been issued at the time such Options are issued and for a consideration equal to the consideration (determined in the manner provided in Section 10(a)(iii)(A) and Section 10(a)(iii)(B)), if any, received by the Corporation upon the issuance of such Options plus the minimum purchase price provided in such Options for the Common Stock covered thereby;

30

                  (2) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for Convertible Securities, or upon the exercise of Options for Convertible Securities and the subsequent conversion or exchange of the Convertible Securities issued upon the exercise thereof, shall be deemed to have been issued at the time such Convertible Securities were issued or such Options for Convertible Securities were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such Convertible Securities or Options for Convertible Securities (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration (determined in the manner provided in Section 10(a)(iii)(A) and Section 10(a)(iii)(B)), if any, to be received by the Corporation upon the conversion or exchange of such Convertible Securities, or upon the exercise of such Options for Convertible Securities and the subsequent conversion or exchange of the Convertible Securities issued upon the exercise thereof;

                  (3) on any change in the number of shares of Common Stock deliverable upon exercise of any such Options or conversion or exchange of such Convertible Securities or any change in the consideration to be received by the Corporation upon such exercise, conversion or exchange, the Conversion Price as then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such Options not exercised prior to such change, or of such Convertible Securities not converted or exchanged prior to such change, upon the basis of such change; and

                  (4) if the Conversion Price shall have been adjusted upon the issuance of any such Options or Convertible Securities, no further adjustment of such Conversion Price shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof.

                  (D) For the avoidance of doubt, the number of shares of Common Stock outstanding immediately prior to the date of any issuance or sale of Common Stock, Convertible Securities or Options shall include only the number of shares of Common Stock actually outstanding as of such time and shall not include any shares of Common Stock deliverable upon (i) conversion of or in exchange for Convertible Securities, (ii) exercise of Options for Common Stock or (iii) exercise of Options for Convertible Securities and the subsequent conversion or exchange of the Convertible Securities issued upon the exercise thereof.

                  (iv)   Other Distributions. If the Corporation distributes to all holders of shares of Common Stock evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding (a) any cash dividends to the extent a corresponding cash dividend is paid on the Series B Preferred Stock pursuant to Section 4(a)(i), (b) dividends or distributions referred to in Section 10(a)(i), (c) Convertible Securities or Options referred to in Section 10(a)(iii) or (d) any dividend of shares of capital stock of any class or series,

31

or similar equity interests, of or relating to a Subsidiary of the Corporation or other business unit in the case of certain spin-off transactions as described below), then the Conversion Price in effect immediately prior to the Ex-Date for such distribution shall be adjusted to the price determined by multiplying the Conversion Price in effect immediately prior to the Ex-Date for such distribution by the following fraction:

SP0– FMV SP0

                  Where,

                  SP0 = the Current Average Market Price per share of Common Stock on the date immediately prior to the Ex-Date for such distribution.

                  FMV = the fair market value of the portion of the distribution applicable to one share of Common Stock on the Ex-Date for such distribution, in the case of a non-cash distribution or with respect to the non-cash portion of a distribution, if any, as determined by a firm of independent public accountants or an independent appraiser, in each case, of recognized national standing selected by the Board of Directors by action of an Independent Majority and consented to by the Holder of a majority of the outstanding shares of Series B Preferred Stock (if there is one such Person or Group (such consent not to be unreasonably withheld)), provided that such value shall not for the purposes hereof in any event be equal to or greater than the Current Average Market Price per share of Common Stock on such date.

                  In a “spin-off,” where the Corporation makes a distribution to all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a Subsidiary of the Corporation or other business unit, the Conversion Price will be adjusted on the 15th Trading Day after the effective date of the distribution by multiplying such Conversion Price in effect immediately prior to such 15th Trading Day by the following fraction:

MP0 MP0 + MPs

                  Where,

                  MP0 = the average of the Closing Prices of the Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution.

                  MPs = the average of the Closing Prices of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of

32

Common Stock on such date as determined by a firm of independent public accountants or an independent appraiser, in each case, of recognized national standing selected by the Board of Directors by action of an Independent Majority and consented to by the Holder of a majority of the outstanding shares of Series B Preferred Stock (if there is one such Person or Group (such consent not to be unreasonably withheld)).

                  In the event that such distribution described in this Section 10(a)(iv) is not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

                  (v)   Certain Repurchases of Common Stock. If the Corporation effects a Pro Rata Repurchase of Common Stock which involves the payment by the Corporation of consideration per share of Common Stock that exceeds the Current Average Market Price per share of Common Stock on the Trading Day next succeeding the Effective Date of such Pro Rata Repurchase (provided that if part or all of the consideration is not cash, the fair market value of the non-cash consideration shall be determined by a firm of independent public accountants or an independent appraiser, in each case, of recognized national standing selected by the Board of Directors by action of an Independent Majority and consented to by the Holders of a majority of the outstanding shares of Series B Preferred Stock (if there is one such Person or Group (such consent not to be unreasonably withheld))), then the Conversion Price in effect immediately prior to the Effective Date of such Pro Rata Repurchase shall be adjusted (such adjustment to become effective immediately prior to the opening of business on the day following the Effective Date of such Pro Rata Repurchase) by multiplying the Conversion Price in effect immediately prior to the Effective Date of such Pro Rata Repurchase by the following fraction:

OS0 x SP0 AC + (SP0 x OS1)

                  Where,

                  SP0 = the Current Average Market Price on the Trading Day immediately preceding the first public announcement of the intent to effect such Pro Rata Repurchase.

                  OS0 = the number of shares of Common Stock outstanding at the Effective Date of such Pro Rata Repurchase, including, if applicable, any shares validly tendered and not withdrawn or exchanged shares.

                  OS1= the number of shares of Common Stock outstanding at the Effective Date of such Pro Rata Repurchase, including, if applicable, any shares validly tendered or exchanged and not withdrawn, minus the number of shares purchased in such Pro Rata Repurchase (which shares shall equal the Purchased Shares (as defined below) if such Pro Rata Repurchase is effected pursuant to a tender offer or exchange offer).

33

                  AC = the aggregate cash and fair market value of the other consideration payable in such Pro Rata Repurchase, in the case of non-cash consideration, as determined by a firm of independent public accountants or an independent appraiser, in each case, of recognized national standing selected by the Board of Directors by action of an Independent Majority and consented to by the Holders of a majority of the outstanding shares of Series B Preferred Stock (if there is one such Person or Group (such consent not to be unreasonably withheld)), based, in the case of a tender offer or exchange offer, on the number of shares actually accepted for purchase (the “Purchased Shares”).

                  In the event that the Corporation, or one of its Affiliates, is obligated to purchase shares of Common Stock pursuant to any such Pro Rata Repurchase, but the Corporation, or such Affiliate, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such Pro Rata Repurchase had not been made.

                  (vi)   Rights Plans. To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on any Conversion Date, upon conversion of any shares of the Series B Preferred Stock, the Holders will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to such Conversion Date, the rights have separated from the shares of Common Stock, in which case the Conversion Price will be adjusted at the time of separation as if the Corporation had issued the rights to all holders of the Common Stock in an issuance triggering an adjustment pursuant to Section 10(a)(iii), subject to readjustment in the event of the expiration, termination or redemption of such rights.

                  (b)  Adjustments Upon Certain Issuances of Common Stock, Convertible Securities and Options. Except as provided in Section 10(e), if during the three year period immediately following the Original Issuance Date the Corporation issues or sells any Common Stock, Convertible Securities or Options other than Excluded Stock without consideration or for consideration per share less than the Conversion Price in effect immediately prior to such issuance or sale at a time when such Conversion Price is greater than the Applicable Current Market Price, so long as at the time that such issuance or sale is approved, or recommended to stockholders of the Corporation, by the Board of Directors either (x) the aggregate number of votes that the Investor Directors are entitled to cast do not constitute a majority of the total number of votes that can be cast by all of the members of the Board of Directors and the aggregate number of votes that are cast by Investor Directors do not constitute a majority of the total number of votes that could be cast by the directors constituting the quorum granting such approval or recommendation or (y) if the aggregate number of votes that the Investor Directors are entitled to cast do constitute a majority of the total number of votes that can be cast by all of the members of the Board of Directors or the aggregate number of votes that are cast by Investor Directors do constitute a majority of the total number of votes that could be cast by the directors constituting the quorum granting such approval or recommendation, (1) a majority of the Unaffiliated Shareholder Directors voted in favor of such approval or recommendation or (2) a majority of the Independent Directors did not in good faith oppose such approval or recommendation on the merits (without regard to the impact of such approval or

34

recommendation, or the withholding thereof, on the Investor) and the Unaffiliated Shareholder Directors shall have received a certificate of a majority of the CD&R Directors and the Other Investor Directors (as defined in the Stockholders Agreement) certifying that, in the good faith judgment of such majority of the CD&R Directors and Other Investor Directors, such issuance or sale is in the best interests of the Corporation, then in lieu of any adjustment pursuant to Section 10(a)(iii), the Conversion Price in effect immediately prior to such issuance or sale shall be adjusted to the price determined by multiplying such Conversion Price by the following fraction:

OS 0 + (X/ P 0)
OS 0 + Y

                  Where,

                  OS0 = the number of shares of Common Stock outstanding immediately prior to the date of such issuance or sale.

                  P0 = the Conversion Price in effect immediately prior to such issuance or sale.

                  X = the aggregate consideration received by the Corporation for the number of shares of Common Stock so issued or sold.

                  Y = the number of shares of Common Stock so issued or sold.

                  For the purposes of any adjustment of the Conversion Price pursuant to this Section 10(b), the provisions set forth in Section 10(a)(iii)(A), Section 10(a)(iii)(B), Section 10(a)(iii)(C) and Section 10(a)(iii)(D) shall apply.

                  (c)  Other Adjustments.

                  (i)   The Corporation may make decreases in the Conversion Price, in addition to any other decreases required by this Section 10, if the Board of Directors by action of an Independent Majority deems it advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares of Common Stock (or issuance of Options for Common Stock) or from any event treated as such for income tax purposes or for any other reason.

                  (ii)   If the Corporation takes any action affecting the Common Stock, other than an action described in Section 10(a) or Section 10(b), which upon a determination by the Board of Directors by action of an Independent Majority, such determination intended to be a “fact” for purposes of Section 151(a) of the DGCL, would materially adversely affect the conversion rights of the Holders of shares of Series B Preferred Stock, the Conversion Price shall be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Directors by action of an Independent Majority determines in good faith to be equitable in the circumstances.

35

                  (d)  Successive Adjustments. Successive adjustments in the Conversion Price shall be made, without duplication, whenever any event specified in Section 10(a), Section 10(b), Section 10(c) or Section 10(e) shall occur.

                  (e)  Rounding of Calculations; Minimum Adjustments. All adjustments to the Conversion Price shall be calculated to the nearest one-tenth (1/10th) of a cent. No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided, that any adjustments which by reason of this Section 10(e) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, further that on any Conversion Date adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

                  (f)  Statement Regarding Adjustments; Notices. Whenever the Conversion Price is to be adjusted in accordance with one or more of Section 10(a), Section 10(b) or Section 10(c), the Corporation shall: (i) compute the Conversion Price in accordance with Section 10(a), Section 10(b) or Section 10(c), taking into account the one cent threshold set forth in Section 10(e); (ii) (x) in the event that the Corporation shall give notice or make a public announcement to the holders of Common Stock of any action of the type described in one or more of Section 10(a) or Section 10(b) (but only if the action of the type described in one or more of Section 10(a) or Section 10(b) would result in an adjustment to the Conversion Price or a change in the type of securities or property to be delivered upon conversion of the Series B Preferred Stock), the Corporation shall, at the time of such notice or announcement, and in the case of any action which would require the fixing of a record date, at least ten days prior to such record date, give notice to each Holder by mail, first class postage prepaid, at the address appearing in the Corporation’s records, which notice shall specify the record date, if any, with respect to any such action, the approximate date on which such action is to take place and the facts with respect to such action as shall be reasonably necessary to indicate the effect on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion or redemption of the Series B Preferred Stock or (y) in the event that the Corporation does not give notice or make a public announcement as set forth in subclause (x) of this clause (ii), the Corporation shall, as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to one or more of Section 10(a), Section 10(b) or Section 10(c), taking into account the one cent threshold set forth in Section 10(e) (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event, in the same manner and with the same detail as the notice set forth in subclause (x) of this clause (ii); and (iii) whenever the Conversion Price shall be adjusted pursuant to one or more of Section 10(a), Section 10(b) or Section 10(c), the Corporation shall, as soon as practicable following the determination of the revised Conversion Price, (x) file at the principal office of the Corporation, a statement showing in reasonable detail the facts requiring such adjustment, the Conversion Price that shall be in effect after such adjustment and the method by which the adjustment to the Conversion Price was determined and (y) cause a

36

copy of such statement to be sent in the manner set forth in subclause (x) of clause (ii) to each Holder.

                  (g)  Certain Adjustment Rules. If an adjustment in the Conversion Price made hereunder would reduce the Conversion Price to an amount below par value of the Common Stock, then such adjustment in Conversion Price made hereunder shall reduce the Conversion Price to the par value of the Common Stock. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 10, the Corporation shall use its best efforts to take any and all actions which may be necessary, including, without limitation, obtaining regulatory, New York Stock Exchange (or such exchange or automated quotation system on which the Common Stock is then listed) or stockholder approvals or exemptions, in order that the Corporation may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock issuable upon conversion of the Series B Preferred Stock.

               Section 11.  Voting Rights.

                  (a)  General. The Holders of shares of Series B Preferred Stock shall be entitled to vote with the holders of the Common Stock on all matters submitted to a vote of stockholders of the Corporation, except as otherwise provided herein or as required by applicable law, voting together with the holders of Common Stock as a single class. For such purposes, each Holder shall be entitled to a number of votes in respect of the shares of Series B Preferred Stock owned of record by it equal to the number of shares of Common Stock into which such shares of Series B Preferred Stock could be converted (assuming that all of the then-outstanding shares of Series B Preferred Stock could be converted into shares of Common Stock on the record date in respect of such vote) as of the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, as of the date such vote is taken or any written consent of stockholders is solicited. The Holders of shares of Series B Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Certificate of Incorporation and the By-laws as if they were holders of record of Common Stock for such meeting.

                  (b)  Class Voting Rights. So long as any shares of Series B Preferred Stock are outstanding, in addition to any other vote required by applicable law, the Corporation may not take any of the following actions (including by means of merger, consolidation, reorganization, recapitalization or otherwise) without the prior affirmative vote or written consent of the Holders representing at least a majority of the then-outstanding shares of Series B Preferred Stock, voting together as a separate class:

                  (i)   any amendment, alteration, repeal or other modification of any provision of the Certificate of Incorporation, this Certificate or the By-laws that would alter or change the terms or the powers, preferences, rights or privileges of the Series B Preferred Stock so as to affect them adversely;

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                  (ii)   any authorization, creation, increase in the authorized amount of, or issuance of any class or series of Senior Securities or any security convertible into, or exchangeable or exercisable for, shares of Senior Securities; and

                  (iii)  any increase or decrease in the authorized number of shares of Series B Preferred Stock (except for the cancellation and retirement of shares set forth in Section 13(b) or as necessary for the payment of Series B Preferred Dividends in kind in accordance with Section 4(a)) or the issuance of additional shares of Series B Preferred Stock (except for shares of Series B Preferred Stock issuable as payment of a Series B Preferred Dividend in accordance with Section 4).

     (c)   In addition to any other vote required by applicable law, during any period (x) beginning (A) on the Maturity Date if the Corporation shall have failed to deposit on or prior to the Maturity Date money in immediately available funds sufficient to pay the aggregate Maturity Redemption Price as of the Maturity Date for all then outstanding shares of Series B Preferred Stock or (B) at any time on or after the Maturity Date that the Corporation shall have failed to pay the full Maturity Redemption Price for any share of Series B Preferred Stock and ending at such time when the full Maturity Redemption Price for all shares of Series B Preferred Stock shall have been paid to the Holders in cash (in each case, as set forth in Section 7 without giving effect to any qualifications or limitations as to “legal availability” included therein and without regard to Section 7(b)(iv)) or (y) beginning at any time that the Corporation shall have failed to pay the applicable full Change of Control Redemption Price for any share of Series B Preferred Stock that a Holder of shares of Series B Preferred Stock has requested be redeemed and ending at such time when the full applicable Change of Control Redemption Price for all shares of Series B Preferred Stock so requested to be redeemed shall have been paid to the Holders in cash (in each case, as set forth in Section 8 without giving effect to any qualifications or limitations as to “legal availability” included therein and without regard to Section 8(b)(iii)), the Corporation shall not without the written consent, or affirmative vote at a meeting called for such purpose, by Holders representing at least a majority of the then-outstanding shares of Series B Preferred Stock, voting together as a separate class:

                  (i)   take any of, commit, resolve or agree to take any of, or authorize or otherwise facilitate any of the actions set forth in Sections 6.1(a)(i)-(x) of the Stockholders Agreement (in each case, without giving effect to the qualification or limitation as to the “Investor Voting Interest” contained in Section 6.1(a) of the Stockholders Agreement);

                  (ii)   take any action that would result in an adjustment to the Conversion Price pursuant to Section 10;

                  (iii)  enter into any agreement or understanding, or commit, resolve or agree to enter into any agreement or understanding with respect to a Business Combination;

                  (iv)   hire, terminate or change the compensation of any executive officer except for ordinary raises consistent with past practices (provided that, (A) the holders of the Series B Preferred Stock shall not unreasonably withhold or delay approval of any such hiring or termination, (B) if the holders of Series B Preferred Stock shall not approve the hiring of

38

any such executive officer the Corporation may appoint an existing employee to fill the position until a replacement approved by the holders of Series B Preferred Stock is hired and (C) nothing herein shall prohibit the Corporation from terminating any executive officer for “cause” as defined in such executive officer’s employment agreement with the Corporation); or

                  (v)   adopt an annual budget (provided that if such consent or vote is not obtained, the budget for the Corporation for the immediately prior year shall be utilized as the Corporation’s budget).

                  (d)  Notwithstanding the foregoing, the Holders shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series B Preferred Stock shall have been converted into shares of Common Stock or converted into Exchange Property.

                  (e)  The consent or votes required in Section 11(b) and Section 11(c) shall be in addition to any approval of stockholders of the Corporation which may be required by law or pursuant to any provision of the Certificate of Incorporation or By-laws.

               Section 12.  Certificates.

                  (a)  Transfer Agent. The duly appointed Transfer Agent shall be [l]. The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent of recognized standing who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the Holders.

                  (b)  Form and Dating. The Series B Preferred Stock shall be initially issued and thereafter evidenced only in definitive, certificated form. Each Preferred Stock certificate shall be dated the date of its authentication.

                  (c)  Execution and Authentication. Two Officers shall sign any Series B Preferred Stock certificate for the Corporation by manual or facsimile signature. If an Officer whose signature is on a Series B Preferred Stock certificate no longer holds that office at the time the Transfer Agent authenticates the Series B Preferred Stock certificate, the Series B Preferred Stock certificate shall be valid nevertheless. A Series B Preferred Stock certificate shall not be valid until an authorized signatory of the Transfer Agent manually signs the certificate of authentication on the Series B Preferred Stock certificate. The signature shall be conclusive evidence that such Series B Preferred Stock certificate has been authenticated under this Certificate. The Transfer Agent shall authenticate and deliver certificates for shares of Preferred Stock for original issue upon a written order of the Corporation signed by two Officers of the Corporation or by an Officer and an Assistant Treasurer of the Corporation. Such order shall specify the number of shares of Series B Preferred Stock to be authenticated and the date on which the original issue of Series B Preferred Stock is to be authenticated. The Transfer Agent may appoint an authenticating

39

agent reasonably acceptable to the Corporation to authenticate the certificates for Series B Preferred Stock. Unless limited by the terms of such appointment, an authenticating agent may authenticate certificates for Series B Preferred Stock whenever the Transfer Agent may do so. Each reference in this Certificate to authentication by the Transfer Agent includes authentication by such agent. An authenticating agent has the same rights as the Transfer Agent or agent for service of notices and demands.

                  (d)  Transfer and Exchange. When (i) a Series B Preferred Stock certificate is presented to the Transfer Agent with a request to register the transfer of such Series B Preferred Stock certificate or (ii) Series B Preferred Stock certificates are presented to the Transfer Agent with a request to exchange such Series B Preferred Stock certificates for a Series B Preferred Stock certificate representing a number of shares of Series B Preferred Stock equal to the combined number of shares of Series B Preferred Stock represented by such presented certificates, the Transfer Agent shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Series B Preferred Stock certificates surrendered for transfer or exchange:

                  (i)   shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Corporation and the Transfer Agent, duly executed by the holder thereof or its attorney duly authorized in writing; and

                  (ii)   are being transferred or exchanged in accordance with the Transfer Restrictions; and

                  (iii)   if such Series B Preferred Stock certificates are being delivered to the Transfer Agent by a Holder for registration in the name of such holder, without transfer, a certification from such holder to that effect.

                  (e)  Obligations with Respect to Transfers of Series B Preferred Stock.

                  (i)   To permit registrations of transfers and exchanges, the Corporation shall execute and the Transfer Agent shall authenticate Series B Preferred Stock certificates as required pursuant to the provisions of this Section 11(e).

                  (ii)   All Series B Preferred Stock certificates issued upon any registration of transfer or exchange of Series B Preferred Stock certificates shall be the valid obligations of the Corporation, entitled to the same benefits under this Certificate as the Series B Preferred Stock certificates surrendered upon such registration of transfer or exchange.

                  (iii)   Prior to due presentment for registration of transfer of any shares of Series B Preferred Stock, the Transfer Agent and the Corporation may deem and treat the Person in whose name such shares of Series B Preferred Stock are registered as the absolute owner of such Series B Preferred Stock and neither the Transfer Agent nor the Corporation shall be affected by notice to the contrary. All notices and communications to be given to the Holders and all payments to be made to Holders under the Preferred Stock shall be given or made only to the Holders.

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                  (iv)   The Transfer Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Certificate or under applicable law with respect to any transfer of any interest in any Series B Preferred Stock other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Certificate, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

                  (f)   Replacement Certificates. If any Series B Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation will issue, in exchange and in substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for the certificate lost, stolen or destroyed, and the Transfer Agent shall countersign a replacement Series B Preferred Stock certificate of like tenor and representing an equivalent amount of Series B Preferred Stock. If required by the Transfer Agent or the Corporation, such Holder shall furnish evidence of loss, theft or destruction of such certificate and, if requested by the Corporation, an indemnity on customary terms for such situations reasonably satisfactory to the Corporation.

                  (g)   Temporary Certificates. Until definitive Series B Preferred Stock certificates are ready for delivery, the Corporation may prepare and the Transfer Agent shall countersign temporary Series B Preferred Stock certificates. Temporary Series B Preferred Stock certificates shall be substantially in the form of definitive Series B Preferred Stock certificates but may have variations that the Corporation considers appropriate for temporary Series B Preferred Stock certificates. Without unreasonable delay, the Corporation shall prepare and the Transfer Agent shall countersign definitive Series B Preferred Stock certificates and deliver them in exchange for temporary Series B Preferred Stock certificates.

                  (h)   Cancellation. In the event the Corporation shall redeem or otherwise acquire Series B Preferred Stock, the Series B Preferred Stock certificates representing such redeemed or acquired shares shall thereupon be delivered to the Transfer Agent for cancellation.

                  (i)   Taxes. The issuance or delivery of shares of Series B Preferred Stock, shares of Common Stock or other securities issued on account of Series B Preferred Stock pursuant hereto, or certificates representing such shares or securities, shall be made without charge to the Holder for such shares or certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, including, without limitation, any share transfer, documentary, stamp or similar tax; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series B Preferred Stock, shares of Common Stock or other securities in a name other than that in which the shares of Series B Preferred Stock with respect to which such shares or other securities were issued, delivered or registered, or in respect of any payment to any Person other than a payment to the Holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or

41

payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

               Section 13.  Miscellaneous.

                  (a)   Certain Covenants.

                  (i)   Without limiting the provisions of (or the Holders’ rights under) Section 8, Section 9 and Section 11, the Corporation shall not merge with or into or consolidate with or into, or sell, transfer, exchange or lease all or substantially all of its property to, any other entity, or permit consummation of any other Business Combination, unless the surviving successor, transferee or lessee entity, as the case may be (if not the Corporation), (x) expressly assumes, as part of the terms of such Business Combination, the due and punctual performance and observance of each and every covenant and condition of this Certificate to be performed and observed by the Corporation and (y) if such Business Combination is a Qualified Business Combination, expressly agrees, as part of the terms of such Qualified Business Combination, to exchange, at the Holders’ option, shares of Series B Preferred Stock for shares of the surviving entity’s capital stock having terms, preferences, rights (including, without limitation, as to dividends, voting, redemption at the option of the Holder, and rights to assets upon liquidation, dissolution or winding-up of the entity), privileges and powers no less favorable (individually and in the aggregate) than the terms, preferences, rights (including, without limitation, as to dividends, voting, redemption at the option of the Holder, and rights to assets upon liquidation, dissolution or winding-up of the entity), privileges and powers under this Certificate, in each case, such that the rights of the Holders of Series B Preferred Stock are protected against dilution or other impairment. Without limiting any of the foregoing, the Corporation shall cause lawful provision to be made as part of the terms of each Business Combination such that each Holder shares of Series B Preferred Stock then outstanding shall have the right after such Business Combination to exchange such shares for, or convert such shares into, the kind and amount of securities, cash and other property receivable upon the Business Combination by a holder of Common Stock (that was not a counterparty to the Business Combination or an affiliate of such counterparty) holding that number of shares of Common Stock into which such shares of Series B Preferred Stock would have been convertible (pursuant to Section 6 without regard to any limitations on convertibility therein) immediately prior to such Business Combination, and subject to anti-dilution adjustment protections substantially equivalent to those set forth in this Certificate; provided, in the event that holders of shares of Common Stock have the opportunity to elect the form of consideration to be received in the Business Combination, each Holder shall have the same opportunity to elect the form of consideration that each Holder is entitled to receive.

                  (ii)   The Corporation shall not, by amendment of the Certificate of Incorporation or through reorganization, consolidation, merger, dissolution, sale of assets, or otherwise, avoid or seek to avoid the observance or performance of any of the terms of this Certificate, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holders of Series B Preferred Stock against dilution or other impairment.

42

                  (iii)   In addition to any other vote required by applicable law, the Corporation shall not, without the consent of the Holders of a majority of the Series B Preferred Stock outstanding, enter into any debt agreement or other financing agreement which by its terms would restrict the payment of dividends pursuant to this Series B Certificate or the payment of any amounts due upon the redemption of Series B Preferred Stock pursuant to Section 7 or Section 8.

                  (b)   Status of Shares. Shares of Series B Preferred Stock which have been converted, redeemed, repurchased or otherwise cancelled shall be retired and, following the filing of any certificate required by the DGCL, have the status of authorized and unissued shares of Preferred Stock, without designation as to series until such shares are once more, subject to and in accordance with the provisions of Section 11, designated as part of a particular series of Preferred Stock by the Board of Directors.

                  (c)   Notices. All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (or by first class mail if the same shall be specifically permitted for such notice under the terms of this Certificate) with postage prepaid, addressed: (i) if to the Corporation, to its office at [l] or to the Transfer Agent at its office at [l], or to any other agent of the Corporation designated to receive such notice as permitted by this Certificate of Designations, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the share record books of the Corporation (which may include the records of the Transfer Agent) or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

                  (d)   Severability. If any right, preference or limitation of the Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

                  (e)   Subscription Rights. Except as expressly provided in any agreement between a Holder and the Corporation, no share of Series B Preferred Stock (nor any Holder thereof) shall have any subscription right whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

                  (f)   Other Rights. Except as expressly provided in any agreement between a Holder and the Corporation, the shares of Series B Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation of the Corporation or as provided by applicable law.

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                  (g)   The Redemption Agent. The Redemption Agent hereunder must be a bank or trust company in good standing, organized under the laws of the United States of America or any jurisdiction thereof that has a combined capital and surplus of at least $50,000,000 (or if such bank or trust company is a member of a bank holding company system, its bank holding company shall have a combined capital and surplus of at least $50,000,000). If such bank or trust company publishes reports of condition at least annually, pursuant to law or to the requirements of any supervising or examining authority, then for the purposes of this Section 13(g) the combined capital and surplus of such bank or trust company shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

                  (h)   Headings. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

                  (i)   Effectiveness. This Certificate shall become effective upon the filing thereof with the Secretary of State of the State of Delaware.

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                  IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed and acknowledged by its undersigned duly authorized officer this ___day of ___, 2009.

NCI BUILDING SYSTEMS, INC.

By: _________________________
Name:
Title:

[Signature Page to the Certificate of Designations]

EXHIBIT C

     FORM OF

STOCKHOLDERS AGREEMENT

BY AND BETWEEN

NCI BUILDING SYSTEMS, INC.

AND

CLAYTON, DUBILIER & RICE FUND VIII, L.P

DATED AS OF [●], 2009

TABLE OF CONTENTS

		Page

ARTICLE I
DEFINITIONS

Section 1.1	Certain Definitions	3

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1	Representations and Warranties of the Company	13
Section 2.2	Representations and Warranties of the Investor	14

ARTICLE III
GOVERNANCE MATTERS; VOTING; STANDSTILL PROVISIONS

Section 3.1	Board of Directors	14
Section 3.2	Voting	20
Section 3.3	Standstill and Other Restrictions	20

ARTICLE IV
TRANSFER AND HEDGING RESTRICTIONS

Section 4.1	Transfer Restrictions	21
Section 4.2	Hedging Restrictions	24

ARTICLE V
SUBSCRIPTION RIGHTS

Section 5.1	Subscription Rights	24
Section 5.2	Notice	25
Section 5.3	Purchase Mechanism	26
Section 5.4	Failure to Purchase	26
Section 5.5	Certain Qualified Offerings	27
Section 5.6	Cooperation	27
Section 5.7	Limitation of Rights	28
Section 5.8	Termination of Subscription Rights	28

ARTICLE VI
CONSENT RIGHTS

Section 6.1	Investor Consent Rights	28
Section 6.2	Certificate of Incorporation Amendments	30

                THIS STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of [●], 2009, is made by and between NCI Building Systems, Inc., a Delaware corporation, and Clayton, Dubilier & Rice Fund VIII, L.P., a Cayman exempted limited partnership (“CD&R Fund VIII”).1

W I T N E S S E T H:

                WHEREAS, the Company (as herein defined) and CD&R Fund VIII have entered into an Investment Agreement, dated August 14, 2009 (as it may be amended from time to time, the “Investment Agreement”), pursuant to which CD&R Fund VIII purchased and acquired from the Company, and the Company issued and sold to CD&R Fund VIII (the “Investment”), shares (the “Series B Preferred Shares”) of a newly created series of preferred stock designated the Series B Cumulative Convertible Participating Preferred Stock, par value $1.00 per share of the Company (the “Series B Preferred Stock”), which is convertible into shares of Common Stock, par value $.01 per share of the Company (the “Common Stock”); and

                WHEREAS, the Investor (as defined herein) and the Company desire to set forth certain terms and conditions regarding the Investment and the ownership of the shares of the Series B Preferred Stock, including certain restrictions on the Transfer (as defined herein) of the Series B Preferred Stock and the Common Stock issuable upon conversion thereof and on certain actions of the Investor and its Affiliates with respect to the Company, and to provide for, among other things, subscription rights, corporate governance rights and consent rights and other obligations and rights;

                NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants and conditions contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

                Section 1.1     Certain Definitions.  In addition to other terms defined elsewhere in this Agreement, as used in this Agreement, the following terms shall have the meanings ascribed to them below. All terms used and not defined in this Agreement shall have the meanings assigned to them in the Investment Agreement.

                “10% Holder” shall mean a Person or Group Beneficially Owning securities of the Company entitling such Person or Group to cast a number of votes in excess of 10% of the Aggregate Voting Power.

                “Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person. For purposes of this Agreement, “control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

____________________________________
1 This Form of Stockholders Agreement assumes that CD&R Fund VIII is the signatory under the Investment Agreement and that it has not assigned any portion of its rights and obligations under the Investment Agreement.

                “Affiliate Transactions” shall mean any transactions between the Company and its Controlled Affiliates, on the one hand, and the Investor and its Affiliates (other than the Company and its Controlled Affiliates), on the other hand; provided, that none of the following shall constitute an Affiliate Transaction:

                 (i)    acquisitions of securities, or payments, transactions, Board of Director rights, access rights, anti-dilution rights, registration rights, subscription rights and the other matters governed by this Agreement, the Investment Agreement, the Registration Rights Agreement, the Indemnification Agreement or the Series B Certificate, including, without limitation, the rights, powers and preferences of the Holders (as defined in the Series B Certificate) under the terms of the Series B Certificate;

                 (ii)   customary compensation arrangements (whether in the form of cash or equity awards), expense reimbursement, D&O insurance coverage, and indemnification arrangements (and related advancement of expenses) in each case for Investor Directors and Board Observers; or

                 (iii)   transactions and arrangements in the ordinary course of business and on arm’s length third-party terms with any portfolio company held or managed by the Investor or the Parent Controlled Affiliates and not involving in excess of $1 million per annum with respect to any such portfolio company and $5 million per annum with respect to all such portfolio companies.

                “Aggregate Voting Power” means, as of any date, the number of votes that may be cast by all holders of Common Stock and all holders of Non-Common Voting Stock voting together as a single class on any matter on which the holders of Common Stock are entitled to vote.

                “Agreement” shall have the meaning set forth in the Preamble.

                “Amended Credit Agreement” shall mean the Amended Credit Agreement, as the same may be amended, supplemented, waived, restated, otherwise modified, extended, renewed, refinanced or replaced, in whole or in part, from time to time.

                “Amendment Recommendation” shall have the meaning set forth in Section 6.2.

                “Authorized Stock Certificate Amendment” means the amendment set forth in paragraph 1 of Exhibit A attached hereto.

                “Authorized Stock Stockholder Approval” means the affirmative vote (in person or in proxy) by the holders of at least a majority in voting power of the outstanding shares of Common Stock voting as a separate class, at the Stockholders Meeting or any adjournment or postponement of the Stockholders Meeting, in favor of Authorized Stock Certificate Amendment.

                “Stockholders Meeting” shall have the meaning set forth in Section 6.2.

                “Bankruptcy Exceptions” shall have the meaning set forth in Section 2.1(c).

                “Beneficially Own” shall mean, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act as in effect on the date hereof, and “Beneficial Ownership” shall have the corresponding meaning; provided, that the Investor and its Affiliates shall not be deemed to “Beneficially Own” any securities of the Company held or owned by an Investor Portfolio Company.

                “Board” shall mean the Board of Directors the Company.

                “Board Observer” shall have the meaning set forth in Section 3.1(b)(iii).

                “Business Combination” means (i) any reorganization, consolidation, merger, share exchange, tender or exchange offer or other business combination or similar transaction involving the Company with any Person or (ii) the sale, assignment, conveyance, transfer, exchange, lease or other disposition (including by liquidation or dissolution of the Company) by the Company of all or substantially all of its assets to any Person.

                “Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday in New York City or Houston, or any other day on which commercial banks in New York City or Houston are authorized or required by Law or government decree to close.

                “By-laws” means the By-laws of the Company, as amended from time to time (subject to Section 6.1(a)(x)).

                “CD&R” shall have the meaning set forth in the preamble.

                “CD&R Director” shall mean any CD&R Nominee elected or appointed to the Board, from time to time, and the principals or partners of the Investor who are designated as such on Schedule 3.1(a).

                “CD&R Nominee” shall mean a principal or partner of the Investor or Parent who is designated by the Investor in writing to the Company as a nominee for election to the Board, or is designated as a replacement director for appointment to the Board, pursuant to Section 3.1(b)(i) or Section 3.1(b)(ii).

                “Certificate of Incorporation” shall mean the Company’s Restated Certificate of Incorporation, as amended from time to time (subject to Section 6.1(a)(x)).

                “Certificate of Incorporation Amendment” shall have the meaning set forth in Section 6.2.

                “Change in Circumstances” means an action taken with the consent of the Investor pursuant to Section 6.1(b) that causes Section 305(a) of the Code not to apply to any actual or deemed PIK Distribution.

                “Change of Control” shall mean, with respect to the Company, the occurrence of any one of the following events:

(i) any Person or Group (other than the Investor and its Affiliates) holds or acquires, directly or indirectly, a Voting Interest greater than 50%;

(ii) the consummation of a Non-Qualified Business Combination; or

(iii) the number of votes that can be cast by individuals, who are not Continuing Directors and who are nominated by any Person or Group other than the Investor and its Affiliates, constitute at least a majority of the aggregate number of votes that can be cast by all of the directors then on the Board.

           “Change of Control Event” shall mean any of the following: (a) the Company executes definitive documentation for a transaction that will result in or has resulted in a Change of Control, (b) the Board approves, accepts or recommends to the stockholders of the Company a transaction that upon consummation will result in a Change of Control, (c) the stockholders of the Company approve a transaction that upon consummation will result in a Change of Control or (d) a Change of Control has been consummated; provided that no Change of Control Event shall be deemed to have occurred if (x) with respect to a Change of Control of the types set forth in clauses (i) and (ii) of the definition of “Change of Control”, at the time of the event or action set forth in clause (a), (b), (c) or (d) hereof, as applicable, (A) the Investor Voting Interest is equal to or greater than 45% and (B) the aggregate number of votes that the Investor Directors are entitled to cast do not constitute a majority of the total number of votes that can be cast by all of the members of the Board of Directors or the aggregate number of votes that are cast by Investor Directors do not constitute a majority of the total number of votes that could be cast by the directors constituting the quorum granting such approval or recommendation of the consummation of such Non-Qualified Business Combination and (y) with respect to a Change of Control of the type set forth in clause (iii) of the definition of “Change of Control”, at the time of election of any such individual, the Investor Voting Interest is equal to or greater than 45%; provided that if the Investor Transfers any of the Investor Voting Interest and the effect thereof is to make an event or action which would not be a Change of Control Event prior to such Transfer into a Change of Control Event, such Transfer shall not be effective for purposes of determining whether a Change of Control Event has occurred.

           “Closing” shall have the meaning assigned in the Investment Agreement.

           “Closing Date” shall have the meaning assigned in the Investment Agreement.

           “Code” shall mean the Internal Revenue Code of 1986, as amended.

           “Common Stock” shall have the meaning set forth in the recitals hereto.

           “Company” shall mean NCI Building Systems, Inc., a Delaware corporation, and its successors and assigns.

           “Company Default Event” shall mean, at any time prior to an Investor Rights Termination Event, either of the following events:

(i) the failure of any Investor Nominee to be elected to the Board within 45 calendar days following any annual or special meeting of stockholders of the Company at which such individual stood for election but was nevertheless not elected, provided that there shall be no Company Default Event as a result of this clause (i) if such individual (or an alternate designated by the Investor) is elected or appointed to the Board (regardless of whether such individual accepts such appointment or complies with any obligations relating to such individual’s appointment or service) prior to the expiration of such 45-day period; or

(ii) the removal of an Investor Director from the Board without cause other than by action, or at the request or direction, directly or indirectly, of the Investor.

           “Competitor” shall mean any Person that manufactures, engineers, markets, sells or provides, within North America, (i) metal building systems or components (including, without limitation, primary and secondary framing systems, roofing panels and/or systems, end or side wall panels, sectional or roll-up doors, insulated metal panels, windows, or other metal components of a building structure), (ii) coated or painted steel or metal coils, or (iii) coil coating or coil painting services, and the engineering, marketing, selling and providing of the items referred to in clauses (i) – (iii) in the aggregate either (x) is the primary business of such Person or (y) such Person and its Affiliates generated revenue from such items for the twelve (12) months comprising its most recently completed four fiscal quarters equal to or greater than 50% of the aggregate revenue of the Company during such period.

           “Continuing Directors” shall mean (i) the directors who constitute the Initial Board, (ii) any person becoming a director subsequent to the date of this Agreement whose election or nomination for election was approved by the affirmative majority vote of the directors who are Continuing Directors at the time of such election or nomination (either by a specific vote or by approval of the proxy statement of the relevant party in which such person is named as a nominee for director, without written objection to such nomination), (iii) all Unaffiliated Shareholder Directors nominated or selected in accordance with Section 3.1(c)(ii) or (iii) hereof, and (iv) all Investor Directors, even if the individuals serving as Investor Directors should change.

           “Controlled Affiliate” shall mean any Affiliate of the specified Person that is, directly or indirectly, controlled (as defined in the definition of “Affiliate”) by the specified Person.

           “Covered Securities” shall mean any equity of the Company (including Common Stock, preferred stock or restricted stock), or any Equity Equivalents, in each case, other than Excluded Securities.

          “Designated Securities” shall have the meaning set forth in Section 5.2(a).

           “Determination” shall have the meaning given thereto in Section 1313(a) of the Code.

           “Directed Offer” means any so-called “registered direct” sale, block trade or other similar offering or Transfer that is not widely distributed.

           “Equity Equivalents” shall mean any securities, options or debt of the Company that are convertible or exchangeable into equity of the Company (or securities, options or debt convertible into or exercisable therefor) or that include an equity component (such as an “equity” kicker) (including any hybrid security).

           “Exchange Act” shall mean the Securities Exchange Act of 1934, or any successor federal statute, and the rules and regulations promulgated thereunder, all as amended, and as the same may be in effect from time to time.

           “Excluded Securities” shall mean any securities that are (i) issued by the Company pursuant to any employment contract, employee or benefit plan, stock purchase plan, stock ownership plan, stock option or equity compensation plan or other similar plan, to or for the benefit of any employees (including new employees), officers or directors of the Company or any of its Subsidiaries, (ii) issued by the Company in connection with business combinations, mergers, or acquisitions of assets or securities of another Person, or (iii) issued upon the conversion, exchange or exercise of any security or right or purchase obligation that either (x) is outstanding as of the date hereof in accordance with its terms as such terms exist as of the date hereof or (y) becomes outstanding after the date hereof if the security being converted, exchanged or exercised was issued after the date hereof and was a Covered Security at the time of its issuance.

           “Group” shall mean any “group” as such term is used in Section 13(d)(3) of the Exchange Act.

           “Hedge” shall mean to enter into any agreement, arrangement, transaction or series of transactions, including any swap or any repurchase or similar so-called “stock borrowing” agreement or arrangement, that hedges, mitigates or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Common Stock or any other security of the Company, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of the Common Stock or any other security of the Company, in each case regardless of whether any such agreement, arrangement transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise.

           “Hedging Limitation Period” shall mean the period from the date hereof until the later of (i) the 30-month anniversary of the Closing Date and (ii) the occurrence of an Investor Rights Termination Event.

           “Independent Director” shall mean a director who is (i) not an Affiliate of the Investor or of the Company and (ii) would qualify as an “Independent Director” pursuant to the listing standards of the NYSE, or, if the securities of the Company are not quoted or listed for trading on the NYSE, pursuant to the rules of the stock exchange on which the securities of the Company are then quoted or listed for trading, with respect to (x) the Investor and its Affiliates (as if such Persons were listed on the NYSE or such other stock exchange) and (y) to the Company (including that such individual has, and in the period starting three (3) years prior to the date of determination and ending on the date of determination, has had, no material relationship with either the Investor, its Affiliates or the Company (excluding such individual’s service, if any, as a director on the board of (1) not more than one of the Investor’s portfolio companies, or (2) the Company)).

           “Independent Non-Investor Directors” shall mean the Independent Directors on the Board who are not Investor Directors.

           “Initial Board” shall mean the directors who are members of the Board effective as of the Closing.

           “Investment Agreement” shall have the meaning set forth in the Recitals.

           “Investor” means CD&R and any Parent Controlled Affiliates that are either transferees or assignees of Series B Preferred Stock in accordance with the provisions of Section 4.1(a) and Section 9.2, respectively.

            “Investor Consent Action” shall mean any of the actions of the Company requiring the consent of the Investor pursuant to Article VI.

           “Investor Director” shall mean any Investor Nominee who is elected or appointed to the Board.

           “Investor Director Number” shall mean a number of directors that is proportionate to the Investor Voting Interest, rounded to the nearest whole number.

           “Investor Independent Director” shall mean any Investor Independent Nominee who is elected or appointed to the Board, from time to time, and the directors on the Initial Board who are designated as such on Schedule 3.1(a).

           “Investor Independent Nominee” shall mean an individual who (i) is designated by the Investor in writing to the Company for election to the Board, or is designated as a replacement director for appointment to the Board, pursuant to Section 3.1(b)(i) or Section 3.1(b)(ii) and (ii) would be an Independent Director upon such individual’s appointment or election to the Board.

           “Investor Nominee” shall mean a CD&R Nominee, an Investor Independent Nominee or an Other Investor Nominee.

           “Investor Portfolio Company” shall mean any portfolio company of Parent or the Investor with respect to which neither Parent, the Investor nor any of their respective Affiliates (excluding the portfolio company and its Controlled Affiliates) exercises control over investment decisions with respect to the Company’s securities, or encouraged, influenced or facilitated any such decision or action by such portfolio company with respect to the Company’s securities; provided, that (a) neither Parent, the Investor nor any of their respective Affiliates (excluding the portfolio company and its Controlled Affiliates) shall provide or have provided to such portfolio company or any of its Controlled Affiliates any non-public information concerning the Company or any Subsidiary of the Company and (b) such portfolio company is not acting at the request or direction of or in coordination with any of Parent, the Investor or any of their respective Controlled Affiliates (excluding the portfolio company and its Controlled Affiliates).

           “Investor Rights Period” shall have the meaning set forth in Section 3.1(b)(i).

          “Investor Rights Termination Event” shall be deemed to have occurred if, at any time following the Closing Date, the Percentage Interest is less than 10%.

          “Investor Voting Interest” shall mean, as of any date, with respect to the Investor, the ratio, expressed as a percentage, of (i) the aggregate number of votes that may be cast by holders of Common Stock and Non-Common Voting Stock Beneficially Owned by the Investor at the relevant time divided by (ii) the Aggregate Voting Power at the relevant time.

          “Law” shall mean applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any United States or foreign governmental or regulatory agency, commission, court, body, entity, authority or self-regulatory organization.

          “Non-Common Voting Stock” shall mean (i) Series B Preferred Stock and (ii) any other class or series of capital stock of the Company entitled to vote together with the Common Stock as a single class with respect to the election of directors to the Board.

          “Non-Qualified Business Combination” shall mean a Business Combination that is not a Qualified Business Combination.

          “NYSE” means the New York Stock Exchange.

           “Other Investor Director” shall mean any Other Investor Nominee who is elected or appointed to the Board, from time to time, and the directors on the Initial Board who are designated as such on Schedule 3.1(a).

          “Other Investor Nominee” shall mean an individual who (i) is designated by the Investor in writing to the Company for election to the Board, or is designated as a replacement director for appointment to the Board, pursuant to Section 3.1(b)(i) or Section 3.1(b)(ii), and (ii) is neither a CD&R Nominee nor an Investor Independent Nominee.

          “Parent” shall mean any entity that is or performs the functions of, directly or indirectly, the managing member or general partner of the Investor or is the investment manager with respect to such entity and all such entities collectively.

          “Parent Controlled Affiliate” shall mean Parent and any individuals that are partners, managing members or have similar titles with respect thereto, together with the Controlled Affiliates of any of them or of the Investor or any entity with respect to which Parent is the investment manager.

          “Percentage Interest” shall mean, as of any date, the ratio, expressed as a percentage, of (i) the Investor Voting Interest as of such date (determined as if there had been no issuances of Common Stock or Non-Common Voting Stock following the Closing to any Person(s)) by (ii) the Investor Voting Interest immediately following the Closing.

          “Permitted Increase” shall mean (i) an acquisition of Qualified Debt or (ii) an acquisition of securities of the Company or its Subsidiaries as the result of (A) the payment of dividends in kind in additional shares of Series B Preferred Stock pursuant to the Series B

Certificate, (B) the exercise of subscription rights pursuant to Article V, (C) the adjustment of the Conversion Price (as defined in the Series B Certificate) pursuant to the terms of the Series B Certificate, (D) any repurchase or redemption of securities by the Company or (E) any other right of the Investor or transaction contemplated by this Agreement or the other Transaction Documents.

          “Permitted Third Party Transferee” shall have the meaning set forth in Section 4.1(b).

          “Person” shall mean a legal person, including any individual, corporation, company, partnership, joint venture, association, joint-stock company, trust, limited liability company or unincorporated association or any other entity or organization, including a government or any agency or political subdivision thereof, or any other entity of whatever nature.

          “PIK Distribution” shall have the meaning set forth in Section 6.1(b).

          “Private Placement” shall have the meaning set forth in Section 5.2(b).

          “Proceeds” means, for purposes of Section 6.1(a)(iii), the cash proceeds to the Company from the issuance or sale of any capital stock, other than options and warrants, plus, with respect to options and warrants, the aggregate exercise price and/or conversion price that would be received by the Company if all of such options were to be exercised or converted in full.

          “Proprietary Information” shall have the meaning set forth in Section 8.1.

          “Qualified Business Combination” shall mean a Business Combination immediately following which: (i) the individuals and entities that were the Beneficial Owners of the Common Stock and Non-Common Voting Stock outstanding immediately prior to such Business Combination Beneficially Own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or equivalent) of the entity resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or indirectly through one or more Subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the voting power of the Common Stock and Non-Common Voting Stock, and (ii) no Person or Group (excluding the Investor and its Affiliates) either (x) Beneficially Owns, directly or indirectly, more of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or equivalent) of such entity than the Investor and its Affiliates so Beneficially Own, and, solely in the case of the application of this definition for purposes of clauses (iii) and (iv) of Section 4.1(a), the Investor and its Affiliates shall Beneficially Own, directly or indirectly, more than 17.5% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or equivalent) of such entity, or (y) Beneficially Owns, directly or indirectly, 25% or more of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or equivalent) of such entity.

          “Qualified Debt” means the term loans advanced pursuant to, or outstanding under, the Amended Credit Agreement.

          “Qualified Debt Holder” means, at any time, any of the Investor and its Parent Controlled Affiliates that is a holder of record of Qualified Debt at such time.

          “Qualified Offering” shall mean any public or nonpublic offering of Covered Securities.

          “Registrable Shares” shall have the meaning set forth in the Registration Rights Agreement.

          “Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of [●], 2009, executed and delivered between the Company and CD&R concurrently with the execution and delivery of this Agreement.

          “Resulting Entity Preferred Stock” shall have the meaning set forth in Section 4.1(a).

          “Securities” shall mean (i) Series B Preferred Shares, (ii) shares of Series B Preferred Stock issued as payment of dividends in kind pursuant to the Series B Certificate and (iii) the Registrable Shares.

          “Securities Act” shall mean the U.S. Securities Act of 1933, and any similar or successor federal statute, and the rules and regulations promulgated thereunder, all as amended, and as the same may be in effect from time to time.

          “Series B Certificate” shall mean the Certificate of Designations, Preferences and Rights of Series B Preferred Stock in the form contemplated by the Investment Agreement and filed with the Secretary of State of Delaware on [●], 2009.

          “Series B Preferred Shares” shall have the meaning set forth in the Recitals.

          “Series B Preferred Stock” shall have the meaning set forth in the Recitals.

          “Tax Returns” shall mean any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes (and any amendments thereto), including any information return, claim for refund or declaration of estimated Taxes.

          “Taxes” shall mean any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and including any liability in respect of any items described above as a transferee or successor, or pursuant to Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), or as an indemnitor, guarantor, surety or in a similar capacity under any contract, arrangement, agreement, understanding or commitment (whether oral or written).

          “Transfer” shall have the meaning set forth in Section 4.1(a).

          “Transfer Exception” shall have the meaning set forth in Section 4.1(a).

          “Transfer Limitation Period” shall mean any time during the period from the Closing Date to the 30-month anniversary of the Closing Date during which the Unaffiliated Shareholders’ Voting Interest is equal to or greater than 5%; provided that the Transfer Limitation Period shall terminate upon the occurrence of (x) a Company Default Event or (y) a Change of Control Event.

          “Unaffiliated Shareholder Directors” shall have the meaning set forth in Section 3.1(c)(i).

          “Unaffiliated Shareholders” shall mean the stockholders of the Company not Affiliated, and not a member of a Group, with the Investor.

          “Underlying Sale” shall have the meaning set forth in Section 5.5.

          “Voting Agreement Termination Event” shall mean any of the following: (i) a Change of Control Event or (ii) the later of (x) the 6-month anniversary of an Investor Rights Termination Event and (y) the 30-month anniversary of the Closing Date.

          “Voting Interest” shall mean, as of any date, with respect to a specified Person(s), the ratio, expressed as a percentage, of (i) the aggregate number of votes that may be cast by holders of Common Stock and Non-Common Voting Stock Beneficially Owned by such Person(s) at the relevant time divided by (ii) the Aggregate Voting Power at the relevant time.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

          Section 2.1      Representations and Warranties of the Company.  The Company represents and warrants to CD&R as of the date hereof as follows:

          (a)      The Company has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware, and has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby.

          (b)      The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company.

          (c)      This Agreement has been duly authorized, validly executed and delivered by the Company, and assuming due authorization, execution and delivery of this Agreement by CD&R, constitutes a valid and binding obligation of the Company, enforceable against the

Company in accordance with its terms, except to the extent that the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at Law or in equity (“Bankruptcy Exceptions”).

          Section 2.2      Representations and Warranties of CD&R Fund VIII. CD&R Fund VIII represents and warrants to the Company as of the date hereof as follows:

          (a)      CD&R Fund VIII has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its organization, and has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby.

          (b)      The execution, delivery and performance of this Agreement by the Investor and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Investor.

          (c)      This Agreement has been duly authorized, validly executed and delivered by CD&R Fund VIII, and assuming due authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of CD&R Fund VIII, enforceable against CD&R Fund VIII in accordance with its terms, except to the extent that the enforcement thereof may be limited by the Bankruptcy Exceptions.

ARTICLE III

GOVERNANCE MATTERS; VOTING; STANDSTILL PROVISIONS

          Section 3.1      Board of Directors.

          (a)      Initial Board. The Initial Board shall consist of the individuals set forth on Schedule 3.1(a), each serving, effective as of the Closing, in the class and on the committees of the Board set forth beside their name on such schedule.

          (b)      Investor Directors.

(i)       Investor Director Nomination, Appointment and Election. From and after the Closing until an Investor Rights Termination Event (the “Investor Rights Period”), subject to Section 3.1(c), the Investor shall be entitled to nominate for election and appoint replacements for a number of Investor Directors up to the Investor Director Number. Subject to (A) limitations and requirements imposed by Law, regulation or the rules of a stock exchange on which the securities of the Company are quoted or listed for trading and (B) the preceding sentence, there shall be no limit on the number of, and the number of votes that can be cast by, Investor Directors that are CD&R Directors or Other Investor Directors. At each annual meeting or special meeting of stockholders during the Investor Rights Period at which any directors of the Company are to be elected, the Company shall take all corporate and other actions necessary to cause the applicable Investor Nominees to be nominated for election as directors on the Board and will use its reasonable best efforts to solicit proxies in favor of the election of such Investor

Nominees to be elected at such meeting, in each case for a term expiring at the annual meeting of stockholders at which the term for directors in such Investor Nominee’s class of directors shall expire and until such Investor Nominee’s successor shall have been duly elected and qualified or at such earlier time (if any) as such Investor Nominee may resign, retire, die or be removed as a director of the Company. During the Investor Rights Period, (1) if the number of Investor Directors exceeds the Investor Director Number, unless otherwise requested by the Company by action of the Independent Non-Investor Directors, the Investor shall promptly (and in any event, if so requested, prior to the time at which the Board next takes any action, whether at a meeting or by written consent) cause one or more of the CD&R Directors or the Other Investor Directors to resign such that, following the resignations of such individuals, the number of Investor Directors no longer exceeds the Investor Director Number at such time and (2) if the limitations and requirements imposed by Law, regulation or the rules of a stock exchange on which the securities of the Company are quoted or listed for trading require a change to the number of Investor Directors that are not Investor Independent Directors (including the number of votes that can be cast by such directors), following consultation with the Board, the Investor shall promptly cause one or more of the CD&R Directors or the Other Investor Directors to resign and, if, following such resignations, the number of Investor Directors falls below the Investor Director Number, Investor Independent Nominees shall be designated and appointed to the Board in accordance with the terms of Section 3(b)(ii) so that, following such appointments, the number of Investor Directors equals the Investor Director Number. Notwithstanding anything to the contrary in this Agreement, at all times during the Investor Rights Period, the Investor Director Number shall not be less than one.

          (ii)      Investor Director Replacements. The CD&R Directors who are members of the Nominating and Corporate Governance Committee (or if none serve thereon, the remaining CD&R Directors or, if no CD&R Directors remain in office, the Investor) shall have the right to designate any replacement for an Investor Director upon the death, resignation, retirement or removal from office of such director, and the Company and the Board will use its reasonable best efforts to take all corporate and other actions necessary to cause the Investor Nominees designated pursuant to this sentence to be appointed to the Board.

          (iii)      Board Observer. Upon the occurrence of any Company Default Event, the Investor shall have the right to designate an individual (a “Board Observer”) to attend (without voting rights) each meeting of the Board or any committee thereof (and to receive from the Company, subject to the execution and delivery of a customary confidentiality agreement, copies of all notices, information and other material it provides to the Board and committees thereof) until such time as such Company Default Event is cured. The Company agrees that each Board Observer shall be entitled to reimbursement for its participation and related expenses as if such Board Observer were a director of the Company.

          (iv)      Non-Participation of CD&R Directors and Other Investor Directors With Respect to Certain Actions. Solely with respect to any action to be taken, or any determination to be made, with respect to whether dividends payable on the outstanding shares of Series B Preferred Stock are to be paid in cash or by issuing shares of Series B Preferred Stock pursuant to, and in accordance with, the Series B Certificate, (A) such action shall be taken or determination shall be made on behalf of the Company by a majority of the directors (though less than a quorum) who are not CD&R Directors or Other Investor Directors and (B) no CD&R Director or Other Investor Director shall have any right to vote upon, and by a decision of the remaining directors may be excluded from participating in any discussion of, such action or determination; provided, however, (x) the CD&R Directors and the Other Investor Directors shall have the right prior to any vote upon or discussion of any such action or determination to present to the remaining directors their opinion, and the basis for such opinion, with respect to such action or determination and (y) the remaining directors shall reasonably believe that the action taken or determination made by the remaining directors will not (1) constitute a Default under any of the terms, conditions or provisions of any of the Refinancing Agreements or any other material financing or loan agreement, contract or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries are bound, or to which the Company or any of its Subsidiaries or any of the properties, assets, or rights of the Company or any of its Subsidiaries may be subject or (2) result in the Company having insufficient liquidity to operate its business in the ordinary course, consistent with past practice. Each CD&R Director and Other Investor Director shall, if requested by the remaining directors, appear at any properly called meeting if their presence is required to establish a quorum. Except as set forth in this Section 3.1(b)(iv), Section 3.3(a), Section 3.3(b) and Section 9.3(b), CD&R Directors and Other Investor Directors shall have the right to vote upon, and be present for any discussion concerning, all actions and determinations made by the Board.

          (v)      Investor Director Title and Position. Until such time as the Investor Voting Interest is less than 20%, the Investor shall have the right, in its sole discretion, either (A) to cause one of the Investor Directors serving on the Executive Committee of the Board to have the title of Chairman of the Executive Committee or (B) to cause one of the Investor Directors serving on the Board to have the title “Lead Director”.

          (vi)      D&O Insurance. During the Investor Rights Period, the Company (A) agrees that the Investor Directors shall be entitled to the same rights, privileges and compensation as the other members of the Board in their capacity as such, including with respect to insurance coverage and reimbursement for Board participation and related expenses and (B) shall purchase and maintain, at its own expense, directors and officers liability insurance, from reputable carriers agreed upon prior to Closing by the Company and the Investor, in at least the amounts set forth on Schedule 3.1(b)(vi) hereto (or in a lesser amount agreed upon, from time to time, by the Company and the Investor), on behalf of and covering the individuals who at any time on or after the Closing are or become directors of the Company, against expenses, liabilities or losses asserted against or incurred by such individual in such capacity or arising out of such individual’s status as such, subject to customary exclusions.

          (vii)      Investor Obligations With Respect to Investor Nominees. With respect to each annual meeting of stockholders of the Company occurring during the Investor Rights Period, the Investor shall notify the Company of the individuals it nominates as the applicable Investor Nominees in writing and shall provide, or cause such individuals to provide, to the Company, such information about such individuals and the nomination to the Company, at such times as the Company may reasonably request in order to ensure compliance with applicable securities Laws and the rules of a stock exchange on which the securities of the Company are quoted or listed for trading, and to enable the Board to make determinations with respect to the qualifications of the individuals to be Investor Nominees. The Company shall not be obligated to take actions to elect or appoint to the Board any Investor Nominee until such Investor Nominee has been identified and has provided the information required by the preceding sentence to the Company.

          (viii)      Termination of Investor Rights. All obligations of the Company pursuant to this Section 3.1(b) shall terminate, and the Investor shall, upon request by the Company by action of the Independent Non-Investor Directors, cause each CD&R Director and Other Investor Director to resign from the Board, promptly upon the occurrence of an Investor Rights Termination Event (and in any event prior to the time at which the Board next takes any action, whether at a meeting or by written consent). As a condition to the nomination, election or appointment of any CD&R Nominee or Other Investor Nominee, each such individual shall agree in writing with the Company to offer to resign from the Board and/or any committees thereof promptly upon the occurrence of an Investor Rights Termination Event (and in any event prior to the time at which the Board next takes any action, whether at a meeting or by written consent) or as otherwise required pursuant to this Section 3.1(b) or Section 3.1(d).

          (c)      Unaffiliated Shareholder Independent Directors.

          (i)      Notwithstanding Section 3.1(b), from and after the Closing, if the Unaffiliated Shareholders’ Voting Interest is equal to or greater than 5%, the Investor Director Number shall not exceed three (3) less than the total number of directors of the Company and there shall be at least three (3) directors of the Company who are not Investor Directors, at least two (2) of whom shall be Independent Directors and shall be designated the “Unaffiliated Shareholder Directors,” and the other of whom shall be the Chief Executive Officer of the Company. Without the consent of the Investor, notwithstanding the number of Independent Directors who are Independent Non-Investor Directors then serving on the Board, there shall be only two (2) Independent Non-Investor Directors designated as the Unaffiliated Shareholder Directors. The Unaffiliated Shareholder Directors serving on the Initial Board shall be the Independent Directors that are designated as such on Schedule 3.1(a).

          (ii)      In the event that there is a vacancy or vacancies of the Board that must be filled with an Unaffiliated Shareholder Director in order for there to be at least two (2) Unaffiliated Shareholder Directors, the remaining Unaffiliated Shareholder Director or, if no such directors exist, the Independent Non-Investor Directors, or if no such directors exist, the Independent Directors, shall fill any such vacancy or vacancies on the Board.

          (iii)      At any annual meeting or special meeting of stockholders of the Company at which any Unaffiliated Shareholder Directors are to be elected, the Company shall take all corporate and other actions necessary to nominate for election as directors on the

Board each of the Unaffiliated Shareholder Director(s) whose term expires at such meeting (or other individual(s) selected by the Unaffiliated Shareholder Directors, or, if no such directors exist, the Independent Non-Investor Directors, or if no such directors exist, the Independent Directors).

          (iv)      During the Investor Rights Period, the Investor shall cause each share of Common Stock and Series B Preferred Stock Beneficially Owed by it to be present in person or represented by proxy at all meetings of stockholders of the Company at which an individual nominated to serve as an Unaffiliated Shareholder Director pursuant to this Section 3.1(c) is to be elected, so that all such shares shall be counted as present for determining the presence of a quorum at such meetings and to vote such shares, at such meetings or at any adjournments or postponements thereof or by written consent, as appropriate, proportionately with the Unaffiliated Shareholders with respect to the nominees who would be Unaffiliated Shareholder Directors upon their election.

          (v)      Notwithstanding anything to the contrary in this Agreement or in the Certificate of Incorporation, for so long as the Unaffiliated Shareholders’ Voting Interest is equal to or greater than 5%, an Unaffiliated Shareholder Director may not be removed except by the affirmative vote (including by written consent) of an Unaffiliated Shareholder or Unaffiliated Shareholders holding 80% of all of the Unaffiliated Shareholders’ Voting Interest. The Investor shall cause each share of Common Stock and Series B Preferred Stock Beneficially Owed by it to be present in person or represented by proxy at all meetings of stockholders of the Company at which the removal of an Unaffiliated Shareholder Director is to be voted on, so that all such shares shall be counted as present for determining the presence of a quorum at such meetings and (A) in the event that an Unaffiliated Shareholder or Unaffiliated Shareholders holding 80% of all of the Unaffiliated Shareholders’ Voting Interest vote (including by written consent) in favor of the removal of an Unaffiliated Shareholder Director, the Investor shall vote each share of Common Stock and Series B Preferred Stock Beneficially Owed by it for the removal of such Unaffiliated Shareholder Director and (B) otherwise, the Investor shall vote (including by written consent) each share of Common Stock and Series B Preferred Stock Beneficially Owed by it against the removal of such Unaffiliated Shareholder Director.

          (d)      Committees.

          (i)      General. Subject to applicable Law, regulation or the rules of a stock exchange on which the securities of the Company are quoted or listed for trading and Section 3.1(d)(ii), for so long as the Investor is entitled to nominate for election, and designate replacements for, Investor Directors pursuant to Section 3.1(b), the Investor shall also be entitled to representation proportionate to the Investor Voting Interest (rounded to the nearest whole number, subject to the last proviso of this sentence) on all committees of the Board, provided that notwithstanding the foregoing, the Investor shall be entitled to have a minimum of one Investor Director serving on each committee of the Board (except that, (A) where an Investor Director is in a conflict position, such Investor Director may not serve on a special committee of the Board, and (B) where the Investor is in a conflict position, none of the CD&R Directors or Other Investor Directors may serve on the relevant special committee of the Board); and provided, further, that there shall be at least one Unaffiliated Shareholder Director on each committee of the Board. If as a result of the application of the preceding sentence no Investor Director may serve on a certain committee, the Investor shall be entitled to appoint a Board Observer to such committee (who shall not have voting rights), so long as any such Board Observer meets any applicable independence rules of the stock exchange on which the securities of the Company are quoted or listed for trading.

          (ii)      Affiliate Transactions Committee. During the Investor Rights Period, the Board shall establish and maintain an Affiliate Transactions Committee, which shall be comprised of (x) the Unaffiliated Shareholder Directors then in office and (y) one Investor Independent Director, if an Investor Independent Director is then serving on the Board, and otherwise, the Chief Executive Officer of the Company serving as a director on the Board. Such Affiliate Transactions Committee shall review, consider and approve any Affiliate Transactions, and no such Affiliate Transactions shall be effected without the prior approval of a majority of the directors on the Affiliate Transactions Committee; provided, that, for so long as the provisions in Article TENTH of the Certificate of Incorporation, as in effect on the date hereof, are still in effect, an Affiliate Transaction that is subject to Article TENTH of the Certificate of Incorporation may be effected in accordance with Section 1(i) thereof if all of the conditions specified in paragraph A of such Section 1 are met, in lieu of the review, consideration or approval of the Affiliate Transactions Committee pursuant to this Section 3.1(d)(ii).

          (iii)      Termination of Investor Rights. All obligations of the Company pursuant to this Section 3.1(d) shall terminate, and the Investor shall, unless otherwise requested by the Company by action of the Independent Non-Investor Directors, cause each CD&R Director and Other Investor Director to resign from each committee of the Board, upon the occurrence of an Investor Rights Termination Event.

          (e)      Controlled Company Status; Listing.

          (i)      Effective upon the Closing, the Company shall have taken all corporate action and filed all election notices or other documentation with the NYSE necessary to elect to take advantage of the exemptions to the requirements of Sections 303A.01, 303A.04 and 303A.05 of the NYSE Listed Company Manual. In the annual proxy statement for the Company next following the Closing, the Company shall disclose such election, that it is a “controlled company” within the meaning set forth in the NYSE Listed Company Manual and the basis for such determination. For so long as the Company qualifies as a “controlled company” within the meaning set forth in the NYSE Listed Company Manual or any similar provision in the rules of a stock exchange on which the securities of the Company are quoted or listed for trading, the Company shall use its reasonable best efforts to take advantage of the exemptions therein.

          (ii)      During the Investor Rights Period, the Company shall keep the Investor informed, on a current basis, of any events, discussions, notices or changes with respect to any Tax (other than ordinary course communications which could not reasonably be expected to be material to the Company), criminal or regulatory investigation or action involving the Company or any of its Subsidiaries (other than routine audits or ordinary course communications which could not reasonably be expected to be material to the Company) that have been brought to the attention of the Board, and shall reasonably cooperate with the Investor, its members or their respective Affiliates in an effort to avoid or mitigate any cost or regulatory consequences to them that might arise from such investigation or action (including by reviewing written submissions in advance, attending meetings with authorities and coordinating and providing assistance in meeting with regulators).

          (iii)      From and after the Closing, the Company shall (A) use its best efforts to cause all Common Stock issuable upon conversion of the then-outstanding Series B Preferred Stock to be approved for listing on each exchange on which the Common Stock is then listed or quoted, subject to official notice of issuance, at all times following the Closing and (B) use its reasonable best efforts to maintain the listing of the shares of Common Stock described in clause (A) after issuance on each securities exchange on which the Common Stock is then listed or quoted, and, in the case of either (A) or (B), the Investor shall support and not oppose such efforts.

          Section 3.2      Voting. At any time following the Closing during which the Investor Voting Interest is less than 50%, at any and all meetings of stockholders of the Company occurring prior to a Voting Agreement Termination Event, the Investor shall cause each share of Common Stock and Series B Preferred Stock Beneficially Owned by it and the Parent Controlled Affiliates to be present in person or represented by proxy at all meetings of stockholders of the Company, so that all such shares shall be counted as present for determining the presence of a quorum at such meetings and to vote, at such meetings or at any adjournments or postponements thereof or by written consent, (a) subject to Section 3.1(c)(iv), in favor of all director nominees nominated by the Board for election by the stockholders in accordance with the terms of this Agreement and the By-laws, and (b) as recommended by the Board, on any and all (i) proposals relating to or concerning compensation or equity incentives for directors, officers or employees of the Company adopted in the ordinary course of business consistent with past practice, (ii) proposals by stockholders of the Company (including under Rule 14a-8 of the Exchange Act), and (iii) proposals the subject matter of which is an Investor Consent Action, provided in respect of clauses (i) and (iii) only, that the Board’s recommendation is consistent with the Investor’s exercise of its consent rights provided in Article VI hereof in connection with such Investor Consent Action and the submission of such proposal occurred in a reasonably timely manner and such proposal has not failed to receive the requisite number of affirmative votes for the adoption of such proposal since the Investor’s exercise of its consent right in connection therewith.

          Section 3.3      Standstill and Other Restrictions. (a) (i) During the period from the Closing until the earlier of (x) the 30-month anniversary of the Closing and (y) the 6-month anniversary of an Investor Rights Termination Event, the Investor and the Parent Controlled Affiliates shall not, and (ii) if the 6-month anniversary of an Investor Rights Termination Event has not occurred prior to the 30-month anniversary of the Closing, during the period from the 30-month anniversary of the Closing until the 6-month anniversary of an Investor Rights Termination Event, without the approval of a majority of the Unaffiliated Shareholder Directors, the Investor and the Parent Controlled Affiliates shall not, directly or indirectly: (i) other than a

Permitted Increase, in any way acquire, offer or propose to acquire, or agree to acquire, in any manner (including by means of merger, consolidation, reorganization, recapitalization or otherwise), Beneficial Ownership of any securities of the Company or its Subsidiaries (including convertible securities) if immediately following such acquisition or agreement, the Investor and the Parent Controlled Affiliates would Beneficially Own in the aggregate more than 80% of the Aggregate Voting Power or economic interest of the Company (treating securities convertible into or exercisable for voting securities, economic interests or Common Stock that are Beneficially Owned by the Investor or the Parent Controlled Affiliates as fully converted into or exercised for the underlying voting securities, economic interests or Common Stock without regard to the exercisability, vesting or similar provisions and restrictions thereof) or (ii) seek, directly or indirectly, any amendment, waiver, or release of, or to contest the validity of, any of the restrictions contained in this Section 3.3(a) (including this clause (ii)) by the Company. The restrictions of this Section 3.3(a) shall (A) terminate upon the occurrence of a Change of Control Event, and (B) not apply at any time during which the Unaffiliated Shareholders’ Voting Interest is less than 5%. Notwithstanding the foregoing, if a majority of the Independent Directors consent in writing prior thereto, any Qualified Debt Holder may exchange Qualified Debt for equity securities of the Company on terms and conditions agreed to in writing by the Company (by approval of a majority of the Independent Directors) and such Qualified Debt Holder.

          (b)      During the Hedging Limitation Period, the Investor and its Parent Controlled Affiliates shall not, directly or indirectly, without the prior written consent of a majority of the Independent Directors: (i) in any way acquire, offer or propose to acquire or agree to acquire, directly or indirectly, in any manner, Beneficial Ownership of any indebtedness or debt securities of the Company other than Qualified Debt or (ii) seek, directly or indirectly, any amendment, waiver, or release of, or to contest the validity of, any of the restrictions contained in this Section 3.3(b) (including this clause (ii)) by the Company.

          (c)      Notwithstanding anything to the contrary contained in this Agreement, the restrictions of this Section 3.3 shall not apply upon the occurrence of any Company Default Event, provided that the restrictions of this Section 3.3 shall apply from and after the date that such Company Default Event is cured or remedied until the date upon which such restriction terminates in accordance with this Section 3.3.

ARTICLE IV
TRANSFER AND HEDGING RESTRICTIONS

          Section 4.1      Transfer Restrictions. (a) Prior to the expiration of the Transfer Limitation Period, without the approval of a majority of the Independent Directors, the Investor shall not transfer, sell, pledge, assign or otherwise dispose of (including by merger or otherwise by operation of Law) (“Transfer”) any of the Securities, other than (i) to a Parent Controlled Affiliate that agrees to be bound by the provisions of this Agreement as if it were the Investor hereunder (for the avoidance of doubt, any such Transferee shall be included in the term “Investor”), (ii) to the Company, (iii) in a Qualified Business Combination approved, or recommended to the stockholders of the Company, by the Board (so long as such approval and recommendation has not been revoked prior to the Transfer) in which (A) the consideration received by the Investor (other than with respect to any Series B Preferred Stock that is exchangeable for, or convertible into, preferred stock of the resulting entity of the Qualified

Business Combination in accordance with clause (B) below, if applicable), divided by the number of shares of Common Stock Beneficially Owned by the Investor (treating any securities (other than the Series B Preferred Stock that is exchangeable for, or convertible into, preferred stock of the resulting entity of the Qualified Business Combination, if applicable) convertible into or exercisable for Common Stock (or securities convertible into or exercisable therefor) as fully converted into or exercised for the underlying Common Stock) is equal to, and in the same form as, the per-share consideration received by all holders of Common Stock (other than holders that are the counterparty to such transaction or an affiliate of such counterparty); provided, in the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in such Qualified Business Combination, the Investor shall have the opportunity to make such election with respect to the consideration described in this clause (A) on the same basis as all holders of Common Stock and/or (B) the shares of Series B Preferred Stock are exchangeable for, or convertible into, shares of the resulting entity of the Qualified Business Combination (the “Resulting Entity Preferred Stock”) having terms, preferences, rights (including, without limitation, as to dividends, voting, redemption at the option of the holder, rights to assets upon liquidation, dissolution or winding up, and protections against dilution and other impairment), privileges and powers substantially similar to and no more favorable than the terms, preferences, rights, privileges and powers under the Series B Certificate, and the number of shares of Resulting Entity Preferred Stock for which each share of Series B Preferred Stock is so exchangeable, or into which each share of Series B Preferred Stock is so convertible, are, immediately following such exchange or conversion in connection with the Qualified Business Combination, convertible in the aggregate into the same amount and form of consideration (which may be common stock of the resulting entity from such Qualified Business Combination) that would have been receivable in the Qualified Business Combination if such share of Series B Preferred Stock had been fully converted into the underlying Common Stock immediately prior to such Qualified Business Combination, or (iv) in a Non-Qualified Business Combination approved, or recommended to the stockholders of the Company, by the Board (so long as such approval and recommendation of such Non-Qualified Business Combination has not been revoked prior to the Transfer) in which the consideration received by the Investor in such transaction divided by the number of shares of Common Stock Beneficially Owned by the Investor (treating Series B Preferred Stock and other securities convertible into or exercisable for Common Stock (or securities convertible into or exercisable therefor) as fully converted into or exercised for the underlying Common Stock) is equal to, and in the same form as, the per-share consideration received by all holders of Common Stock (other than holders that are the counterparty to such transaction or an affiliate of such counterparty); provided in the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in such Non-Qualified Business Combination, the Investor shall have the opportunity to make such election on the same basis as all holders of Common Stock (each of the exceptions described in clauses (i) through (iv), a “Transfer Exception”). In the event any Person who is a Transferee pursuant to clause (i) of the preceding sentence ceases to be a Parent Controlled Affiliate, then any prior Transfer to such Person pursuant to clause (i) shall become null and void and ownership and title to any such Securities so Transferred shall revert to the Investor. The Investor shall immediately notify the Company if it engages in any of the transactions referred to in this Section 4.1. The Investor shall give the Company notice of any proposed Transfer not less than five (5) Business Days prior to any Transfer (or the entering into of any agreement relating to a Transfer).

          (b)      Following the Transfer Limitation Period, the Investor shall not Transfer any of the Securities, except as follows: (i) the Registrable Shares may be Transferred by the Investor (A) in a privately negotiated transaction (including any Directed Offer if negotiated between the Investor (or its agents or representatives) and any Transferee (or its agents or representatives)) to a Person or Group that represents that it, and that such Transferee reasonably believes, (1) is not a Competitor, (2) is not and will not be, after giving effect to the Transfer, a 10% Holder or an Affiliate of any 10% Holder and (3) is not proposing to effect a Change of Control of the Company without the prior written consent of a majority of the Independent Directors (such Person, a “Permitted Third Party Transferee”); provided that the Transferring Investor, shall have provided the Company five (5) Business Days’ notice in writing prior to any such Transfer, (B) in public market trades (which shall include any Directed Offer that is not of the type referred to in clause (A) above), provided that the Transferring Investor shall have no reason to believe that any Transferee is not a Permitted Third Party Transferee and the Transferring Investor shall have instructed the Transferring Investor’s underwriters or brokers, if any, of the requirements of a Permitted Third Party Transferee, and (C) in a traditional underwritten public offering (excluding any Directed Offer) in accordance with the Registration Rights Agreement and (ii) the Securities may be Transferred pursuant to a Transfer Exception. The restrictions of this Section 4.1(b) shall (x) terminate upon the occurrence of a Change of Control Event, and (y) not apply at any time during which the Unaffiliated Shareholders’ Voting Interest is less than 5%.

          (c)      The Investor’s rights under this Agreement will not be Transferable to any Transferee of any shares of the Securities, other than a Transferee that is a Parent Controlled Affiliate (and has entered into an agreement with the Company as set forth in Section 4.1(a)). In the event any Person who is a Transferee pursuant to the preceding sentence ceases to be a Parent Controlled Affiliate, then any prior Transfer to such Person shall become null and void and ownership and title to any such Securities, and the rights under this Agreement, so Transferred shall revert to the Investor.

          (d)      Any certificates for Securities issued pursuant to the Investment Agreement or issued upon conversion of Securities or issued in respect of any Transfer of Securities shall bear a legend or legends (and appropriate comparable notations or other arrangements will be made with respect to any uncertificated shares) substantially to the following effect:

THIS INSTRUMENT WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, (THE “SECURITIES ACT”) AND THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION THEREFROM UNDER SUCH ACT OR SUCH LAWS.

In addition, for so long as the restrictions of this Article IV remain in effect, such legend or notations will include language substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A STOCKHOLDERS AGREEMENT, DATED [●], 2009, AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND THE OTHER PARTY OR PARTIES THERETO. A COPY OF THE PROVISIONS OF SUCH AGREEMENT SETTING FORTH SUCH RESTRICTIONS ON TRANSFER IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The holder of any certificate(s) bearing any such legend (or any uncertificated shares subject to such notations or arrangements) shall be entitled to receive from the Company new certificates for a like number of Securities not bearing such legend (or the elimination or termination of such notations or arrangements) promptly upon the request of such holder at any time when (i) the restrictions on Transfer pursuant to this Agreement are no longer applicable, and (ii) an opinion of counsel to such holder has been delivered to the Company, which opinion is reasonably satisfactory to the Company, to the effect that the restriction referenced in such legend (or such notations or arrangements) is no longer required in order to ensure compliance with the Securities Act and applicable state Laws.

          Section 4.2      Hedging Restrictions. The Investor agrees that, during the Hedging Limitation Period, it and the Parent Controlled Affiliates shall not Hedge its or their direct or indirect exposure to the Common Stock or any other Security, except in transactions involving an index-based portfolio of securities that includes Common Stock (provided that the value of such Common Stock in such portfolio is not more than 5% of the total value of the portfolio of securities). For the avoidance of doubt, following the Hedging Limitation Period, nothing in this Section 4.2 shall prohibit the Investor or the Parent Controlled Affiliates from Hedging its direct or indirect exposure to the Common Stock or any other Security, including any transactions involving an index-based portfolio of securities that includes Common Stock (regardless of the value of such Common Stock in such portfolio relative to the total value of the portfolio of securities) or involving the purchase or sale of derivative securities or any short sale of Common Stock.

ARTICLE V SUBSCRIPTION RIGHTS

          Section 5.1      Subscription Rights. From and after the Closing, if the Company offers to sell Covered Securities in a Qualified Offering (which may only be effected in compliance with Section 6.1), the Investor shall be afforded the opportunity to acquire from the Company, for the same price and on the same terms as such Covered Securities are offered to others, in the aggregate up to the amount of Covered Securities required to enable the Investor to maintain (a) with respect to offers to sell Covered Securities consisting of Common Stock, Non-Common Voting Stock or Equity Equivalents convertible or exchangeable for Common Stock or Non-Common Voting Stock (or convertible into or exercisable therefor), the then-current Investor Voting Interest and (b) with respect to offers to sell Covered Securities consisting of non-voting equity of the Company or Equity Equivalents convertible or exchangeable for non-

voting equity (or convertible into or exercisable therefor), the Investor’s then-current percentage economic interest.

          Section 5.2      Notice. (a) In the event the Company intends to make a Qualified Offering of Covered Securities that is an underwritten public offering or a private offering made to Qualified Institutional Buyers (as such term is defined in Rule 144A under the Securities Act) for resale pursuant to Rule 144A under the Securities Act, no later than five (5) Business Days after the initial filing of a registration statement with respect to such underwritten offering or the commencement of such Rule 144A offering, the Company shall give the Investor written notice of its intention (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed in respect of such offering), describing, to the extent then known, the anticipated amount of securities, price (or range of prices), timing and other material terms upon which the Company proposes to offer the same. The Investor shall have five (5) Business Days from the date and time of receipt of any such notice to notify the Company in writing that it intends to exercise such subscription rights and as to the amount of Covered Securities the Investor desires to purchase, up to the maximum amount calculated pursuant to Section 5.1 (the “Designated Securities”). Such notice shall constitute a non-binding indication of interest of the Investor to purchase the Designated Securities so specified at the price and other terms set forth in the Company’s notice to it. The failure of the Investor to respond during such five-Business Day period shall constitute a waiver of subscription rights under this Article V only with respect to the offering described in the applicable notice and a notice purporting to exercise subscription rights for more than the maximum amount contemplated by Section 5.1 shall be deemed to be an election to acquire the maximum amount. To the extent the Company shall give the Investor notice of any such offer prior to the public announcement thereof, the Investor shall agree to confidentiality and restriction on trading terms reasonably acceptable to the Company.

          (b)      If the Company proposes to make a Qualified Offering of Covered Securities that is not an underwritten public offering or Rule 144A offering (a “Private Placement”), the Company shall (i) give the Investor written notice of its intention, describing, to the extent then known, the anticipated amount of securities, price and other material terms upon which the Company proposes to offer the same and (ii) promptly provide the Investor with an updated notice reflecting any changes to such anticipated amount of securities, price or other material terms. The Investor shall have ten (10) Business Days from the date of receipt of the last notice required by the immediately preceding sentence to notify the Company in writing that it intends to exercise such subscription rights and as to the amount of Designated Securities the Investor desires to purchase, up to the maximum amount calculated pursuant to Section 5.1. Such notice shall constitute a non-binding indication of interest of the Investor to purchase the amount of Designated Securities so specified at the price and upon other terms set forth in the Company’s notice to it; provided that the closing of the Private Placement with respect to which such rights has been exercised takes place within fifteen (15) calendar days after giving notice of such exercise by the Investor. The failure of the Investor to respond during the ten-Business Day period referred to in the second preceding sentence shall constitute a waiver of the subscription rights under this Article V only with respect to the offering described in the applicable notice and a notice purporting to exercise subscription rights for more than the maximum amount contemplated by Section 5.1 shall be deemed to be an election to acquire the maximum amount. To the extent the Company shall give the Investor notice of any such offer prior to the public announcement thereof, the Investor shall agree to confidentiality and restriction on trading terms reasonably acceptable to the Company.

          Section 5.3      Purchase Mechanism. (a) If the Investor exercises its subscription rights as provided in Section 5.2(a), the Company shall offer the Investor, if such underwritten public offering or Rule 144A offering is consummated, the Designated Securities (as adjusted to reflect the actual size of such offering when priced) on the same material terms as the Covered Securities are offered to the underwriters or initial purchasers and shall provide written notice of such price to the Investor as soon as practicable prior to such consummation. Contemporaneously with the execution of any underwriting agreement or purchase agreement entered into between the Company and the underwriters or initial purchasers of such underwritten public offering or Rule 144A offering, the Investor shall, if it continues to wish to exercise its subscription rights with respect to such offering, enter into an instrument in form and substance reasonably satisfactory to the Company acknowledging its binding obligation to purchase the Designated Securities to be acquired by it and containing representations, warranties and agreements of the Investor that are customary in private placement transactions and, in any event, no less favorable to the Investor than any underwriting or purchase agreement entered into by the Company in connection with such offering, and the failure to enter into such an instrument at or prior to such time shall constitute a waiver of the subscription rights in respect of such offering. Any offers and sales pursuant to this Article V in the context of a registered public offering shall be also conditioned on reasonably acceptable representations and warranties of the Investor regarding its status as the type of offeree to whom a private sale can be made concurrently with a registered offering in compliance with applicable securities Laws.

          (b)      If the Investor exercises its subscription rights as provided in Section 5.2(b), the closing of the purchase of the Covered Securities with respect to which such right has been exercised shall be conditioned on the consummation of the sale of securities pursuant to the Private Placement with respect to which such subscription right has been exercised and shall take place as soon as practicable after the closing of the Private Placement; provided, that such time period shall be extended for a maximum of 95 days in order to comply with applicable Laws and regulations; provided, further, that the actual amount of Covered Securities to be sold to the Investor pursuant to its exercise of subscription rights hereunder shall be proportionally reduced if the aggregate amount of Covered Securities sold in the Private Placement is reduced and, at the option of the Investor (to be exercised by delivery of written notice to the Company within five (5) Business Days of receipt of notice of such increase), shall be increased if such aggregate amount of Covered Securities sold in the Private Placement is increased. In connection with its purchase of Designated Securities, the Investor shall, if it continues to wish to exercise its subscription rights with respect to such offering, execute an agreement containing representations and warranties and, if at such time the Investor’s Voting Interest is greater than 20%, agreements of the Investor that are substantially similar in all material respects to the agreements executed by other purchasers in such Private Placement. Each of the Company and the Investor agrees to use its reasonable best efforts to secure any regulatory or stockholder approvals or other consents, and to comply with any Law or regulation necessary in connection with the offer, sale and purchase of, such Covered Securities.

          Section 5.4      Failure to Purchase. In the event that the Investor fails to exercise its subscription rights provided in this Article V within the applicable period or, if so exercised,

the Investor is unable to consummate such purchase within the time period specified in Section 5.3 above because of its failure to obtain any required regulatory or stockholder consent or approval or because of the failure to purchase any or all of the Covered Securities contemplated to be purchased by the election notice, the Company shall thereafter be entitled during the period of 60 days following the conclusion of the applicable period to sell or enter into an agreement (pursuant to which the sale of the Covered Securities covered thereby shall be consummated, if at all, within 30 days from the date of said agreement) to sell the Covered Securities not elected to be purchased pursuant to this Article V or which the Investor is unable to purchase because of such failure to obtain any such consent or approval or otherwise fails to purchase, at a price and upon terms no more favorable to the purchasers of such securities in the Private Placement, the underwritten public offering or Rule 144A offering, as the case may be, than were specified in the Company’s notice to the Investor. Notwithstanding the foregoing, if such sale is subject to the receipt of any regulatory or stockholder approval or consent or the expiration of any waiting period, the time period during which such sale may be consummated shall be extended until the expiration of five (5) Business Days after all such approvals or consents have been obtained or waiting periods expired, but in no event shall such time period exceed 90 days from the date of the applicable agreement with respect to such sale. In the event the Company has not sold the Covered Securities or entered into an agreement to sell the Covered Securities within said 60-day period (or sold and issued Covered Securities in accordance with the foregoing within thirty (30) days from the date of said agreement (as such period may be extended in the manner described above for a period not to exceed 90 days from the date of said agreement)), the Company shall not thereafter offer, issue or sell such Covered Securities without first offering such securities to the Investor in the manner provided above.

          Section 5.5      Certain Qualified Offerings. In the case of a Qualified Offering of Covered Securities for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by a firm of independent public accountants or an independent appraiser, in each case, of recognized national standing selected by the Board and approved by the Investor, provided, however, that such fair value as determined in accordance with this Section 5.5 shall not exceed the aggregate market price of the securities being offered as of the date the Board authorizes the offering of such securities. In the event that the sale of Designated Securities to the Investor cannot be consummated substantially concurrently with the sale giving rise to the applicable exercise of subscription rights by the Investor under Section 5.1 (the “Underlying Sale”), consummation of the Underlying Sale shall not be delayed or conditioned upon such sale of Designated Securities to the Investor; provided, in such event, that the Company shall use its best efforts to consummate the sale of such Designated Securities to the Investor as promptly as practicable following the consummation of the Underlying Sale.

          Section 5.6      Cooperation. The Company and the Investor shall cooperate in good faith to facilitate the exercise of the Investor’s subscription rights hereunder, including, without limitation, securing any required approvals or consents, in a manner that does not jeopardize the timing, marketing, pricing or execution of any offering of the Company’s securities.

          Section 5.7      Limitation of Rights. Notwithstanding the above, nothing set forth in this Article V shall confer upon the Investor the right to purchase any securities of the Company other than Designated Securities. For the avoidance of doubt, notwithstanding the above, nothing set forth in this Article V shall limit the Investor’s rights pursuant to and in accordance with the Registration Rights Agreement, including, without limitation, with respect to notice of or registration of Registrable Securities in Piggy-back Registrations (each as defined in the Registration Rights Agreement).

          Section 5.8      Termination of Subscription Rights. Anything to the contrary in this Article V notwithstanding, the subscription right to purchase Covered Securities granted by this Article V shall not be available for any offering that commences at any time after the occurrence of an Investor Rights Termination Event.

ARTICLE VI CONSENT RIGHTS

          Section 6.1      Investor Consent Rights.

          (a)      Until such time as the Investor Voting Interest is less than 25%, without the prior consent of the Investor, the Company shall not, and shall cause each of its Subsidiaries not to, take any of the following actions, commit, resolve or agree to take any of the following actions or authorize or otherwise facilitate any of the following actions:

          (i)      in any fiscal year, acquire, in a single transaction or a series of related transactions, any business organization or division thereof or assets if in such fiscal year (A) the aggregate consideration paid by the Company for all such acquisitions completed in such fiscal year would exceed 10% of the Company’s consolidated assets as of the end of the most recently completed fiscal year or (B) the aggregate contribution to revenue of the businesses, divisions and assets acquired on a pro forma basis for the most recently completed fiscal year would exceed 10% of the Company’s revenues for the most recently completed fiscal year, excluding, in all cases, (1) transactions consented to by the Investor, (2) transactions between and among any of the Company and its direct or indirect wholly-owned Subsidiaries and (3) acquisitions of inventory, equipment and real property in the ordinary course of business;

          (ii)      in any fiscal year, sell, transfer or dispose of, in a single transaction or a series of related transactions, any business organization or division of the Company or any of its assets if in such fiscal year (A) the aggregate consideration received by the Company for all such sales, transfers or dispositions completed in such fiscal year would exceed 10% of the Company’s consolidated assets as of the end of the most recently completed fiscal year or (B) the aggregate contribution to revenue of the sold, transferred or disposed businesses, divisions and assets for the most recently completed fiscal year would exceed 10% of the Company’s revenues for the most recently completed fiscal year, excluding, in all cases, (1) transactions consented to by the Investor, (2) transactions between and among any of the Company and its direct or indirect wholly-owned Subsidiaries, (3) disposition of any aircrafts owned by the Company and (4) dispositions of inventory , equipment and real property in the ordinary course of business;

          (iii)      other than grants in the ordinary course of business consistent with past practice to employees or directors of the Company pursuant to an existing stock option plan or restricted stock plan, pursuant to another plan or agreement adopted or approved by the Board in the ordinary course with terms that are consistent with past practice or pursuant to the issuance of shares in respect of any exercise of options or settlement of any other share-based awards outstanding on the date of this Agreement, or as may be granted after the date of this Agreement, as permitted by this Agreement, authorize, issue, deliver, sell, pledge, dispose of, grant, award or encumber any shares (or options, warrants, convertible securities or rights of any kind to acquire or receive any shares) of capital stock, ownership interests or voting securities if the Proceeds to the Company for all such issuances in the aggregate exceeds $5 million in any given fiscal year;

          (iv)      redeem, repurchase or acquire any shares of capital stock or securities convertible into or exercisable for shares of the capital stock, other than any Securities or pursuant to the acquisition of shares from a holder of an option, restricted share or any other share-based award in satisfaction of Tax withholding obligations or in payment of the exercise price, if as a result of such action the aggregate consideration paid by the Company in respect of all such redemptions, repurchases or acquisitions since the date of this Agreement would exceed $10 million annually and other than transactions between and among any of the Company and its direct or indirect wholly-owned Subsidiaries;

          (v)      declare or pay any extraordinary dividend or distribution (other than dividends or distributions by a direct or indirect wholly-owned Subsidiary of the Company to the Company or a direct or indirect wholly-owned Subsidiary of the Company); it being understood that the Company may, without the Investor’s consent, declare or pay ordinary cash dividends on shares of Common Stock in which the shares of Series B Preferred Stock participate pursuant to the terms of the Series B Certificate;

          (vi)      newly incur or guarantee any Indebtedness except for (A) any Indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) guarantees by the Company of Indebtedness of Subsidiaries of the Company, which Indebtedness is incurred in compliance with this Section 6.1(a)(vi), (C) borrowings under the ABL Documentation and the Amended Credit Agreement, each as in effect on the Closing Date and without giving effect to any amendment, modification or extension thereof, and (D) Indebtedness not to exceed $35 million in aggregate principal amount outstanding at any time;

          (vii)      engage to a material extent in any business in which the Company is not engaged on the Closing Date or any business related, ancillary or complementary to such business;

          (viii)      adopt a plan or agreement of complete or partial liquidation or dissolution (except a liquidation or dissolution of a direct or indirect wholly-owned Subsidiary into the Company or another wholly-owned Subsidiary) or commence a Proceeding;

          (ix)      increase the number of directors that would constitute the entire Board at such time assuming all vacancies were filled; or

          (x)      amend, alter, or repeal any provisions of its Certificate of Incorporation or By-laws.

          (b)      Until such time as the Investor Voting Interest is less than 20%, without the prior consent of the Investor (which may be granted, withheld or conditioned in the sole discretion of the Investor), the Company shall not, and shall cause each of its Subsidiaries not to, issue any stock or security (other than Common Stock, Series B Preferred Stock and, with respect to the foregoing, options, restricted stock units, restricted stock and stock appreciation rights that are described in clause (i) of the defined term Excluded Securities), including, without limitation, non-participating preferred stock or debt securities that are convertible into shares of capital stock or capital stock equivalents by their terms, that gives rise, in the good faith belief of the Investor based on advice of counsel, to a not insubstantial risk that distributions (or deemed distributions) on the shares of Series B Preferred Stock that are paid (or deemed paid) in shares of such stock (the “PIK Distributions”) would not be governed by the general rule of Section 305(a) of the Code.

          (c)      Consent of the Investor to any of the actions specified above may be made in a writing addressed to the Board, and in addition shall be deemed to have been given if a CD&R Director shall affirm at a meeting of the Board that, in such individual’s capacity as a representative of the Investor, he or she consents to any such action on behalf of the Investor.

          Section 6.2      Certificate of Incorporation Amendments.

          (a)      Effective as of the Closing, the Board (i) shall have adopted and declared advisable, and unanimously approved and recommended to the Company’s stockholders each of the amendments to the Certificate of Incorporation set forth on Exhibit A hereto (each a “Certificate of Incorporation Amendment” and, collectively, the “Certificate of Incorporation Amendments”) (such approval and recommendation, the “Amendment Recommendation”) and (ii) shall have authorized the Company to take all actions permitted by Law and, if consent from the Investor is required, consented to by the Investor, to increase the number of authorized but unissued shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series B Preferred Stock and shall have adopted and declared advisable, and unanimously approved and resolved to recommend to the stockholders of the Company entitled to vote thereon, following the receipt of the prior written approval of the Investor in accordance with Section 6.2(c), the actions requiring the affirmative vote or consent of the stockholders of the Company set forth on Schedule 6.2(c) hereto.

          (b)      From and after the Closing, subject to the third sentence of this Section 6.2(b), the Company shall use its best efforts and take all corporate actions necessary to obtain stockholder approval, as required by Delaware law, of each Certificate of Incorporation Amendment promptly following the Closing. Without limiting the foregoing, (i) the Company shall (x) submit each Certificate of Incorporation Amendment for the approval of the stockholders of the Company, as required by Delaware law, at the next meeting of stockholders subsequent to the Closing, which shall be no later than the next annual meeting of the stockholders subsequent to the Closing (the “Stockholders Meeting”), (y) file with the Commission a proxy statement related to the Stockholders Meeting and use its best efforts to respond to any comments of the SEC or its staff and to cause a definitive proxy statement related to the Stockholders Meeting, which shall include the Amendment Recommendation, to be mailed to the Company’s stockholders and (z) use its best efforts to solicit proxies in favor of the adoption of the Certificate of Incorporation Amendments and to otherwise cause the stockholders of the Company at the Stockholders Meeting to approve each Certificate of Incorporation Amendment by the affirmative vote required by applicable Law and the Certificate of Incorporation as in effect on the date of the Stockholders Meeting and (ii) at each annual meeting or special meeting of stockholders of the Company following the Stockholders Meeting, unless otherwise consented to in writing by the Investor, the Company shall use its best efforts and take all corporate action necessary to obtain stockholder approval of each Certificate of Incorporation Amendment that has not been approved by the requisite affirmative vote of the stockholders of the Company prior to such annual or special meeting of stockholders, and, in the case of either (i) or (ii), the Investor shall support and not oppose such efforts. To the extent that stockholders of the Company are permitted to take action without a meeting of stockholders by written consent, notwithstanding and in lieu of the foregoing, the Company shall obtain stockholder approval of each Certificate of Incorporation Amendment by written consent. The Investor shall cause each share of Common Stock and Series B Preferred Stock Beneficially Owned by it and any Parent Controlled Affiliate that is entitled to vote with respect to the adoption of an applicable Certificate of Incorporation Amendment to be voted for, or to consent to, the adoption of such Certificate of Incorporation Amendment.

          (c)      In the event that the Authorized Stock Stockholder Approval has not been obtained by the date that is 18 months following the Closing, or at any time following the Authorized Stock Stockholder Approval the number of shares of authorized but unissued and unreserved shares of Common Stock is less than 110% of the number of shares of Common Stock required to permit the conversion of all then-outstanding shares of Series B Preferred Stock into shares of Common Stock in accordance with the applicable terms of conversion as set forth in the Series B Certificate, the Company shall take all actions permitted by Law and, if consent from the Investor is required, consented to by the Investor, to increase the number of shares of authorized but unissued and unreserved shares of Common Stock, including, without limitation, at the option of the Investor in its sole discretion, taking the actions set forth on Schedule 6.2(c) hereto. So long as the Investor has consented to an action to be taken by the Company pursuant to this Section 6.2(c) hereto, the Investor shall cause each share of Common Stock and Series B Preferred Stock Beneficially Owned by it and the Parent Controlled Affiliates that is entitled to vote on such matter to vote in favor of the action.

ARTICLE VII EFFECTIVENESS AND TERMINATION

          Section 7.1      Termination. This Agreement will be effective as of the date hereof and will continue in effect thereafter until the earliest of (a) its termination by the mutual written agreement of the Company (subject to Section 9.3(b)) and the Investor, (b) except as otherwise specifically provided herein with respect to particular Sections of this Agreement, at such time as the Investor no longer Beneficially Owns any Securities and (c) the dissolution, liquidation and winding up of the Company.

ARTICLE VIII
ACCESS, INFORMATION AND CONFIDENTIALITY

          Section 8.1     Confidentiality.

          (a)      Subject to Section 8.1(b), each party to this Agreement will hold, and will cause its respective Controlled Affiliates and any other Affiliate to whom it releases or discloses Proprietary Information and their respective directors, officers, partners, employees, agents, consultants and advisors to hold in strict confidence, all non-public records, books, contracts, instruments, computer data and other data and information, including without limitation, information regarding the Company’s finances and results, technology, trade secrets, know-how, customers, vendors, business and/or strategic plans, marketing activities, financial data and other business affairs (collectively, “Proprietary Information”) concerning the other party hereto furnished to it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (i) previously known by such party on a non-confidential basis, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired from other sources not known to or suspected by such party to be prohibited from disclosing such Proprietary Information by a contractual, legal or fiduciary obligation), and neither party hereto shall release or disclose such Proprietary Information to any other Person, except its auditors, attorneys, financial advisors, other consultants and advisors.

          (b)      In the event that any party, any Controlled Affiliates of any party or any of its or their representatives (a “Disclosing Party”) is requested pursuant to, or required by, applicable Law, regulation or legal process to disclose any Proprietary Information of the other party (a “Disclosed Party”), then before substantively responding to any such request or requirement, to the extent permitted by Law, such Disclosing Party will provide, or cause its Controlled Affiliate or its or their representative to provide, the Disclosed Party with prompt written notice of any such request or requirement so that it may, at its sole expense, seek a protective order or other appropriate remedy, or both, or waive compliance with the provisions of this Section 8.1(b) or other appropriate remedy, or if it so directs, the Disclosing Party, will exercise its own reasonable best efforts, at the Disclosed Party’s expense, to assist it in obtaining a protective order or other appropriate remedy. If, failing the entry of a protective order or other appropriate remedy or the receipt of a waiver hereunder, disclosure of any Proprietary Information is, in the opinion of the Disclosing Party’s counsel, required, the Disclosing Party may, without liability hereunder, furnish only that portion of the Proprietary Information which in the opinion of the Disclosing Party’s counsel is required to be so furnished pursuant to Law, regulation or legal process.

          Section 8.2      Access and Information. The Company hereby agrees that it shall ensure that upon reasonable notice, the Company and its Subsidiaries (a) will afford to the Investor and its representatives (including, without limitation, officers and employees of the Investor, and counsel, accountants and other professionals retained by the Investor) such access during normal business hours to its books, records (including, without limitation, Tax Returns and appropriate work papers of independent auditors under normal professional courtesy), properties, personnel, accountants and other professional retained by the Company and to such other information as such Investor may reasonably request; (b) will furnish the Investor such financial and operating data and other information with respect to the business and properties of the Company as the Company prepares and compiles for members of its Board in the ordinary course and as such Investor may from time to time reasonably request; and (c) permit such Investor to discuss the affairs, finances and accounts of the Company, and to furnish advice with respect thereto, with the principal officers of the Company within thirty days after the end of each fiscal quarter of the Company. All requests for access and information shall be coordinated in writing through senior corporate officers of the Company.

ARTICLE IX MISCELLANEOUS

          Section 9.1      Tax Matters. (a) Absent a change in Law or a Determination to the contrary, the parties hereto shall treat the Series B Preferred Stock as “common stock” for purposes of Section 305 of the Code. Absent a change in Law, a Change in Circumstances or a Determination to the contrary, the parties hereto will use reasonable best efforts to treat all PIK Distributions (other than deemed distributions resulting from the anti-dilution rights under Section 10(a)(iv) or (v) of the Series B Certificate) as governed by the general rule of Section 305(a) of the Code (rather than Section 305(b) of the Code) and to file all Tax Returns consistent with the foregoing. The parties anticipate that, absent a change in Law or a Change in Circumstances, no withholding tax shall be imposed on any PIK Distributions. In the case of any withholding tax imposed or reasonably likely to be imposed on a PIK Distribution with respect to any share of Series B Preferred Stock held by the Investor or its Affiliates as a result of a change in Law or a Change in Circumstances, the Investor and the Company shall endeavor to negotiate in good faith an arrangement regarding the funding (or elimination or reduction) of such withholding tax. For the avoidance of doubt, any consent of the Investor required pursuant to Section 6.1(b) may be granted or withheld in the sole discretion of the Investor, and may be conditioned on the Investor and the Company entering into an arrangement regarding the funding (or elimination or reduction) of any withholding tax with respect to any PIK Distributions which the Investor deems in its sole discretion to be satisfactory.

          (b)      To the extent permitted by Law, the Company shall treat the Investor and any of its non-U.S. Affiliates as a withholding foreign partnership and shall not withhold on any cash (or other) distributions made or deemed to be made to the Investor or to any such Affiliate so long as the Investor or such Affiliate, as the case may be, has provided the Company with the required documentation.

          (c)      On the Closing Date, and from time to time thereafter as any previously delivered form or other document expires or becomes inaccurate or any Affiliate acquires Series B Preferred Stock or at any other time as the Company may reasonably request, the Investor shall deliver, or cause to be delivered, to the Company one or more duly completed Internal Revenue Service (“IRS”) Forms W-8IMY or other W-8, as applicable (or any subsequent versions thereof or successors thereto), in the case of the Investor or any Affiliate of the Investor that is not a U.S. person for U.S. federal income tax purposes, together with any applicable related withholding or other statement or form, and W-9 (or any subsequent versions thereof or successors thereto), in the case of any Affiliate that is a U.S. person for U.S. federal income tax purposes, in each case confirming, to the extent permitted by law, that the Company is not required to deduct or withhold any amount of U.S. federal income tax in respect of distributions or deemed distributions by the Company to the Investor (or any Affiliate). CD&R Fund VIII confirms that it has applied to enter into a withholding foreign partnership agreement with the IRS, and that it presently intends for all potential Investors to do likewise.

          Section 9.2      Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of each of the other parties (subject to Section 9.3(b)); provided that the Company may assign the rights and obligations under this Agreement to a successor and the Investor may, pursuant and subject to Section 4.1(a)(i), assign all or a portion of its rights, interests and obligations under this Agreement, including, without limitation, its rights, interests and obligations under Section 5, without the prior written consent of the Company, to any Parent Controlled Affiliate, but only if the assignee agrees in writing for the benefit of the Company (with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement (for the avoidance of doubt, any such assignee shall be included in the term “Investor”); provided, further, that no such assignment shall relieve the assigning Investor of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. For purposes of this Agreement, “successor” for any entity other than a natural person shall mean a successor to such entity as a result of such entity’s merger, consolidation, sale of substantially all of its assets, or similar transaction. Any attempted assignment in violation of this Section 9.2 shall be void.

          Section 9.3      Amendments; Waiver; Company Action. (a) Subject to Section 9.3(b): (i) this Agreement may not be modified or amended except pursuant to an instrument in writing signed by an authorized officer of the Company and the Investor; and (ii) any party may waive in whole or in part any benefit or right provided to it under this Agreement, such waiver being effective only if contained in a writing executed by the waiving party. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

          (b)      Solely with respect to any action by the Company to amend, waive, or enforce or comply with any provision of this Agreement, or to make any determination pursuant to this Agreement, in which Investor has or may have interests different from the Company or its stockholders other than the Investor, such action shall be taken or determination shall be made on behalf of the Company solely by a majority of the Independent Non-Investor Directors and the Chief Executive Officer of the Company (though less than a quorum); provided that any action to amend, waive, or enforce or comply with any provision of this Agreement, or to make any determination pursuant to this Agreement, which provision either (i) relates to the qualifications for, selection, nomination or election of, or to the powers, rights or privileges of the Unaffiliated Shareholder Directors or (ii) requires the consent or approval of the Unaffiliated Shareholder Directors, such action shall be taken or determination shall be made on behalf of the Company solely by the Unaffiliated Shareholder Directors. No Investor Director shall have any right to vote upon, and by a decision of the remaining directors may be excluded from participating in any discussion of, any such action or determination referenced in the preceding sentence. Each Investor Director shall, if requested by the remaining directors, appear at any properly called meeting if their presence is required to establish a quorum.

          Section 9.4      Notices. Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier service, or when received by facsimile transmission if promptly confirmed, as follows:

If to the Company, to it at:

NCI Building Systems, Inc.
Attention: General Counsel
10943 North Sam Houston Parkway West
Houston, Texas 77064
Fax: (281) 477-9674

          with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz
Attention: Mark Gordon
51 West 52nd Street
New York, NY 10019
Fax: (212) 403-2000

          If to the Investor, to it at:

Clayton, Dubilier & Rice Fund VIII, L.P.
c/o Clayton, Dubilier & Rice, Inc.
Attention: Theresa Gore
375 Park Avenue, 18th Floor
New York NY 10152
Fax: (212) 893-5252

          with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: Franci J. Blassberg
Fax: (212) 909-6836

or to such other address, facsimile number or telephone as either party may, from time to time, designate in a written notice given in a like manner.

          Section 9.5      Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and to be performed within the State of Delaware, without giving effect to conflicts of law rules that would require or permit the application of the Laws of another jurisdiction.

          Section 9.6      Specific Performance; Jurisdiction.

          (a)      The parties agree that irreparable damage would occur for which money damages would not suffice in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the parties would not have any adequate remedy at Law. It is accordingly agreed that the non-breaching party shall be entitled to an injunction, temporary restraining order or other equitable relief exclusively in the Delaware Court of Chancery enjoining any such breach and enforcing specifically the terms and provisions hereof, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware. The foregoing is in addition to any other remedy to which any party is entitled at Law, in equity or otherwise.

          (b)      Each of the parties hereto irrevocably agrees that any legal action or proceeding in connection with or with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action in connection with or relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding in connection with or with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 9.6, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

          (c)      Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action in connection with or relating to this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party or by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.4. Nothing in this Section 9.6 shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.

          Section 9.7      Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party (i) certifies and acknowledges that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, and (ii) acknowledges that it understands and has considered the implications of this waiver and makes this waiver voluntarily, and that it and the other parties have been induced to enter into the Agreement by, among other things, the mutual waivers and certifications in this Section 9.7.

          Section 9.8      Headings. The descriptive headings of the several sections in this Agreement are for convenience only and do not constitute a part of this Agreement and shall not be deemed to limit or affect in any way the meaning or interpretation of this Agreement.

          Section 9.9      Entire Agreement. This Agreement, the other Transaction Documents and the schedules and exhibits attached to any such documents constitute the entire agreement and understanding between the Company and the Investor with respect to the matters referred to herein and supersede all prior agreements, understandings or representations, in each case among the parties, with respect to such matters.

          Section 9.10      Severability. If any term or provision of this Agreement or any application thereof shall be declared or held invalid, illegal or unenforceable, in whole or in part, whether generally or in any particular jurisdiction, such provision shall be deemed amended to the extent, but only to the extent, necessary to cure such invalidity, illegality or unenforceability, and the validity, legality and enforceability of the remaining provisions, both generally and in every other jurisdiction, shall not in any way be affected or impaired thereby.

          Section 9.11      Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

          Section 9.12      Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined include the plural as well as the singular, and (b) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision. For all purposes of this Agreement, any reference to “Investor” shall, if there is more than one Investor at any time, refer to each Investor individually and all of them collectively.

          Section 9.13      No Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or permitted assignees of the Investor pursuant to Section 4.1(a)(i) and Section 9.2, or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          Section 9.14      Investor Portfolio Companies. Notwithstanding anything to the contrary in this Agreement, the parties hereby agree that nothing in Section 3.2, Section 3.3 or in Section 4.2 shall apply to any portfolio company of Parent or the Investor with respect to which neither Parent, the Investor nor any of their respective Affiliates (excluding the portfolio company and its Controlled Affiliates) exercises control over the decision of such portfolio company to take any such action that would otherwise be prohibited or required by Section 3.2, Section 3.3 or Section 4.2, nor assisted, encouraged, influenced or facilitated any such decision or action; provided, (a) that neither Parent, the Investor nor any of their respective Affiliates (excluding the portfolio company and its Controlled Affiliates) shall provide or have provided to such portfolio company or any of its Controlled Affiliates any non-public information concerning the Company or any Subsidiary of the Company and (b) such portfolio company is not acting at the request or direction of or in coordination with any of Parent, the Investor or any of their respective Controlled Affiliates (excluding the portfolio company and its Controlled Affiliates).

          Section 9.15      Conflicting Agreements. The Company has not entered into, and, from and after the date hereof, shall not enter into, any agreement, arrangement or understanding which (i) violates or conflicts with any provision of this Agreement or (ii) impedes or prevents the Company’s ability to fulfill and comply with its obligations, or the Investor’s ability to utilize its rights, set forth herein.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

               IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth at the head of this Agreement.

NCI BUILDING SYSTEMS, INC.

By: ___________________________________
Name:
Title:

CLAYTON, DUBILIER & RICE FUND VIII,
L.P.

By: CD&R Associates VIII Ltd.,
its general partner

By: ____________________________________
Name:
Title:

[Signature Page to Stockholders Agreement]

EXHIBIT A

Certificate of Incorporation Amendments

1.       The first paragraph of Article FOURTH, Section 1 of the Certificate of Incorporation as of the date of this Agreement shall be amended to read in its entirety as set forth below:

          “Section 1. Capitalization. The Corporation is authorized to issue [●] shares of capital stock. [●] of the authorized shares shall be common stock, one cent ($0.01) par value each (“Common Stock”), and [●] of the authorized shares shall be preferred stock, one dollar ($1.00) par value each (“Preferred Stock”).”

2.       The second paragraph of Article FOURTH, Section 1 of the Certificate of Incorporation as of the date of this Agreement shall be amended to read in its entirety as set forth below:

          “Each holder of shares of capital stock of the Corporation shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock of the Corporation held by the stockholder, unless otherwise specifically provided pursuant to this Restated Certificate of Incorporation. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the DGCL. The holders of the Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the General Corporation Law of the State of Delaware.”

3.      Article FIFTH, Section 4 of the Certificate of Incorporation as of the date of this Agreement shall be amended to read in its entirety as set forth below:

         “Section 4. Removal. Any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holder or holders of 80 percent of the outstanding voting power of the Corporation.”

4.      Article FIFTH, Section 5 of the Certificate of Incorporation as of the date of this Agreement shall be amended to read in its entirety as set forth below:

         “Section 5. Stockholders' Meetings. Meetings of stockholders of the Corporation may be called by the Chief Executive Officer, by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors, or by the Secretary of the Corporation at the written request of the holder or holders of 25 percent of the outstanding voting power of the Corporation.”

5.      Article FIFTH, Section 6 of the Certificate of Incorporation as of the date of this Agreement shall be deleted in its entirety.

6.      Article SEVENTH of the Certificate of Incorporation as of the date of this Agreement shall be deleted in its entirety.

7.      Article TENTH of the Certificate of Incorporation as of the date of this Agreement shall be deleted in its entirety.

8.      A new article shall be added to the Certificate of Incorporation, such article to read in its entirety as set forth below:2

“[INSERT ARTICLE NUMBER].

          Section 1.  At any time the Stockholders Agreement, dated as of [●], 2009, by and among the Corporation and [●], as amended from time to time (the “Stockholders Agreement”), is in effect, if the number of Investor Directors (as defined in the Stockholders Agreement) then serving on the Board of Directors is not equal to the Investor Director Number (as defined in the Stockholders Agreement), then (x) each CD&R Director (as defined in the Stockholders Agreement) then serving on the Board of Directors shall have, on all matters, that number of votes equal to (i) the Investor Director Number less the number of Investor Independent Directors (as defined in the Stockholders Agreement) and Other Investor Directors (as defined in the Stockholders Agreement) divided by (ii) the number of CD&R Directors then serving on the Board of Directors and (y) each director then serving on the Board of Directors other than a CD&R Director shall have one vote on all matters; provided, that, if there is no CD&R Director then serving on the Board of Directors, then (a) each Investor Director then serving on the Board of Directors shall have, on all matters, that number of votes equal to (i) the Investor Director Number divided by (ii) the number of Investor Directors then serving on the Board of Directors and (b) each director then serving on the Board of Directors other than an Investor Director shall have one vote on all matters.

          Section 2.  At any time that any CD&R Director or Investor Director has more than one vote pursuant to this Article [●], all references in this Restated Certificate of Incorporation, the Bylaws of the Corporation and any other charter document of the Corporation, as each may be amended from time to time, to “a majority of the directors,” “a majority of the directors then in office,” “a majority of the remaining directors,” “a majority of the entire Board of Directors,” “a majority of the total number of directors ” and similar phrases shall be interpreted to give effect

2 To be conformed to provide for instances in which the limitations and requirements imposed by Law, regulation or the rules of a stock exchange on which the securities of the Company are quoted or listed for trading require a change in the composition of the Board of Directors with respect to the number of directors that are “Independent” ; in such instances, the Investor Directors that are “Independent” under the applicable Law, regulation or rule shall be the Investor Directors that have a number of votes greater than one vote.

to the proportional voting provisions of this Article [●] on all matters such that (a) the references to “directors” or “Board of Directors” shall mean a number of directors equal to the number of directors that are not Investor Directors then serving on the Board of Directors, plus the then applicable Investor Director Number and (ii) the references to “majority” shall mean a majority of the aggregate number of votes to which each director is entitled pursuant to this Article [●].”

Schedule 6.2(c) Certain Actions

1.

The Company, through action of the Board and otherwise, shall approve and use its best efforts to obtain the affirmative vote or consent of the holders of the outstanding shares of Common Stock necessary to increase the number of authorized shares of Common Stock so that the number of authorized, unissued and otherwise unreserved shares of Common Stock is no less than 110% of the number of shares of Common Stock required to permit the conversion of all then-outstanding shares of Series B Preferred Stock into shares of Common Stock in accordance with the applicable terms of conversion as set forth in the Series B Certificate.

2.

The Company, through action of the Board and otherwise, shall approve and use its best efforts to obtain the affirmative vote and consent of the outstanding shares of capital stock of the Company to effect a reclassification (e.g. a reverse stock split) of the outstanding and issued shares of Common Stock as may be necessary to cause the Company to have a number of authorized, unissued and otherwise unreserved shares of Common Stock equal to no less than 110% of the number of shares of Common Stock required to permit the conversion of all then-outstanding shares of Series B Preferred Stock into shares of Common Stock in accordance with the applicable terms of conversion as set forth in the Series B Certificate.

3.	The Company, through action of its Board of Directors and otherwise, shall approve and use its best efforts to obtain the affirmative vote or consent of the outstanding shares of capital stock of the Company to create a new class of capital stock (e.g. Class A Common Stock), identical in all material respects to the Common Stock (except that the Company shall be required to (1) pay a dividend or distribution on such capital stock whenever and to such an extent that a dividend or distribution is paid on the Common Stock and (2) pay a dividend or distribution on the Common Stock whenever and to such an extent that a dividend or distribution is paid on such capital stock), into which the then outstanding shares of Series B Preferred Stock could convert, which new class of capital stock would also be convertible into shares of Common Stock on a one-for-one basis at the election of the holder of Series B Preferred Stock (or such new class of capital stock) and which new class of capital stock, at the option of the Investor, would be registered with the Commission and publicly listed on the stock exchange on which the Common Stock is then listed and traded.

EXHIBIT H

NCI Building Systems Summary Term Sheet $125,000,000 Senior Secured Revolving Credit Facility

Borrower:	NCI Group Inc., Robertson-Ceco II Corporation and/or any domestic operating subsidiaries of NCI Building Systems, Inc. (the “Company”) with assets to be included in the Borrowing Base.

The Company and each material domestic subsidiary of the Company that is not a Borrower.
Guarantors:

$125MM senior secured revolving credit facility (the “Facility” or “Revolver”) with sublimits for LC issuance ($25MM) and Swingline ($10MM).
Credit Facility:

Accordion:	$50MM up to a Maximum Credit of $175MM.

95% of Qualified Cash (in a blocked account at a Lender or affiliate subject to control of Agent), plus
Borrowing Base:
85% of Eligible A/R, plus Lesser of (i) 65% of Eligible Inventory or (ii) 85% of NOLV of Eligible Inventory or (iii) 130% of A/R Availability, minus Reserves.
Collateral:	Generally, first priority lien on accounts, inventory and associated intangibles, and second priority lien on the assets securing the $150MM Term Loan. (Generally, Term Loan collateral will include a second priority lien on the Revolver Collateral).

Tenor:	Earlier of (i) 5 years or (ii) scheduled maturity of the

Term Loan.
Financial Covenants:	Minimum Fixed Charge Coverage Ratio of 1.0:1.0,
tested when excess availability falls below the greater of
(i) $20,000,000, and (ii) the lesser of (a) 18% of Facility
and (b) 18% of the Borrowing Base.

Cash Dominion:	Required when excess availability falls below the greater of (i) $20,000,000 and (ii) the lesser of (a) 18% of Facility and (b) 18% of the Borrowing Base.
Availability: Pricing: Arrangement Fee: Closing Fee: Unused Fee: Pricing Grid:

The Revolver will be undrawn at close other than letters of credit.

1.5% of allocated commitment amount.

2.0% of allocated commitment amount.

1.0% if usage < 50% of Facility, otherwise 0.75%.

LIBOR Grid: 425 to 475bps, opening at 450bps.
Base Rate Grid: 325 to 375bps, opening at 350bps.

2

EXHIBIT I

PREPACKAGED PLAN TERMS

A SOLICITATION OF VOTES IS BEING CONDUCTED TO OBTAIN SUFFICIENT ACCEPTANCES OF THE PREPACKAGED PLAN BEFORE THE COMMENCEMENT OF VOLUNTARY CASES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE. BECAUSE CHAPTER 11 CASES HAVE NOT YET BEEN COMMENCED, NO DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. FOLLOWING COMMENCEMENT OF THEIR CHAPTER 11 CASES, THE DEBTORS EXPECT TO SEEK PROMPTLY ORDERS OF THE BANKRUPTCY COURT (I) APPROVING THE DISCLOSURE STATEMENT, (II) APPROVING THE SOLICITATION OF VOTES AS BEING IN COMPLIANCE WITH SECTIONS 1125 AND 1126(b) OF THE BANKRUPTCY CODE, AND (III) CONFIRMING THE PREPACKAGED PLAN.

This term sheet is not intended to be a comprehensive list of all relevant terms and conditions of the Prepackaged Plan.

Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Investment Agreement to which these Prepackaged Plan Terms are an Exhibit (the “Investment Agreement”). In the event of an inconsistency between this Exhibit H and the Investment Agreement or other Exhibit thereto, the Investment Agreement or other Exhibit thereto, as applicable, shall control.

Debtors: Treatment of Claims Claims Under Credit Agreement:

NCI Building Systems, Inc. and each of its domestic subsidiaries.

Impaired; entitled to vote. Holders of claims in respect of the Credit Agreement shall receive, on the Effective Date, for each $1,000 principal amount of claims held by them a) cash in an amount equal to $1,000 multiplied by a fraction, the numerator of which shall be the aggregate outstanding principal amount outstanding under the Credit Agreement less $150.0 million, and the denominator of which shall be the aggregate outstanding principal amount outstanding under the Credit Agreement on the Filing Date (the “Credit Agreement Principal Repayment Amount”), b) additional cash equal to accrued but unpaid interest, fees and expenses on the loans under the Credit Agreement up to the Effective Date and c) new loans under a credit agreement in the form of the Form of Amended and Restated Credit Agreement in an amount equal to the difference between the principal amount of loans outstanding under the Credit Agreement as of the Filing Date and the Credit Agreement Principal Repayment Amount.

Claims Under Convertible Notes:

Impaired; entitled to vote. Holders of Convertible Notes shall receive, on the Effective Date, in consideration of their claims (including accrued interest), cash and common stock in amounts calculated as follows: for each $1,000 of principal amount of Convertible Notes held by them a) cash in an amount equal to $500 and b) 125 shares of common stock of the reorganized Company.

Other Secured Claims:

Unimpaired; not entitled to vote. On the Effective Date, or as soon thereafter as practicable, the holders of allowed secured claims other than in respect of the Credit Agreement and Secured Tax Claims shall, at the option of the Debtors be paid: (i) in cash in full; (ii) in cash on such other terms and conditions as may be agreed between the holder of each such claim, on the one hand, and the Debtors, on the other hand;

(iii) in deferred cash payments, to the extent permissible under the Bankruptcy Code; or (iv) by way of delivery to such holder of the collateral securing such claim, to the extent permissible under the Bankruptcy Code.

Administrative Expense Claims

On the Effective Date, or as soon thereafter as reasonably practicable, to the extent not otherwise paid in the ordinary course, the holders of allowed claims entitled to administrative expense priority pursuant to sections 503 and 507(a)(2) of the Bankruptcy Code (the “Administrative Expense Claims”) shall be paid in full in cash, unless otherwise agreed to by such holder.

Priority and Secured Tax Claims:

Unimpaired; not entitled to vote. On the Effective Date, or as soon thereafter as reasonably practicable, to the extent not otherwise paid in the ordinary course, the holders of allowed claims (i) entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code (the “Priority Tax Claims”) and (ii) that absent secured status would be entitled to priority pursuant to section 507(a)(8) (“Secured Tax Claims”) shall be paid either (i) in full in cash or (ii) as otherwise permitted by section 1129(a)(9)(C) and (D) of the Bankruptcy Code.

Priority Non-Tax Claims:

Unimpaired; not entitled to vote. To the extent not otherwise paid in the ordinary course, the holders of allowed claims entitled to priority treatment pursuant to section 507 of the Bankruptcy Code, other than the Administrative Expense Claims and the Priority Tax Claims (the “Priority Non-Tax Claims”) shall, at the option of the Debtors be paid: (i) in cash in full on the later of (x) the Effective Date and (y) the date such claim becomes due and payable in the ordinary course of business; (ii) in cash on such other terms and conditions as may be agreed between the holder of each such claim, on the one hand, and the Debtors, on the other hand; or (iii) in deferred cash payments, to the extent permissible under the Bankruptcy Code.

Other Unsecured Claims:

Unimpaired; not entitled to vote. To the extent not otherwise paid in the ordinary course, unless otherwise agreed to by such holder, the holders of all remaining non-priority unsecured claims shall be paid in cash in full on the Effective Date or as soon thereafter as is practicable.

Equity Interests in the Debtors:

Unimpaired; not entitled to vote. The holders of equity interests in the Debtors shall retain such interests, subject to dilution on account of equity distributed to holders of Convertible Notes and issued to Investor, which interests shall continue in place following the Effective Date.

Executory Contracts and Unexpired Leases:

All executory contracts and unexpired leases of the Debtors, including the Indemnification Agreement, shall be assumed, except as set forth on a schedule to be provided by the Debtors and acceptable to the Investor in its sole discretion (exercised in good faith), prior to the Confirmation Hearing, and subject in the case of certain labor and employment contracts to the amendments described on Exhibit G to the Investment Agreement.

Investment Agreement:

In connection with the consummation of the Plan, Investor will directly or indirectly contribute to the Company $250 million in cash and receive 250,000 shares of Series B Preferred Stock, all on the terms, and subject to the conditions, set forth in the Investment Agreement and in the Certificate of Designations in the form attached to the Investment Agreement as Exhibit B.

Stockholders and Registration Rights Agreement: Post-Effective Date Board of Directors: Post-Effective Date Management Incentive Plan: Avoidance Actions

Investor and the Company will enter into a Stockholders Agreement substantially in the form attached to the Investment Agreement as Exhibit C and a Registration Rights Agreement in the form attached to the Investment Agreement as Exhibit E.

The initial Board of Directors of the restructured Company shall be determined as set forth in the Stockholders Agreement.

On the Effective Date, the Debtors shall assume the employment agreements for each member of the Debtors’ management team, subject to amendment, as applicable, per Exhibit G of the Investment Agreement.

Except as otherwise set forth in the Disclosure Statement, all causes of action arising under sections 544, 547, 548, or 553(b) of the Bankruptcy Code belonging to the Debtors or their estates or that may be brought by any party in interest on behalf of the Debtors or their estates shall be retained by the reorganized Company.

Conditions Precedent to the Effective Date of the Plan:

Entry of the Confirmation Order, the other conditions precedent to the closings contemplated by the Investment Agreement, the Amended and Restated Credit Agreement and the ABL Agreement, as set forth therein, and such further conditions in connection with the Prepackaged Plan Proceeding as the Investor and Company may reasonably agree.

Releases	Customary releases and exculpation, including releases of the Investor and its affiliates.

Annex A

Terms and Conditions of the Offer

Section 1.      Terms of the Offer.

1.

Transaction:	Exchange offer to any and all holders of the Convertible Notes.
Type of Offer:	Registered with the Commission on Form S-4 and filed with the Commission on Schedule TO.
Pricing:	Tendering holders shall receive, for each $1,000 of
principal amount Convertible Notes surrendered
for exchange, a combination of (A) $500.00, in
cash, and (B) 125 shares of Common Stock of the Company.
Launch Date:	The date that is the 10th Business Day after the date of the Agreement.
Expiration Date:	The Initial Expiration Date, extended as provided in Section 6(d)(i) of the Agreement.
Withdrawal Rights:	Tendering holders may withdraw tendered Convertible Notes at any time prior to the Expiration Date.
Settlement:	The Closing Date.
Exchange Offer Materials:	Schedule TO, the Form S-4, the Offer Documents and the Required Company Filings, subject to Section 6(d)(iii) of the Agreement.

Section 2.	Conditions to the Offer.

1.	The Company’s obligation to accept for exchange Convertible Notes in the Offer shall be conditioned upon satisfaction of each of the following conditions at the expiration of the Offer (collectively, the “Offer Conditions”):

2.	At least 95% of the aggregate principal amount outstanding of the Convertible
Notes must have been validly tendered and not withdrawn prior to the expiration of the Offer (the “Minimum Condition”).

3.	The Company shall have received the proceeds from the Investment.

4.	The Form S-4 shall have become effective and no stop order suspending the effectiveness of the Form S-4 shall have been instituted by the SEC.

5.	No provision of any applicable Law and no Order prohibit consummation of the
Offer.